JPS TEXTILE GROUP, INC.

555 North Pleasantburg Drive
Suite 202
Greenville, SC 29607

                                              June 25, 1997

To: Securityholders of JPS Textile Group, Inc.:

  We are pleased to deliver to you the attached Disclosure Statement and Ballots so that you may vote to accept or reject JPS's proposed chapter 11 plan of reorganization (the "Plan"). JPS intends to use the votes returned to its Voting Agent by 5:00 p.m. Eastern Time on July 28, 1997 in connection with the approval of the Plan in a chapter 11 case which it intends to file shortly after that date. JPS's subsidiaries will not be filing for bankruptcy protection.

  The Plan and its related documents are the product of negotiations over the past several months between JPS and an unofficial committee of bondholders owning over 60% of JPS's public bonds.

  The Plan provides for a major financial restructuring. Specifically, the holders of JPS's 10.25% senior subordinated notes and 10.85% senior subordinated discount notes will receive $14 million in cash, contingent notes issued by JPS Capital Corp. (a wholly owned subsidiary of JPS) providing payment of up to $34 million plus interest on the occurrence of certain events, and approximately 93.29% of the new common stock. The holders of JPS's 7% subordinated debentures will receive approximately 5.95% of the new common stock. The holders of JPS's senior preferred stock will receive warrants to purchase new common stock in exchange for their equity interests. All other existing preferred and common equity interests in JPS will be cancelled. The result will be a reorganized company which, on a consolidated basis, has virtually no debt other than the working capital facility for its subsidiaries.

  The financial restructuring represented by the Plan is essential to the success of JPS and its subsidiaries. JPS does not have the resources to repay its existing public bond debt. By eliminating that debt, the Plan will both improve JPS's financial condition and overall creditworthiness and enhance JPS's ability to make the necessary capital expenditures to compete more effectively.

  JPS is seeking your vote to accept or reject the Plan prior to the commencement of its chapter 11 case. By using the "prepackaged bankruptcy" method, JPS anticipates that its chapter 11 case will be significantly shortened and the administration of such case will be simplified and less costly. Please review the attached disclosure statement carefully for details about voting, recoveries, JPS and its financial performance, and other relevant matters. JPS has established the following Record Date (for determining who is entitled to vote on the Plan) and deadline for its Voting Agent to receive votes:

RECORD DATE:                 June 20, 1997

DEADLINE FOR JPS'S VOTING    July 28, 1997
AGENT TO RECEIVE VOTES:      5:00 p.m. Eastern Time

                                              Sincerely,


                                          Jerry E. Hunter
                                         Chairman of the Board of Directors,
                                         President, and Chief Executive Officer

                                         LOGO

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THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A
PLAN OF REORGANIZATION BEFORE THE FILING OF A VOLUNTARY REORGANIZATION CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. BECAUSE A CHAPTER 11 CASE HAS NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF
SECTION 1125(A) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF ITS CHAPTER 11 CASE, JPS TEXTILE GROUP, INC. EXPECTS TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION AND THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH
SECTION 1126(B), AND (II) CONFIRMING ITS JOINT PLAN OF REORGANIZATION.

                   DISCLOSURE STATEMENT, DATED JUNE 25, 1997

         SOLICITATION OF VOTES ON THE JOINT PLAN OF REORGANIZATION OF

                            JPS TEXTILE GROUP, INC.
AND ITS WHOLLY OWNED SUBSIDIARY, JPS CAPITAL CORP., FROM THE HOLDERS OF JPS
                       TEXTILE GROUP, INC.'S OUTSTANDING

          10.85% SENIOR SUBORDINATED DISCOUNT NOTES DUE JUNE 1, 1999
               10.25% SENIOR SUBORDINATED NOTES DUE JUNE 1, 1999
                  7% SUBORDINATED DEBENTURES DUE MAY 15, 2000
                      AND SERIES A SENIOR PREFERRED STOCK

-------------------------------------------------------------------------------

  THE VOTING DEADLINE TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION IS
          5:00 P.M., EASTERN TIME, ON JULY 28, 1997, UNLESS EXTENDED

-------------------------------------------------------------------------------

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                         RECOMMENDATION BY THE COMPANY

   The Boards of Directors of JPS Textile Group, Inc. and JPS Capital Corp. have unanimously approved the solicitation, the Joint Plan of Reorganization, and the transactions contemplated thereby, and recommend that all security holders whose votes are being solicited submit Ballots to accept the Joint Plan of Reorganization.

 RECOMMENDATION BY THE UNOFFICIAL BONDHOLDER COMMITTEE

   The Unofficial Bondholder Committee urges holders of the 10.85% Senior Subordinated Discount Notes due June 1, 1999, the 10.25% Senior Subordinated Notes due June 1, 1999, and the 7% Subordinated Debentures due May 15, 2000 to vote in favor of the Joint Plan of Reorganization. The Joint Plan of Reorganization is the product of negotiations over the past several months between JPS Textile Group, Inc. and its advisors and the members of the Unofficial Bondholder Committee, with the assistance of their financial advisors, Houlihan, Lokey, Howard & Zukin, Inc., and their legal advisors, Fried, Frank, Harris, Shriver & Jacobson.

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

(Cover Page Continued)

  HOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

  THIS OFFER OF NEW COMMON STOCK, CONTINGENT NOTES, AND NEW WARRANTS IN EXCHANGE FOR CERTAIN EXISTING SECURITIES ISSUED BY JPS TEXTILE GROUP, INC. HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR SIMILAR STATE SECURITIES OR "BLUE SKY" LAWS. THE OFFER IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SPECIFIED IN SECTION 3(A)(9) OF THE SECURITIES ACT. THE ISSUANCE OF THE NEW COMMON STOCK, CONTINGENT NOTES, AND NEW WARRANTS WILL BE PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.

  NONE OF THE NEW COMMON STOCK, NEW WARRANTS, OR CONTINGENT NOTES TO BE ISSUED ON THE EFFECTIVE DATE HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE JOINT PLAN OF REORGANIZATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.

  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

  THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE.

  ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

________________________________________________________________________________

                                  INTRODUCTION

                            IMPORTANT -- PLEASE READ

  Through this Disclosure Statement, JPS Textile Group, Inc. ("JPS") and its wholly owned subsidiary, JPS Capital Corp. ("JPS Capital"), are soliciting acceptances of the joint chapter 11 plan of reorganization (the "Plan") attached as Exhibit 1 to this Disclosure Statement. This solicitation is being conducted at this time in order to obtain (prior to the commencement of a chapter 11 case by JPS) sufficient votes to enable the Plan to be confirmed by the Bankruptcy Court. JPS anticipates that by conducting the solicitation in advance of commencing its chapter 11 case, the pendency of the case will be significantly shortened and its administration will be simplified and less costly. JPS DOES NOT ANTICIPATE THAT ANY OF ITS SUBSIDIARIES, INCLUDING JPS CAPITAL, WILL COMMENCE CHAPTER 11 CASES.

  WHO IS ENTITLED TO VOTE: The creditors and shareholders that beneficially own, AS OF THE JUNE 20, 1997 RECORD DATE, any of the following securities issued by JPS, are entitled to vote on the Plan:

               10.25% SENIOR SUBORDINATED NOTES DUE JUNE 1, 1999

           10.85% SENIOR SUBORDINATED DISCOUNT NOTES DUE JUNE 1, 1999

                  7% SUBORDINATED DEBENTURES DUE MAY 15, 2000

                        SERIES A SENIOR PREFERRED STOCK

Holders of JPS's Series B Junior Preferred Stock and holders of JPS's Common Stock will not receive any distribution under the Plan and are deemed to reject the Plan.

  JPS and JPS Capital are commencing this solicitation after more than seven months of discussions with an unofficial committee of bondholders, consisting of Magten Asset Management Corp., CS First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, and Trust Company of the West (the "Unofficial Bondholder Committee"). The members of that group have been represented by Fried, Frank, Harris, Shriver & Jacobson and Houlihan, Lokey, Howard & Zukin, Inc.

  THE PLAN IS THE PRODUCT OF NEGOTIATIONS WITH THE MEMBERS OF THE UNOFFICIAL BONDHOLDER COMMITTEE. JPS'S BOARD OF DIRECTORS AND THE UNOFFICIAL BONDHOLDER COMMITTEE STRONGLY URGE YOU TO VOTE TO ACCEPT THE PLAN.

________________________________________________________________________________

  JPS's legal and financial advisors are Weil, Gotshal & Manges LLP and The Blackstone Group L.P., respectively. They can be contacted at:

  Weil, Gotshal & Manges LLP                The Blackstone Group L.P.
  767 Fifth Avenue                          345 Park Avenue
  New York, New York 10153                  New York, New York 10154
  (212) 310-8000                            (212) 935-2626
  Attn: Michael F. Walsh, Esq.              Attn: Mr. Timothy R. Coleman
    Sharon Youdelman, Esq.                      Mr. Barry Korn

  The following table summarizes the treatment for creditors and shareholders under the Plan. For a more precise explanation, please refer to the discussion in Section IV, below, entitled "THE JOINT PLAN OF REORGANIZATION" and to the Plan itself.

--------------------------------------------------------------------------------------
                                                                         ESTIMATED
  CLASS          DESCRIPTION                      TREATMENT              RECOVERY
--------------------------------------------------------------------------------------
     1    Priority Non-Tax Claims    Paid in full                            100%
--------------------------------------------------------------------------------------
     2    Secured Bank Guaranty      Unimpaired                              100%
           Claims
--------------------------------------------------------------------------------------
     3    Other Secured Claims       Unimpaired                              100%
--------------------------------------------------------------------------------------
     4*+  Senior Note Claims         If Plan is consensual: Pro rata       58.49%(Yen)
                                     share of (i) $14 million in cash,
                                     (ii) 9,329,146 shares of New
                                     Common Stock, and (iii) $34
                                     million in initial principal
                                     amount of Contingent Notes
--------------------------------------------------------------------------------------
     5*+  Subordinated Debenture     If Plan is consensual: Pro rata       12.55%
           Claims                    share of 595,477 shares of New
                                     Common Stock
--------------------------------------------------------------------------------------
     6    General Unsecured Claims   Unimpaired                              100%
--------------------------------------------------------------------------------------
     7    Affiliate Claims           No distribution                          --
--------------------------------------------------------------------------------------
     8*   Senior Preferred Stock     If Plan is consensual: Pro rata          --**
           Interests                 share of New Warrants to purchase
                                     526,316 shares of New Common Stock
--------------------------------------------------------------------------------------
     9    Junior Preferred Stock     No distribution                          --
           Interests
--------------------------------------------------------------------------------------
    10    Common Stock Interests     No distribution                          --
--------------------------------------------------------------------------------------

________
*: The distributions to Classes 4, 5, and 8 are subject to change, as follows:
   If Class 5 rejects the Plan, Classes 5 and 8 will receive no distribution, and Class 4 will receive the property that would have been distributed to Class 5. If Class 8 rejects the Plan, it will receive no distribution. See
   Section IV, below, entitled "THE JOINT PLAN OF REORGANIZATION," for details.

+: In addition to the property distributions to be made to holders of claims in Class 4 and Class 5, Reorganized JPS will pay the reasonable fees and expenses of the Unofficial Bondholder Committee, including those of its counsel and financial advisor, incurred in connection with the debt restructuring and the negotiation of the Plan and related documents.

(Yen): Estimated recovery excludes any value for the Contingent Notes.

**: The value of the New Warrants depends on a significant increase in the value of the New Common Stock beyond the values specified in this Disclosure Statement. Accordingly, JPS has not assigned a value to the New Warrants in this Disclosure Statement.

  For detailed historical and projected financial information and valuation estimates, see Section V, below, entitled "PROJECTIONS AND VALUATION ANALYSIS." ADDITIONAL FINANCIAL INFORMATION IS CONTAINED IN THE MOST RECENT ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q, ATTACHED AS EXHIBITS 2 AND 3, RESPECTIVELY, TO THIS DISCLOSURE STATEMENT.

SUMMARY OF VOTING PROCEDURES

  To be counted, your vote must be received by JPS's Voting Agent at the following address, before the Voting Deadline of 5:00 p.m. (Eastern Time) on July 28, 1997:

                             JPS TEXTILE GROUP, INC.
                             c/o The Altman Group,
                             Inc.60 East 42nd Street, Suite 1241
                             New York, New York 10165

IF YOU ARE, AS OF THE JUNE 20, 1997 RECORD DATE, THE BENEFICIAL OWNER OF 10.85% NOTES OR 10.25% NOTES (CLASS 4), 7% SUBORDINATED DEBENTURES (CLASS 5), OR OLD SENIOR PREFERRED STOCK (CLASS 8):

  IF THE NOTES, DEBENTURES, OR SHARES ARE REGISTERED IN YOUR OWN NAME: Please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return the Ballot in the enclosed pre-addressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

  IF THE NOTES, DEBENTURES, OR SHARES ARE REGISTERED IN "STREET NAME":

    IF YOUR BALLOT HAS ALREADY BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE (YOUR BROKER, BANK, OTHER NOMINEE, OR THEIR AGENT): Please complete the information requested on the Ballot, indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline;

                                          OR

    IF YOUR BALLOT HAS NOT BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE (YOUR BROKER, BANK, OTHER NOMINEE, OR THEIR AGENT): Please sign the Ballot, complete the information requested on the Ballot, date and indicate your vote on the Ballot, and return the Ballot to your nominee in sufficient time for your nominee to then forward your vote to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

IF YOU ARE THE NOMINEE for a beneficial owner, as of the June 20, 1997 record date, of 10.85% Notes or 10.25% Notes (Class 4), 7% Subordinated Debentures (Class 5), or Old Senior Preferred Stock (Class 8): Please forward a copy of this Disclosure Statement and the appropriate Ballot to each beneficial owner,
AND:

  ALL BALLOTS THAT YOU HAVE SIGNED (OR "PREVALIDATED") should be completed by the beneficial owners and returned by the beneficial owners directly to the Voting Agent so that such Ballots are received by the Voting Agent before the Voting Deadline.

  ALL BALLOTS THAT YOU HAVE NOT SIGNED (OR "PREVALIDATED") must be collected by you, and you should complete the appropriate Master Ballot, and deliver the completed Master Ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

IF YOU ARE A SECURITIES CLEARING AGENCY: Please arrange for your respective participants to vote by executing an omnibus proxy in their favor.

  For detailed voting instructions, see Section VII, below, entitled "VOTING PROCEDURES AND REQUIREMENTS" and the instructions on your Ballot or Master Ballot.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
      GLOSSARY...........................................................  iv
 I.   DESCRIPTION OF THE BUSINESS........................................   1
 II.  KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE A
       CHAPTER 11 CASE...................................................   2
      A.  The Leveraged Buyout...........................................   2
      B.  The 1991 Restructuring.........................................   2
      C.  Business Initiatives and Economic Trends.......................   2
      D.  The 1996-97 Negotiations.......................................   3
          1.  The Unofficial Bondholder Committee........................   3
          2.  The Banks and the Credit Agreement.........................   4
 III. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE......................   5
      A.  Chapter 11 Financing...........................................   5
      B.  Bar Date.......................................................   5
      C.  Disclosure Statement/Confirmation Hearings.....................   5
 IV.  THE JOINT PLAN OF REORGANIZATION...................................   6
      A.  Introduction...................................................   6
      B.  Classification and Treatment of Claims and Equity Interests
           Under the Plan................................................   6
      C.  Securities to Be Issued Pursuant to the Plan...................  12
          1.  New Common Stock...........................................  12
          2.  Contingent Notes...........................................  13
          3.  New Warrants...............................................  14
          4.  Incentive and Capital Accumulation Plan....................  15
          5.  Securities Law Matters.....................................  18
          6.  Hart-Scott-Rodino Act Filing Requirements..................  19
      D.  Plan Provisions Governing Distributions........................  19
          1.  Date and Delivery of Distribution..........................  19
          2.  Surrender and Cancellation of Instruments..................  20
          3.  No Fractional Shares.......................................  20
          4.  Disputed Administrative Expenses, Claims, and Equity
               Interests.................................................  20
      E.  Other Plan Provisions..........................................  20
          1.  Executory Contracts and Unexpired Leases...................  20
          2.  Employee Benefit Plans.....................................  21
          3.  Waiver of Claims...........................................  22
          4.  Officers and Directors.....................................  22
          5.  Limited Release............................................  22
          6.  Dissolution of Committee...................................  22
          7.  Compliance with Tax Requirements...........................  22
          8.  Guaranty Rights............................................  22
          9.  Vesting and Liens..........................................  22
          10. Retention of Jurisdiction..................................  22
          11. Management of Reorganized JPS..............................  23
          12. Modification/Revocation of Plan............................  23
          13. Preservation of Causes of Action...........................  23
          14. Exculpation................................................  23
          15. Votes Solicited in Good Faith..............................  23
      F.  Implementation of the Plan.....................................  23

                                                                           PAGE
                                                                           ----
 V.    PROJECTIONS AND VALUATION ANALYSIS................................   25
       A.  Projections...................................................   25
           1.  Pro Forma Condensed Consolidated Balance Sheet
                (Unaudited)..............................................   26
           2.  Condensed Consolidated Projected Balance Sheets
                (Unaudited)..............................................   29
           3.  Condensed Consolidated Projected Statements of Operations
                (Unaudited)..............................................   30
           4.  Condensed Consolidated Projected Cash Flow Statements
                (Unaudited)..............................................   31
           5.  Operating Assumptions.....................................   32
       B.  Valuation.....................................................   33
 VI.   CERTAIN FACTORS AFFECTING JPS.....................................   34
       A.  Certain Bankruptcy Law Considerations.........................   34
           1.  Failure to Satisfy Vote Requirement.......................   34
           2.  Risk of Non-Confirmation of the Plan......................   34
           3.  Nonconsensual Confirmation................................   34
           4.  Risk of Non-Occurrence of the Effective Date..............   34
           5.  Effect of JPS's Chapter 11 Case on the Subsidiaries.......   34
       B.  Factors Affecting the Value of the Securities to Be Issued
            Under the Plan...............................................   35
           1.  Competitive Conditions....................................   35
           2.  Capital Requirements......................................   35
           3.  Variances from Projections................................   35
           4.  Disruption of Operations..................................   36
           5.  Lack of Trading Market....................................   36
           6.  Dividend Policies.........................................   36
           7.  Holding Company Structure.................................   36
           8.  Contingent Notes..........................................   36
       C.  Certain Tax Matters...........................................   36
       D.  Pending Litigation or Demands Asserting Prepetition
            Liability....................................................   37
 VII.  VOTING PROCEDURES AND REQUIREMENTS................................   37
       A.  Voting Deadline...............................................   37
       B.  Holders of Claims and Equity Interests Entitled to Vote.......   38
       C.  Vote Required for Acceptance by a Class.......................   38
       D.  Voting Procedures.............................................   38
           1.  Holders of Class 4 Senior Note Claims, Class 5
                Subordinated Debenture Claims, and Class 8 Senior
                Preferred Stock Interests................................   38
           2.  Withdrawal of Ballot or Master Ballot.....................   40
 VIII. CONFIRMATION OF THE PLAN..........................................   41
       A.  Confirmation Hearing..........................................   41
       B.  Requirements for Confirmation of the Plan.....................   41
           1.  Consensual Confirmation...................................   41
           2.  Nonconsensual Confirmation................................   46
       C.  Effectiveness of the Plan.....................................   47
           1.  Conditions Precedent to Effectiveness.....................   47
           2.  Effect of Failure of Conditions...........................   47
           3.  Effect of Confirmation....................................   48
 IX.   FINANCIAL INFORMATION.............................................   48
       A.  General.......................................................   48
       B.  Selected Financial Data.......................................   48
       C.  Management's Discussion and Analysis of Financial Condition
            and Results of Operations....................................   48
       D.  Recent Performance............................................   48

                                                                          PAGE
                                                                          ----
 X.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN..........  49
      A.  Liquidation Under Chapter 7....................................  49
      B.  Alternative Plan of Reorganization.............................  49
 XI.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN................  50
      A.  Consequences to JPS............................................  50
          1.  Cancellation of Debt.......................................  50
          2.  Limitations on NOL Carryforwards and Other Tax
               Attributes................................................  51
          3.  Alternative Minimum Tax....................................  51
          4.  Treatment of Contingent Notes..............................  52
      B.  Consequences to Holders of Claims in Classes 4, 5, and 6 and
           Equity Interests in Class 8...................................  52
          1.  Holders of Claims in Classes 4 and 5.......................  52
          2.  Holders of Claims in Class 6...............................  53
          3.  Holders of Equity Interests in Class 8.....................  53
          4.  Additional Tax Considerations for All Holders of Claims....  54
      C.  Consequences to Holders of Equity Interests in Classes 9 and
           10............................................................  54
      D.  Incentive Plan.................................................  55
          1.  Incentive Options..........................................  55
          2.  Non-Qualified Options......................................  56
          3.  Change in Control..........................................  57
          4.  Certain Limitations on Deductibility of Executive
               Compensation..............................................  57
 XII. CONCLUSION.........................................................  57

                                    EXHIBITS

 Joint Plan of Reorganization............................................   1
 JPS Textile Group, Inc. Annual Report on Form 10-K......................   2
 JPS Textile Group, Inc. Quarterly Report on Form 10-Q...................   3
 Board of Directors, Management Compensation, and Related Information for
  Reorganized JPS........................................................   4

                                   GLOSSARY

  The following glossary contains certain important terms used throughout the Disclosure Statement:

7% Subordinated      the 7% Subordinated Debentures due May 15, 2000, as
Debentures           amended from time to time in accordance with the terms
                     thereof, issued by JPS pursuant to the Indenture, dated as of April 2, 1991, as amended from time to time in accordance with the terms thereof, by and between JPS and First Bank National Association, as trustee.

10.25% Notes         the 10.25% Senior Subordinated Notes due June 1, 1999, as
                     amended from time to time in accordance with the terms thereof, issued by JPS pursuant to the Indenture, dated as of April 2, 1991, as amended from time to time in accordance with the terms thereof, by and between JPS and First Trust National Association, as trustee.

10.85% Notes         the 10.85% Senior Subordinated Discount Notes due June 1,
                     1999, as amended from time to time in accordance with the terms thereof, issued by JPS pursuant to the Indenture, dated as of April 2, 1991, as amended from time to time in accordance with the terms thereof, by and between JPS and First Trust National Association, as trustee.

Bankruptcy Code      title 11, United States Code, as amended from time to
                     time, as applicable to JPS's chapter 11 case.

Bankruptcy Court     the United States District Court for the Southern
                     District of New York having jurisdiction over JPS's chapter 11 case, and to the extent of any reference made pursuant to 28 U.S.C. (S) 157, the United States
                     Bankruptcy Court for the Southern District of New York, and any other court having jurisdiction over the chapter
                     11 case.

Bankruptcy Rules     the Federal Rules of Bankruptcy Procedure and the local
                     rules and orders of the Bankruptcy Court, all as amended from time to time and applicable to JPS's chapter 11 case.

Business Day         any day on which commercial banks are open for business,
                     and not authorized to close, in the City of New York.

Claim                see section 101(5) of the Bankruptcy Code.

Company collectively, JPS Textile Group, Inc. and its wholly owned subsidiaries, JPS Elastomerics Corp. and JPS Converter and Industrial Corp.

Confirmation Date    the date on which an order of the Bankruptcy Court
                     confirming the Plan is entered on the docket of the Clerk of the Bankruptcy Court.

Contingent Note      the Indenture, dated on or about the Effective Date, set
Indenture            forth on Exhibit C to the Plan.

Contingent Notes     the unsecured, contingent notes to be issued by JPS
                     Capital and described in Article II of the Plan, substantially in the form of Exhibit A to the Contingent
                     Note Indenture.

Credit Agreement     the Fourth Amended and Restated Credit Agreement, dated
                     as of June 24, 1994, by and among JPS, Elastomerics, C&I, the Secured Lenders, and the agents for the Secured
                     Lenders, as amended through May 15, 1997 (subject to the requested extension described in Section II.D.2 of this Disclosure Statement).

Effective Date       the first Business Day on which the conditions precedent
                     specified in Section V.A of the Plan have been satisfied or waived in accordance with Section V.B of the Plan;
                     provided, that if a stay of the order confirming the Plan is in effect on such date, the Effective Date will be the first Business Day after such stay is no longer in effect.

Equity Interest      any interest in JPS represented by Old Senior Preferred
                     Stock, Old Junior Preferred Stock, or Old Common Stock, and any options, warrants, calls, subscriptions, or any other similar rights or other agreements or commitments, contractual or otherwise, obligating JPS to acquire, issue, transfer, or sell any shares of capital stock of JPS or any other equity interest of JPS.

Incentive Plan       the JPS Textile Group, Inc. 1997 Incentive and Capital
                     Accumulation Plan.

Indentures           the Indenture, dated as of April 2, 1991, by and between
                     JPS and the First Trust National Association, as trustee, the Indenture, dated as of April 2, 1991, by and between JPS and the First Trust National Association, as trustee, and the Indenture, dated as of April 2, 1991, by and between JPS and First Bank National Association, as trustee, each as amended from time to time in accordance with its terms, pursuant to which the 10.85% Notes, 10.25% Notes, and 7% Subordinated Debentures, respectively, were issued.

Management Group     Jerry E. Hunter, David H. Taylor, Monnie L. Broome,
                     William Ellis Jackson, and L. Allen Ollis.

New Common Stock     all the shares of common stock of Reorganized JPS, par
                     value $0.01 per share, authorized pursuant to Article
                     IV.A of the Plan.

Old Common Stock     the authorized class A common stock and class B common
                     stock, par value $0.01 per share, issued by JPS.

Old Junior           the Series B Junior Preferred Stock of JPS as specified
Preferred Stock      in the Certificate of Designations of Series B Junior
                     Preferred Stock, dated April 2, 1991.

Old Senior           the Series A Senior Preferred Stock of JPS as specified
Preferred Stock      in the Certificate of Designations of Series A Senior
                     Preferred Stock, dated April 2, 1991.

Petition Date        the date on which JPS commences its chapter 11 case.

Pro Rata Share       a proportionate share, so that the ratio of the amount of
                     property distributed on account of an allowed claim or allowed equity interest in a class, is the same as the ratio such claim or equity interest bears to the total amount of all claims or equity interests (including disputed claims or disputed equity interests until disallowed) in such class.

Reorganized JPS      JPS Textile Group, Inc., or any successor thereto by
                     merger, consolidation, or otherwise, on and after the Effective Date.

Schedules            the schedules of assets and liabilities, statement of
                     financial affairs, and lists of holders of claims and equity interests to be filed by JPS as required by section 521 of the Bankruptcy Code and Bankruptcy Rule
                     1007, including any amendments and supplements thereto.

Secured Lender       any of the financial institutions party to the Credit
                     Agreement, including Citibank, N.A., as agent and administrative agent, and General Electric Capital
                     Corporation, as collateral agent and co-agent.

Voting Deadline      5:00 p.m. Eastern Time on July 28, 1997.

                                      I.

                          DESCRIPTION OF THE BUSINESS

  JPS and its operating subsidiaries are among the largest diversified domestic manufacturers of textile and textile-related products for the consumer apparel, home fashion, and industrial markets. Their products include
(i) greige goods (unfinished woven fabrics) and yarn used in the manufacture of blouses, dresses, sportswear, undergarments, draperies, curtains, and lampshades, (ii) single-ply membrane roofs, (iii) fabrics made from glass and synthetic fibers used in various applications in the building construction industry, (iv) specialty fabrics used in the manufacture of flame-retardant clothing, filtration products, tarpaulins, awnings, athletic tapes, printed circuit boards, and advanced composites, and (v) urethane products for use in the manufacture of athletic footwear, bulletproof glass, disposable intravenous bags, seamless welded drive belts, and tubing.

  JPS and its wholly owned subsidiaries are all Delaware corporations. JPS's common stock is owned as follows:

  .33% by Odyssey Partners, L.P.

  .18% by DLJ Capital Corp.

  .49% by the public

JPS's wholly owned operating subsidiaries include JPS Elastomerics Corp. ("Elastomerics") and JPS Converter and Industrial Corp. ("C&I"). The remaining wholly owned subsidiaries do not have any significant operations: JPS Capital, International Fabrics, Inc. ("Fabrics"), JPS Auto, Inc. ("Auto"), and JPS Carpet Corp. ("Carpet").

  The operating subsidiaries each have independent administrative, manufacturing, and marketing capabilities for all material aspects of their operations, including product design, customer service, purchasing, and collections. JPS provides all finance and strategic planning services and handles the legal, tax, and regulatory affairs for all the subsidiaries.

  JPS and its subsidiaries operate from 10 manufacturing plants in 5 states and employ approximately 3,700 nonunion employees, of whom approximately 3,200 are hourly and 500 salaried. Of these employees, 8 are employed directly by JPS. The Company's headquarters are located in Greenville, South Carolina.

  JPS Capital was formed in 1994 as a special purpose subsidiary to hold (and invest) $39.5 million, representing a portion of the proceeds received from the sale of the assets of the Company's automotive division in June 1994, including the assets of Auto. These funds were set aside to satisfy possible contingent tax liabilities incurred in connection with that sale. The funds held by JPS Capital currently aggregate approximately $47.5 million and are expected to aggregate approximately $48 million by the Effective Date.

  Auto and Carpet formerly owned and operated JPS's automotive products and carpet businesses, respectively. The assets of those businesses were sold in 1994 and 1995, respectively.

  In addition to its direct ownership interest in the foregoing domestic corporations, JPS has an indirect ownership interest in a foreign corporation. Specifically, in 1996, JPS's wholly owned subsidiary, Fabrics, acquired a 50% ownership interest in the Mexican corporation, Ingeneria Textil Mexicano, S.A. de C.V. ("ITM"), which is engaged in the manufacture and sale of textile products for the apparel industry in Mexico.

                                      II.

                    KEY EVENTS LEADING TO THE SOLICITATION
                  AND DECISION TO COMMENCE A CHAPTER 11 CASE

A. THE LEVERAGED BUYOUT

  On May 9, 1988, JPS acquired substantially all the assets of certain operating divisions of J.P. Stevens & Co., Inc. in exchange for approximately $579 million in cash and reorganized the newly acquired divisions into wholly owned subsidiaries. At that time, JPS raised $100 million by issuing certain public debt and equity securities in order to partially finance the acquisition. In June 1989, JPS raised $323.6 million by issuing certain public debt and equity securities to refinance certain outstanding notes and a portion of the indebtedness incurred in connection with the acquisition. Due to prevailing market conditions, the securities were priced for sale at higher rates than JPS anticipated would be necessary at the time of the acquisition. As a result of the high interest rates and a weak business environment for certain of the subsidiaries, JPS realized lower than expected operating earnings and cash flow which, in turn, materially impaired its ability to service its outstanding debt and fund capital expenditures.

B. THE 1991 RESTRUCTURING

  In 1990, JPS negotiated the terms of a recapitalization proposal with a steering committee comprised of institutional holders of a substantial amount of the then-outstanding securities, which culminated in JPS's prepetition solicitation of votes to accept or reject a chapter 11 plan of reorganization. The plan was overwhelmingly accepted. On February 7, 1991, JPS filed a petition for relief under chapter 11 of the Bankruptcy Code, and approximately 42 days thereafter, JPS's plan was confirmed by the bankruptcy court and JPS emerged from chapter 11.

  Pursuant to that plan, in exchange for its outstanding debt securities, JPS issued $100 million in principal amount of senior secured notes due June 1, 1995 and June 1, 1996 (the "Senior Secured Notes"), $151.1 million in principal amount of 10.85% Notes, $125 million in principal amount of 10.25% Notes, $75 million in principal amount of 7% Subordinated Debentures, and 490,000 shares of class A Old Common Stock. In addition, JPS issued 10,000 shares of Old Junior Preferred Stock in exchange for its outstanding junior preferred, 390,719 shares of Old Senior Preferred Stock in exchange for its outstanding senior preferred, cancelled its outstanding common stock, and issued 510,000 shares of class B Old Common Stock in exchange for a $7.5 million contribution to JPS. In 1994, the Senior Secured Notes were fully redeemed by JPS in accordance with their terms and the provisions of the governing indenture.

C. BUSINESS INITIATIVES AND ECONOMIC TRENDS

  Since the initial restructuring, JPS has adopted and implemented various strategies aimed at improving and realizing value in its operating subsidiaries. These strategies have involved capital investments aimed at cost reduction and capacity expansion in certain of the market segments in which the operating subsidiaries compete, expansion of the channels of distribution to include export sales and new markets, and the exit, through asset sales or otherwise, of certain unprofitable product lines. In connection with these strategies, the Company sold its carpet business in 1995, sold its rubber products business in 1996, and closed its Dunean plant in Greenville, South Carolina in 1996. In addition, the Company sold its automotive business in 1994. For a detailed description of these transactions, reference is made to
Item 1 "Business" and to footnotes 3 and 4 to Item 8 "Financial Statements and Supplementary Data" in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement. The Company is not currently engaged in selling any other parts of its business and does not have plans to do so.

  During the last several years, the apparel markets have experienced difficult competitive conditions and the Company's results of operations have been significantly lower than anticipated. Such business conditions, coupled with JPS's substantial debt service requirements on its bonds, resulted in continued losses and prohibited the Company from undertaking certain capital improvements consistent with its business strategy which it believes are necessary to improve profitability.

  At this time, the Company is implementing its plan to expand its distribution and markets to include export sales to Mexico, Europe, and other continents. Specifically, in furtherance of the Company's expansion into the apparel industry in Mexico, which is the largest U.S. textile and apparel export nation, ITM was formed in May 1996 as a joint venture between Grupo Santa Fe, a Mexican corporation owned by members of the Cohen family of Mexico City, and Fabrics, each as a 50% owner. Pursuant to a series of supply, processing, and finishing agreements, C&I provides to ITM greige apparel fabrics which, in turn, are dyed, printed, or finished by Acabodos Textiles Mexicanos, S.A. de C.V., a Mexican corporation that is wholly owned by the Cohen family and one of the leading dyers, finishers, and printers of greige textile products in Mexico.

D. THE 1996-97 NEGOTIATIONS

  Based on the downturn in the apparel fabrics market, increased foreign competition, and falling margins, JPS determined that its financial resources would be insufficient to satisfy the mandatory principal payments of approximately $69 million on the 10.85% Notes and 10.25% Notes due on June 1, 1997. Accordingly, in 1996, JPS commenced negotiations with the Unofficial Bondholder Committee to restructure those obligations. In addition, JPS began discussions with its bank lenders to extend the term of its revolving credit facility that was scheduled to expire on November 1, 1996.

  1. The Unofficial Bondholder Committee

  In April 1996, approximately 14 institutions owning approximately 71% of JPS's bonds met in person or by phone to discuss the formation of an informal bondholder committee, among other things. The following institutions, that beneficially own, or represent holders that beneficially own, approximately 60% of JPS's bonds, agreed to serve on such a committee and receive confidential information about JPS:

    Magten Asset Management Corp.
    CS First Boston Corporation
    Merrill Lynch, Pierce, Fenner & Smith, Incorporated
    Trust Company of the West

  At the request of the Unofficial Bondholder Committee, JPS agreed to finance the retention by the Unofficial Bondholder Committee of Houlihan, Lokey, Howard & Zukin, Inc. and Fried, Frank, Harris, Shriver & Jacobson to advise the Unofficial Bondholder Committee in connection with a possible debt restructuring. JPS subsequently engaged The Blackstone Group L.P. as its own financial advisor.

  The financial advisor to the Unofficial Bondholder Committee can be contacted at:

    Houlihan, Lokey, Howard & Zukin, Inc.
    31 W. 52nd Street
    New York, New York 10019
    (212) 582-5000
    Attn: Mr. Irwin Gold
          Mr. David Hilty

  Counsel to the Unofficial Bondholder Committee can be contacted at:

    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, New York 10004-1980
    (212) 859-8000
    Attn: Brad Eric Scheler, Esq.
          Lawrence A. First, Esq.

  Over a period of several months, JPS negotiated the terms of its financial restructuring with the Unofficial Bondholder Committee. During this time, JPS failed to make approximately $12.8 million of interest payments on its public bonds which resulted in the occurrence of events of default under the respective Indentures. Nevertheless, negotiations between JPS and the Unofficial Bondholder Committee continued, and on May 15, 1997, the parties reached an agreement in principle on the terms of a restructuring to be accomplished pursuant to a plan under chapter 11 of the Bankruptcy Code. As anticipated, JPS subsequently failed to make approximately $69 million of mandatory principal redemptions and approximately $9 million of additional interest payments on its public bonds.

  2. The Banks and the Credit Agreement

  Since 1988, a group of banks has provided a working capital facility for JPS's and its subsidiaries' operations. The working capital facility is governed by the Credit Agreement. The lending institutions under the Credit Agreement include Citibank, N.A., General Electric Capital Corporation, Heller Financial, Inc., The Bank of New York Commercial Corporation, and NationsBank of Georgia, N.A. Citibank, N.A. is the agent and administrative agent, and General Electric Capital Corporation is the co-agent and collateral agent. Elastomerics and C&I are the borrowers under the Credit Agreement. Their obligations are guarantied by JPS as well as by each other and each of JPS's non-operating subsidiaries other than JPS Capital. The borrowings under the Credit Agreement, together with revenues generated by Elastomerics and C&I, constitute the principal sources of liquidity for JPS's and its subsidiaries' operations.

  Under the Credit Agreement, Elastomerics and C&I may borrow up to $118 million, up to $15 million of which may be used for letters of credit. All borrowings bear interest at a base rate plus 1.0% per annum or a eurodollar rate plus 2.5% per annum and are made or repaid daily in amounts equal to the Company's net cash requirements for that day. Borrowings are secured by the assets of all the subsidiaries except JPS Capital. JPS's guaranty obligations are secured by the stock of the subsidiaries other than JPS Capital. The Credit Agreement is essential for JPS's and its subsidiaries' continued operations.

  JPS anticipates that as of the Petition Date, approximately $87 million in principal amount of borrowings and face amount of letters of credit will be outstanding under the Credit Agreement.

  In 1996 and 1997, JPS sought and obtained several amendments to the Credit Agreement. In summary, the amendments extended the maturity of the Credit Agreement several times, restricted capital expenditures, eased certain financial covenants, prohibited additional borrowings for, among other things, dividends or advances to JPS to pay interest on the bonds, and restricted certain other dividends to be paid from the operating subsidiaries to JPS to amounts needed to meet the expenses of the restructuring negotiations. These expenses included the fees of the advisors to the Unofficial Bondholder Committee.

  Most recently, the Credit Agreement's expiration date was extended to July 16, 1997 to enable JPS to complete this solicitation of votes on its Plan. Under the current extension, if JPS commences its chapter 11 case by July 16, 1997, the Credit Agreement, by its terms, will be automatically extended to the earlier of November 1, 1997 or the Effective Date of the Plan. JPS has requested, and expects to receive, another short extension (to August 8, 1997) of the Credit Agreement so that it may complete the solicitation and tabulate votes prior to the commencement of its chapter 11 case.

  In view of the scheduled expiration of the Credit Agreement on November 1, 1997 (assuming JPS's chapter 11 case is commenced by July 16, 1997), JPS intends to arrange a new post-chapter 11 working capital facility either with the Secured Lenders or other financial institutions. Obtaining such a facility is a condition precedent to the occurrence of the Effective Date of the Plan. See Section VIII.C.1, below, entitled "CONFIRMATION OF THE PLAN--Effectiveness of the Plan--Conditions Precedent to Effectiveness." JPS will seek proposals from potential lenders at the same time it is soliciting acceptances of the Plan. JPS anticipates (although there can be no assurance) that a new working capital facility will be in place at the time the existing Credit Agreement expires.

  For a detailed description of the existing Credit Agreement, see Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.

                                     III.

                 ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE

A. CHAPTER 11 FINANCING

  The eighth amendment to the Credit Agreement, dated September 6, 1996, permits the commencement of JPS's chapter 11 case without causing an acceleration of the borrowing subsidiaries' obligations under the Credit Agreement and without impairing their ability to borrow and re-borrow thereunder. In accordance with such amendment, JPS anticipates entering into a stipulation with Citibank, N.A., as agent for the Secured Lenders, enabling JPS to use the proceeds of the subsidiaries' borrowings under the Credit Agreement, constituting the Secured Lenders' cash collateral, and granting to the Secured Lenders, adequate protection for such use. JPS anticipates that the stipulation, which will be subject to approval of the Bankruptcy Court, will authorize JPS's use of the cash collateral in the ordinary course of its business and in connection with the administration of its chapter 11 case in accordance with the terms of the Credit Agreement and the stipulation.

B. BAR DATE

  In accordance with the provisions of the Bankruptcy Code and Bankruptcy Rules, JPS will request the Bankruptcy Court to issue an order (the "Bar Date Order") establishing a date and time by which proofs of claims (other than claims of governmental units, including the Pension Benefit Guaranty Corporation (the "PBGC") and taxing authorities), and proofs of equity interests (other than equity interests represented by Old Junior Preferred Stock and Old Common Stock) against JPS are to be filed (the "Bar Date"). Additionally, JPS expects it will request that the Bar Date Order provide that, unless otherwise ordered by the Bankruptcy Court, claims arising from the rejection of executory contracts and unexpired leases subsequent to the Bar Date are to be filed no later than thirty days after the later to occur of
(a) issuance of an order authorizing rejection and (b) the Confirmation Date. JPS anticipates that a notice of the Bar Date will be published in The Greenville News and The Wall Street Journal (National Edition), and that a proof of claim form or proof of equity interest form, as the case may be, and instructions for its completion will be mailed to all known holders of claims and equity interests subject to the Bar Date Order, at least twenty days before the Bar Date.

  JPS's non-debtor subsidiaries would be co-liable with JPS for substantially all amounts (if any) determined to be owed to taxing authorities and to the PBGC, and because the subsidiaries are non-debtors, the Bar Date would not be binding with respect to the assertion of claims against them. Accordingly, the Plan exempts such claims from discharge and JPS will propose that the Bar Date Order exclude the holders of such claims (i.e., governmental units, including the PBGC) from the requirement of filing a proof of claim in JPS's case. In addition, because holders of Old Junior Preferred Stock and Old Common Stock are to receive no distributions under the Plan, JPS will propose that the Bar Date Order exclude the holders of such equity interests from the requirement as well.

  The Plan also contemplates that the trustees under the Indentures may, but are not required to, file proofs of claims on behalf of the respective holders of 10.85% Notes and 10.25% Notes in Class 4 and 7% Subordinated Debentures in Class 5, and provides that any claims filed by the holders themselves will be disallowed and expunged as duplicative of the claims filed by the trustees, but only to the extent that the trustees in fact file such claims. The Plan provides that the claims in Class 4 will be deemed allowed in the aggregate amount of $220,655,136 plus $81,786 for each day after July 7, 1997 through the Petition Date, and that the claims in Class 5 will be deemed allowed in the aggregate amount of $58,520,685 plus $11,015 for each day after July 7, 1997 through the Petition Date. The daily amounts represent interest which is continuing to accrue under the bonds.

C. DISCLOSURE STATEMENT/CONFIRMATION HEARINGS

  JPS anticipates that as soon as practicable after commencing its chapter 11 case, it will seek an order of the Bankruptcy Court scheduling hearings to consider (i) the adequacy of this Disclosure Statement and JPS's solicitation of votes and (ii) confirmation of the Plan. JPS anticipates that notice of these hearings will be published in The Greenville News and The Wall Street Journal (National Edition), and will be mailed to all known holders of claims and equity interests, at least twenty-five days before the date by which objections must be filed with the Bankruptcy Court. See Section VIII.A, below, entitled "CONFIRMATION OF THE PLAN--Confirmation Hearing."

                                      IV.

                       THE JOINT PLAN OF REORGANIZATION

A. INTRODUCTION

  The Plan provides for a major restructuring of JPS's financial obligations. In essence, the Plan (i) converts $240,091,318 in face amount of publicly held bonds (representing $279,175,821 in claims as of the assumed July 7, 1997 Petition Date) to $14 million in cash, 99.25% of JPS's New Common Stock, and $34 million in aggregate principal amount (subject to adjustment on the maturity date) of JPS Capital's Contingent Notes, (ii) issues New Warrants to purchase up to 5% of JPS's New Common Stock in place of its Old Senior Preferred Stock, and (iii) cancels JPS's Old Junior Preferred Stock and Old Common Stock. The New Common Stock, Contingent Notes, and New Warrants are described in detail in subsection C, below, entitled "Securities to Be Issued Pursuant to the Plan."

  The Plan provides for the waiver by Odyssey Partners, L.P., DLJ Capital Corp., and each of their affiliates of all administrative expenses, priority claims, and prepetition claims against JPS and its subsidiaries, including claims arising under the prepetition management agreement between JPS and Odyssey Investors, Inc. The Plan also releases all claims and causes of action held by JPS or any of its subsidiaries against their officers and directors, Odyssey Partners, L.P., DLJ Capital Corp., and each of their affiliates, as well as against the members of the Unofficial Bondholder Committee and any official committee of unsecured creditors appointed in the chapter 11 case. See subsections E.3 and E.5, below, respectively entitled "Other Plan Provisions--Waiver of Claims" and "Other Plan Provisions--Limited Release."

  The result of the restructuring will be a Reorganized JPS whose only significant debt obligations will be its guaranties of the bank debt of the subsidiaries. JPS believes that such a drastic reduction is necessary to permit the Company to compete effectively in today's economic environment.

  JPS and the members of the Unofficial Bondholder Committee believe that the acceptance of the Plan is essential for JPS's continued survival and that the Plan provides the best opportunity for enhanced recoveries for the holders of its outstanding bonds. JPS believes and will demonstrate to the Bankruptcy Court that creditors and shareholders will receive at least as much, if not more, in value under the Plan than they would receive in a chapter 7 liquidation.

  The following is a nontechnical discussion of the important provisions of the Plan. The Plan is attached as Exhibit 1 to this Disclosure Statement. The terms of the Plan govern in the event of any discrepancies with the following discussion.

B. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

  One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. The term is used throughout the Plan and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, including the amount, is in fact a valid obligation of the debtor; in other words, that the "claim" or equity interest exists. Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically "allowed" unless the debtor or other party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in bankruptcy even if a proof of claim is filed. These include claims that are unenforceable under the governing agreement or applicable nonbankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor's equity in the property, claims for services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims, and contingent claims for contribution and reimbursement. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor's schedules or is listed as disputed, contingent, or unliquidated, if the holder has not filed a proof of claim or equity interest before the established deadline.

  The Bankruptcy Code also requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the "claims" and "equity interests" themselves, rather than their holders, are classified. As a result, under JPS's Plan, for example, an entity that holds both 7% Subordinated Debentures and Old Common Stock would have its claims classified in Class 5 and its equity interests classified in Class 10. To the extent of this holder's claims, the holder would then be entitled to the voting and treatment rights that the Plan provides with respect to Class 5, and to the extent of the holder's equity interests, the voting and treatment rights that the Plan provides with respect to Class 10.

  Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case, the holder is deemed to reject the plan), and the right to receive under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated under chapter 7. Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless the plan (i) does not alter the legal, equitable, and contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Typically, this means the holder of an unimpaired claim will receive on the later of the effective date or the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

  Consistent with these requirements, the Plan divides the allowed claims against, and allowed equity interests in, JPS into the following classes:

        Unclassified        Administrative Expenses
        Unclassified        Priority Tax Claims
        Class 1             Priority Non-Tax Claims                      Unimpaired
        Class 2             Secured Bank Guaranty Claims                 Unimpaired
        Class 3             Other Secured Claims                         Unimpaired
        Class 4             Senior Note Claims                           Impaired
        Class 5             Subordinated Debenture Claims                Impaired
        Class 6             General Unsecured Claims                     Unimpaired
        Class 7             Affiliate Claims                             Impaired
        Class 8             Senior Preferred Stock Interests             Impaired
        Class 9             Junior Preferred Stock Interests             Impaired
        Class 10            Common Stock Interests                       Impaired

  For purposes of computing distributions under the Plan, allowed claims do not include postpetition interest unless otherwise specified in the order of the Bankruptcy Court confirming the Plan, or required by section 506(b) or section 1124 of the Bankruptcy Code.

 Administrative Expenses

  Administrative expenses are the actual and necessary costs and expenses of JPS's chapter 11 case that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Those expenses will include the postpetition salaries and other benefits for its eight employees, postpetition rent for its headquarters, amounts owed to vendors providing goods and services to JPS during the chapter 11 case, tax obligations incurred after the Petition Date, and certain statutory fees and charges assessed under section 1930, chapter 123, title 28, United States Code. Other administrative expenses include the actual, reasonable fees and expenses of JPS's advisors and the advisors to any official committees appointed in, and incurred during, the chapter 11 case.

  Administrative expenses representing liabilities incurred in the ordinary course of business, consistent with past practice, by JPS or liabilities arising under loans or advances to JPS after the Petition Date, whether or not incurred in the ordinary course of business, will be paid by JPS in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other administrative expenses will be paid, in full, in cash, on the Effective Date or as soon thereafter as is practicable, or on such other terms to which JPS and the holder of such administrative expense agree.

  JPS is a holding company whose direct operating expenses are relatively small. Accordingly, JPS anticipates that most administrative expenses will be paid as they come due during the chapter 11 case and that the administrative expenses to be paid on the Effective Date of the Plan will, for the most part, comprise the allowed fees and expenses incurred by professionals retained in the case and the costs attendant to JPS's assumption of executory contracts and unexpired leases under the Plan. JPS estimates that, assuming the Effective Date occurs thirty days after the commencement of the chapter 11 case, allowed administrative expenses will approximate $650,000 (of which approximately $500,000 is estimated for the fees and expenses of JPS's professionals). In the event an official committee of unsecured creditors is appointed, that estimate would be increased by approximately $100,000. The reasonable professional fees and expenses incurred by the Unofficial Bondholder Committee during the chapter 11 case will be paid by JPS as part of the treatment afforded Class 4 and Class 5 claims, and accordingly, are not reflected in the foregoing estimate of administrative expense claims.

  All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of statutory committees will be made in accordance with the procedures established by the Bankruptcy Court and Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all such requests.

  In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees, and other persons making a "substantial contribution" to a chapter 11 case, and to attorneys for, and other professional advisors to, such persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which JPS and other parties in interest may participate, and if appropriate, object to the allowance thereof.

 Priority Tax Claims

  Priority tax claims essentially consist of unsecured claims by federal and state governmental units for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment. JPS estimates that on the Effective Date, the allowed amount of such claims will aggregate no more than $2,000. Each allowed priority tax claim that is due and payable on or before the Effective Date will be paid in full, in cash, on the Effective Date, except to the extent the holder of such claim agrees to a different treatment.

  Under applicable law, JPS's tax returns are subject to review for at least three years after filing. This means that JPS and its subsidiaries may have contingent tax obligations which have not been determined at the time of the Petition Date or the Bar Date. The Plan provides that each priority tax claim that is not payable on or before the Effective Date will survive confirmation of the Plan, remain unaffected thereby, and not be discharged. In addition, JPS will request that the Bar Date Order issued by the Bankruptcy Court exclude governmental units from its scope (and from the scope of the statutory bar date set forth in section 502(b)(9) of the Bankruptcy Code) and exempt them from the requirement of filing proofs of claims in JPS's case. These are important to JPS's restructuring for two reasons. First, obtaining a final determination of any contingent priority tax claims may significantly delay the confirmation of the Plan. Such delay could be adverse to the continued operations of the subsidiaries. Second, each of JPS's subsidiaries is severally liable for any such claims. Because the subsidiaries are not in chapter 11, obtaining a final determination of the tax liabilities as to JPS would not necessarily bind the taxing authorities with respect to JPS's non-debtor subsidiaries.

  CLASS 1--PRIORITY NON-TAX CLAIMS
           (Unimpaired. Therefore, presumed to accept Plan and not entitled to vote.)

  Priority non-tax claims include certain allowed employee compensation and benefit claims of JPS's 8 employees incurred within 90 days and 180 days, respectively, prior to the Petition Date in aggregate amounts up to $4,000 per employee. These claims are granted priority in payment under section 507(a) of the Bankruptcy Code. JPS estimates that the allowed claims in Class 1 that are due and payable on or before the Effective Date will aggregate no more than $50,000. Each allowed priority non-tax claim will be paid either in full, in cash, on the Effective Date and otherwise rendered unimpaired under section 1124 of the Bankruptcy Code, or on such other terms to which the holder of such claim may agree.

  CLASS 2--SECURED BANK GUARANTY CLAIMS
           (Unimpaired. Therefore, presumed to accept Plan and not entitled to vote.)

  Class 2 consists of the allowed secured guaranty claims arising under the Credit Agreement. JPS estimates that such claims will aggregate approximately $87 million. On the Effective Date, each allowed claim in Class 2 will be rendered unimpaired as provided in section 1124 of the Bankruptcy Code, except to the extent that any holder of a claim in Class 2 agrees to a different treatment.

  CLASS 3--OTHER SECURED CLAIMS
           (Unimpaired. Therefore, presumed to accept Plan and not entitled to vote.)

  Class 3 consists of allowed secured claims, other than the Class 2 secured guaranty claims arising under the Credit Agreement and secured Class 7 affiliate claims, to the extent of the value of the holder's interest in JPS's interest in the collateral which secures the claim. Such claims generally would include claims arising under agreements relating to the financing of JPS's office equipment. At the present time, JPS does not believe there are any Class 3 claims, and therefore, estimates that the allowed claims in Class 3 will aggregate $0. However, to the extent there are allowed claims in Class 3 as of the Petition Date, on the Effective Date they will be reinstated and rendered unimpaired as provided in section 1124 of the Bankruptcy Code, except to the extent that any holder of a claim in Class 3 agrees to a different treatment.

  CLASS 4--SENIOR NOTE CLAIMS
           (Impaired. Entitled to vote.)

  Class 4 consists of the allowed claims of the holders of 10.85% Notes and 10.25% Notes. The aggregate claims in Class 4 will be deemed allowed pursuant to the Plan in the amount of $220,655,136 plus $81,786 for each day after July 7, 1997 through the Petition Date, and is divided between the 10.85% Notes and the 10.25% Notes, as follows:

         10.85% Notes -- $129,086,803 plus $48,065 for each day
                         after July 7, 1997 through the
                         Petition Date
         10.25% Notes -- $91,568,333 plus $33,721 for each day
                         after July 7, 1997 through the
                         Petition Date

  The difference between the face amount of the 10.85% Notes and the allowed amount of the claims represented by the 10.85% Notes represents interest that is accrued and unpaid as of the Petition Date. The difference between the face amount of the 10.25% Notes and the allowed amount of the claims represented by the 10.25% Notes represents the face amount of the notes, less the amount of original issue discount which is not yet accreted as of the Petition Date (approximately $1.44 per $1,000 note assuming a July 7, 1997 Petition

Date), plus interest that is accrued and unpaid as of the Petition Date. Original issued discount is treated as unmatured interest and is not allowed under section 502(b)(2) of the Bankruptcy Code.

  The holders of allowed claims in Class 4 will receive their Pro Rata Shares of (i) $14 million in cash, (ii) the Contingent Notes, and (iii) 9,329,146 shares of New Common Stock. The 10.85% Notes and the 10.25% Notes will be cancelled. Distributions to this class will be to the indenture trustees under the applicable Indentures. Holders may obtain their distributions from the trustees by surrendering their notes. In addition, on the Effective Date, Reorganized JPS will pay, in cash, the reasonable unpaid fees and expenses incurred by the Unofficial Bondholder Committee in connection with the restructuring of JPS and in negotiating the Plan and related documents, including the reasonable fees and expenses incurred by the Unofficial Bondholder Committee's counsel and financial advisor. Based upon estimates provided to JPS, such amounts are anticipated to aggregate (in respect of Class 4 and Class 5) approximately $400,000.

  The recovery for the holders in Class 4 depends significantly on the value of the Contingent Notes and the New Common Stock on the Effective Date. JPS estimates that the overall recovery for Class 4 will be approximately 58.49% under a consensual Plan. This estimate is based on Class 4 receiving $14 million in cash and New Common Stock valued at $115.1 million (based on a projected mid-point value of approximately $12.33 per share). The estimate makes no adjustment to the value of the New Common Stock due to the issuance of the New Warrants and does not take into account any payments that may be received by the holders in Class 4 under the Contingent Notes. For a discussion of the Contingent Notes, see subsection C.2, below, entitled "Securities to Be Issued Pursuant to the Plan--Contingent Notes." For a discussion of the New Common Stock, see subsection C.1, below, entitled "Securities to Be Issued Pursuant to the Plan--New Common Stock," and Section V, below, entitled "PROJECTIONS AND VALUATION ANALYSIS."

  Alternative Nonconsensual Treatment. In order to reach an overall consensual plan, a portion of the value that might otherwise go to Class 4 if the subordination provisions of the Indentures relating to Class 4 and Class 5 were strictly enforced, has been allocated to Class 5. Similarly, a portion of the value that would otherwise go to Class 4 if the absolute priority rule (i.e., claims are fully satisfied before any distribution is made on account of equity) were strictly enforced, has been allocated to Class 8. However, in the event Class 5 rejects the Plan, JPS will ask the Bankruptcy Court to confirm the Plan without any waiver of the subordination provisions, and if Class 5 or Class 8 rejects the Plan, JPS will ask the Bankruptcy Court to confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code which, through the "fair and equitable test," incorporates the absolute priority rule. This means that (i) if Class 5 rejects the Plan, it will receive no distribution and the property that would otherwise go to Class 5 pursuant to the Plan will instead be distributed to holders of allowed claims in Class 4, resulting in Class 4 receiving approximately 99.25% (9,924,623 shares) of the New Common Stock in addition to $14 million in cash, the Contingent Notes, and JPS's payment of the reasonable expenses of the Unofficial Bondholder Committee, and (ii) if Class 5 or Class 8 rejects the Plan, Class 8 will receive no distribution and the New Warrants that would otherwise go to Class 8 pursuant to the Plan will not be issued. For a discussion of the "fair and equitable test," see Section VIII.B.2, below, entitled "CONFIRMATION OF THE PLAN--Requirements for Confirmation of the Plan--Nonconsensual Confirmation."

  Voting. Holders of claims in Class 4 should vote the aggregate face amount of their notes as of the June 20, 1997 record date. In order to calculate the precise vote for the class, interest will be added by JPS (or its Voting Agent) and a minor adjustment to the face amount of the 10.25% Notes will be made to account for the remaining original issue discount.

  CLASS 5--SUBORDINATED DEBENTURE CLAIMS
           (Impaired. Entitled to vote.)

  Class 5 consists of the allowed claims of the holders of 7% Subordinated Debentures. The aggregate claims in Class 5 will be deemed allowed pursuant to the Plan in the amount of $58,520,685 plus $11,015 for each day after July 7, 1997 through the Petition Date.

  The holders of allowed claims in Class 5 will receive their Pro Rata Shares of 595,477 shares of New Common Stock. The 7% Subordinated Debentures will be cancelled. Distributions to this class will be to the indenture trustee under the Indenture governing the debentures. Holders of these debentures may obtain their distributions from the trustee by surrendering their debentures. In addition, on the Effective Date, Reorganized JPS will pay, in cash, the reasonable unpaid fees and expenses incurred by the Unofficial Bondholder Committee in connection with the restructuring of JPS and in negotiating the Plan and related documents, including the reasonable fees and expenses incurred by the Unofficial Bondholder Committee's counsel and financial advisor. Based upon estimates provided to JPS, such amounts are anticipated to aggregate (in respect of Class 4 and Class 5) approximately $400,000.

  The recovery for the holders in Class 5 depends significantly on the value of the New Common Stock on the Effective Date. JPS estimates that the overall recovery for Class 5 will be approximately 12.55% under a consensual Plan. This estimate is based on Class 5 receiving New Common Stock valued at $7.3 million (based on a projected mid-point value of approximately $12.33 per share). This estimate makes no adjustment to the value of the New Common Stock due to the issuance of the New Warrants. For a discussion of the New Common Stock, see subsection C.1, below, entitled "Securities to Be Issued Pursuant to the Plan--New Common Stock," and Section V, below, entitled "PROJECTIONS AND VALUATION ANALYSIS."

  Alternative Nonconsensual Treatment. In order to reach an overall consensual plan, a portion of the value that might otherwise go to Class 4, if the subordination provisions of the Indentures relating to Class 4 and Class 5 were strictly enforced, has been allocated to Class 5. However, in the event Class 5 rejects the Plan, JPS will ask the Bankruptcy Court to confirm the Plan without any waiver of the subordination provisions. This means that Class 5 will receive no distribution and the property that would otherwise go to Class 5 pursuant to the Plan will instead be distributed to the holders of allowed claims in Class 4.

  Voting. Holders of claims in Class 5 should vote the aggregate face amount of their notes as of the June 20, 1997 record date. In order to calculate the precise vote for the class, interest will be added by JPS (or its Voting Agent).

  CLASS 6--GENERAL UNSECURED CLAIMS
           (Unimpaired. Therefore, presumed to accept Plan and not entitled to vote.)

  Class 6 consists of allowed general unsecured nonpriority claims which generally include the claims of trade creditors for goods and services provided to JPS prior to the Petition Date, claims for prepetition fees and expenses incurred by the trustees under any of the Indentures, claims for breach of contract, and damage claims. Class 6 also includes the pension funding deficit claims of the PBGC, if, and to the extent, allowed, which claims JPS will seek to have excluded from the scope of the Bar Date Order due to, among other things, their contingent nature. See Section VI.D, below, entitled "CERTAIN FACTORS AFFECTING JPS--Pending Litigation or Demands Asserting Prepetition Liability." JPS estimates that on the Effective Date, allowed claims in Class 6 will aggregate no more than $250,000. On the Effective Date, each claim in Class 6 will be paid in full, in cash, or will be reinstated and rendered unimpaired in accordance with section 1124(1) or 1124(2) of the Bankruptcy Code, except to the extent that any holder of a claim in Class 6 agrees to a different treatment.

  CLASS 7--AFFILIATE CLAIMS
           (Impaired, but as insiders, presumed to accept Plan. Therefore, not entitled to vote.)

  Class 7 consists of the secured and unsecured claims of JPS's affiliates, including without limitation, those of JPS's subsidiaries relating to the transfers or dividends of property from the subsidiaries to JPS without (or for inadequate) consideration, such as amounts advanced or dividended to JPS by subsidiaries for the purpose of providing JPS with funds to pay its expenses and make payments on its bonds and debentures, the claims of Odyssey Investors, Inc. (and any of its affiliates) arising under its management agreement with JPS, and the claims of DLJ Capital Corp., if any. No distributions will be made to Class 7 and the claims in such class will be treated as dividends or capital contributions, as the case may be.

  CLASS 8--SENIOR PREFERRED STOCK INTERESTS
           (Impaired. Entitled to vote.)

  Class 8 consists of allowed equity interests evidenced by Old Senior Preferred Stock and any options, warrants, calls, subscriptions, or any other similar rights or other agreements or commitments, contractual or otherwise, obligating JPS to acquire, issue, transfer, or sell any shares of Old Senior Preferred Stock. The Old Senior Preferred Stock will be cancelled, and assuming a consensual Plan, each holder of an allowed Old Senior Preferred Stock equity interest will receive its Pro Rata Share of New Warrants, representing rights to purchase 5% (approximately 526,316 shares) of New Common Stock, at $98.76 per share. The actual value of the New Warrants depends on a significant appreciation in the value of the New Common Stock, and therefore, due to the uncertainties of such appreciation, the New Warrants have not been assigned a value in this Disclosure Statement. In general, the New Warrants will have little or no value until the value of the New Common Stock distributed to Class 5 equals the allowed claims in such class. For a discussion of the New Warrants, see subsection C.3, below, entitled "Securities to Be Issued Pursuant to the Plan--New Warrants."

  Alternative Nonconsensual Treatment. If Class 5 or Class 8 votes to reject the Plan, holders of Class 8 equity interests will not receive any property under the Plan or retain any equity interest in Reorganized JPS.

  CLASS 9--JUNIOR PREFERRED STOCK INTERESTS
           (Impaired; no distribution. Therefore, deemed to reject Plan and not entitled to vote.)

  Class 9 consists of equity interests evidenced by Old Junior Preferred Stock and any options, warrants, calls, subscriptions, or any other similar rights or other agreements or commitments, contractual or otherwise, obligating JPS to acquire, issue, transfer, or sell any shares of Old Junior Preferred Stock. The Old Junior Preferred Stock will be cancelled. Holders of Class 9 equity interests will not receive any property under the Plan or retain any equity interest in Reorganized JPS.

  CLASS 10--COMMON STOCK INTERESTS
            (Impaired; no distribution. Therefore deemed to reject Plan and not entitled to vote.)

  Class 10 consists of equity interests evidenced by class A Old Common Stock, class B Old Common Stock, and any options, warrants, calls, subscriptions, or any other similar rights or other agreements or commitments, contractual or otherwise, obligating JPS to acquire, issue, transfer, or sell any shares of Old Common Stock. The Old Common Stock will be cancelled. Holders of Class 10 equity interests will not receive any property under the Plan or retain any equity interest in Reorganized JPS.

C. SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

  1. New Common Stock

  Pursuant to the Plan, on the Effective Date, 22 million shares of New Common Stock will be authorized. Of such authorized shares, approximately 11,379,801 shares will be issued and distributed, or reserved, as follows: approximately 9,924,623 shares will be distributed to the holders of allowed claims in Classes 4 and 5, approximately 526,316 shares will be reserved to satisfy the obligations of Reorganized JPS under the New Warrants, approximately 75,377 shares will be issued to members of the Management Group pursuant to the terms of their amended and restated employment agreements with Reorganized JPS, and approximately 853,485 shares will be reserved for distribution pursuant to the Incentive Plan. For a discussion of the amended and restated agreements with the Management Group, see subsection E.1, below, entitled "Other Plan Provisions--Executory Contracts and Unexpired Leases." For a discussion of the Incentive Plan, see subsection 4, below, entitled "Incentive and Capital Accumulation Plan."

  Each share of New Common Stock will entitle its holder to one vote. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed by Reorganized JPS.

  2. Contingent Notes

  On the Effective Date, Reorganized JPS will cause JPS Capital to issue the Contingent Notes pursuant to the terms of the Contingent Note Indenture in the form of Exhibit C to the Plan. The Contingent Notes will represent unsecured obligations of JPS Capital that are contingent as to timing and amount. Reorganized JPS will not be obligated to make any payments with respect to the Contingent Notes, although it will have certain responsibilities under the Contingent Note Indenture.

  The timing and amount of payments due pursuant to the Contingent Notes will depend upon the amount of cash on hand at JPS Capital at maturity, which in turn will depend on the ultimate resolution of certain possible contingent tax liabilities of the Company. JPS Capital was established in 1994 at the time of the Company's sale of its former automotive division. During fiscal year 1994, the Company utilized approximately $141 million of tax net operating loss carryforwards to offset the gain recognized on such sale. Although the Company believes that the use of such carryforwards to offset such gain more likely than not will be sustained under existing tax laws, uncertainty existed at the time of such sale and continues to exist. Therefore, in accordance with provisions of the Indentures, the Company set aside in JPS Capital a portion of the net proceeds from such sale to satisfy, if necessary, these possible contingent tax liabilities. See Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation and Tax Matters" in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement. Such amounts were invested in United States Treasury Securities by JPS Capital. As of the Effective Date, pursuant to the Plan, JPS Capital will hold funds of approximately $34 million. Pursuant to the Plan, JPS Capital will continue to hold those funds on behalf of the JPS tax affiliates, and following the final resolution of such possible contingent tax liability, provide to them from such funds the amounts with which they will satisfy their finally determined liabilities (if any) for Taxes (as defined in the Contingent Note Indenture).

  The Contingent Notes will be issued in an aggregate initial principal amount of $34 million, subject to adjustment in the following circumstances: In the event the aggregate funds held by JPS Capital is less than $34 million following the date on which the possible contingent tax liability in respect of the Company's 1994 fiscal year is finally resolved, and to the extent of any such liability, satisfied, the aggregate principal amount of the Contingent Notes will be reduced to equal the aggregate funds held by JPS Capital. Interest will be payable under the Contingent Notes to the extent the aggregate funds held by JPS Capital on the date of the principal payment (if any) thereon as provided above exceeds $34 million. If, on such date, the aggregate principal amount, reduced as provided above, is $0 or less, the Contingent Notes will be deemed automatically cancelled and no longer an obligation of JPS Capital.

  The Contingent Notes will mature and be payable on the 45th day following the date on which the possible contingent tax liability in respect of fiscal year 1994 is finally resolved, and to the extent of any such liability, satisfied. The Contingent Note Indenture will state JPS Capital's projection of the expected maturity date of the Contingent Notes (although such projected date cannot be assured). Under the Contingent Note Indenture, on each January 25, April 25, July 25, and October 25, commencing on October 25, 1997, JPS Capital will be required to notify the trustee under the Contingent Note Indenture of its then-current projection of when the Contingent Notes will mature. The projection will be based on the facts known by JPS Capital and the law in effect at the time of such notice. In the event the projected maturity date is later than September 10, 1998, the notice will also include the reasons for such delay.

  JPS Capital will be prohibited from redeeming any portion of the Contingent Notes prior to maturity, except that the Board of Directors of Reorganized JPS may (but under no circumstances will it be required to), from time to time, in its discretion, give notice of its intent to deposit funds to be used by JPS Capital to redeem all or a portion of the Contingent Notes, and such deposits will constitute capital contributions to JPS Capital. Upon the giving of such notice, Reorganized JPS will be obligated to deposit such funds, and following the making of that deposit, JPS Capital will be required to use the same to redeem a portion of the Contingent Notes. However, JPS has been informed by the administrative agent under the Credit Agreement that if the Secured Lenders were to provide the post-reorganization working capital facility to the Company, they would require that the facility contain restrictions that would affect the ability of Reorganized JPS to make such deposits. Accordingly, there can be no assurance that any such early redemptions of the Contingent Notes will occur.

  No interest will be paid upon the redemption of any portion of the Contingent Notes prior to maturity. On the maturity date, however, interest will be payable on the portions of Contingent Notes redeemed prior to the maturity date as well as on the portions of the Contingent Notes redeemed upon maturity, in the amounts specified above. The Contingent Note Indenture provides that the Contingent Notes will be treated as equity of JPS Capital solely for tax purposes and for all other purposes shall be deemed to be indebtedness of JPS Capital.

  The certificate of incorporation of Reorganized JPS will restrict Reorganized JPS from entering into any transaction that would, directly or indirectly, prohibit, restrict, delay, or hinder the payment of any amounts due under the Contingent Notes upon maturity, without the unanimous consent of the holders of New Common Stock. Neither Reorganized JPS, JPS Capital, nor any other entity will have the power or authority to, directly or indirectly, prohibit, restrict, delay, or hinder the payment of any amounts due under the Contingent Notes upon maturity. However, nothing in the Plan or any related documents may restrict the actions taken by Reorganized JPS or its tax affiliates in connection with their resolution of their liabilities (if any) for Taxes (as defined in the Contingent Note Indenture).

  Except as specifically provided in the Contingent Note Indenture, neither JPS Capital, Reorganized JPS, nor the trustee under the Contingent Note Indenture may amend or waive compliance by JPS Capital or Reorganized JPS with any provision of the Contingent Notes or the Contingent Note Indenture without the requisite consent of the holders of the Contingent Notes and a final order of the Bankruptcy Court. In addition, until the date following the Maturity Date (as defined in the Contingent Note Indenture), (i) Reorganized JPS may not transfer, pledge, or otherwise dispose of any shares of capital stock of JPS Capital, (ii) the certificate of incorporation and bylaws of JPS Capital may not be amended, and (iii) JPS Capital may not declare any dividends, make any distributions to Reorganized JPS or any other entity, incur or cause the incurrence of any consensual obligations or liens, or make any transfer or disposition of property not permitted by JPS Capital's certificate of incorporation (as set forth in Exhibit F to the Plan). These restrictions do not affect the ability of shareholders to sell the capital stock of Reorganized JPS or a sale of Reorganized JPS.

  No acceleration of obligations under the Contingent Notes and the Contingent
Note Indenture may occur prior to maturity. The exercise of remedies will be limited to the following: (i) a suit seeking damages against Reorganized JPS for failing to deposit sufficient funds for a redemption in accordance with its prior notice thereof or for breach by Reorganized JPS of any covenant made by Reorganized JPS under the Contingent Note Indenture, (ii) a suit to compel JPS Capital to make a redemption for which it has received funds from Reorganized JPS, (iii) a suit against JPS Capital seeking to recover unpaid principal and interest at maturity, and (iv) a suit seeking to enforce by means of specific performance any provision of the Contingent Notes or the Contingent Note Indenture. The rights of the individual holders of the Contingent Notes to pursue remedies with respect to such notes and the Contingent Note Indenture will be limited to instances in which the trustee has failed to pursue a remedy within sixty days after receipt of the request and offer of indemnity (if any) of holders made in compliance with the provisions of the Contingent Note Indenture.

  Due to the uncertainties in connection with the contingent tax liabilities described above, JPS has not assigned a value to the Contingent Notes for purposes of calculating the overall recoveries for Class 4.

  3. New Warrants

  If Class 5 and Class 8 vote to accept the Plan, on the Effective Date, Reorganized JPS will issue an aggregate number of New Warrants to purchase 526,316 shares of New Common Stock at a price equal to $98.76 per share. The New Warrants will expire on the third anniversary of the Effective Date. If either Class 5 or Class 8 does not accept the Plan, the New Warrants will not be issued. The purpose of the issuance of the New Warrants is to provide value to the holders of the Old Senior Preferred Stock in the event the value of the New Common Stock appreciates significantly. Specifically, the New Warrants will have no significant value until the New Common Stock appreciates sufficiently to provide a full recovery for the holders of allowed claims in Class 5. The likelihood of such appreciation cannot be determined at this time and there can be no assurance that it will occur.

  4. Incentive and Capital Accumulation Plan

  The purpose of the Incentive Plan is to align the interests of key employees and non-employee directors with those of Reorganized JPS's stockholders. The Incentive Plan is also intended to provide incentives that will attract, retain, and motivate highly competent individuals as key employees of Reorganized JPS and its subsidiaries by providing them with opportunities to acquire shares of New Common Stock or monetary payments based on the value of such shares. JPS anticipates that its Board of Directors will adopt the Incentive Plan prior to the commencement of its chapter 11 case; however, benefits under the Incentive Plan, which may be granted to salaried, key employees and non-employee directors of Reorganized JPS or its subsidiaries as any one or combination of stock options, stock appreciation rights, stock awards, performance awards, and stock units, cannot be effective until after the Effective Date. The Incentive Plan will terminate on the tenth anniversary of its adoption.

  THE PLAN WILL BE DEEMED A SOLICITATION OF THE HOLDERS OF NEW COMMON STOCK FOR APPROVAL OF THE INCENTIVE PLAN. JPS BELIEVES THAT THE ORDER CONFIRMING THE PLAN SHOULD CONSTITUTE SUCH APPROVAL OF THE INCENTIVE PLAN FOR PURPOSES OF SECTIONS 422 AND 162(M) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE"). THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH SUCH POSITION. The form of the Incentive Plan is attached as Exhibit J to the Plan.

  Specifically, on the Effective Date, 853,485 shares of New Common Stock, representing, on a fully diluted basis (inclusive of the New Warrants), approximately 7.5% of the aggregate shares of New Common Stock to be issued and reserved on the Effective Date, will be reserved for benefits to be granted to salaried, key employees and non-employee directors of Reorganized JPS or its subsidiaries. These benefits will be granted by the committee of the Board of Directors of Reorganized JPS (the "Compensation Committee") comprised solely of two or more "non-employee directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and unless otherwise determined by the Board of Directors of Reorganized JPS, "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) and Section 162(m) of the Tax Code, which will administer the Incentive Plan. No individual may be granted benefits with respect to more than a total of 325,000 shares during the term of the Incentive Plan. Shares of New Common Stock subject to the Incentive Plan may either be authorized and unissued shares or previously issued shares acquired or to be acquired by Reorganized JPS and held in its treasury.

    a. Benefits.

      (1) Stock Options. Stock options granted pursuant to the Incentive Plan may either be incentive stock options within the meaning of Section 422 of the Tax Code ("ISOs"), or non-qualified stock options ("NQSOs"). The exercise price for each share of New Common Stock subject to an option will be an amount that the Compensation Committee determines, in its good faith judgment, to be not less than the fair market value of the New Common Stock on the date the option is granted. The option exercise price may be paid in cash, or in the discretion of the Compensation Committee on the date of grant, by the delivery of shares then owned by the participant, by delivery of a promissory note, by any combination of the foregoing, or as otherwise determined by the Compensation Committee.

  ISOs will not be issuable to a participant in tandem with a NQSO, and no stock option will be exercisable later than ten years after the date on which it is granted. To the extent the aggregate market value of the shares of New Common Stock with respect to which options exercisable for the first time by a participant in any calendar year exceeds $100,000, such options will be treated as NQSOs. ISOs may not be granted to any participant who owns stock possessing (after application of the attribution rules of Section 424(d) of the Tax Code) more than 10% of the total combined voting power of all outstanding classes of stock of Reorganized JPS or any of its subsidiaries, unless the option price is at least 110% of the fair market value at the date of grant and the option is not exercisable after five years from the date of grant.

  Options to acquire approximately 5% (approximately 568,900 shares) of the New Common Stock reserved on the Effective Date for benefits under the Incentive Plan will be granted to the senior members of the management of Reorganized JPS and its subsidiaries. The allocation of such grants will be subject to the approval of the Board of Directors of Reorganized JPS and such grants will be made no later than the last date of the Company's fiscal year 1997. There may be different types of stock options, including among other types, performance options, which vest upon achievement of specified corporate performance goals, time-vesting options, which vest solely on the lapse of time, or a combination of the two. The options will be exercisable according to the vesting schedule set forth in the individual grant letters approved by the Compensation Committee.

  In the event the employment of any member of the Management Group is terminated by his employer without "Cause" or by the employee for "Good Reason," such employee's rights immediately will be fully vested in 100% of the shares granted to him. "Cause" and "Good Reason" are defined in the amended and restated employment agreements with the members of the Management Group, substantially in the forms of Exhibit H to the Plan.

      (2) Stock Appreciation Rights. Under the Incentive Plan, a stock appreciation right in respect of a share of New Common Stock represents the right to receive payment in cash and/or New Common Stock in an amount equal to the excess of the fair market value of such share of New Common Stock on the date the right is exercised over the fair market value of such share of New Common Stock on the date the right is granted. The Compensation Committee may grant stock appreciation rights to the holders of any stock options under the Incentive Plan. Such rights may also be granted independently of stock options.

      (3) Stock Awards. The Compensation Committee may grant stock awards (which may include mandatory payment of bonus incentive compensation in shares of New Common Stock) consisting of shares of New Common Stock issued or transferred to participants as additional compensation for services to Reorganized JPS or its subsidiaries. Stock awards may or may not provide the participant with the rights to receive dividends and vote the shares.

      (4) Performance Awards. Performance awards, in the form of shares of New Common Stock or stock units, may be granted as performance-based awards and non performance-based awards, at the discretion of the Compensation Committee. With respect to awards intended to be performance-based, the Compensation Committee will set performance targets which will determine the number and/or value of awards paid to participants. Such targets may be based upon, among other things, company-wide, divisional, and/or individual performance. With respect to awards not intended to be performance-based, the Compensation Committee may adjust performance targets as it deems appropriate.

      (5) Stock Units. A stock unit granted by the Compensation Committee represents the entitlement to one share of New Common Stock. The Compensation Committee will determine the criteria for vesting of stock units and whether a participant granted a stock unit will also be granted the right to receive the amount of any dividend paid on the underlying share. The stock unit, with the consent of the participant, may provide for payment in New Common Stock and/or cash upon vesting (unless the participant has agreed to defer payment).

  At the discretion of the Compensation Committee, stock awards, performance awards, and stock units may be granted in a manner which is intended to qualify for the performance-based compensation exemption of Section 162(m) of the Tax Code. In such event, either the granting or vesting of such awards will be based upon one or more of the following factors: net sales, pretax income before allocation of corporate overhead and bonus, budget, earnings per share, net income, return on shareholders' equity, return on assets, appreciation in and/or maintenance of the price of New Common Stock or any other publicly-traded securities of Reorganized JPS, market share, gross profits, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and comparisons with various stock market indices, reductions in costs, or any combination of the foregoing.

    b. Fair Market Value. "Fair market value" means (i) if the New Common Stock is readily tradeable on a national securities exchange or other market system, the closing price of the New Common Stock on the date of calculation (or on the last preceding trading date if New Common Stock was not traded on such date), or (ii) if the New Common Stock is not readily tradeable, the fair market value as determined in good faith by the Compensation Committee.

    c. Change in Capital Structure. In the event of any change in the New Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure of Reorganized JPS or distribution (other than normal cash dividends) to stockholders of Reorganized JPS, an adjustment will be made to each outstanding stock option and stock appreciation right so that such option and right thereafter is exercisable for such securities, cash, and/or property as the holder of such option or right would have had immediately after such change or distribution, had such option or right been exercised in full immediately prior to such change or distribution. An adjustment will be made successively each time any such change occurs.

    d. Change in Control. In the event of a "change in control," the Compensation Committee, in its discretion, may take such actions as it deems appropriate with respect to outstanding benefits, including without limitation, accelerating the exercisability or vesting of such benefits. It is intended that the stock options for the Management Group will provide for 100% vesting in the stock options granted upon a "change in control." Upon the occurrence of a change in control, each outstanding stock option and stock appreciation right will terminate within a specified number of days after notice to the holder, and such holder will receive with respect to each share of New Common Stock subject to an outstanding stock option or stock appreciation right, an amount equal to the excess of the fair market value of such share of New Common Stock immediately prior to the change in control over the exercise price per share, with such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Compensation Committee, in its discretion, determines.

  Under the Incentive Plan, a "change in control" of Reorganized JPS will result when (i) any person or other entity (other than any subsidiary of Reorganized JPS), including any person, as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of Reorganized JPS ordinarily entitled to vote for the election of directors of Reorganized JPS, (ii) a change in the Board of Directors of Reorganized JPS occurs with the result that the members of the Board of Directors on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board of Directors, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered as Incumbent Directors for purposes hereof, (iii) all or substantially all the property or assets of Reorganized JPS is sold (other than a sale to any of the subsidiaries of Reorganized JPS), or (iv) a consolidation or merger of Reorganized JPS with another corporation occurs (other than with any subsidiaries of Reorganized JPS or in which Reorganized JPS is the surviving corporation), the consummation of which would result in the shareholders of Reorganized JPS immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the voting stock of the surviving entity immediately following the occurrence of such consolidation or merger.

    e. Transferability. Benefits under the Incentive Plan will not be transferable except by will or the laws of descent or distribution. Benefits will only be exercisable during the lifetime of a participant by such participant only. However, at the discretion of the Compensation Committee, any award, other than an ISO, may permit the transfer of a benefit by a participant to certain family members or trusts for the benefit of such family members by such persons.

  5. Securities Law Matters

    a. The Solicitation. JPS and JPS Capital are relying on Section 3(a)(9) of the Securities Act to exempt from the registration requirements of such act (and of any equivalent state securities or "blue sky" laws) the offer of New Common Stock, Contingent Notes, and New Warrants which may be deemed to be made by JPS or JPS Capital, as the case may be, pursuant to the solicitation of votes on the Plan.

  JPS and JPS Capital have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Plan or for soliciting any exchanges of 10.85% Notes, 10.25% Notes, 7% Subordinated Debentures, or Old Senior Preferred Stock. JPS and JPS Capital have received assurances that no person will provide any information to holders of 10.85% Notes, 10.25% Notes, 7% Subordinated Debentures, or Old Senior Preferred Stock relating to the solicitation or the Plan other than to refer the holders of such securities to the information contained in this Disclosure Statement and in the Ballots delivered with it. In addition, none of the financial advisors to JPS or the Unofficial Bondholder Committee, the Voting Agent, the trustees under the Indentures, the trustee under the Contingent Note Indenture, and no broker, dealer, salesperson, agent, or any other person, has been engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the solicitation, the value and terms of the Contingent Notes, New Common Stock, and New Warrants, or the Plan (and the transactions contemplated thereby).

    b. Issuance and Resale of New Securities Under the Plan. Section 1145 of the Bankruptcy Code generally exempts from such registration the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor. In reliance upon this exemption, the New Common Stock, Contingent Notes, and New Warrants (if any) to be issued on the Effective Date as provided in the Plan generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(l) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

  Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control person of the issuer of the securities.

  Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties which believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

   c. Registration Rights; Listing. The Plan requires Reorganized JPS to use its best efforts to maintain its status as a reporting company under the Exchange Act and to cause to be filed with the Securities and Exchange Commission a registration statement on Form 10 under the Exchange Act with respect to the New Common Stock. The Plan also requires that Reorganized JPS enter into, on the Effective Date, a registration rights agreement in the form of Exhibit K to the Plan. Under this agreement, Reorganized JPS will be required to use commercially reasonable efforts to register the New Common Stock pursuant to a "shelf registration," and to keep such shelf registration continuously effective for three years, subject to the right to suspend the use of the prospectus constituting part of such registration statement for designated corporate purposes. Thereafter, holders who did not resell New Common Stock during the three-year period, but whose resales would have been covered by the registration statement, will be entitled to exercise, over a two-year period, up to three demand registrations and will be entitled to piggyback registration rights as well during such period. In the event that the shelf registration does not become effective within sixty-five days after the date of the registration statement, holders of the New Common Stock whose resales would have been covered by the registration statement will be entitled to exercise, over a two-year period, up to four demand registrations and will be entitled to piggyback registration rights as well during such period.

  Such registration under the Exchange Act will facilitate the trading of the New Common Stock on a national securities exchange or on the National Market System of the National Association of Securities Dealers' Inc. Automated Quotation System ("NASDAQ"), as applicable. The Plan requires Reorganized JPS to use its best efforts to effectuate such a listing as of the Effective Date.

  6. Hart-Scott-Rodino Act Filing Requirements

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), requires the parties to certain business combination, acquisition, and/or change-in-control related transactions to provide the United States Federal Trade Commission and Antitrust Division of the Department of Justice with certain information about the business of the parties involved and the proposed transaction. Any entity which will receive a distribution of New Common Stock under the Plan that satisfies the tests outlined below may be required, prior to the receipt of such shares, to file a Premerger Notification and report pursuant to the HSR Act. In general, in the absence of an available exemption, if (i) an entity entitled to a distribution of New Common Stock under the Plan would own, at the Effective Date, New Common Stock that exceeds $15 million in value (i.e., the statutory size of transaction threshold), and (ii) certain jurisdictional tests are satisfied relating to the amount of sales or assets (i.e., the size) of the acquiring person, the HSR Act would require that such entity file a Premerger Notification and Report Form and delay completion of the acquisition of New Common Stock pursuant to the Plan until the expiration of the applicable waiting periods under the HSR Act. The staff of the Premerger Notification Office of the Federal Trade Commission has taken the position that the "debt workout" exemption to the HSR Act, codified at 16 C.F.R. (S) 802.63(a), is not available to entities who desire to exchange debt claims for voting securities of an issuer if such entities acquired the debt claims after the issuer has filed for bankruptcy or after it otherwise becomes virtually certain that the debt of the issuer would be converted into voting securities. Accordingly, such exemption would not apply to such entities and such entities may be required to observe the notification and waiting period requirements of the HSR Act. If such waiting periods have not expired or been terminated as of the Effective Date, the indenture trustees may retain, or be required to deliver, such entities' shares of New Common Stock into an escrow account, pending the expiration or termination of such waiting period. Holders of 10.85% Notes, 10.25% Notes, and 7% Subordinated Debentures are urged to consult with their legal counsel to determine whether the requirements of the HSR Act will apply to the distribution to such entities of shares of New Common Stock under the Plan.

D. PLAN PROVISIONS GOVERNING DISTRIBUTIONS

  1. Date and Delivery of Distribution

  Except as otherwise ordered by the Bankruptcy Court or provided in the Plan, distributions to be made on a specified date will be deemed to have been made on that date if actually made on the later of that date or the date on which such administrative expense, claim, or equity interest is allowed, or as soon thereafter as practicable.

  Cash payments to be made by Reorganized JPS will, at Reorganized JPS's option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

  All distributions will be made to the addresses set forth on JPS's Schedules unless superseded by the proofs of claims or equity interests filed by such holders (or at the last known addresses of such holders if no proof of claim or equity interest is filed or if JPS has been notified in writing of a change of address), or in the case of allowed claims in Class 4 and Class 5, at the addresses last known to the respective indenture trustees.

  Checks issued in respect of distributions under the Plan will be null and void if not negotiated within 60 days after the date of issuance. Requests for reissuance of any check should be made directly to Reorganized JPS by the holder of the allowed claim with respect to which such check originally was issued. Any claim in respect of such a voided check or any other unclaimed property distributable under the Plan must be made before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder's claim is allowed. After such date, all claims in respect of void checks and the underlying distributions and all other unclaimed property will be discharged and forever barred from assertion against Reorganized JPS and its property, and all such unclaimed property shall revert to, and become property of, Reorganized JPS, notwithstanding any state escheat laws.

  2. Surrender and Cancellation of Instruments

  As a condition to receiving any distribution under the Plan, each holder of a promissory note, share certificate, or other instrument evidencing a claim or equity interest must surrender such promissory note, share certificate, or other instrument to Reorganized JPS, the respective indenture trustee, or other designee of Reorganized JPS, as the case may be. Any holder of a claim or an equity interest that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized JPS and furnish a bond in form, substance, and amount reasonably satisfactory to Reorganized JPS before the later to occur of
(i) the second anniversary of the Effective Date and (ii) six months following the date such holder's claim is allowed, will be deemed to have forfeited all rights, claims, and/or equity interests and will not participate in any distribution under the Plan.

  3. No Fractional Shares

  No fractional shares of New Common Stock, or New Warrants for fractional shares of New Common Stock, will be issued under the Plan. No cash in lieu of fractional shares will be distributed. For purposes of distributions under the Plan, fractional shares of New Common Stock and New Warrants will be rounded up to the next whole number of stock or warrants, as the case may be.

  4. Disputed Administrative Expenses, Claims, and Equity Interests

  On and after the Effective Date, Reorganized JPS will have the exclusive right to object to the allowance of administrative expenses, claims, and equity interests with respect to which liability is disputed in whole or in part. Unless otherwise ordered by the Bankruptcy Court or provided in the Plan, all objections to administrative expenses, claims, and equity interests must be filed and served upon the holders thereof on or before 120 days after the Effective Date or 120 days after the administrative expense, claim, or equity interest is filed, whichever is later. No distribution of property will be made on account of any administrative expense, claim, or equity interest which is disputed. To the extent a disputed administrative expense or disputed claim is allowed after the Effective Date, such holder will receive interest on such allowed administrative expense or allowed claim, calculated from the Effective Date to the date of payment.

  Under the Bankruptcy Code, an indenture trustee may file a proof of claim on behalf of all holders of securities issued under an indenture. Accordingly, any proof of claim filed by the direct, indirect, or beneficial holder of a claim in Class 4 or Class 5 will be disallowed as duplicative of a timely proof of claim in respect of such holder's claim filed by the indenture trustee under the Indenture governing such holder's claim.

E. OTHER PLAN PROVISIONS

  1. Executory Contracts and Unexpired Leases

    General. Subject to the approval of the Bankruptcy Court, the Bankruptcy Code empowers JPS to assume or reject executory contracts and unexpired leases. Under the Plan, the executory contracts and unexpired leases listed on Exhibit L to the Plan will be rejected as of the Effective Date, and all executory contracts and unexpired leases that are not so listed or otherwise the subject of a motion to reject pending on the Confirmation Date, will be assumed as of the Effective Date. Entry by the Clerk of the Bankruptcy Court of the order confirming the Plan will constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of such rejections and assumptions by JPS pursuant to the Plan. Claims created by the rejection of executory contracts and unexpired leases must be filed with the Bankruptcy Court no later than thirty days after the Confirmation Date.

    Employment, Retention Bonus, and Severance Agreements. On the Effective Date, each of JPS's employment, retention bonus, and severance agreements with the members of the Management Group will be assumed, as amended, restated, and superseded, substantially in the forms of Exhibit H to the Plan. Subject to the occurrence of the Effective Date, entry by the Clerk of the Bankruptcy Court of the order confirming the Plan will constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of such assumptions by JPS pursuant to the Plan. The fact that JPS's current employment, retention bonus, and severance agreements with Management Group members will be superseded by such new employment agreements means that all claims of the Management Group members under their current agreements will, as of the Effective Date, be governed by, and completely satisfied in accordance with, the terms and conditions of the new agreements.

  The amended and restated employment agreements are for three-year terms, subject to automatic one-year renewals after the initial term, absent advance written notice by either party. If employment of the employee is terminated by the employee for "Good Reason" or by Reorganized JPS without "Cause" (as "Good Reason" and "Cause" are defined in such agreements), the employee will receive cash compensation and benefits of a value equal to the greater of (i) the compensation and benefits to which the employee would be entitled for the remaining term of the agreement, or (ii) one year's salary and bonus.

  Under the amended and restated agreements, members of the Management Group waive any claims they may have under their current severance agreements, including any claims that may arise due to a change in control as a result of the restructuring under the Plan. Such severance claims could total as much as $1.34 million. The amended and restated agreements also provide that the members of the Management Group will receive, in lieu of retention bonus cash payments aggregating approximately $1.84 million, (i) 75,377 shares of New Common Stock (representing approximately .75% of the New Common Stock on a fully diluted basis) having an approximate value of $929,625, assuming that the value of the New Common Stock is the mid-point value of approximately $12.33 per share projected by JPS (without a value having been assigned to the New Warrants), plus (ii) approximately $588,000 in cash.

  For a discussion of the Company's existing key employee agreements, reference is made to Note 10 "Retirement Plans" to Item 8 "Financial Statements and Supplementary Data" and to Item 10 "Directors and Executive Officers of the Registrant" in the Annual Report on Form 10-K annexed as
Exhibit 2 to this Disclosure Statement. Compensation to be paid to executive officers by Reorganized JPS is set forth on Exhibit 4 to this Disclosure Statement, entitled "Board of Directors, Management Compensation, and Related Information for Reorganized JPS."

  2. Employee Benefit Plans

  Subject to the occurrence of the Effective Date, all employee benefit plans, policies, and programs of JPS, and JPS's obligations under each of the foregoing, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged. Employee benefit plans, policies, and programs include, without limitation, all savings plans, retirement pension plans, health care plans, disability plans, severance benefit plans, life, accidental death and dismemberment insurance plans (to the extent not executory contracts assumed under the Plan), and JPS's 1997 Management Incentive Bonus Plan, but exclude all employee equity or equity-based incentive plans. JPS anticipates that all employee equity or equity-based incentive plans for the Company, other than the Incentive Plan (which will be in effect on the Effective Date), will be terminated prior to the commencement of JPS's chapter 11 case. All equity or equity-based incentive plans for the Company, other than the Incentive Plan, that are not terminated before the Petition Date (if any), will be terminated as of the Effective Date pursuant to the Plan.

  A description of the material terms and conditions of the 1997 Management Incentive Bonus Plan is set forth in Exhibit 4 to this Disclosure Statement, entitled "Board of Directors, Management Compensation, and Related Information for Reorganized JPS." For a discussion of the Company's retirement plans and pension plans, reference is made to Note 10 "Retirement Plans" to Item 8 "Financial Statements and Supplementary Data" and to Item 11 "Executive Compensation" in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.

  3. Waiver of Claims

  The Plan provides that, on the Effective Date, Odyssey Partners, L.P., Odyssey Investors, Inc., DLJ Capital Corp., and their respective affiliates will be deemed to have waived any and all administrative expenses, priority claims, and other prepetition claims against JPS and its subsidiaries. Such claims include, without limitation, claims for approximately $550,000 that as of the Petition Date, are estimated to be due and owing to Odyssey Partners, L.P. under its management agreement with JPS.

  4. Officers and Directors

  The Plan provides that JPS's obligations as of the Petition Date to indemnify those directors or officers who were directors or officers of JPS, respectively, as of the commencement of the chapter 11 case, against any obligation pursuant to JPS's certificate of incorporation, bylaws, or applicable state law will survive confirmation of the Plan, remain unaffected thereby, and not be discharged.

  5. Limited Release

  All claims and causes of action held by JPS or any of its subsidiaries against (a) any individual serving as an officer or director of JPS or any of its subsidiaries at any time prior to the Effective Date, (b) any member of any official committee of unsecured creditors in the chapter 11 case or the Unofficial Bondholder Committee, (c) Odyssey Partners, L.P., DLJ Capital Corp., and each of their respective affiliates, in their capacities as shareholders and/or managers of JPS, as applicable, and (d) any of the respective agents, employees, advisors, and representatives of the foregoing, for actions taken in those capacities, are released under the Plan. In addition, any rights of setoff and recoupment JPS has against holders of allowed claims in Class 4 and Class 5 are released under the Plan.

  6. Dissolution of Committee

  Any statutory committees appointed in JPS's chapter 11 case will be dissolved on the Effective Date.

  7. Compliance with Tax Requirements

  JPS and Reorganized JPS will comply with all withholding and reporting requirements imposed by any taxing authority of appropriate jurisdiction, and all distributions hereunder will be subject to such requirements.

  8. Guaranty Rights

  The secured claims arising under the Credit Agreement will be satisfied in the manner set forth in the Plan. All other claims against JPS based upon any guaranties or other joint obligations of JPS with any of its subsidiaries will be discharged by the jointly obligated subsidiary in the ordinary course of business and each holder of a claim will not be entitled to receive more than a single satisfaction of its allowed claims.

  9. Vesting and Liens

  On the Effective Date, Reorganized JPS will be vested with the assets of JPS, free and clear of all claims, liens, security interests, and equity interests, subject only to outstanding claims, liens, and security interests that are authorized under the Plan. On the Effective Date, all liens against, and security interests in, any assets and properties of JPS, except to the limited extent provided in the Plan, will be extinguished.

  10. Retention of Jurisdiction

  The Bankruptcy Court will retain jurisdiction over the chapter 11 case for, among other things, the purpose of determining all disputes relating to claims, equity interests, and other issues presented by or arising under the interpretation, implementation, or enforcement of the Plan, and to determine matters pending on the Effective Date.

  11. Management of Reorganized JPS

  The initial Board of Directors of Reorganized JPS will consist of the seven individuals identified in Exhibit I to the Plan. The executive officers of JPS on the Confirmation Date will continue to serve as such executive officers of Reorganized JPS. The identities and business experience of JPS's current officers and directors and the cash compensation paid to them by JPS in fiscal year 1996, are set forth in Item 10 "Directors and Executive Officers of the Registrant" and Item 11 "Executive Compensation" in the Annual Report on Form 10-K, annexed as Exhibit 2 to this Disclosure Statement. The identities of the officers and directors of Reorganized JPS (and their business experience, to the extent not otherwise set forth in the Annual Report on Form 10-K) and the cash compensation to be paid to them as of the Effective Date are set forth in
Exhibit 4 to this Disclosure Statement and in the forms of the amended and restated employment agreements between JPS and members of the Management Group, attached as Exhibit H to the Plan.

  12. Modification/Revocation of Plan

  Modifications of the Plan may be proposed by JPS at any time in accordance with section 1127 of the Bankruptcy Code. A holder of a claim or equity interest that has accepted the Plan will be deemed to have accepted the Plan as modified if the proposed modification does not adversely change the treatment of such claim or equity interest.

  JPS reserves the right to revoke and withdraw the Plan at any time prior to entry of the order confirming the Plan, in which event it will be deemed null and void in all respects.

  13. Preservation of Causes of Action

  All rights and causes of action held by JPS (other than those released pursuant to Article IV of the Plan) will remain assets of Reorganized JPS and may be pursued.

  14. Exculpation

  JPS, Reorganized JPS, the members of any official committee of unsecured creditors appointed in the chapter 11 case, the members of the Unofficial Bondholder Committee, and each of their respective officers, directors, employees, and agents (including any professionals retained by such persons) will have no liability to any holder of an administrative expense, claim, or equity interest for any act or omission in connection with, or arising out of, the pursuit of approval of this Disclosure Statement, the solicitation of votes on the Plan, confirmation of the Plan, consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts constituting willful misconduct or gross negligence as determined by a final order of a court of competent jurisdiction, and in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

  15. Votes Solicited in Good Faith

  The Plan provides that upon entry of the order confirming the Plan, JPS and JPS Capital will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, JPS, JPS Capital, the members of any official committee of creditors appointed in the chapter 11 case, the members of the Unofficial Bondholder Committee, and each of their respective affiliates, agents, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, and therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

F. IMPLEMENTATION OF THE PLAN

  On the Effective Date, the 10.85% Notes, 10.25% Notes, 7% Subordinated Debentures, Old Senior Preferred Stock, Old Junior Preferred Stock, and Old Common Stock will be cancelled. The cancellation will also apply to any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating JPS to issue, transfer, or sell any shares of Old Senior Preferred Stock, Old Junior Preferred Stock, Old Common Stock, or any other equity interest of JPS. The Indentures will also be cancelled, except for purposes of effectuating distributions under the Plan. Finally, JPS's obligations under the foregoing agreements and instruments, as well as under the agreements and certificates of designations for its Old Senior Preferred Stock and Old Junior Preferred Stock, will be discharged.

  In accordance with the Plan, on the Effective Date, the Contingent Notes will be issued by JPS Capital and the New Common Stock and New Warrants (if any) will be issued by Reorganized JPS. Reorganized JPS (or its designee) will distribute the Contingent Notes, New Common Stock, New Warrants (if any), and the cash distributions required under the Plan to be made on the Effective Date. In addition, the amended and restated employment agreements with Management Group members, substantially in the forms of Exhibit H to the Plan, the Contingent Note Indenture, the registration rights agreement, substantially in the form of Exhibit K to the Plan, the restated certificate of incorporation and amended and restated bylaws of JPS Capital, substantially in the forms of Exhibits F and G to the Plan, and the restated certificate of incorporation and amended and restated bylaws of Reorganized JPS, substantially in the forms of Exhibits B and A to the Plan, will be executed and delivered or filed, as the case may be. The restated certificate of incorporation of Reorganized JPS, substantially in the form of Exhibit B to the Plan, will prohibit the issuance of nonvoting equity securities.

  In addition to providing for the issuance of the New Common Stock, Contingent Notes, and New Warrants, the restated certificate of incorporation of Reorganized JPS will authorize 3 million shares of preferred stock, par value $0.01. After the Effective Date, the Board of Directors of Reorganized JPS may authorize the issuance of one or more series of such preferred stock and fix the voting powers, designations, preferences, and other rights to the full extent permitted by law.

                                      V.

                      PROJECTIONS AND VALUATION ANALYSIS

  JPS and its advisors developed a set of financial projections (summarized below) to assess the value of Reorganized JPS generally, and specifically, the value of the New Common Stock to be distributed to Classes 4 and 5. Each business unit of the Company responsible for a specific product or groups of products prepared its own projections of sales volume, selling prices, and manufacturing costs for such products. Selling, general and administrative expenses, and other overhead costs were aggregated at various levels of the organization and deducted from the product contribution projections to develop a set of operating projections for the consolidated Company. The projections and valuations set forth below are based on a number of significant assumptions, including the successful reorganization of JPS, an assumed Petition Date of July 7, 1997, an assumed Effective Date of August 1, 1997, and no significant downturn in the specific markets in which the Company operates.

  THE PROJECTIONS, AND THEREFORE, THE VALUATIONS, ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

A. PROJECTIONS

  Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the Plan on the Company's capitalization, results of operations, and cash flow for the period ending October 2000. The Company does not, as a matter of course, publicly disclose projections as to its future revenues, earnings, or cash flow. In connection with JPS's consideration of the Plan, certain projections of the future financial performance of the Company's operating businesses were prepared. Accordingly, after the Effective Date, Reorganized JPS does not intend to update or otherwise revise the projections to reflect circumstances existing since their preparation in mid-fiscal year 1997 to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Reorganized JPS does not intend to update or revise the projections to reflect changes in general economic or industry conditions. However, Reorganized JPS's regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in Reorganized JPS's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning Reorganized JPS's actual financial condition and results of operations during the period covered by the projections. Significant assumptions underlying the financial projections are set forth below and should be read in conjunction therewith (together with the Company's historical financial information set forth below, in the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, attached as Exhibits 2 and 3, respectively, to this Disclosure Statement).

  The projections were prepared by JPS to assist each holder of a Claim in Class 4, 5, or 8 in determining whether to accept or reject the Plan. The projections have not been compiled, or prepared for examination or review, by the Company's independent auditors (who accordingly assume no responsibility for them), and were not prepared to conform to the guidelines established by the American Institute of Certified Public Accountants regarding financial forecasts. While presented with numerical specificity, these projections are based upon a variety of assumptions (which the Company believes are reasonable), and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Company. Consequently, the inclusion of the projections herein should not be regarded as a representation by the Company (or any other person, including any member of the Unofficial Bondholder Committee) that the projections will be realized, and actual results may vary materially from those presented below. Due to the fact that such projections are subject to significant uncertainty and are based upon assumptions which may not prove to be correct, neither the Company nor any other person (including any member of the Unofficial Bondholder Committee) assumes any responsibility for their accuracy or completeness.

  Moreover, the industries in which the Company competes are highly competitive and the Company's earnings may be significantly adversely affected by the actions of its competitors, either through competitive influx, price pressure, modernization of facilities, or business expansion. Many of the products which the Company produces are subject to changes in fashion demands and technological obsolescence. In addition, the products of the Company are sold to companies whose businesses are cyclical in nature and are subject to changes in general economic conditions which affect market demand. The projections generally assume that no material change in the competitive environment which presently exists will occur and that no significant changes in the product mix will occur as a result of shifting consumer demand.

  1. Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

                            ESTIMATED    REORGANIZATION            FRESH START       RESTATED
                          AUGUST 1, 1997  ADJUSTMENTS             ADJUSTMENTS(E)  AUGUST 1, 1997
                          -------------- --------------           --------------  --------------
                                                (IN THOUSANDS)
ASSETS
Cash....................     $    696            --                      --          $    696
Accounts receivable.....       76,216            --                      --            76,216
Inventories.............       47,545            --                      --            47,545
Other current assets....        2,119            --                      --             2,119
                             --------       --------                 -------         --------
Total current assets....      126,576            --                      --           126,576
                             --------       --------                 -------         --------
Property, plant and
 equipment, net.........      120,123            --                      --           120,123
Deferred financing
 costs..................           98       $  1,729 (b)                 --             1,827
Prepaid (accrued)
 pension cost...........        3,289            --                  $(7,496)(f)       (4,207)
Existing goodwill of
 acquired assets........       29,783            --                  (29,783)             --
Other assets............       53,312        (19,359)(c)                 --            33,953
Excess reorganization
 value..................          --             --                   31,098           31,098
                             --------       --------                 -------         --------
Total assets............     $333,181       $(17,630)                ($6,181)        $309,370
                             ========       ========                 =======         ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Accounts payable........     $ 23,405            --                      --          $ 23,405
Accrued interest........       26,470       $(25,397)(a)                 --             1,073
Accrued salaries,
 benefits
 and withholdings.......       10,443         (1,518)(a)                 --             8,925
Other accrued expenses..       11,659           (300)(b)                 --            11,359
                             --------       --------                 -------         --------
Total current
 liabilities............       71,977        (27,215)                    --            44,762
                             --------       --------                 -------         --------
Debt obligations........      334,527       (239,353)(a)(b)              --            95,174
Contingent notes
 payable................          --          33,907 (a)                 --            33,907
Deferred income tax
 liability (asset)......        3,665         (9,745)(d)                 --            (6,080)
Other long-term
 liabilities............       19,841            --                  $(1,564)(g)       18,277
Senior preferred stock..       36,086        (36,086)(a)                 --               --
Capital stock...........       21,957        101,373 (a)                 --           123,330
Retained earnings.......     (154,872)       159,489 (a)(b)(c)(d)     (4,617)             --
                             --------       --------                 -------         --------
Total liabilities and
 shareholders' equity...     $333,181       $(17,630)                $(6,181)        $309,370
                             ========       ========                 =======         ========

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)

  (a) The Plan provides for a deleveraging of JPS through an exchange of the 10.25% Notes, the 10.85% Notes, and the 7% Subordinated Debentures for $14 million in cash, 9,924,623 shares of New Common Stock, and the Contingent Notes. In addition, the Old Senior Preferred Stock is expected to be exchanged for New Warrants, and the Old Junior Preferred Stock and Old Common Stock are to be canceled. As part of the reorganization, retention bonuses payable to members of the Management Group will, pursuant to the amended and restated agreements set forth in Exhibit H to the Plan, be paid in a combination of cash and New Common Stock. The impact of the foregoing on the Company's balance sheet is as follows:

                     ACCRUED
                    SALARIES,               CONTINGENT  SENIOR
         ACCRUED    BENEFITS &     DEBT       NOTES    PREFERRED  CAPITAL   RETAINED
         INTEREST  WITHHOLDINGS OBLIGATIONS  PAYABLE     STOCK     STOCK    EARNINGS
         --------  ------------ ----------- ---------- ---------  --------  --------
   (1)   ($25,397)               ($243,941)  $33,907              $122,400  $113,031
   (2)                                                 ($36,086)              36,086
   (3)                                                             (21,957)   21,957
   (4)               ($1,518)          588                             930
         --------    -------     ---------   -------   --------   --------  --------
         ($25,397)   ($1,518)    ($243,353)  $33,907   ($36,086)  $101,373  $171,074

--------
(1) Reflects the exchange of the 10.25% Notes, the 10.85% Notes, and the 7% Subordinated Debentures for $14 million in cash, 9,924,623 shares of New Common Stock, and Contingent Notes. In addition, prepaid trustee fees will be expensed. The accrued interest and carrying values of the various note issues are expected to be as follows on the Effective Date:

                                       INTEREST
                                        DUE AT  REORGANIZATION CARRYING ACCRUED
                            FACE VALUE MATURITY    DISCOUNT     VALUE   INTEREST
                            ---------- -------- -------------- -------- --------
   10.25% Notes............  $ 76,773  $ 6,517     ($1,477)    $ 81,813 $ 8,365
   10.85% Notes............   109,247    7,182      (1,995)     114,434  12,623
   7% Subordinated
    Debentures.............    54,071               (6,377)      47,694   4,455
                             --------  -------     -------     -------- -------
     Total.................  $240,091  $13,699     ($9,849)    $243,941 $25,443

(2) Reflects the cancellation of Old Senior Preferred Stock. For purposes of this Disclosure Statement, the New Warrants have not been assigned a value.
(3) Reflects the cancellation of Old Junior Preferred Stock and Old Common
    Stock.
(4) Reflects payment of management retention bonuses in a combination of cash and 75,377 shares of New Common Stock.

  (b) On the Effective Date, Reorganized JPS is expected to obtain a new working capital facility, pay fees and expenses related thereto and pay fees and expenses of professionals for services rendered during the pendency of the chapter 11 case. The impact of such costs on the Company's balance sheet is as follows:

         DEFERRED   OTHER
         FINANCING ACCRUED     DEBT     RETAINED
           COSTS   EXPENSES OBLIGATIONS EARNINGS
         --------- -------- ----------- --------
   (1)    ($  71)                       ($   71)
   (2)     1,800              $1,800
   (3)              ($300)     2,200     (1,900)
          ------    -----     ------    -------
          $1,729    ($300)    $4,000    ($1,971)

--------
(1) Reflects the write-off of deferred financing fees related to the existing Credit Agreement.
(2) Reflects the payment of new financing fees in connection with the Company obtaining a post-reorganization working capital facility. The Company expects to amortize such fees over three years.
(3) Reflects the Effective Date payment of fees and expenses to professionals retained in the chapter 11 case with borrowings under the post-reorganization working capital facility.

  (c) Pursuant to the Plan, as a condition to the occurrence of the Effective Date, JPS or its subsidiaries will have sold all the securities of Gulistan Holdings Inc. received as part of the consideration for the sale of the assets of the Company's former carpet business in 1995 (the "Gulistan Securities"). Due to uncertainties regarding valuation, no estimate of proceeds from such sale has been made. This adjustment reflects the elimination of these assets from the Company's balance sheet and the $14 million cash distribution to Class 4. Proceeds from the sale of the Gulistan Securities, constituting the Secured Lenders' collateral under the Credit Agreement, will be applied to reduce the amounts outstanding under the Credit Agreement, unless otherwise agreed by the Secured Lenders.

  (d) The Plan is expected to substantially deleverage Reorganized JPS. Accordingly, the reserve established against the Company's deferred tax assets, consisting primarily of net operating loss carryforwards, will be reduced by $9,745.

  (e) The Company proposes to account for the reorganization and the related transactions using the principles of fresh start accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). The Company has estimated a range of reorganization value, excluding any amounts related to the assets or liabilities of JPS Capital, between $194 million and $238 million. For purposes of determining reorganization value, the Company used the midpoint of that range ($216 million), $123.3 million of which value is attributable to shareholders' equity. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. The unallocated portion of the reorganization value is classified as Excess Reorganization Value and is amortized over a specified period. Based upon preliminary discussions, the Company expects to amortize the Excess Reorganization Value over 20 years. For the purposes of this presentation, book values have been assumed to equal fair values except for specific items in which quantifiable data is currently available. Such differences are detailed in footnotes (f) and (g) below. The Company is currently performing independent appraisals of various assets, including its fixed assets, which could lead to additional pro forma adjustments to book values and result in a different Excess Reorganization Value as of the Effective Date. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock and the New Warrants after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. The Company does not make any representation as to the trading value of shares or warrants to be issued pursuant to the Plan.

  (f) As of the Effective Date, unamortized gains and losses related to the Company's pension plan will be fully recognized.

  (g) As of the Effective Date, unamortized gains and losses related to the Company's non-pension post-retirement employee benefit plans will be fully recognized.

  2. Condensed Consolidated Projected Balance Sheets (Unaudited)

                                                       PROJECTED
                          -------------------------------------------------------------------
                          NOVEMBER 1, 1997 OCTOBER 31, 1998 OCTOBER 30, 1999 OCTOBER 28, 2000
                          ---------------- ---------------- ---------------- ----------------
                                                    (IN THOUSANDS)
ASSETS
Cash....................      $    696         $    591         $    591         $    591
Accounts receivable.....        76,465           79,678           82,585           84,216
Inventories.............        45,944           47,898           49,511           49,996
Other current assets....         2,093            2,154            2,205            2,247
                              --------         --------         --------         --------
Total current assets....       125,198          130,321          134,892          137,050
                              --------         --------         --------         --------
Property, plant and
 equipment, net.........       128,926          133,196          137,346          140,476
Deferred financing
 costs..................         1,669            1,051              463               13
Prepaid (accrued)
 pension cost...........        (4,127)            (281)           2,403            5,649
Other assets............        34,281           35,605           36,995           38,439
Excess reorganization
 value..................        30,709           29,154           27,599           26,045
                              --------         --------         --------         --------
Total assets............      $316,656         $329,046         $339,698         $347,672
                              ========         ========         ========         ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Accounts payable........      $ 25,292         $ 26,449         $ 27,341         $ 27,825
Accrued interest........         1,087            1,135            1,072              961
Accrued salaries,
 benefits and
 withholdings...........        10,712           11,687           12,438           13,014
Other accrued expenses..        11,270            9,542            9,075            8,963
Current portion of long-
 term debt..............         2,164              689              632              632
                              --------         --------         --------         --------
Total current
 liabilities............        50,525           49,502           50,558           51,395
                              --------         --------         --------         --------
Long-term debt..........        94,825           97,411           91,960           82,165
Contingent notes
 payable................        34,238           35,575           36,965           38,409
Deferred income tax
 liability (asset)......        (5,859)          (3,104)             507            3,074
Other long-term
 liabilities............        18,172           18,298           18,996           19,852
Capital stock...........       123,330          123,330          123,330          123,330
Retained earnings.......         1,425            8,034           17,382           29,447
                              --------         --------         --------         --------
Total liabilities and
 shareholders' equity...      $316,656         $329,046         $339,698         $347,672
                              ========         ========         ========         ========


See operating assumptions in subsection 5, below.

  3. Condensed Consolidated Projected Statements of Operations (Unaudited)

                                                         PROJECTED
                          ------------------------------------------------------------------------
                                                                FISCAL YEAR ENDING
                          THIRTEEN WEEKS ENDING --------------------------------------------------
                            NOVEMBER 1, 1997    OCTOBER 31, 1998 OCTOBER 30, 1999 OCTOBER 28, 2000
                          --------------------- ---------------- ---------------- ----------------
                                                       (IN THOUSANDS)
Net sales...............        $112,783            $442,846         $458,374         $467,025
Cost of sales...........          95,441             377,986          387,823          391,410
                                --------            --------         --------         --------
Gross profit............          17,342              64,860           70,551           75,615
% of sales..............           15.38%              14.65%           15.39%           16.19%
Selling, general and
 administrative
 expenses...............          10,427              44,052           45,625           46,910
                                --------            --------         --------         --------
Operating income........           6,915              20,808           24,926           28,705
Other expenses, net.....            (275)               (400)             --               --
                                --------            --------         --------         --------
Income before interest
 and taxes..............           6,640              20,408           24,926           28,705
Interest expense, net of
 investment income......           4,103               8,795            8,896            8,293
                                --------            --------         --------         --------
Income before taxes.....           2,537              11,613           16,030           20,412
Income taxes............           1,112               5,004            6,682            8,347
                                --------            --------         --------         --------
Net income..............        $  1,425            $  6,609         $  9,348         $ 12,065
                                ========            ========         ========         ========
EBITDA..................        $ 11,918            $ 42,776         $ 45,466         $ 47,344
                                ========            ========         ========         ========





See operating assumptions in subsection 5, below.

  4. Condensed Consolidated Projected Cash Flow Statements (Unaudited)

                                                        PROJECTED
                         ------------------------------------------------------------------------
                                                               FISCAL YEAR ENDING
                         THIRTEEN WEEKS ENDING --------------------------------------------------
                           NOVEMBER 1, 1997    OCTOBER 31, 1998 OCTOBER 30, 1999 OCTOBER 28, 2000
                         --------------------- ---------------- ---------------- ----------------
                                                      (IN THOUSANDS)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income.............       $  1,425            $  6,609         $  9,348         $ 12,065
 Depreciation and
  amortization..........          4,889              20,813           18,985           17,084
 Amortization of excess
  reorganization value..            389               1,555            1,555            1,555
 Interest accretion and
  amortization..........            158                 618              588              450
 Payments on warranty
  and product
  liability claims......           (750)             (1,250)            (750)            (182)
 Other, net.............            126              (2,971)          (1,804)          (2,393)
 Changes in working
  capital:
  Accounts receivable...           (249)             (3,213)          (2,907)          (1,631)
  Inventory.............          1,601              (1,954)          (1,613)            (485)
  Other assets..........             29                (251)            (276)            (255)
  Accounts payable......          1,887               1,157              892              484
  Accrued expenses and
   other liabilities....          2,372               2,551            4,400            3,102
                               --------            --------         --------         --------
   Subtotal.............         11,877              23,664           28,418           29,794
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Property additions.....        (13,692)            (24,880)         (22,910)         (20,000)
                               --------            --------         --------         --------
   Subtotal.............        (13,692)            (24,880)         (22,910)         (20,000)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Long term debt
  borrowings
  (repayments), net.....          1,815               1,111           (5,508)          (9,794)
                               --------            --------         --------         --------
Decrease in cash during
 period.................       $      0            $   (105)        $      0         $      0
                               ========            ========         ========         ========


See operating assumptions in subsection 5, below.

  5. Operating Assumptions

  The projections are based upon a detailed build-up by product line and division. The following summarizes the impact of the underlying divisional assumptions on the consolidated results.

    a. Projected Statements of Operations

      Sales. Sales, in 1999 and 2000, are projected to grow by 3.5% and 1.9%, respectively. The growth is driven by Elastomerics and the glass fabrics division of C&I ("Glass"), while sales by the apparel fabrics division of C&I ("Converter") are projected to remain relatively flat.

      Gross Margin. Gross margin is projected to improve from 14.7% in 1998 to 16.2% in 2000. A portion of this increase is due to a decrease in depreciation expense as assets purchased in the 1988 buyout become fully depreciated. For purposes of these projections, depreciation expense under the fresh start principles of SOP 90-7 issued by the AICPA is assumed to equal depreciation expense expected if such fresh start principles were not applied. Gross margin before depreciation expense, which eliminates the depreciation run-off effect, is expected to increase from 19.4% in 1998 to 19.9% in 2000. This improvement is attributable to certain cost savings that are expected to be realized from projected capital expenditures.

      Selling, General and Administrative. Selling, general and administrative expenses are projected to remain stable at approximately 10.0% of sales over the projection period. For the projection period, S,G&A expenses exclude non-recurring restructuring charges but include amortization of excess reorganization value over a 20-year period.

      Interest Expense. Interest expense is associated with borrowings under the post-reorganization working capital facility and miscellaneous equipment financings at an average interest rate of 8.5%. Deferred financing fees on the post-reorganization working capital facility are amortized over three years and included in interest expense.

      Income Tax. Income tax expense is calculated assuming a 38% effective tax rate. Book income taxes are calculated as the effective tax rate times taxable income before amortization of excess reorganization value. Cash tax expense is calculated after giving effect to certain differences in taxable income for tax purposes, including the amortization of excess reorganization value and differences in depreciation expense and pension expense. In addition, the Company anticipates utilizing its NOL carryforward, subject to limitation under Section 382 of the Tax Code and any adjustments required by reason of an examination by any taxing authority, to partially offset its tax liability. See Section XI.A, below, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN--Consequences to JPS."

    b. Projected Balance Sheets and Statements of Cash Flow

      Working Capital. Working capital items are projected based on the Company's experience and expectation of the marketplace during the projection period. Working capital trends, including seasonal impacts, are projected to approximate such trends in 1996 and 1997. The factors driving the projections (i.e., days receivable, days payable, inventory turns) are assumed to remain relatively constant throughout the projection period.

      Capital Expenditures. Capital expenditures are projected on a project-by-project basis as identified by management in long range capital budgets. The capital expenditures give rise to significant cost savings, directly improving margins. Based on the project build-up, capital expenditures at the consolidated level are expected to decrease from 5.6% of sales in 1998 to 4.3% of sales, which is comparable to other publicly traded textile companies, in 2000.

      Contingent Notes Payable. The Contingent Notes payable and the assets of JPS Capital which are included as Other assets in the accompanying Condensed Consolidated Projected Balance Sheets reflect no assumption as to the maturity date for the Contingent Notes.

B. VALUATION

  Two methodologies were used to derive the value of Reorganized JPS based on the projections: (i) a comparison of the Company and its projected performance to how the market values companies in comparable lines of business, and (ii) a calculation of the present value of the free cash flows under the projections, including an assumption for a terminal value.

  The market-based approach involves identifying a group of publicly traded companies whose businesses or product lines are comparable to the Company as a whole or significant portions of the Company's operations, and then calculating ratios of various financial results to the public market values of the companies. The ranges of ratios derived are then applied to the Company's projected financial results (on a consolidated basis) to derive a range of implied values. The discounted cash flow approach involves deriving the unleveraged free cash flows that the Company (on a consolidated basis) would generate assuming the projections were realized. These cash flows and an estimated value of the Company (on a consolidated basis) at the end of the projected period are discounted to the present at the Company's estimated post-restructuring weighted average cost of capital to determine the Company's enterprise value (on a consolidated basis). In addition, the Company estimates that it will retain certain net operating loss carryforwards through the restructuring. Subject to certain limitations, the Company believes that it will be able to offset taxable income in determining its cash tax liability. The value of these cash tax savings has been added to the Company's estimated enterprise value.

  ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF MANAGEMENT'S BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

  Based upon the methods described above, the estimated enterprise value for Reorganized JPS is between $194.0 million and $238.0 million, with a mid-point value of $216.0 million. After deducting the estimated long-term indebtedness of the Company of $92.7 million, the estimated total value of the New Common Stock is between $101.3 million and $145.3 million, with a mid-point value of $123.3 million. Based upon the uncertainties attendant to the appreciation in the value of the New Common Stock which, in turn, will affect the actual value of the New Warrants, JPS has not assigned a value to the New Warrants for purposes of calculating either the value of the New Common Stock or the value of the New Warrants. Therefore, assuming 10 million shares of New Common Stock will be issued on the Effective Date, the New Common Stock is estimated to be valued at the mid-point value of approximately $123.3 million, or approximately $12.33 per share. The foregoing analysis also excludes the funds in JPS Capital as well as the value, if any, of the Contingent Notes because under the Plan, such notes are to be satisfied only to the extent of funds in JPS Capital upon maturity.

  THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED.

  THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

                                      VI.

                         CERTAIN FACTORS AFFECTING JPS

A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS

  1. Failure to Satisfy Vote Requirement

  If votes are received in number and amount sufficient to enable a Bankruptcy Court to confirm the Plan, JPS intends to file a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, JPS may nevertheless file a petition for relief under chapter 11 of the Bankruptcy Code. In such event, JPS may seek to accomplish an alternative restructuring of its capitalization and its obligations to creditors and equity holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to JPS's bondholders, other creditors, and Old Senior Preferred Stock equity holders, as those proposed in the Plan.

  2. Risk of Non-Confirmation of the Plan

  Although JPS believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

  3. Nonconsensual Confirmation

  In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent's request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any "insider" in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Section VIII.B.2, below, entitled "CONFIRMATION OF THE PLAN--Requirements for Confirmation of the Plan-- Nonconsensual Confirmation." JPS believes that the Plan satisfies these requirements, and reserves the right to request such nonconsensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. In the event of a nonconsensual confirmation, holders of claims in Class 4 and Class 5, and holders of equity interests in Class 8, will receive the alternative treatment specified for such classes. See Section IV.B, above, entitled "THE JOINT PLAN OF REORGANIZATION--Classification and Treatment of Claims and Equity Interests Under the Plan."

  4. Risk of Non-Occurrence of the Effective Date

  Although JPS believes that the Effective Date may occur as soon as eleven days after the Confirmation Date, there can be no assurance as to such timing. Moreover, if the conditions precedent to the Effective Date have not occurred or been waived within six months after the Confirmation Date, the Bankruptcy Court may vacate the order confirming the Plan, in which event, the Plan would be deemed null and void, and JPS may propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan.

  5. Effect of JPS's Chapter 11 Case on the Subsidiaries

  The commencement of a chapter 11 case by JPS may adversely affect the businesses of its operating subsidiaries. JPS believes that any such adverse effects may worsen during the pendency of a protracted chapter 11 case. JPS does not anticipate the commencement of a chapter 11 case for any of its subsidiaries. Certain creditors may have the legal right to take actions with respect to the subsidiaries due to the commencement of a case by JPS. In the event such creditors seek to do so, the subsidiaries will not have the benefit of the "automatic stay." Although there can be no assurance, JPS believes that such actions would not have a material adverse effect on the business or financial condition of the subsidiaries, and therefore, on JPS. In addition, although JPS believes it will obtain a new working capital facility for the Company prior to the expiration of the Credit Agreement, there can be no assurance that in the event of a protracted chapter 11 case it will be able to do so. If the case is protracted and JPS is unable to obtain a new facility, JPS believes that the business and financial condition of its subsidiaries, and therefore of JPS, would be materially adversely affected.

B. FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN

  1. Competitive Conditions

  The textile industry is highly competitive and includes a number of participants with aggregate sales and financial resources greater than those of JPS and its subsidiaries. However, at present, most market segments are dominated by a small number of competitors with no single company dominating the industry. Although no customer accounts for more than 10% of the Company's sales, the loss of certain customers could have a material adverse effect on sales. In addition, JPS's business plan is premised upon the existence of certain conditions in the largest of these markets in which the Company participates, including women's apparel, roofing, and fiberglass products for electrical circuitboards, as well as the Company's ability to expand into the Mexican, European, and Asian markets. There are no assurance that such conditions will be maintained or occur or that the Company's expansion into new markets will be successful.

  The Company has, where possible, diversified its supplier base to avoid a disruption of supply. In most cases, its raw materials are staple goods that are readily available from numerous domestic fiber and chemical manufacturers. For several products, however, branded goods or other circumstances prevent such diversification, and an interruption of the supply of these raw materials could have a significant negative impact on the Company's ability to produce certain products.

  2. Capital Requirements

  The business of Reorganized JPS and its subsidiaries is expected to have substantial capital expenditure needs. While JPS's projections assume that the Company will generate sufficient funds to meet its capital expenditure needs for the foreseeable future, the Company's ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

  3. Variances from Projections

  The fundamental premise of the Plan is the deleveraging of JPS and the implementation and realization of JPS's business plan, as reflected in the projections contained in this Disclosure Statement. The projections reflect numerous assumptions concerning the anticipated future performance of Reorganized JPS and its subsidiaries, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to increase gross margins and control future operating expenses. JPS believes that the assumptions underlying the projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of Reorganized JPS. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, and such variations may be material and adverse.

  Moreover, the estimated percentage recoveries by holders of allowed claims in Classes 4 and 5 and allowed equity interests in Class 8 are based upon JPS's estimate of the value of the New Common Stock. Because the market and economic conditions upon which such value is based are beyond the control of JPS, the actual results achieved necessarily will vary from the estimate. Such variations may be material and adverse.

  4. Disruption of Operations

  The commencement and pendency of JPS's chapter 11 case could adversely affect the Company's relationships with its customers and suppliers, as well as the Company's ability to retain or attract high quality employees. In such event, weakened operating results may occur that could give rise to variances from JPS's projections.

  5. Lack of Trading Market

  Reorganized JPS will enter into, on the Effective Date, a registration rights agreement under which it will seek to register the New Common Stock pursuant to a "shelf registration." The Plan requires Reorganized JPS to use its best efforts to effectuate a listing of the New Common Stock on a national securities exchange or NASDAQ as of the Effective Date. In addition, the Plan provides that Reorganized JPS will use its best efforts to cause to be filed with the Securities and Exchange Commission on the Effective Date a registration statement on Form 10 under the Exchange Act with respect to the New Common Stock and to maintain its status as a reporting company under the Exchange Act. While such registration is expected to facilitate the trading of the New Common Stock on a national securities exchange or NASDAQ, there can be no assurance that any such securities would be so listed or included or that an active trading market for the securities would develop and continue. In addition, there can be no assurance as to the degree of price volatility in the market for any of the new securities that does develop. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any such sale may occur. If such markets were to exist, the securities could trade at prices higher or lower than the value ascribed to them in this Disclosure Statement, depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, Reorganized JPS and its subsidiaries.

  6. Dividend Policies

  JPS does not anticipate that any dividends will be paid on the New Common Stock in the foreseeable future. In addition, the covenants in the post-reorganization credit facility may limit the ability of Reorganized JPS to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit their ability to invest in New Common Stock.

  7. Holding Company Structure

  The Company presently operates, and after consummation of the Plan will continue to operate, exclusively through its subsidiaries. The subsidiaries are the primary obligors under the existing Credit Agreement, and JPS anticipates that after the Effective Date, the subsidiaries will be the primary obligors under the post-reorganization working capital facility. Accordingly, subsequent to consummation of the Plan, claims of the post-reorganization working capital facility lenders and claims of trade and other creditors of Reorganized JPS's subsidiaries will have a priority over the creditors of Reorganized JPS with respect to the subsidiaries' earnings.

  8. Contingent Notes

  The principal amount of the Contingent Notes, the amount of interest payable, and the date of maturity are dependent upon the occurrence of the events discussed in Section IV.C.2, above, entitled "THE JOINT PLAN OF REORGANIZATION--Securities to Be Issued Pursuant to the Plan--Contingent Notes." There is no assurance as to the extent to which the contingencies will occur. Depending upon the ultimate resolution of such contingencies, the value of the Contingent Notes will vary, and under certain circumstances, the Contingent Notes may have no value. Given the fact that the value of the Contingent Notes is directly dependent upon the outcome of the possible contingent tax liabilities, and in light of the uncertainty that exists with respect to such outcome, there can be no assurance as to the actual value of the Contingent Notes. The Contingent Notes will be treated by JPS Capital and the holders thereof as equity solely for tax purposes and for all other purposes shall be deemed to be indebtedness of JPS Capital.

C. CERTAIN TAX MATTERS

  For a summary of certain federal income tax consequences of the Plan to holders of claims and equity interests and to JPS, see Section XI, below, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN."

D. PENDING LITIGATION OR DEMANDS ASSERTING PREPETITION LIABILITY

  As of the date of this Disclosure Statement, there were no pending demands or litigation asserting prepetition liability which JPS believes will have a material adverse effect upon the operations or financial position of JPS, Reorganized JPS, or its subsidiaries if determined unfavorably to the Company. Warranties with respect to roofing products sold by Elastomerics and JPS's predecessor, J.P. Stevens & Co., Inc., will continue to be honored by Elastomerics in the ordinary course of business. The reserves established for such claims are updated quarterly, and in JPS's belief, are reasonable. For further discussion, see Note 9 "Commitments and Contingencies" to Item 8 "Financial Statements and Supplementary Data" in the Annual Report on Form 10-K attached as Exhibit 2 to this Disclosure Statement.

  JPS sponsors a pension plan that is covered by the Plan Termination Insurance Program administered by the PBGC under Title IV of the Employee Retirement Income Security Act of 1974. Prior to the commencement of JPS's solicitation, the PBGC informed JPS that its pension plan was underfunded by approximately $45 million on a PBGC termination basis. The PBGC asserts that the amount of its contingent claim is determined by statute and PBGC regulations, and is subject to change based on many factors. JPS and its counsel disagree with the PBGC's estimate of its contingent claim, which the pension plan's actuary estimates to be approximately $27 million. In any event, however, the PBGC's claim is entirely contingent upon circumstances which, under the Plan, are not intended to occur. Specifically, the Plan provides that JPS's pension plan will continue and be unaffected by confirmation. Therefore, if the Plan is confirmed and consummated, the pension plan will not be terminated and no amounts will be owing to the PBGC by JPS or any of its non-debtor subsidiaries therefor.

                                     VII.

                      VOTING PROCEDURES AND REQUIREMENTS

A. VOTING DEADLINE

  IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 4 AND CLASS 5, AND THE HOLDERS OF EQUITY INTERESTS IN CLASS 8, EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of claims and equity interests entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.

  JPS has engaged The Altman Group, Inc. as its Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO COUNT, YOUR VOTE MUST BE RECEIVED AT THE FOLLOWING ADDRESS BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON JULY 28, 1997:

 JPS TEXTILE GROUP, INC. C/O THE ALTMAN GROUP, INC.60 EAST 42ND STREET, SUITE
                         1241NEW YORK, NEW YORK 10165

  IF YOU HAVE BEEN INSTRUCTED TO RETURN YOUR BALLOT TO YOUR BANK, BROKER, OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT AT THIS ADDRESS BEFORE THE VOTING DEADLINE.

  IF A BALLOT IS DAMAGED OR LOST, OR FOR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, YOU MAY CONTACT JPS'S VOTING AGENT, THE ALTMAN GROUP, INC. ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT THE ADDRESS SPECIFIED ABOVE OR BY TELEPHONING: (212) 681-9600.

B. HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

  The claims and equity interests in the following classes are impaired under the Plan and entitled to receive a distribution; consequently, each holder of such claim or equity interest, as of the June 20, 1997 record date established by JPS for purposes of this solicitation, may vote to accept or reject the
Plan:

  Class 4 -- Senior Note Claims
             (Holders of 10.85% Notes and 10.25% Notes)

  Class 5 -- Subordinated Debenture Claims
             (Holders of 7% Subordinated Debentures)

  Class 8 -- Senior Preferred Stock Interests
             (Holders of Old Senior Preferred Stock)

C. VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

  The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of claims occurs only if at least two-thirds in dollar amount and a majority in number of the holders of claims voting cast their Ballots in favor of acceptance. HOLDERS OF CLAIMS IN CLASS 4 AND CLASS 5 SHOULD VOTE THE AGGREGATE FACE AMOUNT OF THEIR NOTES OR DEBENTURES. In order to calculate the precise vote for those classes, interest on the principal amounts voted will be added by JPS (or its Voting Agent), and a minor adjustment will be made to the principal amount of the 10.25% Notes voted to account for unaccreted original issue discount which is unmatured interest and is disallowed under the Bankruptcy Code.

  The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by holders of at least two-thirds in amount of interests of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of equity interests occurs only if the holders of at least two-thirds in amount of equity interests voting cast their Ballots in favor of acceptance.

  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D. VOTING PROCEDURES

  JPS is providing copies of this Disclosure Statement, Ballots, and where appropriate, Master Ballots, to all registered holders (as of the June 20, 1997 record date) of 10.85% Notes or 10.25% Notes in Class 4, 7% Subordinated Debentures in Class 5, and Old Senior Preferred Stock in Class 8. Registered holders may include brokers, banks, and other nominees. If such registered holders do not hold for their own accounts, they or their agents (collectively with such registered holders, "Nominees") should provide copies of this Disclosure Statement and appropriate Ballots to their customers and to beneficial owners. Any beneficial owner who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.

  1. Holders of Class 4 Senior Note Claims, Class 5 Subordinated Debenture Claims, andClass 8 Senior Preferred Stock Interests

    Beneficial Owners. Any beneficial owner, as of the June 20, 1997 record date, of 10.85% Notes, 10.25% Notes, 7% Subordinated Debentures, or Old Senior Preferred Stock in his, her, or its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Voting Agent for instructions.

  Any beneficial owner holding, as of the June 20, 1997 record date, 10.85% Notes, 10.25% Notes, 7% Subordinated Debentures, or Old Senior Preferred Stock in "street name" through a Nominee can vote by completing and signing the Ballot (unless the Ballot has already been signed, or "prevalidated," by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Voting Agent before the Voting Deadline of 5:00 p.m. (Eastern Time) on July 28, 1997. Any Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Voting Agent. IF YOUR BALLOT HAS ALREADY BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE, YOU MUST COMPLETE THE BALLOT AND RETURN IT DIRECTLY TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

    Nominees. A Nominee which is the registered holder for a beneficial owner, as of the June 20, 1997 record date, of 10.85% Notes, 10.25% Notes, 7% Subordinated Debentures, or Old Senior Preferred Stock, can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

    The Nominee may "prevalidate" a Ballot by (i) signing the Ballot, (ii) indicating on the Ballot the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such securities are held by the Nominee, and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then indicate his, her or its vote in Item 2 (and as to beneficial owners of 10.85% Notes, 10.25% Notes, and 7% Subordinated Debentures, complete the information requested in Item 3, if appropriate) of the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

                                      OR

    If the Nominee elects not to "prevalidate" Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote in Item 2 (and as to beneficial owners of 10.85% Notes, 10.25% Notes, and 7% Subordinated Debentures, complete the information requested in Item 3, if appropriate) of the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should be retained by Nominees for inspection for at least one year from the Voting Deadline. Please note: The Nominee should advise the beneficial owners to return their Ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Voting Agent so that the Master Ballot is received by the Voting Agent before the Voting Deadline.

    Securities Clearing Agencies. JPS expects that each of The Depository Trust Company and The Philadelphia Depository Trust Company, as the nominee holder of 10.85% Notes, 10.25% Notes, 7% Subordinated Debentures, and Old Senior Preferred Stock will arrange for its respective participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, each participant will be authorized to vote its June 20, 1997 record date positions held in the name of such securities clearing agencies.

    Other. If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and unless otherwise determined by JPS, must submit proper evidence satisfactory to JPS of their authority to so act.

  For purposes of voting to accept or reject the Plan, the beneficial owners of such securities will be deemed to be the "holders" of such claims or equity interests, as the case may be, represented by such securities.

  All claims in a Class that are voted by a beneficial owner must be voted either to accept or to reject the Plan and may not be split by the beneficial owner within such Class. In addition, because the Plan classifies the 10.85% Notes and the 10.25% Notes together in Class 4, any holder of both 10.85% Notes and 10.25% Notes must vote all such notes either to accept or reject the Plan, and may not split a vote between them. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots which are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. JPS, in its discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.

  Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, JPS may, in its sole discretion, reject such Ballot or Master Ballot as invalid, and therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court.

  In the event of a dispute with respect to a claim or equity interest, any vote to accept or reject the Plan cast with respect to such claim or equity interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

  JPS IS NOT AT THIS TIME REQUESTING THE DELIVERY OF, AND NEITHER JPS NOR THE VOTING AGENT WILL ACCEPT, CERTIFICATES REPRESENTING ANY NOTES OR EQUITY SECURITIES. PRIOR TO THE EFFECTIVE DATE, JPS WILL FURNISH ALL SUCH HOLDERS WITH APPROPRIATE LETTERS OF TRANSMITTAL TO BE USED TO REMIT SUCH SECURITIES IN EXCHANGE FOR THE DISTRIBUTION UNDER THE PLAN. INFORMATION REGARDING SUCH REMITTANCE PROCEDURE (TOGETHER WITH ALL APPROPRIATE MATERIALS) WILL BE DISTRIBUTED BY JPS AFTER CONFIRMATION OF THE PLAN.

  2. Withdrawal of Ballot or Master Ballot

  Any voter who has delivered a valid Ballot or Master Ballot may withdraw its vote by delivering a written notice of withdrawal to the Voting Agent before the Voting Deadline. To be valid, the notice of withdrawal must (a) describe the claim or equity interest to which it relates, (b) be signed by the party who signed the Ballot or Master Ballot to be revoked, and (c) be received by the Voting Agent before the Voting Deadline. JPS may contest the validity of any withdrawals.

  Any holder who has delivered a valid Ballot or Master Ballot may change its vote by delivering to the Voting Agent a properly completed subsequent Ballot or Master Ballot so as to be received before the Voting Deadline. In the case where more than one timely, properly completed Ballot or Master Ballot is received, only the Ballot or Master Ballot that bears the latest date will be counted.

                                     VIII.

                           CONFIRMATION OF THE PLAN

A. CONFIRMATION HEARING

  Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. As promptly as practicable after the commencement by JPS of its chapter 11 case, JPS will request the Bankruptcy Court to schedule a confirmation hearing. Notice of the confirmation hearing will be provided to all known creditors and equity holders or their representatives. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objectant, the nature and amount of claims or interests held or asserted by the objectant against JPS's estate or property, and the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, Attorneys for JPS, 767 Fifth Avenue, New York, New York 10153, Attention: Michael F. Walsh, Esq. and Sharon Youdelman, Esq., (ii) The United States Trustee for the Southern District of New York, 80 Broad Street, Third Floor, New York, New York 10004,
Attention: Carolyn S. Schwartz, Esq., (iii) Fried, Frank, Harris, Shriver & Jacobson, Attorneys for the Unofficial Bondholder Committee, One New York Plaza, New York, New York 10004, Attention: Brad Eric Scheler, Esq. and Lawrence A. First, Esq., and (iv) the attorneys for any official committee of unsecured creditors that may be appointed in JPS's chapter 11 case, so as to be received no later than the date and time designated in the notice of the confirmation hearing.

  Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B. REQUIREMENTS FOR CONFIRMATION OF THE PLAN

  1. Consensual Confirmation

    a. General Requirements. At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

      (1) The Plan complies with the applicable provisions of the Bankruptcy Code.

      (2) JPS has complied with the applicable provisions of the Bankruptcy
    Code.

      (3) The Plan has been proposed in good faith and not by any means proscribed by law.

      (4) Any payment made or promised by JPS or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the Plan and incident to the chapter 11 case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

      (5) JPS has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of JPS, an affiliate of JPS participating in the Plan with JPS, or a successor to JPS under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and JPS has disclosed the identity of any insider that will be employed or retained by JPS, and the nature of any compensation for such insider.

      (6) With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's claim or equity interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if JPS were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test," in subsection 1.b, below.

      (7) Except to the extent the Plan meets the "Nonconsensual
    Confirmation" standards discussed in subsection 2 below, each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan.

      (8) Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims.

      (9) At least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class.

      (10) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of JPS or any successor to JPS under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility," in subsection 1.c, below.

      (11) The Plan provides for the continuation after the Effective Date of payment of all Retiree Benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period JPS has obligated itself to provide such benefits.

JPS believes that each of the foregoing elements will be satisfied.

    b. Best Interests Test. As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accepts the plan or (b) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if JPS were liquidated under chapter 7 of the Bankruptcy Code on the effective date.

  The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of JPS's assets and properties in the context of a chapter 7 liquidation case. The total cash available would be the sum of the proceeds from the disposition of JPS's assets and the cash held by JPS at the time of the commencement of the chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of JPS's business and the use of chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

  JPS's costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by JPS during a chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by JPS both prior to, and during the pendency of, the chapter 11 case.

  The foregoing types of claims, costs, expenses, and fees and such other claims which may arise in a liquidation case or result from a pending chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.

  In applying the "best interests test," it is possible that claims and equity interests in the chapter 7 case may not be classified according to the seniority of such claims and equity interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all pre-chapter 11 unsecured claims which have the same rights upon liquidation would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from JPS's chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the claim held by each creditor. Therefore, creditors who claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a chapter 7 liquidation case.

  JPS believes that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full with interest. Consequently, and because the creditors of JPS are structurally subordinated to the prior payment of obligations owed by JPS's subsidiaries, JPS believes that in a chapter 7 case, holders of 7% Subordinated Debentures, Old Senior Preferred Stock, Old Junior Preferred Stock, and Old Common Stock would receive no distributions of property.

  After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects on the salability of the capital stock of the subsidiaries as a result of the departure of key employees and the loss of major customers and suppliers, and (iv) substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a chapter 11 case, JPS has determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of JPS under chapter 7 of the Bankruptcy Code.

  Moreover, JPS believes that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged.

  THE FOLLOWING LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF JPS WHICH CONSIST OF THE STOCK OF ITS SUBSIDIARIES. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE COMPANY'S ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.

                                                                 (IN THOUSANDS)
Estimated Disposition Value of the Operating Subsidiaries of
 JPS(a).........................................................    $133,020
Less: Credit Agreement..........................................     (85,777)
                                                                    --------
   Estimated Liquidation Proceeds from Operating Subsidiaries...      47,243
Plus: Proceeds from JPS Capital(b)..............................      49,432
Less: Chapter 7 Trustee Fees(c).................................      (5,474)
Less: Other Chapter 7 Administrative Expenses(d)................      (3,130)
Less: Chapter 11 Administrative Expenses........................      (2,200)
                                                                    --------
   Net Liquidation Proceeds.....................................      85,871
   Present Value of Net Liquidation Proceeds As of Assumed
    August 1, 1997 Effective Date(e)............................      81,875
Less: Priority Claims...........................................           0
                                                                    --------
   NET PROCEEDS DISTRIBUTABLE TO HOLDERS OF IMPAIRED CLAIMS AND
    IMPAIRED EQUITY INTERESTS...................................    $ 81,875
                                                                    ========

FOOTNOTES TO LIQUIDATION ANALYSIS

  (a) The Estimated Disposition Value of Operating Subsidiaries of JPS assumes that Elastomerics, Glass, and Converter are sold as going concerns. The estimated sales proceeds from Elastomerics and Glass are each based upon a multiple of estimated fiscal year 1997 EBITDA reduced by an allocation for corporate expenses, representing the overhead expenses a purchaser would incur, adjusted for a liquidation discount. The multiples take into account
(i) the current market valuation of comparable companies, (ii) certain company-specific information provided by senior management regarding the industry and the business and (iii) other relevant company and industry information. The liquidation discount takes into account the effect the liquidation process would have on the operations of the businesses including the impact on employees, suppliers and customers of the Company and the resulting impact on sales and cash flow. Given the current industry environment in which Converter competes and the significant capital expenditures the Company's operating plan assumes are needed to be made in that area, it is unlikely that a purchaser would evaluate a bid on the basis of an EBITDA multiple. Instead such purchaser may be willing to pay an amount approximately equal to the amount of debt an asset-based lender would loan in a borrowing base facility. Estimated liquidation proceeds from Converter were evaluated using both of these methods. If the Company were unable to find a party willing to purchase Converter as a going concern, it would likely liquidate the assets and pay off the liabilities with the proceeds. If the Company were to follow a true asset liquidation strategy, it would be required to pay shutdown, severance, and other costs which would arise at Converter likely resulting in significantly lower net liquidation proceeds from Converter.

  (b) Estimated value of the assets held by JPS Capital as of assumed January 31, 1998 end of liquidation period.

  (c) Trustee fees have been estimated at 3% of the sum of Estimated Disposition Value of Operating Subsidiaries of JPS and Proceeds from JPS Capital.

  (d) Includes fees for certain accounting, legal, and other professionals, including investment banking professionals, who would likely be required to assist the Trustee in case administration.

  (e) The Net Liquidation Proceeds have been discounted back to the Effective Date.

                         DISTRIBUTION OF NET PROCEEDS

  The following table sets forth an estimated distribution of the $81,875,000 in net proceeds distributable to holders of nonpriority unsecured claims and equity interests in a hypothetical chapter 7 liquidation of JPS on the Effective Date and a comparison to estimated recoveries under the proposed chapter 11 Plan. The distribution in such liquidation gives effect to strict enforcement of all contractual subordination provisions.

                CHAPTER 7                     CHAPTER 11
       ------------------------------ ------------------------------
       CLAIM OR                         CLAIM
        EQUITY      RECOVERY RECOVERY OR EQUITY RECOVERY    RECOVERY
CLASS  INTEREST       ($)      (%)    INTEREST    ($)         (%)
-----  ---------    -------- -------- --------- --------    --------
                       (DOLLARS IN THOUSANDS)
 4     $ 220,655    $74,170   33.61%  $ 220,655 $129,056(a)   58.49%(a)
 5     $  58,521    $     0       0%  $  58,521 $  7,344      12.55%
 6     $  29,000(b) $ 7,705   26.57%  $     250 $    250     100.00%
 7     $       0    $     0      --   $       0 $      0         --
 8     Senior             0      --   Senior          --(c)      --(c)
       Preferred                      Preferred
       Stock                          Stock
 9     Junior             0      --   Junior           0         --
       Preferred                      Preferred
       Stock                          Stock
 10    Common             0      --   Common           0         --
       Stock                          Stock

FOOTNOTES TO DISTRIBUTION OF NET PROCEEDS

  (a) Estimated recovery is based upon distribution of $14 million in cash and New Common Stock (as valued in Section V.B. of this Disclosure Statement), and excludes any value for the Contingent Notes.

  (b) JPS believes that the PBGC would hold a claim of approximately $27 million in the event of a chapter 7 liquidation of JPS. The pension funding requirement reflects the Company's estimate of the funding requirement upon the termination of the Company's pension plan. Additional claims of $2 million represent the Company's estimate of severance and other employee claims, lease rejection claims, and other general unsecured claims which would arise if the Company were to convert its case to a chapter 7 liquidation.

  (c) The value of the New Warrants depends on a significant increase in the value of the New Common Stock beyond the values specified in this Disclosure Statement. Accordingly, JPS has not assigned a value to the New Warrants in this Disclosure Statement.

  As illustrated by the foregoing, JPS believes that under the Plan, each holder of an impaired claim in Class 5 and each holder of an impaired equity interest will receive on account of such claim or equity interest, property of a value, as of the Effective Date, that is not less than the value such holder would receive if JPS were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. Accordingly, JPS believes the Plan satisfies the requirements of the best interests test set forth in section 1129(a)(7) of the Bankruptcy Code.

      c. Feasibility. The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan. For purposes of determining whether the Plan meets this requirement, JPS has analyzed its ability to meet its obligations thereunder. As part of this analysis, JPS has prepared the projections contained in Section V.A, above, entitled "PROJECTIONS AND VALUATION ANALYSIS--Projections." These projections are based upon the assumption that the Plan will be confirmed by the Bankruptcy Court, and for projection purposes, that the Effective Date of the Plan and its substantial consummation will take place as of August 1, 1997. The projections include (i) Pro Forma Condensed Consolidated Balance Sheet, (ii) Condensed Consolidated Projected Balance Sheets, (iii) Condensed Consolidated Projected Statements of Operations, and (iv) Condensed Consolidated Projected Cash Flow Statements, and (v) Operating Assumptions. Based upon the projections, JPS believes it will be able to make all payments required to be made pursuant to the Plan.

  2. Nonconsensual Confirmation

  The Bankruptcy Court may confirm the Plan over the dissent of any impaired class if the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such dissenting class. In the event Class 4 accepts the Plan, JPS intends to seek confirmation of the Plan notwithstanding the nonacceptance of one or more other impaired classes.

  No Unfair Discrimination. This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair." In the event Class 5 votes to reject the Plan, this test would require an analysis of the treatment afforded Class 5 under the Plan and an analysis of the treatment afforded Classes 4 and 6. Specifically, if Class 5 votes to reject the Plan, the property that would have been distributed to such class pursuant to the Plan will be distributed instead to Class 4. This alternative treatment is appropriate because the Bankruptcy Code would require the enforcement of the contractual subordination provisions between Class 4 and Class 5. Based on the value of the New Common Stock (and even if the Contingent Notes were to be valued at face (see discussion in Section IV.C.2, above, entitled "THE JOINT PLAN OF REORGANIZATION--Securities to Be Issued Pursuant to the Plan-- Contingent Notes," and Section V.B, above, entitled "PROJECTIONS AND VALUATION ANALYSIS--Projections")), Class 5 would receive no value if the subordination to Class 4 were strictly enforced. Accordingly, the Plan does not discriminate unfairly against Class 5 in favor of Class 4. Similarly, the treatment of Class 6 is also appropriate because the amount by which the recoveries by Class 6 holders under the Plan exceeds the recoveries by Class 6 holders in a liquidation represents value that would go entirely to Class 4 if the subordination provisions between Class 4 and Class 5 were strictly enforced. Accordingly, the Plan also does not discriminate unfairly against Class 5 in favor of Class 6.

  Fair and Equitable Test. This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

    Secured Claims. Each holder of an impaired secured claim either (i) retains its liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such claim or (ii) receives the "indubitable equivalent" of its allowed secured claim.

    Unsecured Claims. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan.

    Equity Interests. Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and
  (b) the value or the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan.

  JPS believes the Plan will satisfy the "fair and equitable" test in the event Class 5 or Class 8 votes to reject the Plan, and notwithstanding that Class 9 and Class 10 are deemed to reject the Plan, because, in each case, no class that is junior to such a dissenting class will receive or retain any property on account of the claims or equity interests in such class.

C.  EFFECTIVENESS OF THE PLAN

  1. Conditions Precedent to Effectiveness

  The Plan will be consummated, and the Effective Date will occur, on the first Business Day (or as soon thereafter as is practicable) after the date on which the following conditions have been satisfied or waived:

    a. The order confirming the Plan shall have become final;

    b. Reorganized JPS or its operating subsidiaries shall have executed an agreement for a working capital facility on terms reasonably satisfactory to the official committee of unsecured creditors appointed in the chapter 11 case (or if no such committee is appointed, the Unofficial Bondholder Committee);

    c. The Contingent Note Indenture shall have been duly qualified under the Trust Indenture Act of 1939;

    d. The restated certificates of incorporation for Reorganized JPS and JPS Capital, in the forms of Exhibits B and F, respectively, to the Plan, shall have been filed with the Secretary of State of the State of Delaware, in accordance with sections 101 and 303 of the Delaware General Corporation Law;

    e. All authorizations, consents, and regulatory approvals required (if any) in connection with the Plan's effectiveness shall have been obtained;

    f. As of the Effective Date, the aggregate prepetition claims against JPS, including all allowed claims and disputed claims (but excluding claims under the 10.85% Notes, 10.25% Notes, 7% Subordinated Debentures, the Credit Agreement, the existing agreements set forth on Exhibit M to the Plan, the employee benefit plans, programs, and policies of JPS in effect as of June 13, 1997, and any claims for which a bar date has not been set by the Bankruptcy Court), does not exceed $300,000;

    g. As of the Effective Date, the aggregate outstanding principal amount of long-term debt (as such term is defined under generally accepted accounting principles) of JPS's subsidiaries (excluding amounts owed under the post-reorganization working capital facility and Contingent Notes) does not exceed $6 million;

    h. JPS and/or its subsidiaries shall have sold all Gulistan Securities held by them;

    i. JPS shall have received approval from each of the Unofficial Bondholder Committee and any official committee of unsecured creditors appointed in the chapter 11 case or their counsel for any changes to the forms of those documents attached to the Plan that are necessary to consummate the transactions contemplated by the Plan; and

    j. All obligations outstanding as of the Effective Date under the Credit Agreement shall have been paid in full, in cash, or such other arrangement with respect to such obligations shall have been agreed to among JPS, the Secured Lenders, the Unofficial Bondholder Committee, and any official committee of unsecured creditors appointed in the chapter 11 case.

  Pursuant to the Plan, the conditions precedent described in items b and j of this subsection C.1 (relating to the Company's post-reorganization working capital facility and to payment of outstanding obligations under the Credit Agreement, respectively) may not be waived. However, with the prior written consent of the official committee of unsecured creditors (if one is appointed in the chapter 11 case) and the Unofficial Bondholder Committee, which pursuant to the Plan may not be unreasonably withheld, JPS may waive one or more of the other foregoing conditions to effectiveness, by a writing signed by an authorized representative and filed with the Bankruptcy Court.

  2. Effect of Failure of Conditions

  Pursuant to the Plan, if each of the conditions precedent to effectiveness has not been satisfied or duly waived by JPS before the first Business Day that is more than 179 days after the Confirmation Date, or such later date as is proposed and approved, the Bankruptcy Court may, after notice and a hearing, vacate the order confirming the Plan. In such event, the Plan will be null and void in all respects, and nothing contained in the Plan will (a) constitute a waiver or release of any claims against or equity interests in JPS or (b) prejudice in any manner the rights of JPS and the holders of claims against or equity interests. If, however, the conditions precedent to effectiveness are satisfied or duly waived prior to entry of such order of vacatur, then notwithstanding the filing of a motion therefor, the order confirming the Plan shall not be vacated.

  3. Effect of Confirmation

  Except as otherwise expressly provided in the Plan or in the order confirming the Plan, the rights afforded in the Plan and the treatment of all creditors and equity interest holders thereunder will be in complete satisfaction, discharge, and release of all claims and equity interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date, against JPS, its estate, its assets, and its properties and interests in property. Except as otherwise provided in the Plan, on the Effective Date, all such claims against and equity interests in JPS will be deemed satisfied, discharged, and released in full. All entities will be precluded from asserting against JPS, its successors, or its assets or properties, any other or further claims or equity interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

  As of the Effective Date, all persons and entities will be permanently enjoined and precluded from asserting against JPS, Reorganized JPS, and their respective assets and properties, any other claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Upon confirmation of the Plan, its provisions will bind JPS and its creditors and equity interest holders, whether or not they have filed proofs of claims or equity interests, have accepted the Plan, or are entitled to receive distributions thereunder.

                                      IX.

                             FINANCIAL INFORMATION

A. GENERAL

  The audited consolidated balance sheets for the fiscal years ended November 2, 1996 and October 28, 1995 and the related consolidated statements of operations, statements of senior redeemable preferred stock and shareholders' equity (deficit), and cash flows for each of the three years ended November 2, 1996, October 28, 1995, and October 29, 1994, of JPS and its subsidiaries are contained in Item 8 "Financial Statements and Supplementary Data" in the Annual Report on Form 10-K, a copy of which is annexed as Exhibit 2 to this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of claims and equity interests to better understand the Company's historical business performance and the impact of the chapter 11 case on the Company's businesses.

  JPS will be required to file monthly operating reports with the Bankruptcy Court. Such financial information will be on file with the Bankruptcy Court and publicly available for review.

B. SELECTED FINANCIAL DATA

  See Item 6 "Selected Historical Financial Data" set forth in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  For a detailed discussion by management of JPS's financial condition, most recent results of operations, liquidity, and capital resources, see Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.

D. RECENT PERFORMANCE

  See the Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 1997, annexed as Exhibit 3 to this Disclosure Statement.

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

                                      X.

                         ALTERNATIVES TO CONFIRMATION
                         AND CONSUMMATION OF THE PLAN

  If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of JPS under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

A. LIQUIDATION UNDER CHAPTER 7

  If no plan can be confirmed, JPS's chapter 11 case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the assets of JPS for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of claims and equity interests and JPS's liquidation analysis are set forth in Section VIII.B.1.b, above, entitled "CONFIRMATION OF THE PLAN--Requirements for Confirmation of the Plan--Consensual Confirmation--Best Interests Test." JPS believes that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the assets of JPS would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time,
(b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of JPS's operations, and (ii) no distributions being made to holders of 7% Subordinated Debentures or to holders of equity interests.

B. ALTERNATIVE PLAN OF REORGANIZATION

  If the Plan is not confirmed, JPS (or if JPS's exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of JPS's business or an orderly liquidation of its assets. With respect to an alternative plan, JPS has explored various alternatives in connection with the formulation and development of the Plan. JPS believes that the Plan, as described herein, enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, JPS's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, JPS believes that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and equity interest holders than the Plan because of the greater return provided by the Plan.

                                      XI.

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

  The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to JPS and its subsidiaries and certain holders of claims and equity interests. The following summary does not address the federal income tax consequences to holders whose secured or priority claims are entitled to reinstatement or payment in full in cash under the Plan (e.g., holders of priority non-tax claims, the secured claims of the Secured Lenders under the Credit Agreement, and other secured claims), or affiliate claims.

  The following summary is based on the Tax Code, Treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

  The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. JPS has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state, or local tax consequences of the Plan, and it does not purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A. CONSEQUENCES TO JPS

  JPS and those of its subsidiaries that have joined in the filing of its consolidated federal income tax return (collectively, the "Consolidated Subsidiaries") have reported for federal income tax purposes a consolidated net operating loss ("NOL") carryforward of approximately $68.4 million as of October 28, 1995, and expect to report a consolidated NOL for the taxable year ended November 2, 1996 of approximately $24 million. Additional losses may be recognized prior to the Effective Date. The amount of such NOL carryforwards and other losses, and the extent to which they are available to offset income of JPS and its Consolidated Subsidiaries for past and future taxable years, is subject to adjustment by the IRS. See Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation and Tax Matters" in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement. In addition, JPS has substantial tax basis in its assets. As discussed below, certain tax attributes of JPS, such as any NOLs and tax basis, will be subject to substantial reduction and limitation as the result of implementation of the Plan.

  1. Cancellation of Debt

  In general, the Tax Code provides that a debtor in a bankruptcy case must reduce its tax attributes--such as its NOL carryforwards and current year NOLs, tax credits, and tax basis in its assets--by any cancellation of indebtedness ("COD"). COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor. Any reduction in tax attributes generally occurs on a separate company basis, even though JPS and its Consolidated Subsidiaries file a consolidated federal income tax return. As a result of the discharge of Claims pursuant to the Plan, JPS will suffer attribute reduction, except to the extent that one or more statutory exceptions to COD and attribute reduction apply (such as where the payment of the cancelled debt would have given rise to a tax deduction). JPS believes that it will recognize significant COD, which will result in significant attribute reduction, by reason of the exchange of the 10.25% Notes, the 10.85% Notes, and the 7% Subordinated Debentures for cash, New Common Stock, and Contingent Notes pursuant to the Plan. The extent of such COD and resulting attribute reduction will depend on the fair market value of such New Common Stock and Contingent Notes as of the Effective Date. Such attribution reduction will substantially reduce or eliminate NOL carryforwards that otherwise might be available to JPS and its Consolidated Subsidiaries.

  2. Limitations on NOL Carryforwards and Other Tax Attributes

  Following the implementation of the Plan, any consolidated NOLs (and carryforwards thereof) and certain other tax attributes of JPS and its Consolidated Subsidiaries allocable to periods prior to the Effective Date will be subject to the limitations imposed by Section 382 of the Tax Code.

  Under Section 382 of the Tax Code, if a corporation undergoes an "ownership change," the amount of its pre-change losses that may be utilized to offset future taxable income generally will be subject to an annual limitation. Similarly, such limitation also may apply to losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the Effective Date that are subsequently recognized. The issuance of New Common Stock pursuant to the Plan will constitute an ownership change of JPS and its Consolidated Subsidiaries.

  The amount of the annual limitation to which JPS and its Consolidated Subsidiaries would be subject generally should be equal to the product of (i) the lesser of the value of the outstanding New Common Stock immediately after the ownership change or the value of JPS and its Consolidated Subsidiaries' consolidated gross assets immediately before such change (with certain adjustments) and (ii) the "long-term tax exempt rate" in effect for the month in which the ownership change occurs (5.64% for ownership changes occurring in June 1997). However, if JPS and its Consolidated Subsidiaries do not continue their historic business or use a significant portion of their assets in a new business for two years after the ownership change, the annual limitation would be zero.

  As stated above, Section 382 of the Tax Code also can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and all items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain on the change date, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation's net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or
(ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. It is not known whether JPS and its subsidiaries will be in a net unrealized built-in gain or a net unrealized built-in loss position on the Effective Date.

  Although an exception to the foregoing annual limitation rules generally applies where so-called "old and cold" creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor, JPS has not determined whether the ownership change that will occur pursuant to the Plan will qualify for this exception or whether such exception would be availed of if the transaction were to so qualify.

  3. Alternative Minimum Tax

  In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as recomputed for AMT purposes).

  In addition, if a corporation undergoes an "ownership change" within the meaning of Section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

  Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

  4. Treatment of Contingent Notes

  JPS and JPS Capital intend to treat the Contingent Notes as an equity interest in JPS Capital for federal income tax purposes because the payments thereunder are wholly contingent on the cash on hand, and the market value of certain permitted investments of JPS Capital, at the Contingent Notes' maturity date. As a result, as of the Effective Date, JPS Capital will cease to be treated as a member of JPS's affiliated group for federal income tax purposes and no longer will join in the filing of JPS's consolidated federal income tax return. No deduction for interest will be claimed by JPS Capital in respect of any payments made thereunder. By acquiring the Contingent Notes, and pursuant to the Plan, all holders thereof will be required to consistently treat the Contingent Notes as equity for tax purposes. The balance of this discussion (including the description of certain federal income tax consequences to the holders of Contingent Notes of the acquisition, ownership, and disposition thereof) is based on the assumption that the Contingent Notes will be treated as equity for federal income tax purposes.

B. CONSEQUENCES TO HOLDERS OF CLAIMS IN CLASSES 4, 5, AND 6 AND EQUITY INTERESTS IN CLASS 8

  Pursuant to the Plan, holders of claims in Class 4 will receive, in discharge of their allowed claims, a combination of cash, Contingent Notes, and New Common Stock; holders of claims in Class 5 will receive, in discharge of their allowed claims, New Common Stock (unless Class 5 rejects the Plan); and holders of equity interests in Class 8 will receive, in discharge of their allowed equity interests, New Warrants (unless Class 5 or Class 8 rejects the
Plan).

  1. Holders of Claims in Classes 4 and 5

  The federal income tax consequences of the Plan to a holder of claims in Classes 4 and 5 depend on whether such holder's claims constitute "securities" of JPS for federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination whether a particular claim or debt constitutes a "security" depends upon an overall evaluation of the nature of the claim or debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of 10 years or more constitute securities. Each holder is urged to consult its tax advisor regarding the status of its claim.

    a. Holders of Claims not Constituting "Securities." In general, each holder of a claim in Class 4 or 5 that does not constitute a "security" for federal income tax purposes will recognize gain or loss upon implementation of the Plan in an amount equal to the difference between (i) the "amount realized" in respect of its claim (other than any claim for accrued interest) and (ii) the tax basis in its claim (other than any claim for accrued interest). See also the discussion in subsection 4, below, entitled "Additional Tax Considerations for All Holders" (including Distributions in Discharge of Accrued Interest). A holder's "amount realized" in respect of its claim will equal the sum of (i) the amount of any cash, (ii) the fair market value of any New Common Stock, and (iii) the fair market value of any Contingent Notes received. See subsection A.4, above, entitled "Consequences to JPS--Treatment of Contingent Notes," for a discussion of the treatment of the Contingent Notes as equity of JPS Capital for tax purposes.

  The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hand of the holder, whether the claim has been held for more than one year or was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction. In this regard, Section 582(c) of the Tax Code provides that the sale or exchange of a bond, debenture, note, certificate, or other evidence of indebtedness by certain financial institutions shall be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their claims.

  A holder's tax basis in any New Common Stock received will be the fair market value of such stock, and the tax basis in any Contingent Notes received will be the fair market value of such notes. The holding period for both the New Common Stock and Contingent Notes received will begin on the day following their issuance.

    b. Holders of Claims Constituting "Securities." In general, each holder of a claim in Class 4 or Class 5 that constitutes a "security" for federal income tax purposes will not recognize any loss upon implementation of the Plan, and will recognize gain (computed as described in the prior section), if any, but only to the extent of any consideration other than stock or securities of JPS received in satisfaction of its claim. Accordingly, a holder of a claim in Class 4 would recognize gain to the extent of the amount of cash and the fair market value of the Contingent Notes received. (See subsection A.4, above, entitled "Consequences to JPS--Treatment of Contingent Notes," for a discussion of the treatment of the Contingent Notes as equity of JPS Capital for tax purposes.) The character of such gain also would be determined in accordance with the principles discussed in the prior section. See subsection 4, below, entitled "Additional Tax Considerations for All Holders" (including Distributions in Discharge of Accrued Interest).

  A holder's aggregate tax basis in the New Common Stock received in satisfaction of its claim will equal the holder's adjusted tax basis in its claim (including any claim for accrued interest), decreased by the amount of cash and the fair market value of any Contingent Notes received, and increased by any gain or interest income recognized in respect of its claim. A holder's tax basis in the Contingent Notes received pursuant to the Plan will be equal to their fair market value at the Effective Date. The holder's holding period for the New Common Stock received will include the holder's holding period for the claim, except to the extent that such New Common Stock was issued in respect of a claim for accrued interest. A holder's holding period for the Contingent Notes and such portion of the New Common Stock as is issued in respect of a claim for accrued interest will begin on the day after the issuance thereof.

  2. Holders of Claims in Class 6

  In general, each holder of a claim in Class 6 will recognize gain or loss for federal income tax purposes upon implementation of the Plan in an amount equal to the difference between (i) the amount of cash received in respect of its claim (other than in respect of accrued interest) and (ii) the tax basis of the holder in such claim (other than in respect of accrued interest).

  The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hand of the holder, whether the claim has been held for more than one year or was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction.

  3. Holders of Equity Interests in Class 8

  Under current law, a holder of Old Senior Preferred Stock generally will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the New Warrants received by such holder and (ii) the tax basis in its Old Senior Preferred Stock. The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Old Senior Preferred Stock constitutes a capital asset in the hand of the holder, and whether the Old Senior Preferred Stock has been held for more than one year.

  Regulations have been proposed which would change the federal income tax treatment of warrants received in reorganization exchanges. It is unclear how such regulations would apply to an exchange in which warrants are the sole consideration received. Moreover, it is not clear whether the proposed regulations will be finalized in their current form or whether they would be effective with respect to the exchanges occurring pursuant to the Plan. Holders of Old Senior Preferred Stock should consult with their own tax advisors as to the consequences of the exchange of Old Senior Preferred Stock for New Warrants pursuant to the Plan.

  4. Additional Tax Considerations for All Holders of Claims

    a. Distribution in Discharge of Accrued Interest. To the extent any amount received (whether stock or other property) by a holder of a claim is received in discharge of a claim for interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). A holder will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Pursuant to the Plan, all distributions in respect of allowed claims will be allocated first to the stated principal amount of such claims with any excess allocated to interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

    b. Subsequent Sale of New Common Stock. Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received pursuant to the Plan in satisfaction of a claim (or any stock or other property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its claim and any ordinary loss deduction incurred upon satisfaction of its claim, less any income (other than interest income) recognized by the holder upon satisfaction of its claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder's claim had been satisfied in full but which was not included by reason of the cash method of accounting.

  In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, any holder that holds a claim which constitutes a "security" of JPS for federal income tax purposes and which has accrued market discount would carry over such accrued market discount to any New Common Stock received pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a claim will have accrued "market discount" if such claim was acquired after its original issuance at a discount to its adjusted issue price.

    c. Withholding. All distributions to holders of allowed claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder
(a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C. CONSEQUENCES TO HOLDERS OF EQUITY INTERESTS IN CLASSES 9 AND 10

  A holder of Old Junior Preferred Stock or Old Common Stock will recognize a loss as of the Effective Date for federal income tax purposes in an amount equal to such holder's adjusted tax basis in stock. Any such loss normally will be a capital loss, and will be either a short-term or long-term capital loss depending upon whether such holder has a holding period in such stock of more than one year at the time of the Effective Date.

  With respect to taxpayers other than corporate taxpayers, capital losses for a particular tax year are allowed as a deduction for federal income tax purposes to the extent of such taxpayer's capital gains for such tax year, plus $3,000. A noncorporate taxpayer is allowed to carry over excess capital losses for use in succeeding tax years. With respect to corporate taxpayers, capital losses may be deducted only to the extent of capital gains. Corporate taxpayers generally pay carry back net capital losses to each of the three years preceding the year in which such capital losses arise; any excess capital losses may be carried forward by a corporate taxpayer to the five years following the tax year in which such capital losses arise.

  THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

D. INCENTIVE PLAN

  1. Incentive Options

  ISOs under the Incentive Plan are intended to meet the definitional requirements of Section 422(b) of the Tax Code for "incentive stock options," including the requirement that a stock option plan be approved by the shareholders of the issuing corporation within 12 months of the adoption of the plan.

  Under the Tax Code, the grantee of an ISO, limited to employees, generally is not subject to regular income tax upon the receipt or exercise of such ISO (except that the alternative minimum tax may apply). If, after exercising an ISO, an employee disposes of the shares of New Common Stock so acquired after the longer of two years from the date of grant or one year from the date of transfer of shares of New Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee normally will recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares of New Common Stock and the exercise price. If an employee does not hold the shares of New Common Stock so acquired for the applicable holding period, the disposition is normally a "disqualifying disposition," and the employee would recognize ordinary income in the year of the disqualifying disposition equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price; the amount, if any, by which the amount realized upon such disposition differs from such fair market value would be long-term or short-term capital gain or loss (depending on whether the holding period for the shares of New Common Stock exceeded one year and provided that the employee held such shares as a capital asset at such time). If, however, the employee sells the shares of New Common Stock acquired upon exercise of an ISO in a disqualifying disposition in which a loss would be permitted to be recognized for federal income tax purposes (whether or not a loss is actually recognized) and at a price that is below the fair market value of the shares of New Common Stock at the time the ISO was exercised, the amount of ordinary income will be limited to the amount by which the amount realized on the sale exceeds the exercise price. An ISO is treated in a manner similar to a NQSO (discussed below) for purposes of determining an employee's liability (if any) for federal alternative minimum tax.

  An employee who exercises an ISO by delivering shares previously acquired pursuant to the exercise of an ISO is treated as making a "disqualifying disposition" of such shares if the employee delivers such shares before the expiration of the applicable holding period with respect to such shares. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, it would appear that the employee would not recognize gain or loss with respect to such previously acquired shares.

  A deduction will not be allowed to Reorganized JPS or any of its subsidiaries for federal income tax purposes with respect to the grant or exercise of an ISO or the disposition, after the applicable holding period, of the shares of New Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, a federal income tax deduction will be allowed to Reorganized JPS in an amount equal to the ordinary income included in gross income by the optionee, provided that such amount constitutes an ordinary and necessary business expense to Reorganized JPS and is reasonable and the limitations of Sections 162(m) and 280G of the Tax Code (discussed below) do not apply.

  2. Non-Qualified Options

  A NQSO is an option that does not qualify as an "incentive stock option" under Section 422(b) of the Tax Code. To the extent that an ISO is exercised more than 3 months after termination of employment with Reorganized JPS or a subsidiary (or more than 1 year after termination of employment by reason of disability or death), such option would be treated as if it were a NQSO. An individual who receives a NQSO will not recognize any taxable income upon the grant of such NQSO. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of New Common Stock at the time of exercise over the exercise price.

  In view of Section 16(b) of the Exchange Act and related rules and regulations, any optionee who is an officer of Reorganized JPS or a beneficial owner of more than ten percent (10%) of any class of registered equity securities of Reorganized JPS should consult with his or her tax advisor as to whether the timing of income recognition is deferred for any period following the exercise of a NQSO (i.e., the "Deferral Period"). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Tax Code filed with the IRS within 30 days after the date of transfer of the shares of New Common Stock pursuant to the exercise of the options to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares of New Common Stock over their exercise price, recognition of income by the individual will be deferred until the expiration of the Deferral Period (if any).

  The ordinary income recognized with respect to the transfer of shares of New Common Stock upon exercise of a NQSO under the Incentive Plan will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a NQSO, an individual may satisfy the liability in whole or in part by directing Reorganized JPS to withhold shares of New Common Stock from those that would otherwise be issuable to the individual or by tendering other shares of New Common Stock owned by the individual. The withheld shares of New Common Stock and other tendered shares will be valued at their fair market value as of the date that the tax obligation arises. Individuals who, by virtue of their positions with Reorganized JPS, are subject to Section 16(b) of the Exchange Act may elect this method of satisfying the withholding obligation only during certain restricted periods.

  An individual's tax basis in the shares of New Common Stock received on exercise of a NQSO will be equal to the amount of any cash paid on exercise, plus the amount of ordinary income recognized by such individual as a result of the receipt of such shares of New Common Stock. The holding period for such shares would begin just after the transfer of shares of New Common Stock or, in the case of an officer or beneficial owner of more than 10% of any class of registered equity securities of Reorganized JPS who does not elect to be taxed as of the exercise date, just after the expiration of the Deferral Period, if any. A deduction for federal income tax purposes will be allowed to Reorganized JPS or a subsidiary thereof in an amount equal to the ordinary income included in gross income by the individual in connection with the exercise of such option, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 162(m) and 280G of the Tax Code do not apply.

  If an individual exercises a NQSO by delivering to Reorganized JPS shares of Reorganized JPS, other than shares previously acquired pursuant to the exercise of an ISO the delivery of which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NQSO as if he or she had paid the exercise price in cash, and Reorganized JPS likewise generally will be entitled to an equivalent tax deduction. So long as the individual receives a separate identifiable stock certificate therefor, the tax basis and the holding period for that number of shares of New Common Stock received on such exercise that is equal to the number of shares surrendered on such exercise will be equal to the tax basis and include the holding period of those shares surrendered. The individual's tax basis and holding period for the additional shares received on exercise of a NQSO paid for, in whole or in part, with shares will be the same as if the individual had exercised the NQSO solely for cash.

  3. Change in Control

  As described above, upon a "change in control" of Reorganized JPS, the Compensation Committee, in its discretion, may take such actions as it deems appropriate with respect to the then outstanding benefits, including without limitation, accelerating the exercisability or vesting of such benefits. In general, if the total amount of payments to optionees that are contingent upon a "change of control" of Reorganized JPS (as defined in Section 280G of the Tax Code), including payments upon the exercise of options under the Incentive Plan that vest upon a "change in control," equals or exceeds three times the recipient's "base amount" (generally, such recipient's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Tax Code, in which case a portion of such payments would be non-deductible to Reorganized JPS and the recipient would be subject to a 20% excise tax on such portion of the payments.

  4. Certain Limitations on Deductibility of Executive Compensation

  With certain exceptions, Section 162(m) of the Tax Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a NQSO or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation, including stock options, provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The stockholder approval requirement is not satisfied if the compensation payable under the Incentive Plan would be paid regardless of whether such stockholder approval is obtained. Another exception applies to certain compensation paid pursuant to plans in existence while a company is privately held. It is intended that compensation payable under the Incentive Plan will qualify for an exception to the Section 162(m) limitations. However, no assurance can be given that compensation under the Incentive Plan will qualify for any such exception.

                                     XII.

                                  CONCLUSION

  JPS believes the Plan is in the best interests of all creditors and equity holders and urges the holders of impaired claims in Classes 4 and 5, and impaired equity interests in Class 8, to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received not later than 5:00 p.m. (Eastern Time) on July 28, 1997.

Dated: New York, New York
   June 25, 1997

                                          JPS Textile Group, Inc.

                                          By: _________________________________
                                              Name: Jerry E. Hunter
                                              Title:  President & Chief
                                              Executive Officer

                                          JPS Capital Corp.

                                          By: _________________________________
                                              Name: Jerry E. Hunter
                                              Title:  President

             LOGO

                                                                       EXHIBIT 1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK


------------------------------------------  x

In re


                                                Chapter 11
         JPS TEXTILE GROUP, INC.,               Case No. 97 B ______ (  )



                  Debtor

------------------------------------------  x

                        JOINT PLAN OF REORGANIZATION OF
                 JPS TEXTILE GROUP, INC. AND JPS CAPITAL CORP.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

[DATE], 1997

WEIL, GOTSHAL & MANGES LLP
767 FIFTH AVENUE
NEW YORK, NEW YORK 10153
MICHAEL F. WALSH [MW 8000]
212-310-8000
COUNSEL TO JPS TEXTILE GROUP, INC.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK


------------------------------------------  x

In re


                                                Chapter 11

         JPS TEXTILE GROUP, INC.,               Case No. 97 B ______(  )


                  Debtor

------------------------------------------  x

                        JOINT PLAN OF REORGANIZATION OF
                 JPS TEXTILE GROUP, INC. AND JPS CAPITAL CORP.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

  JPS Textile Group, Inc., as debtor, and JPS Capital Corp., its wholly owned subsidiary, propose the following chapter 11 plan pursuant to subsection 1121(a) of title 11 of the United States Code:

                                I. INTRODUCTION

  A. PLAN DEFINED TERMS. Unless the context otherwise requires, the terms specified below have the following meanings (such meanings to be equally applicable to both the singular and plural):

  1. 7% Subordinated Debenture Indenture means the Indenture, dated as of April 2, 1991, as amended from time to time in accordance with the terms thereof, by and between JPS and First Bank National Association, as trustee, pursuant to which the 7% Subordinated Debentures were issued.

  2. 7% Subordinated Debentures means the 7% Subordinated Debentures due May 15, 2000 issued by JPS, as amended from time to time in accordance with the terms thereof.

  3. 10.25% Note Indenture means the Indenture, dated as of April 2, 1991, as amended from time to time in accordance with the terms thereof, by and between JPS and First Trust National Association, as trustee, pursuant to which the 10.25% Notes were issued.

  4. 10.25% Notes means the 10.25% Senior Subordinated Notes due June 1, 1999 issued by JPS, as amended from time to time in accordance with the terms thereof.

  5. 10.85% Note Indenture means the Indenture, dated as of April 2, 1991, as amended from time to time in accordance with the terms thereof, by and between JPS and First Trust National Association, as trustee, pursuant to which the 10.85% Notes were issued.

  6. 10.85% Notes means the 10.85% Senior Subordinated Discount Notes due June 1, 1999 issued by JPS, as amended from time to time in accordance with the terms thereof.

  7. Affiliate means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified entity; for purposes of the definition of "Affiliate," any entity that owns, controls, or holds with power to vote 10% or more of the outstanding voting securities of, or controls or directs the management of, the entity specified shall be deemed to be an Affiliate of such entity; provided, that the Affiliates of JPS shall include, but shall not be limited to, the Nondebtor Subsidiaries, Odyssey Partners, L.P., Odyssey Investors, Inc., DLJ Capital Corp., and all Affiliates of such entities.

                                    Ex. 1-1

  8. Allowed administrative expense, allowed claim, or allowed equity interest means an administrative expense, claim, or equity interest, as the case may be, that is allowed or deemed allowed pursuant to the Plan or sections 502, 503, or 1111 of the Bankruptcy Code.

  9. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Case.

  10. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Reorganization Case, including the Local Rules of the Court.

  11. Business Day means any day on which commercial banks are open for business, and not authorized to close, in the City of New York.

  12. Bylaws means the amended and restated bylaws of Reorganized JPS in the form set forth in Exhibit A to the Plan.

  13. Certificate of Incorporation means the Restated Certificate of Incorporation of Reorganized JPS in the form set forth in Exhibit B to the Plan.

  14. Contingent Note Indenture means the Indenture, dated on or about the Effective Date, in the form of Exhibit C to the Plan.

  15. Contingent Notes means the Contingent Notes, described in Article II of the Plan. Each Contingent Note shall be substantially in the form of Exhibit A to the Contingent Note Indenture.

  16. Court means (a) the United States District Court for the Southern District of New York having jurisdiction over the Reorganization Case, (b) to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code, and (c) any other court having jurisdiction over the Reorganization Case.

  17. Credit Agreement means the Fourth Amended and Restated Credit Agreement, dated as of June 24, 1994, by and among JPS, JPS Converter and Industrial Corp., JPS Elastomerics Corp., the financial institutions listed on the signature pages thereof, and Citibank, N.A., as Agent and Administrative Agent and General Electric Capital Corporation, as Co-Agent and Collateral Agent, as amended through [May 15, 1997].

  18. Creditors' Committee means (i) the statutory committee of unsecured creditors appointed in the Reorganization Case or (ii) if no such statutory committee is appointed, the Unofficial Committee.

  19. Disputed administrative expense, disputed claim, or disputed equity interest means any administrative expense, claim, or equity interest, to the extent not allowed pursuant to the Plan or a Final Order, and (a) which is listed on the Schedules as disputed, unliquidated, or contingent and as to which a proof of such administrative expense, claim, or equity interest designating such administrative expense, claim, or equity interest as liquidated in amount and not disputed or contingent was not timely and properly filed, or (b) to the extent any party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

  20. Effective Date means the first Business Day on which all the conditions specified in Section V.A hereof shall have been satisfied or waived in accordance with Section V.B hereof; provided, that if a stay of the confirmation order is in effect on such date, the Effective Date shall be the first Business Day after such stay is no longer in effect.

                                    Ex. 1-2

  21. Final Order means an order of the Court that is in effect and is not stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to JPS, or in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari, reargument, or rehearing has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

  22. Incentive Plan means the JPS Textile Group, Inc. 1997 Incentive and Capital Accumulation Plan, a copy of which is set forth as Exhibit J to the Plan.

  23. JPS means JPS Textile Group, Inc., a Delaware corporation, the debtor or debtor in possession, as the context requires, in the Reorganization Case.

  24. JPS Capital means JPS Capital Corp., a Delaware corporation, Nondebtor Subsidiary, and co-proponent of the Plan.

  25. New Common Stock means all the shares of common stock of Reorganized JPS authorized pursuant to Section IV.A. of the Plan.

  26. New Warrants means the warrants to purchase New Common Stock, as described in Article II of the Plan and substantially in the form set forth on Exhibit D to the Plan.

  27. Nondebtor Subsidiary means any of the wholly owned, direct or indirect subsidiaries of JPS, set forth on Exhibit E to the Plan.

  28. Old Common Stock means the authorized class A and class B common stock, par value $0.01 per share, issued by JPS.

  29. Old Junior Preferred Stock means the Series B Junior Preferred Stock of JPS as specified in the Certificate of Designations of Series B Junior Preferred Stock, dated April 2, 1991.

  30. Old Senior Preferred Stock means the Series A Senior Preferred Stock of JPS as specified in the Certificate of Designations of Series A Senior Preferred Stock, dated April 2, 1991.

  31. Petition Date means the date on which JPS commences the Reorganization
Case.

  32. Plan means this chapter 11 plan of reorganization, either in its present form or as it may be altered, amended, or modified from time to time in accordance with the terms and conditions hereof.

  33. Priority tax claim means any unsecured claim held by a governmental unit entitled to a priority in right of payment under subsection 507(a)(8) of the Bankruptcy Code.

  34. Pro Rata Share means a proportionate share, so that the ratio of the amount of property distributed on account of an allowed claim or allowed equity interest in a class is the same as the ratio such claim or equity interest bears to the total amount of all claims or equity interests (including disputed claims or disputed equity interests until disallowed) in such class.

  35. Registration Rights Agreement means a registration rights agreement in the form of Exhibit K hereto, by and among Reorganized JPS and the holders of the New Common Stock designated by the Creditors' Committee.

  36. Related Documents means all documents necessary to consummate the transactions contemplated by this Plan, including, without limitation, the Contingent Notes, the Contingent Note Indenture, the Registration Rights Agreement, and the certificates of incorporation of Reorganized JPS and JPS Capital substantially in the forms attached as Exhibits to the Plan.

                                    Ex. 1-3

  37. Reorganization Case means the above-captioned chapter 11 case.

  38. Reorganized JPS means JPS, or any successor thereto by merger, consolidation, or otherwise, on and after the Effective Date.

  39. Schedules means the schedules of assets and liabilities, statements of financial affairs, and lists of holders of claims and equity interests filed by JPS as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and supplements thereto.

  40. Unofficial Committee means the unofficial committee of holders of the 10.25% Notes, the 10.85% Notes, and the 7% Subordinated Debentures, consisting of Magten Asset Management Corp., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, CS First Boston Corp., and Trust Company of the West, which committee was formed prior to the Petition Date.

  B. BANKRUPTCY CODE TERMS. "Allowed," "case," "claims," "confirm," "confirmation," "debtor," "debtor in possession," "governmental unit," "impaired," and other uncapitalized terms defined (either explicitly or implicitly) in the Bankruptcy Code are used herein with such defined meanings.

  C. OTHER TERMS. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

  D. EXHIBITS. All Exhibits to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

                          II. PROPERTY DISTRIBUTIONS

  In addition to the cash distributions required by the Plan, Reorganized JPS shall distribute (or cause the distribution of) the following property to the holders of allowed claims and allowed equity interests (as set forth herein):

  A. CONTINGENT NOTES. The Contingent Notes shall be issued by JPS Capital under the Plan pursuant to the terms of the Contingent Note Indenture in an initial principal amount of $34 million. The Contingent Notes and all accrued interest payable thereunder shall mature and be payable as provided in the Contingent Note Indenture. Reorganized JPS may, in its discretion, fund the redemption by JPS Capital of all or a portion of the Contingent Notes prior to maturity and any such prepayments shall be deemed to be capital contributions to JPS Capital (which in no event shall use its assets for any such redemption). In the event Reorganized JPS gives notice of such a redemption, it will be obligated to provide the necessary funds to complete such redemption. The principal amount of the Contingent Notes shall be reduced on the Maturity Date (as such term is defined in Section 1 of the Contingent Note Indenture) to an amount equal to the lesser of $34 million and the aggregate cash and cash equivalents held by JPS Capital on such Maturity Date. The interest payable on the Contingent Notes shall equal the excess, if any, of the amount of cash and cash equivalents held by JPS Capital on such Maturity Date over the stated principal amount of $34 million. No acceleration of the Contingent Notes or exercise of remedies against JPS Capital under the Contingent Notes or the Contingent Note Indenture shall occur prior to such Maturity Date, except for remedies (i) to enforce a redemption which has been funded by Reorganized JPS or (ii) seeking specific performance of particular provisions of the Contingent Note Indenture. Remedies may be exercised against Reorganized JPS for failure to provide the funds for a redemption for which it has become obligated and for breaches of other covenants of Reorganized JPS thereunder. As specified in Article III of the Plan, the Contingent Notes are to be distributed to the holders of allowed claims in class 4. As of the Effective Date, the Contingent Notes shall be valid, enforceable, and binding obligations of JPS Capital in accordance with the Contingent Notes and the Contingent Note Indenture.

  B. NEW COMMON STOCK. The New Common Stock shall consist of 22,000,000 authorized shares of new common stock of Reorganized JPS, par value $0.01 per share. 9,924,623 shares shall be issued to the holders of allowed claims in classes 4 and 5 and 75,377 shares shall be distributed to certain members of management in accordance with the amended and restated agreements described in
Section IV.L. Approximately 853,485 shares

                                    Ex. 1-4
shall be reserved for future employee incentive stock options as specified in
Section IV.N of the Plan. The remaining authorized shares shall be reserved for future corporate purposes as determined by the Board of Directors of Reorganized JPS (but subject to the restrictions, if any, set forth in the Certificate of Incorporation of Reorganized JPS).

  C. NEW WARRANTS. The New Warrants shall consist of warrants to purchase 526,316 shares of New Common Stock at a price equal to $98.76 for each share of New Common Stock. The New Warrants shall be distributed to the holders of allowed equity interests in class 8 and shall expire on the third anniversary of the Effective Date. The New Warrants shall not be issued if either class 5 or class 8 does not vote to accept the Plan.

       III. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

  A. SUMMARY. The categories of claims and equity interests listed below classify allowed claims and allowed equity interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan. Except as otherwise provided in the Plan, the order of the Court confirming the Plan, or required by subsection 506(b) or section 1124 of the Bankruptcy Code, allowed claims do not include interest on such claims after the Petition Date.

                               CLASS                            STATUS
                               -----                            ------
                  ---------------------------------------------------------------------
   Unclassified   Administrative Expenses          Paid in full
   Unclassified   Priority Tax Claims              Unaffected by the Plan
        Class 1   Priority Non-Tax Claims          Unimpaired--Not entitled to vote
        Class 2   Secured Bank Guaranty Claims     Unimpaired--Not entitled to vote
        Class 3   Other Secured Claims             Unimpaired--Not entitled to vote
        Class 4   Senior Note Claims               Impaired--Entitled to vote
        Class 5   Subordinated Debenture Claims    Impaired--Entitled to vote
        Class 6   General Unsecured Claims         Unimpaired--Not entitled to vote
        Class 7   Affiliate Claims                 Impaired--Deemed to Accept
        Class 8   Senior Preferred Stock Interests Impaired--Entitled to vote
        Class 9   Junior Preferred Stock Interests Impaired--Deemed to reject
       Class 10   Common Stock Interests           Impaired--Deemed to reject
                  ---------------------------------------------------------------------

  B. ADMINISTRATIVE EXPENSES. JPS shall pay each allowed administrative expense in full, in cash, on the Effective Date (or as soon thereafter as is practicable), except to the extent that the holder of an allowed administrative expense agrees to a different treatment; provided, however, that allowed administrative expenses representing obligations incurred in the ordinary course of business, consistent with past practice, or assumed by JPS shall be paid in full or performed by JPS or Reorganized JPS in the ordinary course of business, consistent with past practice.

  C. TAX CLAIMS. Allowed priority tax claims which are due and payable on or before the Effective Date shall be paid in full, in cash, on the Effective Date (or as soon thereafter as practicable), except to the extent the holder of such claim agrees to a different treatment. All priority tax claims which are not due and payable on or before the Effective Date shall (i) survive confirmation of the Plan, (ii) remain unaffected thereby, and (iii) not be discharged.

  D. CLASSIFICATION, TREATMENT, AND VOTING. The allowed claims against and equity interests in JPS shall be classified and receive the treatment specified below.

  1. CLASS 1: PRIORITY NON-TAX CLAIMS.

    a. Classification: Class 1 consists of claims entitled to priority pursuant to subsection 507(a) of the Bankruptcy Code, other than administrative expenses and priority tax claims.

                                    Ex. 1-5

    b. Treatment: On the Effective Date, the allowed claims in class 1 shall be paid in full, in cash, and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that any holder of such allowed claim agrees to a different treatment.

    c. Voting: Class 1 is not impaired, and the holders of claims in class 1 are not entitled to vote to accept or reject the Plan.

  2. CLASS 2: SECURED BANK GUARANTY CLAIMS.

    a. Classification: Class 2 consists of the claims evidenced by the secured guaranties by JPS of the obligations of the Nondebtor Subsidiaries (other than JPS Capital) under the Credit Agreement.

    b. Treatment: On the Effective Date, the allowed claims of each holder of a claim in class 2 shall be unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that such holder agrees to a different treatment.

    c. Voting: Class 2 is not impaired, and the holders of claims in class 2 are not entitled to vote to accept or reject the Plan.

  3. CLASS 3: OTHER SECURED CLAIMS.

    a. Classification: Class 3 consists of all allowed secured claims held by any entity, other than claims classified in class 2 or class 7.

    b. Treatment: On the Effective Date, the allowed claims of each holder of a claim in class 3 shall be unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that such holder agrees to a different treatment.

    c. Voting: Class 3 is not impaired and the holders of claims in class 3 are not entitled to vote to accept or reject the Plan.

  4. CLASS 4: SENIOR NOTE CLAIMS.

    a. Classification: Class 4 consists of the allowed claims evidenced by the 10.25% Notes, the 10.25% Note Indenture, the 10.85% Notes, and the 10.85% Note Indenture.

    b. Treatment: Each holder of an allowed claim in class 4 shall receive its Pro Rata Share of (i) $14 million in cash, (ii) the Contingent Notes, and (iii) 9,329,146 shares of New Common Stock. In addition, on the Effective Date, (a) Reorganized JPS will pay, in cash, the reasonable expenses of the Unofficial Committee incurred in connection with the restructuring of JPS and negotiating the terms of the Plan and the Related Documents, including, without limitation, the reasonable fees, expenses, and disbursements owed by JPS or the Unofficial Committee to the Unofficial Committee's financial consultants, Houlihan, Lokey, Howard & Zukin, Inc., and the Unofficial Committee's legal advisor, Fried, Frank, Harris, Shriver & Jacobson and (b) if class 5 does not vote to accept the Plan, each holder of an allowed claim in class 4 shall receive its Pro Rata Share of the property that would otherwise be distributed to the holders of allowed claims in class 5.

    c. Manner of Distribution: On the Effective Date, Reorganized JPS shall make all distributions required under the Plan with respect to class 4 to the trustees under the 10.25% Note Indenture (with respect to distributions made on account of the claims evidenced by the 10.25% Notes) and the 10.85%
  Note Indenture (with respect to distributions made on account of the claims evidenced by the 10.85% Notes). Such distributions shall be in complete satisfaction and discharge of JPS's obligations under the 10.25% Notes, the 10.25% Note Indenture, the 10.85% Notes, and the 10.85% Note Indenture. The indenture trustees shall make the distributions to the holders of the 10.25% Notes and the 10.85% Notes as such holders surrender such securities in accordance with Section IV.C.

                                    Ex. 1-6

    d. Voting: Class 4 is impaired and the holders of claims in class 4 are entitled to vote to accept or reject the Plan.

  5. CLASS 5: SUBORDINATED DEBENTURE CLAIMS.

    a. Classification: Class 5 consists of the allowed claims evidenced by the 7% Subordinated Debentures and the 7% Subordinated Debenture Indenture.

    b. Treatment: If class 5 votes to accept the Plan, each holder of an allowed claim in class 5 shall receive its Pro Rata Share of 595,477 shares of New Common Stock. In addition, on the Effective Date, Reorganized JPS will pay, in cash, the reasonable expenses of the Unofficial Committee incurred in connection with the restructuring of JPS and negotiating the terms of the Plan and the Related Documents, including, without limitation, the reasonable fees, expenses, and disbursements owed by JPS or the Unofficial Committee to the Unofficial Committee's financial consultants, Houlihan, Lokey, Howard & Zukin, Inc., and the Unofficial Committee's legal advisor, Fried, Frank, Harris, Shriver & Jacobson. If class 5 does not vote to accept the Plan, the holders of allowed claims in class 5 shall receive no property under the Plan.

    c. Manner of Distribution: On the Effective Date, Reorganized JPS shall make all distributions required under the Plan with respect to class 5 to the trustee under the 7% Subordinated Debenture Indenture. Such distributions shall be in complete satisfaction and discharge of JPS's obligations under the 7% Subordinated Debentures and the 7% Subordinated Debenture Indenture. The indenture trustee shall make the distributions to the holders of the 7% Subordinated Debentures as such holders surrender such securities in accordance with Section IV.C.

    d. Voting: Class 5 is impaired and the holders of claims in class 5 are entitled to vote to accept or reject the Plan.

  6. CLASS 6: GENERAL UNSECURED CLAIMS.

    a. Classification: Class 6 consists of all allowed, nonpriority unsecured claims not otherwise classified in class 4, 5, or 7.

    b. Treatment: On the Effective Date, the allowed claims of each holder of a claim in class 6 shall be unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that such holder agrees to a different treatment.

    c. Voting: Class 6 is not impaired and the holders of claims in class 6 are not entitled to vote to accept or reject the Plan.

  7. CLASS 7: AFFILIATE CLAIMS.

    a. Classification: Class 7 consists of all the secured and unsecured claims of all Affiliates of JPS.

    b. Treatment: Holders of claims in class 7 shall receive no property under the Plan.

    c. Voting: The claims in class 7 are impaired, but as insiders, the holders of such claims shall be deemed to accept the Plan.

  8. CLASS 8: SENIOR PREFERRED STOCK INTERESTS.

    a. Classification: Class 8 consists of the allowed equity interests evidenced by all the issued and outstanding Old Senior Preferred Stock and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating JPS to issue, transfer, or sell any shares of Old Senior Preferred Stock.

                                    Ex. 1-7

    b. Treatment: If classes 5 and 8 vote to accept the Plan, on the Effective Date, each holder of an allowed equity interest in class 8 shall receive its Pro Rata Share of the New Warrants. If class 5 or 8 does not vote to accept the Plan, the holders of interests in class 8 shall not receive any distribution of property under the Plan or retain any equity interest in JPS or Reorganized JPS.

    c. Voting: Class 8 is impaired and the holders of equity interests in class 8 are entitled to vote to accept or reject the Plan.

  9. CLASS 9: JUNIOR PREFERRED STOCK INTERESTS.

    a. Classification: Class 9 consists of the equity interests evidenced by all the issued and outstanding Old Junior Preferred Stock and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating JPS to issue, transfer, or sell any shares of Old Junior Preferred Stock.

    b. Treatment: Each holder of an equity interest in class 9 shall not receive any property under the Plan or retain any equity interest in JPS or Reorganized JPS.

    c. Voting: Class 9 is impaired and the holders of equity interests in class 9 are deemed to reject the Plan.

  10. CLASS 10: COMMON STOCK INTERESTS.

    a. Classification: Class 10 consists of the equity interests evidenced by all the issued and outstanding Old Common Stock and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating JPS to issue, transfer, or sell any shares of Old Common Stock.

    b. Treatment: Each holder of an equity interest in class 10 shall not receive any property under the Plan or retain any equity interest in JPS or Reorganized JPS.

    c. Voting: Class 10 is impaired and the holders of equity interests in class 10 are deemed to reject the Plan.

  E. DISPUTED ADMINISTRATIVE EXPENSES, CLAIMS, AND EQUITY INTERESTS. No distributions shall be made with respect to administrative expenses, claims, or equity interests which are disputed. Except as otherwise ordered by the Court or provided herein, each distribution to be made on a specific date shall be deemed to have been made on such date if actually made on the later of such date or the date on which such administrative expense, claim, or equity interest is allowed, or as soon thereafter as is practicable.

  F. ALLOWANCE OF CLAIMS IN CLASSES 4 AND 5. The aggregate claims in class 4 shall be deemed allowed in the amount of $220,655,136 plus $81,786 for each day after July 7, 1997, until and including the Petition Date, consisting of an aggregate allowed claim of $91,568,333 plus $33,721 for each day after July 7, 1997, until and including the Petition Date in respect of the 10.25% Notes and an aggregate allowed claim of $129,086,803 plus $48,065 for each day after July 7, 1997, until and including the Petition Date in respect of the 10.85% Notes. The aggregate claims in class 5 shall be deemed allowed in the amount of $58,520,685 plus $11,015 for each day after July 7, 1997, until and including the Petition Date. The indenture trustees for the 10.25% Notes and the 10.85% Notes may file proofs of claim with respect to the claims in class 4 but are not required to file such proofs of claim in order for such claims to be allowed pursuant to the Plan. The indenture trustee for the 7% Subordinated Debentures may file proofs of claim with respect to the claims in class 5 but are not required to file such proofs of claim in order for such claims to be allowed pursuant to the Plan. Any other claims filed with respect to classes 4 and 5 shall be disallowed as duplicative of the claims filed by the respective indenture trustees but only to the extent such claims are in fact filed by the indenture trustees.

                        IV. IMPLEMENTATION OF THE PLAN

  A. ISSUANCE OF NEW SECURITIES. The issuance of the Contingent Notes by JPS Capital and the New Common Stock and the New Warrants by Reorganized JPS is hereby authorized without the need for any further corporate action.

                                    Ex. 1-8

  B. CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS. On the Effective Date, the 10.25% Notes, the 10.85% Notes, the 7% Subordinated Debentures, the Old Senior Preferred Stock, the Old Junior Preferred Stock, the certificates of designations for the Old Senior Preferred Stock and the Old Junior Preferred Stock, and the Old Common Stock, and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating JPS to issue, transfer, or sell any shares of Old Senior Preferred Stock, Old Junior Preferred Stock, Old Common Stock, or any other capital stock of JPS shall be cancelled. Except for purposes of effectuating the distributions under the Plan, on the Effective Date, the 10.25% Note Indenture, the 10.85% Note Indenture, and the 7% Subordinated Debenture Indenture shall be cancelled.

  C. SURRENDER OF EXISTING SECURITIES. As a condition to receiving any distribution under the Plan, each holder of a promissory note, share certificate, or other instrument evidencing a claim or equity interest must surrender such promissory note, share certificate, or other instrument to Reorganized JPS or its designee. Reorganized JPS appoints the indenture trustees under the 10.25% Note Indenture, the 10.85% Note Indenture, and the 7% Subordinated Debenture Indenture as its designees to receive the 10.25% Notes, the 10.85% Notes, and the 7% Subordinated Debentures, respectively. Any holder of a claim or equity interest that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized JPS and furnish a bond in form, substance, and amount reasonably satisfactory to Reorganized JPS before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder's claim becomes an allowed claim, shall be deemed to have forfeited all rights, claims, and/or equity interests and may not participate in any distribution under the Plan.

  D. WAIVER OF ENFORCEMENT OF SUBORDINATION. The Plan takes into account the relative priority of the claims in each class in connection with any contractual subordination provisions relating thereto. Accordingly, if class 5 votes to accept the Plan, (i) the distribution to the holders of class 5 claims shall not be subject to levy, garnishment, attachment, or other legal process by any holder of Senior Indebtedness (as such term is defined in the 7% Subordinated Debenture Indenture) by reason of claimed contractual subordination rights, (ii) on the Effective Date, all holders of Senior Indebtedness shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution to holders of class 5 claims pursuant to the Plan, and (iii) the confirmation of the Plan shall permanently enjoin, effective as of the Effective Date, all holders of Senior Indebtedness from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of claims in class 5. If class 5 votes to reject the Plan, all such contractual subordination provisions shall be enforceable.

  E. JPS CORPORATE ACTION.

  1. New Certificate of Incorporation and Bylaws. On the Effective Date or as soon thereafter as is practicable, Reorganized JPS shall file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized JPS. The Certificate of Incorporation, provides, among other things, for the authorization of 22,000,000 shares of the New Common Stock and a prohibition on the issuance of nonvoting equity securities. The Bylaws provide, among other things, that the Board of Directors of Reorganized JPS shall initially consist of seven members and, on the Effective Date, the Bylaws shall become the bylaws of Reorganized JPS.

  2. Restriction Concerning Contingent Notes. The Certificate of Incorporation shall restrict Reorganized JPS from entering into any transaction or taking any other action that would, directly or indirectly, prohibit, restrict, delay, or otherwise hinder the payment of any and all amounts due under the Contingent Notes in accordance with the terms thereof and the Contingent Note Indenture without the unanimous consent of holders of the New Common Stock. Neither JPS, Reorganized JPS, JPS Capital, nor any other entity shall have the power or authority to, directly or indirectly, prohibit, restrict, delay, or otherwise hinder the payment of any and all amounts due under the Contingent Notes when due and payable thereunder. Notwithstanding the foregoing,

                                    Ex. 1-9
nothing in the Plan, the Certificate of Incorporation, or any of the other Related Documents shall restrict the actions taken by Reorganized JPS or its Tax Affiliates (as defined in the Contingent Note Indenture) in connection with the resolution of their liabilities (if any) for Taxes (as defined in the Contingent Note Indenture).

  3. Board of Directors of Reorganized JPS. On the Effective Date, the operation of Reorganized JPS shall become the general responsibility of its Board of Directors, subject to, and in accordance with, the Certificate of Incorporation and the Bylaws. The initial Board of Directors shall consist of the individuals identified on Exhibit I hereto. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the order confirming the Plan, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors and officers not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the order confirming the Plan.

  4. Restriction on Disposition of JPS Capital. Reorganized JPS shall not transfer, pledge, or otherwise dispose of any of the capital stock of JPS Capital until after the occurrence of the Maturity Date referred to in the Contingent Note Indenture, as in effect on the Effective Date, and the payment in full of all obligations of JPS Capital arising under the Contingent Notes. Nothing contained in the Plan or the Certificate of Incorporation shall be deemed to restrict the sale of Reorganized JPS.

  5. Restriction of Disposition of Other Assets. Reorganized JPS shall not sell, transfer, or otherwise dispose of any of its assets or the assets of its subsidiaries prior to November 1, 1997, other than inventory, receivables, or equipment in the ordinary course of business or except as required by the Plan (including, without limitation, Section V.A.8).

  F. JPS CAPITAL CORPORATE ACTION.

  1. New Certificate of Incorporation and Bylaws. JPS and Reorganized JPS shall take all necessary action to ensure that, as of the Effective Date, the certificate of incorporation and bylaws of JPS Capital are substantially in the forms of Exhibits F and G to the Plan, respectively. The certificate of incorporation and bylaws of JPS Capital shall not be amended or modified in any way until the occurrence of the Maturity Date referred to in the Contingent Note Indenture, as in effect on the Effective Date, and the payment in full of all obligations of JPS Capital arising under the Contingent Notes. To the extent and in the manner set forth in the certificate of incorporation of JPS Capital, JPS Capital shall continue to hold those assets in its possession on behalf of the Tax Affiliates (as defined in the Contingent Note Indenture) and to provide them with the funds to satisfy their liabilities (if any) for Taxes (as defined in the Contingent Note Indenture).

  2. Board of Directors. The initial board of directors of Reorganized JPS shall select the officers and directors of JPS Capital.

  3. Limitation on Prepayment or Redemption of the Contingent Notes. JPS Capital shall not prepay or redeem any portion of the Contingent Notes prior to the Maturity Date referred to in the Contingent Note Indenture, as in effect on the Effective Date; provided, however, that JPS Capital shall be required to redeem Contingent Notes from (and only from) the amount of any JPS Funded Deposit (as defined in the Contingent Note Indenture) made by Reorganized JPS, which amounts shall be treated as capital contributions to JPS Capital.

  4. No Dividends or Distributions. JPS Capital shall not declare any dividends, make any distributions to Reorganized JPS or any other entity, or incur or cause the incurrence of any consensual obligations or liens or make any transfer or disposition of its assets not permitted by Articles Sixth and Seventh of the restated certificate of incorporation of JPS Capital, attached hereto as Exhibit F, until the occurrence of the Maturity Date referred to in the Contingent Note Indenture, as in effect on the Effective Date.

  G. METHOD OF DISTRIBUTION UNDER THE PLAN.

  1. In General. Distributions under the Plan shall be made by Reorganized JPS or its designee to the holders of claims or interests at addresses set forth on the Schedules unless superseded by proofs of claims or transfers of claims pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such holders if JPS

                                   Ex. 1-10
has been notified in writing of a change of address) and by the indenture trustees under the 10.25% Note Indenture, the 10.85% Note Indenture, and the 7% Subordinated Debenture Indenture to the holders of class 4 and class 5 claims at the addresses last known to the respective indenture trustees.

  2. Setoffs and Recoupments. Except for distributions to holders of class 4 and class 5 claims (as to which JPS and Reorganized JPS shall have no right of setoff and/or recoupment), JPS and Reorganized JPS may, but shall not be required to, set off against or recoup from any claim and the payments to be made pursuant to the Plan in respect of such claim, any claims of any nature whatsoever JPS or Reorganized JPS may have against the claimant, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by JPS of any such claim JPS or Reorganized JPS may have against such claimant.

  3. Distribution of Unclaimed Property. Any distribution of property (cash or otherwise) under the Plan which is unclaimed after the later to occur of (a) two years following the Effective Date or (b) six months after the date on which such claimant's claim is allowed shall be transferred to Reorganized JPS, notwithstanding state or other escheat or similar laws to the contrary. In the event that any securities are returned to Reorganized JPS as unclaimed property, then such securities shall be canceled.

  4. Saturday, Sunday, or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

  5. Fractional Shares. No fractional shares of New Common Stock or cash in lieu thereof shall be distributed. No New Warrants shall be issued for fractional shares of New Common Stock. For purposes of distribution, fractional shares of New Common Stock and fractional New Warrants shall be rounded up to the next whole number of stock or warrants, respectively.

  H. VESTING OF ASSETS. On the Effective Date, the estate of JPS shall vest in Reorganized JPS free and clear of all claims, security interests, liens, and equity interests, except as provided herein. As of the Effective Date, Reorganized JPS may operate its businesses, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

  I. ALLOCATION OF CONSIDERATION. The aggregate consideration to be distributed to the holders of allowed claims in each class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the allowed claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

  J. EXECUTORY CONTRACTS AND UNEXPIRED LEASES. As of the Effective Date, all executory contracts and unexpired leases that exist between JPS and any person are hereby specifically assumed, except for any executory contracts or unexpired leases which are the subject of a motion to reject which is pending on the date the Plan is confirmed and the executory contracts and unexpired leases listed on Exhibit L hereto, which are specifically rejected pursuant to the Plan. Entry of the order confirming the Plan by the Clerk of the Court shall constitute approval, pursuant to subsection 365(a) of the Bankruptcy Code, of such assumptions and such rejections pursuant to the Plan. Claims created by the rejection of executory contracts or unexpired leases must be filed with the Court no later than thirty (30) days after the entry of an order authorizing such rejection. Any claims not filed within such time will be forever barred from assertion against JPS and the estate of JPS. All such allowed claims arising from the rejection of executory contracts or unexpired leases shall be classified in class 6 of the Plan.

  K. RETIREE BENEFITS. After the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to section 1114 of the Bankruptcy Code, shall continue for the duration of the period JPS has obligated itself to provide such benefits.

                                   Ex. 1-11

  L. MANAGEMENT EMPLOYMENT AGREEMENTS. All employment, severance, and retention bonus agreements between JPS and Jerry E. Hunter, David H. Taylor, Monnie L. Broome, William Ellis Jackson, and L. Allen Ollis shall be amended and restated in full as of the Effective Date in the forms of Exhibits H1 through H5 hereto, respectively, and as of the Effective Date are hereby assumed as amended. Such amended and restated agreements supercede all employment, severance, and retention bonus agreements in effect prior to the Effective Date. On the Effective Date, all claims of such individuals against JPS under their prepetition employment, severance, and retention bonus agreements will be governed by, and completely satisfied in accordance with, the terms and conditions of their new employment agreements in the forms of Exhibits H1 through H5 hereto. Entry of the order confirming the Plan by the Clerk of the Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code, subject to the occurrence of the Effective Date.

  M. EMPLOYEE BENEFIT PLANS. Subject to the occurrence of the Effective Date, all employee benefit plans, policies, and programs of JPS, and JPS's obligations thereunder, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged. Employee benefit plans, policies, and programs shall include, without limitation, all savings plans, retirement pension plans, health care plans, disability plans, severance benefit plans, life, accidental death, and dismemberment insurance plans (to the extent not executory contracts assumed under the Plan), and the 1997 Management Incentive Bonus Plan (in effect on June 13, 1997, and as described on Exhibit 4 to the disclosure statement for this Plan), but shall exclude all employee equity or equity-based incentive plans.

  N. EMPLOYEE INCENTIVE PLAN. The solicitation of votes on the Plan shall be deemed a solicitation of the holders of New Common Stock for approval of the Incentive Plan. Entry of the order confirming the Plan shall constitute such approval and the order confirming the Plan shall so provide. Grants under the Incentive Plan shall not be effective until after the Effective Date. In accordance therewith, on the Effective Date, Reorganized JPS shall reserve approximately 853,485 shares of the New Common Stock for issuance to salaried key employees of Reorganized JPS and its Nondebtor Subsidiaries pursuant to benefits in the form of stock options, stock appreciation rights, stock awards, performance awards, and stock units that may be granted by the compensation committee comprised of disinterested members of Reorganized JPS's Board of Directors. Options to acquire approximately 568,990 of such shares shall be granted to members of the senior management of JPS and the Nondebtor Subsidiaries prior to the last day of JPS's 1997 fiscal year. All employee equity or equity-based incentive plans for JPS or its subsidiaries in existence on the Petition Date (other than the Incentive Plan) shall be terminated as of the Effective Date.

  O. OFFICERS AND DIRECTORS. Subject to the occurrence of the Effective Date, the obligations of JPS as of the Petition Date to indemnify directors or officers who were directors or officers of JPS, respectively, as of the Petition Date, against any obligation pursuant to JPS's certificate of incorporation, bylaws, or applicable state law (to the extent not an executory contract assumed under the Plan), shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged.

  P. LIMITED RELEASE. On the Effective Date, JPS, on behalf of itself and the Nondebtor Subsidiaries, hereby releases the officers and directors of such companies holding office at any time prior to the Effective Date, Odyssey Partners, L.P., Odyssey Investors, Inc., DLJ Capital Corp. and their respective affiliates, the members of the Creditors' Committee, the members of the Unofficial Committee, and their respective agents, employees, advisors, and representatives from any and all claims or liability arising from actions taken in their respective capacities described above or, with respect to Odyssey Partners, L.P., Odyssey Investors, Inc., DLJ Capital Corp. and their respective affiliates, in their capacities as shareholders and/or managers of JPS, as applicable.

  Q. LISTING OF NEW COMMON STOCK; REGISTRATION OF SECURITIES. Reorganized JPS shall use its best efforts to (i) maintain its status as a reporting company under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and cause, on the Effective Date, the shares of New Common Stock issued hereunder to be listed on a national securities exchange or, as to the New Common Stock, quoted in the national

                                   Ex. 1-12
market system of the National Association of Securities Dealers' Automated Quotation System, (ii) in accordance with the terms of the Registration Rights Agreement, file and have declared effective as soon as possible thereafter a registration statement or registration statements under the Securities Act of 1933, as amended (the "Securities Act"), for the offering on a continuous or delayed basis in the future of the shares of New Common Stock (the "Shelf Registration"), (iii) cause to be filed with the Securities and Exchange Commission on the Effective Date a registration statement on Form 10 under the Exchange Act with respect to the New Common Stock, (iv) keep the Shelf Registration effective for a three-year period, and (v) supplement or make amendments to the Shelf Registration, if required under the Securities Act or by the rules or regulations promulgated thereunder or in accordance with the terms of the Registration Rights Agreement, and have such supplements and amendments declared effective as soon as practicable after filing. In addition, on the Effective Date, Reorganized JPS shall enter into the Registration Rights Agreement in the form of Exhibit K hereto.

  R. WAIVER OF CERTAIN CLAIMS. Upon the occurrence of the Effective Date, Odyssey Partners, L.P., Odyssey Investors, Inc., DLJ Capital Corp. and each of their respective Affiliates, shall be deemed to have waived any and all administrative expenses, priority claims, and prepetition claims against JPS and the Nondebtor Subsidiaries.

                         V. EFFECTIVENESS OF THE PLAN

  A. CONDITIONS PRECEDENT. The Plan shall not become effective unless and until it has been confirmed and the following conditions shall have been satisfied in full or waived in accordance with the provisions specified below:

  1. The order confirming the Plan shall have become a Final Order;

  2. Reorganized JPS or its operating subsidiaries shall have executed an agreement for a working capital facility on terms reasonably satisfactory to the Creditors' Committee;

  3. The Contingent Note Indenture shall have been duly qualified under the Trust Indenture Act of 1939;

  4. The certificates of incorporation for Reorganized JPS and JPS Capital, in the form of Exhibits B and F, respectively, to the Plan, shall have been filed with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law;

  5. All authorizations, consents, and regulatory approvals required (if any) in connection with the Plan's effectiveness shall have been obtained;

  6. As of the Effective Date, the aggregate prepetition claims against JPS, including all allowed claims and disputed claims (but excluding claims under the 10.25% Notes, the 10.85% Notes, the 7% Subordinated Debentures, the Credit Agreement, the existing agreements set forth on Exhibit M hereto, the employee benefit plans, policies, and programs referred to in Section IV.M, as in effect on June 13, 1997, and any claims for which a bar date has not been set by the Court), do not exceed $300,000;

  7. As of the Effective Date, the aggregate outstanding principal amount of long term debt (as such term is defined under generally accepted accounting principles) of the Nondebtor Subsidiaries (excluding any amounts owed pursuant to the working capital facility referred to in Section V.A.2 and the Contingent Note Indenture ) does not exceed $6,000,000;

  8. JPS and/or the Nondebtor Subsidiaries shall have sold all the securities held by such entities which were issued by Gulistan Holdings Inc.;

  9. JPS shall have received approval from each of the Unofficial Committee, the Creditors' Committee, or their counsel for any modifications to the Related Documents from the forms attached to the Plan; and

  10. All obligations outstanding as of the Effective Date under the Credit Agreement shall have been paid in full, in cash, or such other arrangement with respect to such obligations shall have been agreed to among JPS, the other parties to the Credit Agreement, the Creditors' Committee, and the Unofficial Committee.

  B. WAIVER OF CONDITIONS. With the prior written consent of the Creditors' Committee and the Unofficial Committee (which consent shall not be unreasonably withheld), JPS may waive, by a writing signed by an authorized representative and subsequently filed with the Court, one or more of the conditions precedent to the effectiveness of the Plan, except for the conditions precedent set forth in Sections V.A.2. and V.A.10.

                                   Ex. 1-13

  C. EFFECT OF FAILURE OF CONDITIONS. If each of the conditions to effectiveness and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than 179 days after the date the Court enters an order confirming the Plan, or by such later date as is proposed and approved, after notice and a hearing, by the Court, then upon motion by JPS or any party in interest made before the time that each of the conditions has been satisfied or duly waived, the order confirming the Plan may be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the order confirming the Plan shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the order confirming the Plan is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any claims against or equity interests in JPS or (b) prejudice in any manner the rights of the holder of any claim or equity interest in JPS.

                         VI. ADMINISTRATIVE PROVISIONS

  A. DISCHARGE.

  1. Scope. Except as otherwise expressly specified in the Plan, entry of the order confirming the Plan acts as a discharge of all debts of, claims against, liens on, and equity interests in each of JPS, its assets, and its properties, arising at any time before the entry of the order confirming the Plan, regardless of whether a proof of claim or equity interest therefor was filed, whether the claim or equity interest is allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. On the date the Court enters an order confirming the Plan, any holder of such discharged claim or equity interest shall be precluded from asserting against JPS, Reorganized JPS, or any of their respective assets or properties, any other or further claim or equity interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date the Court enters the order confirming the Plan.

  2. Injunction. In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the claims discharged hereby.

  B. ADMINISTRATIVE EXPENSE, CLAIM, AND EQUITY INTEREST OBJECTIONS. Unless otherwise ordered by the Court, all objections to administrative expenses, claims, and equity interests shall be filed and served on the applicable claimant or equity interest holder on or before the date that is 120 days after the Effective Date or 120 days after such administrative expense, claim, or equity interest is filed, whichever is later. On and after the Effective Date, only Reorganized JPS shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to administrative expenses, claims, or equity interests.

  C. PRESERVATION OF CAUSES OF ACTION. Except as specified in Section IV.P, all rights and causes of action held by JPS against any other entity shall remain assets of Reorganized JPS and may be pursued.

  D. ADMINISTRATIVE EXPENSES INCURRED AFTER THE CONFIRMATION DATE. Administrative expenses incurred by JPS or Reorganized JPS (other than administrative expenses incurred by any entity deemed to have waived such administrative expenses pursuant to Section IV.R hereof) after the date and time of the entry of the order confirming the Plan, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by JPS or Reorganized JPS, as the case may be, in the ordinary course of business and without further Court approval.

  E. RETENTION OF JURISDICTION. The Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Reorganization Case and the Plan pursuant to, and for the purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes:

  1. To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases, pending on the date the Plan is confirmed, and the allowance of claims resulting therefrom;

                                   Ex. 1-14

  2. To determine any other applications, adversary proceedings, and contested matters pending on the Effective Date;

  3. To ensure that distributions to holders of allowed claims and allowed equity interests are accomplished as provided herein;

  4. To resolve disputes as to the ownership of any claim or equity interest;

  5. To hear and determine timely objections to administrative expenses, claims, and equity interests;

  6. To enter and implement such orders as may be appropriate in the event the order confirming the Plan is for any reason stayed, revoked, modified, or vacated;

  7. To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

  8. To consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the order confirming the Plan;

  9. To resolve disputes concerning nondebtor releases, exculpations, and injunctions contained herein;

  10. To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

  11. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan and the Related Documents;

  12. To hear and determine any issue for which the Plan or any Related Document requires a Final Order of the Court;

  13. To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

  14. To hear any other matter not inconsistent with the Bankruptcy Code; and

  15. To enter a final decree closing the Reorganization Case.

  F. PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

  G. EXCULPATION. JPS, Reorganized JPS, the members of the Creditors' Committee, the members of the Unofficial Committee, and their respective members, officers, directors, employees, and agents (including any professionals retained by such persons) shall have no liability to any holder of an administrative expense, claim, or equity interest for any act or omission in connection with, or arising out of, the pursuit of approval of the disclosure statement for the Plan or the solicitation of votes for or confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Court, and in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

  H. DISSOLUTION OF STATUTORY COMMITTEES. All statutory committees appointed in the Reorganization Case pursuant to section 1102 of the Bankruptcy Code shall be dissolved on the Effective Date.

  I. HEADINGS. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

                                   Ex. 1-15

  J. BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of JPS, its creditors, the holders of equity interests, and their respective successors and assigns.

  K. NOTICES. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

                         To JPS or Reorganized JPS:

                         JPS TEXTILE GROUP, INC.
                         555 North Pleasantburg Drive, Suite 202
                         Greenville, South Carolina 29607
                         Attention: David H. Taylor

                         with a copy to:

                         Weil, Gotshal & Manges LLP
                         767 Fifth Avenue
                         New York, New York 10153
                         Attention: Michael F. Walsh, Esq.
                                    Sharon Youdelman, Esq.

  L. GOVERNING LAW. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

  M. FILING OR EXECUTION OF ADDITIONAL DOCUMENTS. On or before the Effective Date, JPS or Reorganized JPS shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

  N. WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, Reorganized JPS shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

                                   Ex. 1-16

  O. SECTION 1125(E) OF THE BANKRUPTCY CODE. (i) JPS and JPS Capital have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and (ii) JPS and JPS Capital, each of the members of the Creditors' Committee, and each of the members of the Unofficial Committee (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

Dated: New York, New York
       [date], 1997

                                          Respectfully submitted,

                                          JPS TEXTILE GROUP, INC.
                                          Debtor and Debtor in Possession

                                          By: _________________________________
                                            Jerry E. Hunter
                                            President and Chief Executive
                                            Officer

                                          JPS CAPITAL CORP.

                                          By: _________________________________
                                            Jerry E. Hunter
                                            President

_____________________
Michael F. Walsh
MW 8000

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
212-310-8000

                                   Ex. 1-17

                           VII. EXHIBITS TO THE PLAN

A.Exhibit A:  Bylaws of Reorganized JPS

B.Exhibit B:  Certificate of Incorporation of Reorganized JPS

C.Exhibit C:  Contingent Note Indenture

D.Exhibit D:  New Warrants

E.Exhibit E:  List of Nondebtor Subsidiaries

F.Exhibit F:  Certificate of Incorporation of JPS Capital

G.Exhibit G:  Bylaws of JPS Capital

H.Exhibit H:  New Employment Agreements for Management Group

I.Exhibit I:  Directors of Reorganized JPS

J.Exhibit J:  Incentive Plan

K.Exhibit K:  Registration Rights Agreement

L.Exhibit L:  List of Rejected Contracts

M.Exhibit M:  List of Existing Agreements


                                    Ex. 1-18

                                                                      EXHIBIT A
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             AMENDED AND RESTATED

                                    BY-LAWS

                                      OF

                            JPS TEXTILE GROUP, INC.
                           (A DELAWARE CORPORATION)

                                   ARTICLE I

                                 Stockholders

  Section 1. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

  Section 2. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, and at such place within or without the State of Delaware, as shall be designated by the Board of Directors and set forth in the notice or in a duly executed waiver of notice thereof.

  Section 3. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least 25% in voting power of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, and at such place within or without the State of Delaware, as may be specified in the notice or in a duly executed waiver of notice of such meeting. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation. Only such business as is stated in the written notice of special meeting may be acted upon thereat.

                                   Ex. 1.A-1

  Section 4. Notice of Meetings. Except as otherwise provided by law, written notice of all meetings of the stockholders, stating the place, date and hour of the meeting and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. If, prior to the time of mailing, the Secretary shall have received from any stockholder entitled to vote a written request that notices intended for such stockholder are to be mailed to an address other than the address that appears on the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.

  Notice of a special meeting may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, by the Secretary of the Corporation on behalf of such person or persons. If the person or persons calling a special meeting of stockholders gives notice thereof, such person or persons shall forward a copy thereof to the Secretary. Every request to the Secretary for the giving of notice of a special meeting of stockholders shall state the purpose or purposes of such meeting.

  Section 5. Waiver of Notice. Notice of any annual or special meeting of stockholders need not be given to any stockholder entitled to vote at such meeting who files a written waiver of notice with the Secretary, duly executed by the person entitled to notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice. Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except as provided by law.

  Section 6. Adjournments. When a meeting is adjourned to another date, hour or place, notice need not be given of the adjourned meeting if the date, hour and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting.

  When any meeting is convened the presiding officer may adjourn the meeting if (a) no quorum is present for the transaction of business or (b) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders (i) to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders or (ii) otherwise to exercise effectively their voting rights.

  Section 7. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

  The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

  Section 8. Quorum. Except as otherwise provided by law or the Corporation's Restated Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority in voting power of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority in voting power of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

                                   Ex. 1.A-2

  Section 9. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman's absence the Vice-Chairman, if any, or if none or in the Vice-Chairman's absence the President, if any, or if none or in the President's absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary's absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

  Section 10. Voting; Proxies; Required Vote. (a) At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Restated Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these By-laws. At all elections of directors the voting may but need not be by ballot. Except as otherwise required by law or the Restated Certificate of Incorporation, any action other than the election of directors shall be authorized by a majority in voting power of the shares present in person or represented by proxy at the meeting.

  (b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Restated Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

  (c) Where a separate vote by a class or classes, present in person or represented by proxy, is required by law or the Restated Certificate of Incorporation, the affirmative vote of the majority in voting power of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless otherwise provided in the Corporation's Restated Certificate of Incorporation.

  Section 11. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, unless required by law, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, unless required by law, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

                                  ARTICLE II

                              Board of Directors

  Section 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors, which may exercise all such powers of the Corporation and do

                                   Ex. 1.A-3
all such lawful acts and things as are not by law or by the Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

  Section 2. Qualification; Number; Term; Remuneration. (a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall initially consist of 7 members and henceforward shall consist of not less than 3 nor more than 10 members, the exact number of which shall be fixed from time to time by action of the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase "entire Board" herein refers to the total number of directors which the Corporation would have if there were no vacancies or unfilled newly created directorships. Except as provided in Section 11 of this Article II, directors shall be elected by a plurality of the votes cast at annual meetings of stockholders, and each director so elected shall hold office as provided by the Restated Certificate of Incorporation. None of the directors need be stockholders of the Corporation.

  (b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

  (c) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

  Section 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

  Section 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

  Section 5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders' meeting is held.

  Section 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

  Section 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President, Vice-Chairman or a majority of the directors then in office.

  Section 8. Notice of Special Meetings. A notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Directors shall be given to each director by mailing the same at least two days before the special meeting, or by telegraphing or telephoning the same or by delivering the same personally not later than the day before the day of the meeting.

  Section 9. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman's absence or inability to act the President, or in the President's absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President's absence or inability to

                                   Ex. 1.A-4
act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary's absence, the presiding officer may appoint any person to act as secretary.

  Section 10. Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority in voting power of the shares of stock outstanding and entitled to vote for the election of directors.

  Section 11. Vacancies. Unless otherwise provided in these By-laws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

  Section 12. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

  Section 13. Meetings by Conference Telephone, etc. Any one or more members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors, or of such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

                                  ARTICLE III

                                  Committees

  Section 1. Appointment. From time to time the Board of Directors by resolution may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

  Section 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

  Section 3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the committee.

  Section 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

                                   Ex. 1.A-5

                                  ARTICLE IV

                                   Officers

  Section 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person except the offices of President and Secretary.

  Section 2. Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

  Section 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

  Section 4. Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

  Section 5. President. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than any Vice-President, the Secretary, the Treasurer, any Assistant Secretaries or Assistant Treasurers or any officers which the Board of Directors may from time to time appoint; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

  Section 6. Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

  Section 7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

  Section 8. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

  Section 9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

                                   ARTICLE V

                               Books and Records

  Section 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may

                                   Ex. 1.A-6
from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the By-laws and by such officer or agent as shall be designated by the Board of Directors.

  Section 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder's address as it appears on the records of the Corporation.

                                  ARTICLE VI

                        Certificates Representing Stock

  Section 1. Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

  Section 2. Transfers of Stock. Upon compliance with contractual or other provisions, if any, restricting the transfer or registration of transfer of shares of stock, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

  Section 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

  The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

  Section 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

                                   Ex. 1.A-7

                                  ARTICLE VII

                                   Dividends

  Section 1. Dividends. Subject to the provisions of applicable law and the Corporation's Restated Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by applicable law or the Corporation's Restated Certificate of Incorporation.

  Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserve in the manner in which it was created.

                                 ARTICLE VIII

                   Indemnification of Directors and Officers

  Section 1. Nature of Indemnity. (a) To the fullest extent permitted by applicable law, including the provisions of the General Corporation Law of the State of Delaware, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), other than an action by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as such a director, officer, employee or agent. The indemnitee shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith.

  (b) The Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to, or testifies in, any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 2. Procedure. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the

                                   Ex. 1.A-8
present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (A) by a majority vote of the directors who were not parties to such action, suit or proceeding (the "Disinterested Directors"), even though less than a quorum, or
(B) by a committee of Disinterested Directors designated by a majority vote of such directors, even though less than a quorum, or (C) if there are no Disinterested Directors or if the Disinterested Directors so direct, by independent legal counsel in a written opinion, or (D) by the stockholders.

  Section 3. Advances for Expenses. Costs, charges and expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified by the Corporation as authorized in this Article VIII. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director, officer, employee or agent of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

  Section 4. Procedure for Indemnification. Any indemnification or advance of costs, charges and expenses under this Article VIII shall be made promptly, and in any event within 60 days upon the written request of the director, officer, employee or agent. The right to indemnification or advances as granted by this Article VIII shall be enforceable by the director, officer, employee or agent, as the case may be, in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article VIII where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  Section 5. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article VIII shall be deemed to be a contract between the Corporation

                                   Ex. 1.A-9
and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this Article VIII is in effect. Any repeal or modification of this Article VIII shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For purposes of this Article VIII, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VIII, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

  Section 6. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this
Article VIII, provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

  Section 7. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VIII as to all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

                                  ARTICLE IX

                                Corporate Seal

  The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

                                   ARTICLE X

                                  Fiscal Year

  The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

                                  ARTICLE XI

                               Waiver of Notice

  Whenever notice is required to be given by these By-laws or by the Restated Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

                                  Ex. 1.A-10

                                  ARTICLE XII

              Bank Accounts, Drafts, Contracts, Activities, Etc.

  Section 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he or she may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

  Section 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

  Section 3. Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

  Section 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

                                 ARTICLE XIII

                                  Amendments

  The Board of Directors shall have power to adopt, amend or repeal By-laws. By-laws adopted by the Board of Directors may be repealed or changed, and new By-laws made, by the stockholders.

                                  Ex. 1.A-11

                                                                      EXHIBIT B
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                            JPS TEXTILE GROUP, INC.

  1. The name of the Corporation is JPS Textile Group, Inc.

  2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 31, 1986 under the name Grambling, Inc. IV and was amended by Certificates of Amendment filed with the Secretary of State on March 14, 1988, April 7, 1988 and May 12, 1988. In addition, a Restated Certificate of Incorporation was filed with the Secretary of State on April 1, 1991 and a Certificate of Correction was filed with the Secretary of State on April 2, 1991.

  3. This Restated Certificate of Incorporation, which restates and further amends the Restated Certificate of Incorporation as currently in effect, is made and filed pursuant to the order of the United States Bankruptcy Court (the "Bankruptcy Court"), Southern District of New York in [(In re JPS Textile
Group, Inc., No. [   ] (   ))], and the Plan of Reorganization confirmed
therein (the "Plan of Reorganization") in connection with the reorganization of the Corporation under Title 11 of the United States Code and in accordance with Sections 103 and 303 of the General Corporation Law of the State of Delaware.

  4. This Restated Certificate of Incorporation shall become effective at 9:00
a.m. on    , 1997.

  5. The Corporation's Restated Certificate of Incorporation, as currently in effect, is hereby restated and further amended so as to read in its entirety as follows:

  FIRST: The name of the Corporation is:

                            JPS TEXTILE GROUP, INC.

  SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

  FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 25,000,000 shares. Of these, (i) 22,000,000 shares shall be shares of Common Stock having a par value of $0.01 per share (the "Common Stock"), and (ii) 3,000,000 shares shall be shares of Preferred Stock, having a par value of $0.01 per share (the "Preferred Stock"). Except as otherwise provided by law, the shares of capital stock of the Corporation regardless of class, may be issued by the Corporation from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

  (b) Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and, subject to Article FIFTH, to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative,

                                   Ex. 1.B-1
participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

  FIFTH: The Corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock. For purposes of this Article FIFTH, any class or series of stock, including any series of Preferred Stock, that has only such voting rights as are mandated by the General Corporation Law of the State of Delaware, shall be deemed to be nonvoting stock subject to the restrictions of this Article FIFTH.

  SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Restated Certificate, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may also be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

  SEVENTH: (a) Without the approval of the Board of Directors and the approval, given by written consent or by vote at any regular or special meeting of stockholders, of the holders of record of not less than 100% of the shares of Common Stock at the time outstanding, voting together as a single class, the Corporation shall not enter into any single transaction or series of related transactions, or take any other action that would have the effect of, whether directly or indirectly, prohibiting, restricting, delaying or otherwise hindering the payment of any and all amounts due under the Contingent Notes (as defined below) issued by JPS Capital Corp. ("Capital") in accordance with the terms thereof. Notwithstanding the foregoing, nothing contained in this Restated Certificate of Incorporation shall restrict (i) the actions taken by the Corporation or its Tax Affiliates (as defined below) in connection with the resolution of their liabilities (if any) for Taxes (as defined below) or (ii) a sale of the Corporation.

  (b) Until after the occurrence of the later of (i) the Maturity Date (as defined below), and (ii) the payment in full of the obligations of Capital arising under the Contingent Notes, the Corporation shall not Transfer (as defined below) or permit the Transfer of all or any portion of the outstanding shares of capital stock of Capital owned by the Corporation to any person or entity.

  (c) For purposes of this Restated Certificate of Incorporation, the following terms are defined as follows:

    (i) "Contingent Note Indenture" means the indenture, dated as of [    ],
  1997, among Capital, the Corporation and [    ] as trustee (the "Trustee");

    (ii) "Contingent Notes" means the Contingent Payment Notes due on the Maturity Date issued pursuant to the Contingent Note Indenture;

    (iii) "Maturity Date," "Tax Affiliate," and "Taxes" have the meanings ascribed to such terms in the Contingent Note Indenture; and

    (iv) "Transfer" means (A) any direct or indirect, whether voluntary or involuntary, knowing or unknowing, by operation of law or otherwise, disposition of any assets or property, whether by sale, exchange, merger, consolidation, transfer, conveyance, distribution, inheritance, gift or otherwise, or (B) any consensual security interest in, pledge or assignment of, mortgage of, encumbrance upon, lien in or any other preferential arrangement with respect to, any assets or property. Notwithstanding any understandings or agreements to which a holder of Capital's capital stock is a party, any arrangement, the effect of which is to Transfer any or all of the rights arising from ownership of Capital's capital stock, shall be treated as a Transfer of such capital stock for purposes of this Article SEVENTH.

  EIGHTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) any matter

                                   Ex. 1.B-2
in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

  (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), other than an action by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as such a director, officer, employee or agent. The indemnitee shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith. The Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

  (c) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (d) Any indemnification under this Article EIGHTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (A) by a majority vote of the directors who were not parties to such action, suit or proceeding (the "Disinterested Directors"), even though less than a quorum, or (B) by a

                                   Ex. 1.B-3
committee of Disinterested Directors designated by a majority vote of such directors, even though less than a quorum or (C) if there are no Disinterested Directors or if the Disinterested Directors so direct, by independent legal counsel in a written opinion, or (D) by the stockholders.

  (e) Costs, charges and expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director, officer, employee or agent of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

  (f) Any indemnification or advance of costs, charges and expenses under this Article EIGHTH shall be made promptly, and in any event within 60 days upon the written request of the director, officer, employee or agent. The right to indemnification or advances as granted by this Article EIGHTH shall be enforceable by the director, officer, employee or agent, as the case may be, in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article EIGHTH where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  (g) The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article EIGHTH shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this Article EIGHTH is in effect. Any repeal or modification of this Article EIGHTH shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article EIGHTH, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent

                                   Ex. 1.B-4
corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article EIGHTH, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

  (h) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article EIGHTH, provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

  (i) If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article EIGHTH as to all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article EIGHTH to the full extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the full extent permitted by applicable law.

  NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred by the stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, none of the provisions of Article SEVENTH of this Restated Certificate of Incorporation or this sentence of Article NINTH may be amended, altered, changed or repealed without the prior approval of the Bankruptcy Court pursuant to a Final Order (as defined in the Plan of Reorganization).

  TENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, JPS Textile Group, Inc. has caused this Restated
Certificate of Incorporation to be signed by [   ], its [   ], and attested by
[   ], its [   ], this [   ] day of [   ], 1997.

                                          JPS Textile Group, Inc.


                                          By___________________________________
                                            Name:
                                            Title:


Attest:


By___________________________________
  Name:
  Title:

                                   Ex. 1.B-5

                                                                       EXHIBIT C
                                                                TO JOINT PLAN OF
                                                                  REORGANIZATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               JPS CAPITAL CORP.

                                   AS ISSUER,

                                 [           ]

                                  AS TRUSTEE,

                                      AND

                            JPS TEXTILE GROUP, INC.

                               ________________

                                   INDENTURE

                               ________________

                           DATED AS OF [      ], 1997

                       CONTINGENT PRINCIPAL AND INTEREST

                            DUE ON THE MATURITY DATE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS-REFERENCE TABLE*

TRUST INDENTURE ACT SECTION                                   INDENTURE SECTION
---------------------------                                   -----------------
310(a)(1).................................................... 6.10
   (a)(2).................................................... 6.10
   (a)(3).................................................... N.A.
   (a)(4).................................................... N.A.
   (a)(5).................................................... 6.10
   (b)....................................................... 6.08; 6.10; 9.02
   (c)....................................................... N.A.
311(a)....................................................... 6.11
   (b)....................................................... 6.11
   (c)....................................................... N.A.
312(a)....................................................... 2.05
   (b)....................................................... 9.03
   (c)....................................................... 9.03
313(a)....................................................... 6.06
   (b)(1).................................................... 6.06
   (b)(2).................................................... 6.06
   (c)....................................................... 6.06; 9.02
   (d)....................................................... 6.06
314(a)....................................................... 4.03; 4.04; 9.02
   (b)....................................................... N.A.
   (c)(1).................................................... 9.04
   (c)(2).................................................... 9.04
   (c)(3).................................................... N.A.
   (d)....................................................... N.A.
   (e)....................................................... 9.05
   (f)....................................................... N.A.
315(a)....................................................... 6.01
   (b)....................................................... 6.05; 10.02
   (c)....................................................... 6.01
   (d)....................................................... 6.01
   (e)....................................................... 5.08
316(a)(last sentence)........................................ 2.10
   (a)(1)(A)................................................. 5.02
   (a)(1)(B)................................................. N.A.
   (a)(2).................................................... N.A.
   (b)....................................................... 5.04
   (c)....................................................... 5.02
317(a)(1).................................................... 5.05
   (a)(2).................................................... 5.06
   (b)....................................................... 2.04
318(a)....................................................... 9.01

________
N.A. means not applicable.
* This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

                                   Ex. 1.C-i

                                                                            PAGE
                                                                            ----
 ARTICLE 1 DEFINITIONS AND INCORPORATION BY REFERENCE......................   1
  Section 1.01. Definitions...............................................    1
  Section 1.02. Incorporation by Reference of Trust Indenture Act.........    5
  Section 1.03. Rules of Construction.....................................    5

 ARTICLE 2 THE SECURITIES..................................................   5
  Section 2.01. Form and Dating...........................................    5
  Section 2.02. Execution and Authentication..............................    5
  Section 2.03. Registrar and Paying Agent................................    6
  Section 2.04. Paying Agent to Hold Money in Trust.......................    6
  Section 2.05. Holder Lists..............................................    7
  Section 2.06. Transfer and Exchange.....................................    7
  Section 2.07. Replacement Securities....................................    7
  Section 2.08. Outstanding Securities....................................    8
  Section 2.09. Treasury Securities.......................................    8
  Section 2.10. Temporary Securities......................................    8
  Section 2.11. Cancellation..............................................    8
  Section 2.12. CUSIP Numbers.............................................    9

 ARTICLE 3 REDEMPTION AND PAYMENT ON MATURITY DATE.........................   9
  Section 3.01. Redemption................................................    9
  Section 3.02. Payment on Maturity Date..................................   10
  Section 3.03. Notice of Redemption or Repayment.........................   10
  Section 3.04. Effect of Notice of Redemption or Repayment...............   11
  Section 3.05. Deposit of Redemption Amount or Repayment Amount..........   11
  Section 3.06. Automatic Cancellation....................................   11

 ARTICLE 4 COVENANTS.......................................................  12
  Section 4.01. Corporate Existence.......................................   12
  Section 4.02. Maintenance of Office or Agency...........................   12
  Section 4.03. SEC Reports; Reports to Securityholders...................   12
  Section 4.04. Compliance Certificate....................................   12
  Section 4.05. Special Notice Concerning Maturity Date...................   13
  Section 4.06. Determination of Maturity Date............................   13
  Section 4.07. JPS Textile Obligation....................................   13

 ARTICLE 5 REMEDIES........................................................  13
  Section 5.01. Remedies..................................................   13
  Section 5.02. Control by Majority.......................................   13
  Section 5.03. Limitation on Suits.......................................   14
  Section 5.04. Rights of Holders to Receive Payment......................   14
  Section 5.05. Collection Suit by Trustee................................   14
  Section 5.06. Trustee May File Proofs of Claim..........................   15
  Section 5.07. Priorities................................................   15
  Section 5.08. Undertaking for Costs.....................................   15

 ARTICLE 6 TRUSTEE.........................................................  16
  Section 6.01. Duties of Trustee.........................................   16
  Section 6.02. Rights of Trustee.........................................   16
  Section 6.03. Individual Rights of Trustee..............................   17
  Section 6.04. Trustee's Disclaimer......................................   17
  Section 6.05. Notice of Non-Payment.....................................   17
  Section 6.06. Reports by Trustee to Holders.............................   17
  Section 6.07. Compensation and Indemnity................................   18

                                   Ex. 1.C-ii

                                                                            PAGE
                                                                            ----
  Section 6.08. Replacement of Trustee....................................   18
  Section 6.09. Successor Trustee by Merger, Etc. ........................   19
  Section 6.10. Eligibility; Disqualification.............................   19
  Section 6.11. Preferential Collection of Claims Against Company.........   20

 ARTICLE 7 DISCHARGE OF INDENTURE..........................................  20
  Section 7.01. Termination of Company's Obligations......................   20
  Section 7.02. Repayment to the Company..................................   20

 ARTICLE 8 AMENDMENTS......................................................  20
  Section 8.01. Without Consent of Holders................................   20
  Section 8.02. With Consent of Holders...................................   21
  Section 8.03. Compliance with Trust Indenture Act.......................   21
  Section 8.04. Revocation and Effect of Consents.........................   21
  Section 8.05. Notation on or Exchange of Securities.....................   22
  Section 8.06. Trustee to Sign Amendments, Etc. .........................   22

 ARTICLE 9 MISCELLANEOUS...................................................  22
  Section 9.01. Trust Indenture Act Controls..............................   22
  Section 9.02. Notices...................................................   22
  Section 9.03. Communication by Holders with Other Holders...............   23
  Section 9.04. Certificate and Opinion as to Conditions Precedent........   23
  Section 9.05. Statements Required in Certificate or Opinion.............   23
  Section 9.06. Rules by Trustee and Agents...............................   24
  Section 9.07. Legal Holidays............................................   24
  Section 9.08. Duplicate Originals.......................................   24
  Section 9.09. Governing Law.............................................   24
  Section 9.10. No Adverse Interpretation of Other Agreements.............   24
  Section 9.11. Successors................................................   24
  Section 9.12. Counterpart Originals.....................................   24
  Section 9.13. Table of Contents, Headings, Etc. ........................   25

 EXHIBIT A (FACE OF SECURITIES)............................................ A-1

                                  Ex. 1.C-iii

  INDENTURE, dated as of [     ], 1997, among JPS Capital Corp., a Delaware
corporation (the "Company"), JPS Textile Group, Inc., a Delaware corporation
("JPS Textile"), and [      ] as trustee (the "Trustee").

  Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company's Contingent Payment Notes Due on the Maturity Date referred to below (the "Securities"):

                                   ARTICLE I

                  Definitions and Incorporation by Reference

Section 1.01. Definitions.

  "Accrued Interest" means, as to each Security outstanding on the Maturity Date, Accrued Interest (as defined therein) payable thereunder and as calculated thereunder.

  "Affiliate" of any specified Person means any other Person, directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

  "Agent" means any Registrar, Paying Agent or co-registrar.

  "Aggregate Accrued Interest" means the aggregate Accrued Interest payable under all Securities outstanding on the Maturity Date.

  "Aggregate Principal Amounts" means the sum of the Principal Amounts of all Securities outstanding on the Maturity Date.

  "Bankruptcy Court" means the United States District Court having jurisdiction over the Case.

  "Bankruptcy Event" means the occurrence of any of the following:

    (i) the Company, pursuant to or within the meaning of any Bankruptcy Law:

      (A) commences a voluntary case, or

      (B) consents to the entry of an order for relief against it in an involuntary case, or

      (C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

      (D) makes a general assignment for the benefit of its creditors, or

      (E) is unable to pay its debts as the same become due; or

    (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

      (A) is for relief against the Company in an involuntary case, or

      (B) appoints a custodian of the Company or for all or substantially all of its property, or

      (C) orders the liquidation of the Company,

and the order or decree remains unstayed and in effect for 60 days.

  "Bankruptcy Law" means title 11 of the United States Code, or any successor statute.

  "Board of Directors" of a Person means the board of directors of such Person or any committee of such board of directors duly authorized to act hereunder.

                                   Ex. 1.C-1

  "Business Day" means any day other than a Legal Holiday.

  "Capital Stock" means, with respect to a Person, any and all shares, interests, participations, rights or other equivalents (however designated) of such Person.

  "Case" means [the case captioned United States Bankruptcy Court Southern District of New York In re JPS Textile Group, Inc., Debtor (Chapter 11 Case
No. 97 B [    ] ([    ]))].

  "Company" means JPS Capital Corp., a Delaware corporation, and its successors.

  "Corporate Trust Office" shall be at the address of the Trustee specified in
Section 9.02 or such other address as the Trustee may give notice of to the Company and to JPS Textile.

  "Deposit Date" has the meaning set forth in Section 3.01(b).

  "Deposit Notice" has the meaning set forth in Section 3.01(b).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Final Determination" means the final resolution of liability of each and every Tax Affiliate for any and all Taxes (i) pursuant to Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance thereof by or on behalf of the Internal Revenue Service, or by a comparable form under the laws of other jurisdictions; provided, however, that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the taxing authority to assert a further deficiency, or both, shall not constitute a Final Determination in respect of such taxable year of such Tax Affiliate; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which shall have become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Internal Revenue Code of 1986, as amended, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (v) by the expiration of the applicable statute of limitation on assessment and collection of the federal income Taxes of such Tax Affiliate for its taxable year ended October 29, 1994, based on the assumptions that (a) the federal income tax return for the taxable year ended October 29, 1994 shall have been
filed on July 15, 1995, (b) as of [   ], none of the exceptions set forth in
Sections 6501(c) or (e) of the Internal Revenue Code of 1986, as in effect on
[   ], shall apply, and (c) for purposes of this definition, the statute of limitations on assessment and collection for any state or local income Tax or any franchise Tax based on income shall be deemed to expire at the same time as the statute of limitation on assessment and collection of the federal income Taxes of such Tax Affiliate for its taxable year ended October 29, 1994.

  "Final Order" means an order of the Bankruptcy Court in connection with the Case as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to JPS Textile, or in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari, reargument, or rehearing has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

  "Holder" means a Person in whose name a Security is registered.

  "Indenture" means this Indenture as amended, supplemented or otherwise modified from time to time.

                                   Ex. 1.C-2

  "Initial Amount" means, at any time, as to each Security outstanding at such time, the Initial Amount (as defined in such Security) of such Security, the aggregate of which Initial Amounts of all Securities outstanding on the Issue Date is $34,000,000.

  "Issue Date" means [     ], 1997.

  "JPS Funded Deposit" has the meaning set forth in Section 3.01(b).

  "JPS Textile" means JPS Textile Group, Inc., a Delaware corporation, and its successors.

  "JPS Textile Deposit" has the meaning set forth in Section 3.05.

  "Legal Holiday" has the meaning set forth in Section 9.07.

  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance or other preferential arrangement of any kind intended to assure payment of any indebtedness or other obligation or to assure any performance by any Person (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

  "Maturity Date" means the date that occurs 45 days after (but not including) the Satisfaction Date, provided that if such date is not a Business Day, the Maturity Date will be on the Business Day immediately succeeding such date.

  "Officer" means the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer, any Vice President, the Assistant Treasurer, the Secretary, the Assistant Secretary or the Controller of the Company or JPS Textile, as the context requires.

  "Officers' Certificate" means a certificate signed by two Officers of the Company or JPS Textile, as the context requires, delivered to the Trustee, and which shall include the statements set forth in Section 9.05.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee.

  "Paying Agent" has the meaning set forth in Section 2.03(a).

  "Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Service, Inc. shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Trustee and not listed in Credit Watch published by Standard & Poor's Corporation); (iii) commercial paper, other than commercial paper issued by the Company or any of its Affiliates, maturing no more than ninety
(90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Trustee); and (iv) domestic and eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than U.S. $250,000,000.

                                   Ex. 1.C-3

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Principal Amount" means, as to each outstanding Security, the Principal Amount thereof as defined therein.

  "Proposed Amount" has the meaning set forth in Section 3.01(b).

  "Redeemed Portion" has the meaning set forth in Section 3.01(f).

  "Redemption" has the meaning set forth in Section 3.01(b).

  "Redemption Date" has the meaning set forth in Section 3.01(b).

  "Registrar" has the meaning set forth in Section 2.03(a).

  "Related Surrendered Security" has the meaning set forth in Section 3.01(f).

  "Satisfaction Date" means the latest to occur of (a) the date that the Final Determination occurs, and (b) the date of satisfaction of all liabilities for Taxes (if any) owing as a result of the occurrence of the Final Determination.

  "SEC" means the Securities and Exchange Commission.

  "Stated Amount" has the meaning set forth in Section 3.01(f).

  "Subsidiary" means, as to the Company, any corporation, partnership, or other business entity of which an aggregate of more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other controlling Persons is owned by the Company or one or more of its Subsidiaries.

  "Surrendered Security" has the meaning set forth in Section 3.01(f).

  "Tax" or "Taxes" means any and all federal, state and local income taxes and franchise taxes based on income payable by any Tax Affiliate or for which any Tax Affiliate is liable (and any interest, penalties, additions to tax, or any other additional amounts incurred in connection therewith) in respect of the taxable year ended October 29, 1994 of any Tax Affiliate incurred in connection with the sale of the assets of JPS Auto Inc. (f/k/a JPS Automotive Products Corp.), the assets comprising the synthetic industrial fabric division of JPS Converter and Industrial Corp., and JPS Textile's interest in Cramerton Management Corp. and such other transactions as shall have been effected pursuant to that certain Asset Purchase Agreement, dated as of May 25, 1994, in each case determined by taking into account allowed carrybacks of losses to such taxable year of any Tax Affiliate.

  "Tax Affiliate" means each of JPS Textile, JPS Auto Inc. (f/k/a JPS Automotive Products Corp.), JPS Converter and Industrial Corp., and any corporation that filed or was eligible to file a consolidated, combined, or unitary tax return with any of the foregoing entities (including, without limitation, the Company) for the taxable year ended October 29, 1994 (or any portion thereof).

  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA, except as provided in Sections 8.01 and 8.03.

  "Trustee" means [   ] until a successor replaces it in accordance with the
applicable provisions of this Indenture and thereafter means the successor serving hereunder.

  "Trust Officer" means any officer within the corporate trust administration (or any successor group of the Trustee) including any Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the

                                   Ex. 1.C-4
persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Trustee's Corporate Trust Office because of his/her knowledge of and familiarity with the particular subject.

Section 1.02. Incorporation by Reference of Trust Indenture Act.

  Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

  The following TIA terms used in this Indenture have the following meanings:

    "indenture securities" means the Securities;

    "indenture security holder" means a Holder;

    "indenture to be qualified" means this Indenture;

    "indenture trustee" or "institutional trustee" means the Trustee; and

    "obligor" on the Securities means the Company or any other obligor on the Securities.

  All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.03. Rules of Construction.

  Unless the context otherwise requires:

    (a) a term has the meaning assigned to it;

    (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles;

    (c) "or" is not exclusive;

    (d) words in the singular include the plural, and in the plural include the singular; and

    (e) provisions apply to successive events and transactions.

                                   ARTICLE 2

                                The Securities

Section 2.01. Form and Dating.

  The Securities, and the Trustee's certificate of authentication in respect thereof, shall be substantially in the form of Exhibit A, the terms of which are incorporated in and made a part of this Indenture. The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject or usage. Each Security shall be dated the Issue Date. The Securities shall be issuable only in registered form.

Section 2.02. Execution and Authentication.

  (a) An Officer of the Company shall sign the Securities for the Company by manual or facsimile signature. Such signature shall be attested to by the Secretary of the Company. The Company's seal shall be reproduced on the Securities. If an Officer whose signature is on a Security no longer holds that office at the time the Security is authenticated, the Security shall nevertheless be valid.

  (b) A Security shall not be valid until authenticated by the manual signature of a Trust Officer on behalf of the Trustee. The signature of such Trust Officer shall be conclusive evidence, and the only evidence, that the Security has been authenticated under this Indenture.

                                   Ex. 1.C-5

  (c) The Trustee shall authenticate Securities for original issue up to the aggregate Initial Amounts of Securities issued on the Issue Date minus the aggregate Redeemed Portions of all Surrendered Securities, upon a written order of the Company signed by two Officers, which order shall set forth the amount and the date of the Securities to be authenticated. The aggregate Initial Amounts of Securities outstanding at any time may not exceed the aggregate Initial Amounts of Securities outstanding on the Issue Date minus the aggregate Redeemed Portions of all Surrendered Securities. The aggregate Redeemed Portions stated on all Securities outstanding at any time may not exceed the aggregate JPS Funded Deposits applied to Redemptions pursuant to
Article 3.

  (d) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Securities. Unless limited by the term of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

Section 2.03. Registrar and Paying Agent.

  (a) The Company shall maintain or cause to be maintained an office or agency where Securities may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Securities may be presented or surrendered for payment ("Paying Agent"). The Registrar shall keep a register of the Securities and of their transfer and exchange, which register shall also set forth the Initial Amount of each Security on the Issue Date, the Redeemed Portion of each Surrendered Security, the issuance date of each Surrendered Security and the Redemption Date of the Redeemed Portion of each Surrendered Security. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company may act as Paying Agent, Registrar or co-registrar, except as otherwise provided in this Indenture.

  (b) The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall give prompt written notice to the Trustee of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 6.07.

  (c) The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of notices and demands in connection with the Securities.

Section 2.04. Paying Agent to Hold Money in Trust.

  The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Securities (whether such money has been paid to it by the Company or, pursuant to Section 3.05, by JPS Textile), and shall notify the Trustee of any default by the Company (or, pursuant to Section 3.05, by JPS Textile) in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee. If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

                                   Ex. 1.C-6

Section 2.05. Holder Lists.

  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with TIA (S) 312(a). If the Trustee is not the Registrar, the Company shall cause to be furnished to the Trustee at such times as the Trustee may request in writing, within 30 days of such request, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA (S) 312(a).

Section 2.06. Transfer and Exchange.

  (a) When Securities are presented to the Registrar or a co-registrar with a request to register, transfer or exchange them for an equal principal amount of Securities of other authorized denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met; provided, however, that any Security presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and the Trustee, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall issue and the Trustee shall authenticate Securities which the Holder making the transfer or exchange is entitled to receive at the Registrar's written request, subject to such rules as the Trustee may reasonably require.

  (b) The Company shall not be required to issue, register the transfer of or exchange Securities during a period beginning at the opening of business on a Business Day 30 days before the Maturity Date and ending at the close of business on the Maturity Date.

  (c) No service charge shall be made to the Holder for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than such transfer tax or similar governmental charge payable upon exchanges (without a transfer to another Person) pursuant to Section 2.10 or 8.05, in which event JPS Textile shall be responsible for the payment of any such taxes).

  (d) Prior to due presentment for registration of transfer of any Security, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Section 2.07. Replacement Securities.

  (a) If any mutilated Security is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Security, then, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers, shall authenticate a replacement Security of like tenor, like Initial Amount (as defined in such Security), and like amount set forth opposite the caption "Redeemed Portion, Issuance Date and Redemption Date of each Related Surrendered Security" on the face of such Security, bearing a number not contemporaneously outstanding, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, if the Trustee's requirements for replacement of Securities are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss that any of them may suffer if a Security is replaced. The Company and the Trustee may charge for their or JPS Textile's expenses in replacing a Security.

  (b) Every replacement Security is an obligation of the Company, and shall be entitled to the benefits of this Indenture equally and proportionately with any and all other Securities issued and outstanding hereunder.

                                   Ex. 1.C-7

  (c) The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

Section 2.08. Outstanding Securities.

  (a) The Securities outstanding at any time are all the Securities authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those redeemed or purchased by the Company pursuant to
Article 3, and those described in this Section as not outstanding. If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Security is held by a bona fide purchaser.

  (b) If the Principal Amount of any Security is considered paid under Section
3.02 or any Security is deemed to have been cancelled under Section 3.06, such Security ceases to be outstanding.

  (c) A Security ceases to be outstanding if the Company holds the Security.

Section 2.09. Treasury Securities.

  (a) In determining whether the Holders of the required Initial Amounts of Securities have given or concurred in any request, demand, authorization, notice, direction, waiver or consent, Securities owned by an Affiliate of the Company shall be disregarded and considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, notice, direction, waiver or consent, only Securities that a Trust Officer knows are so owned shall be so disregarded.

  (b) In determining whether the Holders of the required Initial Amounts of Securities have (i) directed the time, method or place of conducting any proceeding for any remedy available to the Trustee hereunder, or exercising any trust or power conferred upon the Trustee; or (ii) consented to the postponement of any interest payment, Securities owned by a Holder shall be disregarded and considered as though not outstanding only if such Holder is an Affiliate of the Company, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction or consent, only Securities that a Trust Officer knows are so owned shall be so disregarded.

Section 2.10. Temporary Securities.

  Until definitive Securities are ready for delivery, the Company may prepare and, upon written request from the Company signed by two Officers of the Company, the Trustee shall authenticate temporary Securities. Temporary Securities shall be in any authorized denomination, substantially in the form of definitive Securities and with other variations that the Company considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of the written order of the Company signed by two Officers, shall authenticate definitive Securities in exchange for temporary Securities. Until such exchange, temporary Securities shall be entitled to the same rights, benefits and privileges as definitive Securities.

Section 2.11. Cancellation.

  The Company at any time may deliver Securities previously authenticated hereunder to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Securities surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Securities (subject to the record-retention requirement of the Exchange Act), and certification of their destruction shall be delivered to the Company unless the Company shall direct that canceled Securities be returned to it; provided, however, that no Surrendered Securities shall be destroyed, each such Surrendered Security shall be stamped by the Paying

                                   Ex. 1.C-8

Agent with a legend stating "This Security Is No Longer Outstanding" and all Surrendered Securities shall be returned to the Company. The Company may not reissue or issue new Securities to replace Securities that it has redeemed or paid or that have been delivered to the Trustee for cancellation except as specifically provided in Section 3.01(f).

Section 2.12. CUSIP Numbers.

  The Company, in issuing the Securities, may use "CUSIP" numbers (if then generally in use), and the Trustee shall use CUSIP numbers in notices of redemption or exchange as a convenience to the Holders; provided, however, that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of redemption or exchange, and that reliance may be only on the other identification numbers printed on the Securities, and any redemption shall not be affected by any defect in or omission of such numbers.

                                   ARTICLE 3

                    Redemption and Payment on Maturity Date

Section 3.01. Redemption.

  (a) The Company may not redeem all or any portion of the Initial Amounts of or any other amount of any of the Securities prior to the Maturity Date except as specifically provided in subsection (b) of this Section 3.01 and, in any event, the Company shall not use any funds for any Redemption unless such funds constitute a JPS Funded Deposit.

  (b) Each time that JPS Textile, in its sole discretion, furnishes an Officers' Certificate to the Company and the Trustee stating that, on the date therein specified (a "Deposit Date"), which Deposit Date shall be a Business Day, JPS Textile will make a JPS Textile Deposit (as defined in Section 3.05) in the amount therein specified (such amount being the "Proposed Amount" for such Redemption), the Company shall, on the Business Day immediately succeeding such Deposit Date (such Business Day being the "Redemption Date"), redeem (a "Redemption"), in accordance with Sections 3.01, 3.03, 3.04, and 3.05, from the amount of such JPS Textile Deposit, a portion of the aggregate Initial Amounts of the Securities then outstanding equal to the amount of such JPS Textile Deposit (such amount of such JPS Textile Deposit actually made on such Deposit Date by JPS Textile being the "JPS Funded Deposit" for such Redemption); provided, however, that (i) any such Officers' Certificate shall be furnished to the Company and the Trustee at least 30 days but no more than 60 days before the Deposit Date referred to therein (any such Officers' Certificate being a "Deposit Notice"), (ii) no Redemption shall be made with any funds of the Company and shall only be made from amounts constituting a JPS Funded Deposit, and (iii) no accrued interest will be paid on any Redemption Date or at any time thereafter or on any portion of the Initial Amounts of any Security redeemed in any Redemption unless such interest constitutes Accrued Interest payable pursuant to the new Security issued upon surrender of such redeemed Security.

  (c) If the Registrar is not the Trustee, the Company shall, concurrently with each notice of any Redemption, cause the Registrar to deliver to the Trustee a certificate (upon which the Trustee may conclusively rely) setting forth the aggregate Initial Amounts of the Securities then outstanding and identifying the Securities held by each Holder.

  (d) If less than the aggregate Initial Amounts of all outstanding Securities are to be redeemed in any Redemption, the Trustee shall select the Securities to be partially redeemed therein pro rata or by a method that complies with applicable legal and stock exchange requirements, if any, taking into account the provisions of the next paragraph. The aggregate amount of the Initial Amounts of the Securities to be so redeemed shall be selected, unless otherwise provided herein, not less than 15 nor more than 50 days prior to the specified Deposit Date, by the Trustee from the outstanding Securities.

                                   Ex. 1.C-9

  (e) The Trustee shall promptly notify the Company in writing of the Securities selected for Redemption in any partial Redemption and the portion of the Initial Amount thereof to be redeemed in such Redemption. Each portion of the Initial Amount of any Security selected for any such partial Redemption shall be in an amount of $100 or a whole multiple of $100. Except as provided above in this subsection (e), provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption.

  (f) Upon surrender to the Paying Agent of a Security that is redeemed in whole or in part in any Redemption (a "Surrendered Security"), the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Security (such Surrendered Security and each prior Surrendered Security whose Redeemed Portion is set forth opposite the caption "Redeemed Portion, Issuance Date and Redemption Date of each Related Surrendered Security" on the face of such Surrendered Security each being a "Related Surrendered Security" with respect to such new Security), which new Security shall (i) be equal in Initial Amount to (A) the Initial Amount stated on such Surrendered Security (the "Stated Amount") minus (B) the portion of such Stated Amount redeemed in such Redemption (such portion of such Stated Amount of such Surrendered Security being the "Redeemed Portion" thereof), and
(ii) state opposite the caption "Redeemed Portion, Issuance Date and Redemption Date of each Related Surrendered Security" on the face of such new Security the aggregate of (A) such Redeemed Portion plus (B) the aggregate of the amounts, if any, stated on such Surrendered Security opposite the caption "Redeemed Portion, Issuance Date and Redemption Date of each Related Surrendered Security" on the face of such Surrendered Security.

Section 3.02. Payment on Maturity Date.

  The Company shall pay the Principal Amount of and Accrued Interest payable under each Security outstanding on the Maturity Date in accordance with the provisions of Sections 3.03 through 3.06 hereof. The Aggregate Principal Amounts of and Aggregate Accrued Interest payable under the Securities outstanding shall be considered paid on the Maturity Date if the Paying Agent holds on the Maturity Date money deposited by the Company in immediately available funds designated for and sufficient to pay the Aggregate Principal Amounts and Aggregate Accrued Interest then due.

Section 3.03. Notice of Redemption or Repayment.

  (a) At least 30 days but not more than 60 days before any Redemption Date, and at least 30 days but not more than 45 days before the Maturity Date, as applicable, the Company shall mail or cause to be mailed a notice of redemption or repayment, as applicable, by first-class mail, postage prepaid, to each Holder whose Securities are to be redeemed or repaid therein at the Holder's last address, as it shall appear on the register of the Securities. A copy of such notice shall be mailed to the Trustee in the same manner and on the same day that the notice is mailed to the Holders.

  (b) The notice shall specify the Proposed Amount for such Redemption or the Aggregate Principal Amounts and Aggregate Accrued Interest to be paid on the Maturity Date, as applicable, and shall state:

    (i) the Redemption Date or the Maturity Date, as applicable;

    (ii) in the case of any Redemption on any Redemption Date, (A) the portion of the Initial Amount of each Security being redeemed on such Redemption Date and (B) that upon surrender to the Paying Agent of such Security (which will thereafter constitute a Surrendered Security), a new Security will be issued (including in any Redemption in whole of the Initial Amount of any Security) in an Initial Amount equal to the Stated Amount of such Surrendered Security minus the Redeemed Portion of such Surrendered Security, and that such new Security will state, opposite the caption "Redeemed Portion, Issuance Date and Redemption Date of each Related Surrendered Security" on the face of such new Security, the aggregate amount of (x) the Redeemed Portion of such Surrendered Security plus (y) the amount set forth opposite the caption "Redeemed Portion, Issuance Date and Redemption Date of each Related Surrendered Security" on the face of such Surrendered Security;

                                  Ex. 1.C-10

    (iii) in the case of any repayment on the Maturity Date, the Principal Amount of each Security being repaid and the amount of Accrued Interest payable thereunder;

    (iv) the name and address of the Paying Agent;

    (v) that Securities called for redemption on a Redemption Date or repayment on the Maturity Date must be surrendered to the Paying Agent to collect the portion of the Initial Amount thereof being redeemed on a Redemption Date or the Principal Amount thereof being repaid;

    (vi) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Securities; and

    (vii) that, in the case of a repayment on the Maturity Date, the Satisfaction Date has occurred.

  At the Company's request, the Trustee shall give the notice of redemption or repayment in the Company's name and at its expense; provided, however, that the Company shall deliver to the Trustee, at least 45 days prior to a Redemption Date or the Maturity Date, as applicable, an Officers' Certificate requesting that the Trustee give such notice and setting forth the text of the information to be stated in such notice as provided in this Section 3.03(b), and the Trustee shall have no responsibility whatsoever with regard to such notice being accurate or correct.

Section 3.04. Effect of Notice of Redemption or Repayment.

  Once notice of any Redemption is mailed, the portion of the Initial Amount of each Security called for Redemption becomes due and payable on the specified Redemption Date, subject, in any event, to clause (ii) of the proviso to Section 3.01(b), and once notice of repayment is mailed, the Principal Amount of and Accrued Interest on each Security outstanding on the Maturity becomes due and payable on the Maturity Date.

Section 3.05. Deposit of Redemption Amount or Repayment Amount.

  On the Deposit Date therefor, in the case of any Redemption, and on or prior to the Business Day immediately preceding the Maturity Date, as applicable, JPS Textile (and only JPS Textile), in the case of any Redemption, and the Company, in the case of payment on the Maturity Date, shall deposit (any such deposit by JPS Textile being a "JPS Textile Deposit"), in immediately available funds, with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary of the Company is the Paying Agent, shall segregate and hold in trust), (i) in the case of any Redemption, money in an amount equal to the Proposed Amount set forth in the Deposit Notice for such Redemption (the amount of such Proposed Amount so deposited constituting the JPS Funded Deposit for such Redemption), or (ii) in the case of repayment on the Maturity Date, money in an amount equal to the aggregate of the Aggregate Principal Amounts and Aggregate Accrued Interest. The Trustee or the Paying Agent (a) shall, with respect to any Redemption, return to JPS Textile any money deposited by it with the Trustee or the Paying Agent by JPS Textile in excess of the Proposed Amount set forth in the Deposit Notice for such Redemption, and (b) shall, with respect to payment on the Maturity Date, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the Aggregate Principal Amounts and Aggregate Accrued Interest then payable. All amounts deposited by JPS Textile pursuant hereto and not returned to it pursuant hereto shall be deemed to be capital contributions by it to the Company.

Section 3.06. Automatic Cancellation.

  Notwithstanding any other provision of this Indenture or the Securities, if on the Satisfaction Date the Aggregate Principal Amounts and the Aggregate Accrued Interest equal $0, then, upon written notice to the Trustee by the Company to such effect, the Securities shall, without any payment (including principal or interest) or further action on the part of the Company or any other Person, be deemed to have been cancelled and no longer an obligation of the Company.

                                  Ex. 1.C-11

                                   ARTICLE 4

                                   Covenants

Section 4.01. Corporate Existence.

  The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with the organizational documents, as they may be from time to time amended, of the Company.

Section 4.02. Maintenance of Office or Agency.

  (a) The Company shall maintain in the [Borough of Manhattan, The City of New York], an office or agency (which may be an office of the Trustee, Registrar or co-registrar) where Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

  (b) The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in [the Borough of Manhattan, The City of New York] for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

  (c) The Company hereby designates the Corporate Trust Office of [   ], in
[the Borough of Manhattan, the City of New York], as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03. SEC Reports; Reports to Securityholders.

  (a) The Company shall comply with the provisions of TIA (S) 314(a).

  (b) So long as any of the Securities are outstanding, the Company shall cause its annual and quarterly reports, including any notes thereto and, with respect to annual reports, an auditors' report by an accounting firm of established national reputation and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," comparable to that which would have been required to appear in annual or quarterly reports filed under
Section 13 or 15(d) of the Exchange Act, to be mailed to the Trustee and to each of the Holders of the Securities within 50 days after the close of each of the first three fiscal quarters of each fiscal year (commencing with the first quarter commencing after the Issue Date) and within 95 days after the close of each fiscal year commencing with the 1997 fiscal year, at such Holder's address appearing on the register of the Securities.

Section 4.04. Compliance Certificate.

  The Company shall deliver to the Trustee, within 105 days after the end of each fiscal year of the Company commencing with the 1997 fiscal year and within 60 days after the end of each fiscal quarter of the Company commencing with the first quarter commencing after the Issue Date, a certificate of the principal executive officer, the principal financial officer or the principal accounting officer of the Company stating, as to the officer signing such certificate, that a review of the activities of the Company and its Subsidiaries during the preceding fiscal period has been made under the supervision of such signing officers with a view to determining whether

                                  Ex. 1.C-12
each of the Company and such Subsidiaries has kept, observed, performed and fulfilled its obligations under this Indenture.

Section 4.05. Special Notice Concerning Maturity Date.

  The Company hereby acknowledges that it has projected that, based on the facts in existence and the applicable law as in effect on the date hereof, the Maturity Date will occur on or before [September 10, 1998,] it being understood that the foregoing shall not constitute a representation or warranty of the Company. The Company shall deliver to the Trustee no less frequently than each January 25, April 25, July 25, and October 25, commencing on October 25, 1997, a notice stating the date on which the Company has projected the Maturity Date will occur based on the facts in existence and the applicable law as in effect on such date, it being understood that the statements in any such notice shall not constitute a representation or warranty of the Company. In the event the Maturity Date specified in any such notice shall be later than September 10, 1998, such notice shall also specify the reasons for the delay in the Maturity Date. The Trustee shall distribute a copy of such notice to each Holder within 15 days after receipt by the Trustee.

Section 4.06. Determination of Maturity Date.

  The Company shall have the obligation, no less frequently than each January 20, April 20, July 20, and October 20, commencing on April 20, 1998, to determine whether or not the expiration of the statute of limitations referred to in clause (v) of the definition of "Final Determination" shall have occurred.

Section 4.07. JPS Textile Obligation.

  In addition to its other obligations hereunder, JPS Textile shall cause the Company to comply with all of the obligations of the Company hereunder.

                                   ARTICLE 5

                                   Remedies

Section 5.01. Remedies.

  (a) Notwithstanding any other provision of this Indenture or any applicable law, the only remedies available to the Trustee and the Holders are as follows: (i) to collect from the Company the payment of the Aggregate Principal Amounts and Aggregate Accrued Interest if the same shall not have been paid on the Maturity Date, (ii) to enforce by means of specific performance any provision of the Securities or this Indenture, (iii) to collect from JPS Textile any Proposed Amount specified in any Deposit Notice to the extent a JPS Textile Deposit thereof is not made on the Deposit Date specified in such Deposit Notice, (iv) to enforce the performance of any Redemption by the Company from the amount of the JPS Funded Deposit with respect to such Redemption, or (v) to pursue any remedy against JPS Textile for breach of any covenant made by JPS Textile hereunder other than a claim against JPS Textile for the Company's failure to repay any Aggregate Principal Amount or any Aggregate Accrued Interest on the Maturity Date. The Trustee, on behalf of itself and the Holders, hereby waives any right, claim, or action for damages hereunder or under the Securities against the Company, whether arising under law or equity, except as specifically provided herein or in the Securities.

  (b) The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy shall not impair the right or remedy. All remedies are cumulative to the extent permitted by law.

Section 5.02. Control by Majority.

  (a) The Holders of at least a majority of the aggregate Initial Amounts of the then outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may refuse, however, to follow any direction that

                                  Ex. 1.C-13
conflicts with law or this Indenture, may be unduly prejudicial to the rights of other Holders, or would subject the Trustee to personal liability.

  (b) The Company may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to
Section 2.05 of this Indenture prior to such solicitation. If a record date is fixed, those persons who were Holders of Securities at such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than 120 days after such record date.

Section 5.03. Limitation on Suits.

  (a) A Holder may pursue a remedy with respect to this Indenture or the Securities only if:

    (i) the Holder gives to the Trustee written notice that five Business Days has elapsed since the Maturity Date;

    (ii) the Holders of at least 25% in aggregate Initial Amounts of the then outstanding Securities make a written request to the Trustee to pursue the remedy;

    (iii) such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

    (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

    (v) during such 60-day period the Holders of a majority in aggregate Initial Amounts of the then outstanding Securities do not give the Trustee a direction inconsistent with the request.

  (b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 5.04. Rights of Holders to Receive Payment.

  Notwithstanding any other provision of this Indenture, the right of any Holder of any Security (i) to receive payment of the portion of any Security being redeemed in connection with a Redemption or to bring suit for the enforcement of such payment or to pursue any claim against JPS Textile for such payment shall not be impaired or affected without the consent of such Holder, provided that such right to receive payment from the Company or bring suit against the Company shall be limited to receiving funds from the JPS Funded Deposit for such Redemption and no other claim against the Company shall be pursued for such Redemption and (ii) to receive payment on or after the Maturity Date of the Principal Amount of and Accrued Interest on such Security or to bring suit for the enforcement of any such payment on or after such Maturity Date, shall not be impaired or affected without the consent of such Holder.

Section 5.05. Collection Suit by Trustee.

  If (a) any of the Aggregate Principal Amounts or Aggregate Accrued Interest are not paid on the Maturity Date, (b) JPS Textile fails to make a JPS Textile Deposit of a Proposed Amount on the Deposit Date therefor, or (c) the Company fails to redeem on the Redemption Date therefor Initial Amounts of Securities with the amount of the JPS Funded Deposit made on the related Deposit Date, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against (i) the Company in the case of any such payment not made on the Maturity Date or any such Redemption not made on a Redemption Date, and (ii) JPS Textile in the case of any such failure to make a JPS Textile Deposit, in each case for the whole unpaid amounts thereof and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of

                                  Ex. 1.C-14
collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, provided that any recovery against the Company with respect to a Redemption shall be limited to the JPS Funded Deposit for such Redemption.

Section 5.06. Trustee May File Proofs of Claim.

  The Trustee is authorized to file such proofs of claims and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Securities) or JPS Textile or their respective creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07 out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except to vote for the election of a trustee in bankruptcy or similar Person.

Section 5.07. Priorities.

  (a) If the Trustee collects any money pursuant to this Article it shall pay out the money in the following order:

    First: to the Trustee, its agents and attorneys for amounts due under
  Section 6.07, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

    Second: if collected from JPS Textile, to the Holders for any portion of Initial Amounts of Securities called in any Redemption to the extent any such portion was unpaid on any Redemption Date, and, in the case of amounts collected after the Maturity Date, to the Holders for any unpaid Aggregate Principal Amount or Aggregate Accrued Interest, in each case ratably, without preference or priority of any kind, according to the amount of such unpaid portion or of such unpaid Aggregate Principal Amounts and Aggregate Accrued Interest; and

    Third: to the Company.

  (b) The Trustee may fix a record date and payment date for any payment to Holders and give whatever notice to the Holders the Trustee deems appropriate.

Section 5.08. Undertaking for Costs.

  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a

                                  Ex. 1.C-15
suit by the Trustee, a suit by a Holder pursuant to Section 5.03, or a suit by Holders of more than 10% of the Initial Amounts of the then outstanding Securities.

                                   ARTICLE 6

                                    Trustee

Section 6.01. Duties of Trustee.

  (a) If the Maturity Date has occurred and any payment due on the Securities is not made when due, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

  (b) Except under the circumstances set forth in subsection (a) above, if such circumstances are known to the Trustee:

    (i) The duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

    (ii) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall, however, examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

  (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

    (i) This clause (c) does not limit the effect of clause (a) or (b) of this Section 6.01.

    (ii) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

    (iii) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.02.

  (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clause (a),
(b), (c) and (e) of this Section 6.01.

  (e) Notwithstanding anything to the contrary herein, no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense that may be incurred thereby, including, but not limited to, liability relating to any environmental laws, rules or regulations.

  (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 6.02. Rights of Trustee.

  (a) The Trustee may conclusively rely upon and shall be protected from acting or refraining from acting based upon any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

                                  Ex. 1.C-16

  (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate (which shall conform to the provisions of Section 9.05) or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

  (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

  (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

  (e) Unless otherwise specifically provided in the Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

  (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered the Trustee reasonable security and indemnity against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction.

Section 6.03. Individual Rights of Trustee.

  The Trustee, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Company, or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee is subject, however, to Sections 6.10 and 6.11.

Section 6.04. Trustee's Disclaimer.

  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Securities; it shall not be accountable for any money paid to the Company or JPS Textile or upon the Company's direction under any provision hereof; it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee; and it shall not be responsible for any statement or recital herein or any statement in the Securities or any other document in connection with the sale of the Securities or pursuant to this Indenture other than its certificate of authentication.

Section 6.05. Notice of Non-Payment.

  If the Trustee knows that any payment due on the Securities was not made on the Maturity Date or any Redemption was not made on the date specified for such Redemption, the Trustee shall mail to the Holders, as their names and addresses appear on the register of the Securities, a notice of such event within 30 days after the occurrence thereof.

Section 6.06. Reports by Trustee to Holders.

  (a) Within 60 days after each [    ], beginning with the [    ] following
the date of this Indenture, the Trustee shall mail to the Holders, in the manner and to the extent required by TIA (S) 313(c), a brief report dated as of such reporting date that complies with TIA (S) 313(a). The Trustee shall also comply with TIA (S) 313(b). The Trustee shall also transmit by mail all reports as required by TIA (S) 313(c).

  (b) Commencing at the time this Indenture is qualified under the TIA, a copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange on which the Securities are listed. The Company shall promptly notify the Trustee when the Securities are listed on any stock exchange.

                                  Ex. 1.C-17

Section 6.07. Compensation and Indemnity.

  (a) JPS Textile agrees that it shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. JPS Textile agrees that it shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

  (b) JPS Textile shall indemnify the Trustee for, and hold it harmless against, any and all loss, liability or expense incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, except as set forth in Section 6.07(c). The Trustee shall notify the Company and JPS Textile promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company or JPS Textile shall not relieve JPS Textile of its obligations hereunder. JPS Textile shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and JPS Textile shall pay the reasonable fees and expenses of such counsel. JPS Textile need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The obligation of JPS Textile under this Section 6.07 shall survive the satisfaction and discharge of this Indenture.

  (c) JPS Textile need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through its own negligence or willful misconduct.

  (d) To secure JPS Textile's payment obligations in this Section, the Trustee shall have a claim and Lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay principal of and interest on particular Securities. Such Lien shall survive the satisfaction and discharge of the Indenture.

  (e) When the Trustee incurs expenses or renders services after a Bankruptcy Event, the expenses and the compensation for the services are intended to constitute expenses of administration under the Bankruptcy Law.

Section 6.08. Replacement of Trustee.

  (a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

  (b) The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Company in writing. The Holders of a majority in aggregate Initial Amounts of the then outstanding Securities may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

    (i) the Trustee fails to comply with Section 6.10;

    (ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

    (iii) a custodian or public officer takes charge of the Trustee or its property; or

    (iv) the Trustee becomes incapable of acting.

  (c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate Initial Amounts of the then outstanding Securities may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

  (d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in aggregate Initial Amounts of the

                                  Ex. 1.C-18
then outstanding Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

  (e) If the Trustee after written request by any Holder who has been a Holder for at least six months fails to comply with Section 6.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

  (f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company and JPS Textile. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 6.07. Notwithstanding replacement of the Trustee pursuant to this Section 6.08, JPS Textile's obligations under Section 6.07 shall continue for the benefit of the retiring Trustee.

Section 6.09. Successor Trustee by Merger, Etc.

  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee, provided such successor is eligible and qualified under Section 6.10.

Section 6.10. Eligibility; Disqualification.

  (a) There shall at all times be one or more Trustee(s) hereunder at least one of whom shall be at all times either:

    (i) a corporation organized and doing business under the laws of the United States of America or of any state or the District of Columbia, authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority and having a combined capital and surplus of at least $50,000,000; or

    (ii) a corporation or other Person organized and doing business under the laws of a foreign government that is permitted to act as Trustee pursuant to a rule, regulation or order of the SEC, authorized under such laws to exercise corporate trust powers, and subject to supervision or examination by authority of such foreign government or a political subdivision thereof substantially equivalent to supervision or examination applicable to United States institutional trustees, and having a combined capital and surplus of at least $50,000,000.

  (b) If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.10, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.10, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 6. Neither the Company nor any person directly or indirectly controlling, controlled by, or under common control with the Company, shall serve as Trustee hereunder.

  (c) The Trustee shall be subject to the provisions of TIA (S) 310(b) during the period of time provided for therein. Nothing herein shall prevent the Trustee from filing with the SEC the application referred to in the second to last paragraph of TIA (S) 310(b).

  (d) Notwithstanding the provisions of clause (a) of this Section 6.10, no obligor upon the Securities or any Affiliate of such obligor shall serve as Trustee hereunder.

                                  Ex. 1.C-19

Section 6.11. Preferential Collection of Claims Against Company.

  The Trustee is subject to TIA (S) 311(a), excluding any creditor relationship listed in TIA (S) 311(b). A Trustee who has resigned or been removed shall be subject to TIA (S) 311(a) to the extent indicated therein.

                                   ARTICLE 7

                            Discharge of Indenture

Section 7.01. Termination of Company's Obligations.

  This Indenture shall cease to be of further effect (except that the Company's obligations under Section 6.07 and the Company's, Trustee's and Paying Agent's obligations under Section 7.02 shall survive) (a) when all outstanding Securities theretofore authenticated and issued have been delivered (other than destroyed, lost or stolen Securities that have been replaced or paid) to the Trustee for cancellation and the Company has paid all sums payable hereunder, or (b) upon the occurrence of an automatic cancellation of all outstanding Securities pursuant to Section 3.06.

Section 7.02. Repayment to the Company.

  (a) The Trustee and the Paying Agent shall promptly pay to the Company, upon written request, any excess money or securities held by them at any time after the termination of the Company's obligations in accordance with Section 7.01.

  (b) The Trustee and the Paying Agent shall pay to the Company, upon written request, any money held by them for the payment of principal or interest that remains unclaimed for two years after the Maturity Date; provided, however, that the Company shall have caused notice of such payment to be mailed to each Holder entitled thereto not less than 30 days prior to such repayment. After payment to the Company, the Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

                                   ARTICLE 8

                                  Amendments

Section 8.01. Without Consent of Holders.

  (a) Subject to the provisions of Section 8.02(b), the Company, JPS Textile and the Trustee may amend or supplement this Indenture or the Securities without the consent of any Holder:

    (i) to cure any ambiguity, defect or inconsistency;

    (ii) to comply with any requirements of the SEC in connection with the qualification of this Indenture under the TIA as then in effect;

    (iii) to provide for uncertificated Securities in addition to certificated Securities; or

    (iv) to make any change that does not adversely affect the rights of any Holder hereunder or under any Security.

  (b) Upon the written request of the Company and JPS Textile, accompanied by a resolution of the Board of Directors of each of the Company and JPS Textile authorizing the execution of any such supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 8.06, the Trustee shall join with the Company and JPS Textile in the execution of any supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental Indenture that affects its own rights,

                                  Ex. 1.C-20
duties or immunities under this Indenture or otherwise, in which case the Trustee may, in its discretion, but shall not be obligated to, enter into such supplemental Indenture.

Section 8.02. With Consent of Holders.

  (a) Subject to the provisions of Section 8.02(b), the Company, JPS Textile and the Trustee may amend any of the provisions of this Indenture or the Securities or waive compliance in a particular instance by the Company or JPS Textile with any provision of this Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate Initial Amounts of the then outstanding Securities; provided that, without the consent of each Holder affected, an amendment or waiver under this Section may not:

    (i) reduce the Initial Amounts of Securities the Holders of which must consent to an amendment or waiver;

    (ii) reduce the Accrued Interest on any Security;

    (iii) reduce the Principal Amount of or change the Maturity Date of any Security or alter the redemption provisions with respect thereto;

    (iv) make any Security payable in money other than that stated in the Security;

    (v) make any change in Section 5.04 or in this Section 8.02(a); or

    (vi) waive a failure to make any payment of principal of or interest on, or redemption payment with respect to, any Security.

  (b) No amendment or waiver under this Section 8.02 or under Section 8.01(a)(iv) shall be effective until approval thereof by a Final Order of the Bankruptcy Court.

  (c) Upon the request of the Company and JPS Textile, accompanied by a resolution of the Company's and JPS Textile's respective Board of Directors authorizing the execution of any such supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.06, the Trustee shall join with the Company and JPS Textile in the execution of such supplemental Indenture unless such supplemental Indenture affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may, in its discretion, but shall not be obligated to, enter into such supplemental Indenture.

  (d) It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

  (e) After an amendment or waiver under this Section becomes effective, the Company shall mail to the Holders of each Security affected thereby a notice briefly describing the amendment or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental Indenture or waiver.

  (f) The Company shall give the Holders of the Securities notice of the effectiveness of any amendment under this Section 8.02.

Section 8.03. Compliance with Trust Indenture Act.

  Every amendment to this Indenture or the Securities at a time when this Indenture shall be qualified under the TIA shall be set forth in a supplemental Indenture that complies with the TIA as then in effect.

Section 8.04. Revocation and Effect of Consents.

  Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Security or portion of a Security that evidences the same indebtedness

                                  Ex. 1.C-21
as the consenting Holder's Security, even if notation of the consent is not made on any Security. Any such Holder or subsequent Holder may, however, revoke the consent as to his Security or portion of a Security if the Trustee receives written notice of revocation before the date the amendment or waiver becomes effective. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder. The Company may fix a record date for determining which Holders must consent to such amendment or waiver.

Section 8.05. Notation on or Exchange of Securities.

  The Trustee may place an appropriate notation about an amendment or waiver on any Security thereafter authenticated. The Company, in exchange for all Securities, may issue and the Trustee shall authenticate new Securities that reflect the amendment or waiver. Failure to make the appropriate notation or issue a new Security shall not affect the validity and effect of such amendment or waiver.

Section 8.06. Trustee to Sign Amendments, Etc.

  The Trustee shall sign any amendment or supplemental Indenture authorized pursuant to this Article 8 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment or supplemental Indenture, the Trustee shall be entitled to receive, if requested, an indemnity reasonably satisfactory to it and to receive, and, subject to Section 6.01, shall be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel as conclusive evidence that such amendment or supplemental Indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms. Neither the Company nor JPS Textile may sign an amendment or supplemental Indenture until its Board of Directors approves it.

                                   ARTICLE 9

                                 Miscellaneous

Section 9.01. Trust Indenture Act Controls.

  If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the TIA through operation of Section 318(c) thereof, such imposed duties shall control.

Section 9.02. Notices.

  (a) Any notice or communication by the Company, JPS Textile, or the Trustee to the other or others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), postage prepaid, telex, telecopier or overnight air courier guarantying next day delivery, to the other's address:

    If to the Company:

    JPS Capital Corp.
    300 Delaware Ave.
    Suite 1704
    Wilmington, Delaware 19801
    Attention: David H. Taylor, Secretary
    Telecopier No.: (864) 271-9939

    If to JPS Textile:

    JPS Textile Group, Inc.
    555 North Pleasantburg Drive, Suite 202
    Greenville, South Carolina 29607
    Attention: David H. Taylor, Executive Vice President
    Telecopier No.: (864) 271-9939

                                  Ex. 1.C-22

    If to the Trustee:

    [NAME]
    [ADDRESS]

    Attention:

    Telecopier No.:

  (b) The Company, JPS Textile, or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

  (c) If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee, each Agent, and JPS Textile at the same time.

Section 9.03. Communication by Holders with Other Holders.

  Holders may communicate pursuant to TIA (S) 312(b) with other Holders with respect to their rights under this Indenture or the Securities. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA
(S) 312(c). Any notice or communication given to a Holder shall be mailed to the Holder at the Holder's address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee.

Section 9.04. Certificate and Opinion as to Conditions Precedent.

  Upon any request or application by the Company or JPS Textile to the Trustee to take any action under this Indenture, the Company or JPS Textile, as applicable, shall furnish to the Trustee:

    (a) an Officers' Certificate in form and substance satisfactory to the Trustee (which shall include the statements set forth in Section 9.05) stating that, in the opinion of the signers, all conditions precedent and covenants (including any covenants compliance with which constitutes a condition precedent), if any, provided for in this Indenture relating to the proposed action have been complied with; and

    (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 9.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants (including any covenants compliance with which constitutes a condition precedent) have been complied with.

Section 9.05. Statements Required in Certificate or Opinion.

  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

    (a) a statement that the person making such certificate or opinion has read such condition or covenant;

    (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

    (c) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition or covenant has been complied with; and

    (d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

                                  Ex. 1.C-23

Section 9.06. Rules by Trustee and Agents.

  The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 9.07. Legal Holidays.

  A "Legal Holiday" is a Saturday, Sunday or day on which banking institutions or trust companies in the City of New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.

Section 9.08. Duplicate Originals.

  The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture.

Section 9.09. Governing Law.

  The internal laws of the State of New York shall govern and be used to construe this Indenture and the Securities, without regard to the conflicts of law rules thereof.

Section 9.10. No Adverse Interpretation of Other Agreements.

  This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or JPS Textile or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 9.11. Successors.

  All agreements of the Company and JPS Textile in this Indenture and the Securities shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 9.12. Counterpart Originals.

  The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                                  Ex. 1.C-24

Section 9.13. Table of Contents, Headings, Etc.

  The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

                                          SIGNATURES

                                          JPS Capital Corp.

                                          By: _________________________________
                                            Title:

                                          JPS Textile Group, Inc.

                                          By: _________________________________
                                            Title:

                                          [NAME] as Trustee

                                          By: _________________________________
                                            Title:

                                   Ex. 1.C-25

                                   EXHIBIT A
                             (FACE OF SECURITIES)

No.
  JPS CAPITAL CORP.

  Contingent Payment Notes Due on the Maturity Date

  JPS Capital Corp., a corporation organized and existing under the laws of
the State of Delaware (the "Company"), promises to pay to              or
registered assigns, on the Maturity Date (such term and the other capitalized terms used in this Security being used as defined in the below-referenced Indenture or in paragraph 1 or 2 of this Security), as set forth herein, and in any event subject to the provisions of paragraph 7 herein, the principal
sum of            (the "Initial Amount" of this Security) minus the Reduction
Amount, if any, of this Security as specified in paragraph 1 herein (such amount, as reduced, being the "Principal Amount" of this Security).

  Interest Payment Date: The Maturity Date.

  Record Dates: 30 days prior to each JPS Funded Redemption Date and the Maturity Date.

  Redeemed Portion, Issuance Date and Redemption Date of each Related Surrendered Security:

  Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                                          JPS CAPITAL CORP.

                                          By:
                                             Title:

[SEAL]

                                          By:
                                             Title:

Dated:

Certificate of Authentication: This is one of the Securities referred to in the within-mentioned Indenture.

[     ]
as Trustee

By:
  Authorized Officer

                                  Ex. 1.C.A-1

(Back of Securities)

  JPS CAPITAL CORP.

  Contingent Payment Notes

  Due on the Maturity Date

  1. Reduction of Principal Amount. On the Maturity Date, the Initial Amount shall be reduced by an amount (the "Reduction Amount") equal to the product of
(a) a fraction, the numerator of which is the Initial Amount and the denominator of which is the aggregate Initial Amounts of all Securities outstanding on the Maturity Date (such fraction being the "Applicable Percentage" for this Security), and (b) the excess, if any, of (i) the aggregate Initial Amounts of all Securities outstanding on the Maturity Date over (ii) the aggregate amount of cash on hand at the Company plus the market value of the Permitted Investments owned by the Company on such date.

  2. Interest. The Company promises to pay interest on the sum of the Initial Amount of this Security plus the Redeemed Portion of each Related Surrendered Security listed under the caption "Redeemed Portion, Issuance Date and Redemption Date of each Related Surrendered Security" stated on the face of this Security, in an amount equal to the Applicable Percentage for this Security multiplied by the Available Excess Cash (the aggregate amount of such interest, as so calculated, being the "Accrued Interest" on this Security), payable as set forth in paragraph 3 below. The term "Available Excess Cash" means the excess, if any, of (x) the aggregate amount of cash on hand at the Company and the market value of the Permitted Investments owned by the Company on the date interest is paid pursuant to this section over (y) the total of the Initial Amounts of all Securities outstanding on the Issue Date.

  3. Method of Payment. Holders must surrender Securities to a Paying Agent to collect principal and interest payments. Any Initial Amount of this Security redeemed in any Redemption and any Principal Amount and Accrued Interest shall be paid in money of the United States of America that at the time of payment is legal tender for payment of public and private debts, which payment may be made by check payable in such money.

  4. Paying Agent and Registrar. [     ] as Trustee (the "Trustee"), shall act
as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or Co-Registrar without prior notice. The Company may act in any such capacity.

  5. Indenture. The Company issued the Securities under an Indenture dated as
of [     ], 1997 (the "Indenture") among the Company, JPS Textile, and the
Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the date of the Indenture. The Securities are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders are referred to the Indenture and such Act for a statement of such terms. The Securities are obligations of the Company and each Security is limited to an aggregate principal amount equal to the Principal Amount specified on the face thereof, as limited by Article 3 of the Indenture and Sections 1, 2, and 7 of the Securities.

  6. Redemption. The Company shall not redeem any portion of the aggregate Initial Amounts of or any other amount of any of the Securities prior to the Maturity Date except in accordance with Article 3 of the Indenture and from, and only from, funds constituting a JPS Funded Deposit. No interest shall be paid at any time on any Initial Amounts of the Securities or any aggregate Principal Amounts except as provided in Section 2 of the Securities.

  7. Automatic Cancellation. Notwithstanding any other provision of the Indenture or this Security, if, on the Satisfaction Date, the Principal Amount and Accrued Interest equals $0, then, upon written notice to the Trustee by the Company to such effect, the Securities shall, without any payment (including of any principal or interest) or further action on the part of the Company or any other Person, be deemed to have been redeemed and cancelled and no longer an obligation of the Company.

                                  Ex. 1.C.A-2

  8. Notice of Redemption or Payment. Notice of redemption pursuant to paragraph 6 of this Security shall be mailed at least 30 days but not more than 60 days prior to a Redemption Date, and notice of payment of the Principal Amount hereof shall be mailed at least 30 days but no more than 45 days before the Maturity Date, in each case, to each Holder whose Securities are to be redeemed or repaid, at the registered address of such Holder.

  9. Denominations, Transfer, Exchange. Subject to certain exceptions set forth in the Indenture, the Securities are in registered form without coupons. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Security or portion of a Security selected for Redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

  10. Persons Deemed Owners. The registered Holder of a Security shall be treated as its owner for all purposes.

  11. Amendments and Waivers. Subject to certain exceptions, including the last sentence of this paragraph 11, the Indenture or the Securities may be amended (a) with the consent of the Holders of at least a majority in aggregate Initial Amounts of the then outstanding Securities and (b) without the consent of any Holder, the Indenture or the Securities may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of the Company's obligations to Holders or to make any change that does not adversely affect the rights of any Holder. Except as specified in the Indenture, in no event shall any amendment to the Indenture or the Securities be effective until approval thereof by a Final Order of the Bankruptcy Court.

  12. Remedies. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or Securities. Subject to certain limitations, Holders of a majority in aggregate Initial Amounts of the then out-standing Securities may direct the Trustee in its exercise of any trust or power. The Company must furnish an annual compliance certificate to the Trustee.

  13. Unclaimed Money. If money for the payment of the Aggregate Principal Amounts or Aggregate Accrued Interest remains unclaimed for two years and six months after the Maturity Date, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned property law designates another person and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

  14. Trustee Dealings with the Company and its Affiliates. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

  15. Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

  16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT
(= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act.)

  17. Binding Indenture. Each Holder, by accepting a Security, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

  18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No

                                  Ex. 1.C.A-3
representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed hereon.

  19. Tax Treatment. The Holder of the Notes agrees to treat the Security as equity of the Company solely for tax purposes and for all other purposes shall be deemed to be indebtedness of the Company.

  The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to: JPS Capital Corp., 300 Delaware Ave., Suite 1704, Wilmington, Delaware 19801, Attention: Secretary.

                                  Ex. 1.C.A-4

ASSIGNMENT FORM

  To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

__________________________________________________
(insert assignee's social security or tax
                I.D. no.)

__________________________________________________

__________________________________________________

__________________________________________________

__________________________________________________

__________________________________________________

  (Print or type assignee's name, address and zip code) and irrevocably ________

appoint _______________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: ____________   Your signature: _____________

 (Sign exactly as your name appears on the other
              side of this Security)

Signature Guaranty: ______________________________

                                  Ex. 1.C.A-5

                                                                       EXHIBIT D
                                                                TO JOINT PLAN OF
                                                                  REORGANIZATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            JPS TEXTILE GROUP, INC.

                                      AND



                                AS WARRANT AGENT

                               ________________

           WARRANTS TO PURCHASE UP TO 526,316 SHARES OF COMMON STOCK

                               ________________

                               WARRANT AGREEMENT

                           DATED AS OF        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 1. DEFINITIONS...........................................................    1
 2. APPOINTMENT OF WARRANT AGENT..........................................    3
  2.1. Appointment........................................................    3
 3. REGISTRATION, FORM AND EXECUTION OF WARRANTS..........................    3
  3.1. Registration.......................................................    3
  3.2. Form of Warrant....................................................    3
  3.3. Countersignature of Warrants.......................................    4
 4. EXERCISE OF WARRANTS..................................................    4
  4.1. Manner of Exercise.................................................    4
  4.2. Payment of Taxes...................................................    4
  4.3. Fractional Shares..................................................    4
 5. TRANSFER, DIVISION AND COMBINATION....................................    5
  5.1. Transfer...........................................................    5
  5.2. Division and Combination...........................................    5
  5.3. Maintenance of Books...............................................    5
 6. ADJUSTMENTS...........................................................    5
  6.1. Stock Dividends, Subdivisions and Combinations.....................    5
  6.2. Reorganization, Reclassification, Merger or Consolidation..........    6
  6.3. Certain Limitations................................................    6
 7. NOTICES TO WARRANT HOLDERS............................................    6
  7.1. Notice of Adjustments..............................................    6
  7.2. Notice of Corporate Action.........................................    6
 8. NO IMPAIRMENT.........................................................    7
 9. RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR
    APPROVAL OF ANY GOVERNMENTAL AUTHORITY................................    7
10. STOCK AND WARRANT TRANSFER BOOKS......................................    7
11. LOSS OR MUTILATION....................................................    8
12. OFFICE OF COMPANY.....................................................    8
13. REPURCHASE BY COMPANY OF WARRANTS.....................................    8
  13.1 Option to Repurchase Warrants......................................    8
  13.2 Payment of Repurchase Price........................................    8
14. WARRANT AGENT.........................................................    8
  14.1 Merger or Consolidation or Change of Name of Warrant Agent.........    8
  14.2 Certain Terms and Conditions Concerning the Warrant Agent..........    9
  14.3 Change of Warrant Agent............................................   10
  14.4 Disposition of Proceeds on Exercise of Warrants, Inspection of
       Warrant Agreement..................................................   11
15. MISCELLANEOUS.........................................................   11
  15.1 Notice Generally...................................................   11
  15.2 Successors and Assigns.............................................   12
  15.3 Amendment..........................................................   12
  15.4 Third-Party Beneficiaries..........................................   12
  15.5 Severability.......................................................   12
  15.6 Headings...........................................................   12
  15.7 Governing Law......................................................   12
  15.8 Counterparts.......................................................   12
EXHIBITS
Exhibit A--Form of Warrant Certificate
Exhibit B--Warrant Agent Fees

                                   Ex. 1.D-i

  THIS WARRANT AGREEMENT (the "Warrant Agreement"), dated as of        , 1997,
is made by and between JPS Textile Group, Inc., a Delaware corporation (the
"Company"), and       , a       corporation, as warrant agent (the "Warrant
Agent").

                                  WITNESSETH:

  WHEREAS, the Company proposes to issue, to holders of allowed equity interests in class 8, warrants, as hereinafter described (the "Warrants"), to purchase up to an aggregate of 526,316 shares of its Common Stock pursuant to
Section III.D.8 of the Plan, as confirmed by the United States Bankruptcy Court for the Southern District of New York (the "Court"), by order entered
       , 1997, under title 11 of the United States Code; and

  WHEREAS, the Company has requested the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, division, transfer, exchange and exercise of Warrants;

  NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder and hereunder of the Company, the Warrant Agent, and the Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the Company and the Warrant Agent hereby agree as follows:

1. Definitions

  As used in this Warrant Agreement, the following terms have the respective meanings set forth below:

  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company after the Effective Date, other than Warrant Stock.

  "Book Value" shall mean, in respect of any share of Common Stock on any date herein specified, the consolidated book value of the Company as of the last day of any month immediately preceding such date, divided by the number of Fully Diluted Outstanding shares of Common Stock as determined in accordance with GAAP as consistently applied by the Company in the preparation of its financial statements.

  "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

  "Common Stock" shall mean (except where the context otherwise indicates) the Common Stock, $.01 par value per share, of the Company as constituted on the Effective Date, and any capital stock into which such Common Stock may thereafter be changed, and shall also include (1) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is also not preferred as to dividends or assets over any other class of stock of the Company and which is not subject to redemption and (2) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by
Section 6.2.

  "Company" shall have the meaning assigned to such term in the first paragraph of this Warrant Agreement.

  "Court" shall have the meaning assigned to such term in the recitals to this Warrant Agreement.

  "Current Warrant Price" shall mean, in respect of a share of Common Stock at any date herein specified, the price at which a share of Common Stock may be purchased pursuant to this Warrant Agreement on such date. The initial Current Warrant Price is $98.76, as specified in the second paragraph of the Warrant Certificate.

                                   Ex. 1.D-1

  "Daily Market Price" shall mean, in respect of any share of Common Stock on any Trading Day, (1) the last sale price on such day on the principal stock exchange on which such Common Stock is then listed or admitted to trading or
(2) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange. If the Common Stock is not then listed or admitted to trading on any stock exchange, the Daily Market Price shall be the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc.; provided, that if neither such corporation at the time is engaged in the business of reporting such prices, the Daily Market Price shall be as furnished by any similar firm then engaged in such business, or if there is no such firm, as furnished by any member of the NASD selected mutually by the Majority Holders and the Company or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Majority Holders and one of which shall be selected by the Company. If the Common Stock is not reported in the over-the-counter market and no member of the NASD selected pursuant to the preceding sentence will furnish the Daily Market Price, then the Daily Market Price shall be the Book Value per share of Common Stock at such date.

  "Effective Date" shall have the meaning set forth in the Plan.

  "Expiration Date" shall mean _________, __.

  "Fully Diluted Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock Outstanding at such date and all shares of Common Stock issuable in respect of any Warrants and any other options or warrants to purchase, or securities convertible into or exchangeable for, shares of Common Stock outstanding on such date.

  "GAAP" shall mean generally accepted accounting principles in the United States of America as from time to time in effect.

  "Holder" shall mean the Person in whose name a Warrant is registered in the warrant register of the Company maintained by or on behalf of the Company for such purpose.

  "Majority Holders" shall mean the Holders of Warrants exercisable for in excess of 50% of the aggregate number of shares of Common Stock then purchasable upon exercise of all Warrants.

  "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor corporation thereto.

  "Other Property" shall have the meaning set forth in Section 6.2.

  "Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company or any subsidiary thereof, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

  "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, limited liability company, limited liability partnership, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

  "Plan" shall mean the Company's and JPS Capital Corp.'s Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, as it may be amended or modified.

  "Pricing Period" shall have the meaning set forth in Section 13.1.

  "Repurchase Price" shall have the meaning set forth in Section 13.1.

                                   Ex. 1.D-2

  "Trading Day" shall mean any day on which the principal stock exchange on which the Common Stock is listed or admitted to trading is open or, if the Common Stock is not then listed or admitted to trading on any stock exchange, any day on which the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau Inc. reports prices in respect of securities or, if neither such corporation is then engaged in such business, any day on which the member of the NASD selected as specified in the proviso set forth in the definition of "Daily Market Price" furnishes prices for securities.

  "Warrant Agent" shall have the meaning assigned to such term in the first paragraph of this Warrant Agreement and shall include any successor Warrant Agent hereunder.

  "Warrant Agent's Principal Office" shall mean the principal office of the Warrant Agent in [New York City, New York] (or such other office of the Warrant Agent or any successor thereto hereunder acceptable to the Company as set forth in a written notice provided to the Company and the Holders).

  "Warrant Agreement" shall have the meaning assigned to such term in the first paragraph of this Warrant Agreement.

  "Warrant Price" shall mean an amount equal to (1) the number of shares of Common Stock being purchased upon exercise of a Warrant pursuant to Section 4.1, multiplied by (2) the Current Warrant Price as of the date of such exercise.

  "Warrant Stock" shall mean the shares of Common Stock purchased by the Holders of the Warrants upon the exercise thereof.

  "Warrants" shall have the meaning assigned to such term in the recitals to this Warrant Agreement, and shall include all warrants issued upon transfer, division or combination of, or in substitution for, any thereof. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.

2. Appointment of Warrant Agent

  2.1. Appointment. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Warrant Agreement, and the Warrant Agent hereby accepts such appointment.

3. Registration, Form and Execution of Warrants

  3.1. Registration. All Warrants shall be numbered and shall be registered in a warrant register maintained at the Warrant Agent's Principal Office by the Warrant Agent as they are issued. The Company and the Warrant Agent shall be entitled to treat a Holder as the owner in fact for all purposes whatsoever of each Warrant registered in such Holder's name.

  3.2. Form of Warrant. The text of each Warrant and of the Election to Purchase Form and Assignment Form shall be substantially as set forth in Exhibit A attached hereto. Each Warrant shall be executed on behalf of the Company by its President or one of its Vice Presidents, under its corporate seal reproduced thereon or facsimile thereof attested by its Secretary or an Assistant Secretary. The signature of any of such officers on the Warrants may be manual or facsimile.

  Warrants bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrants or did not hold such offices on the date of this Warrant Agreement.

  Warrants shall be dated as of the date of countersignature thereof by the Warrant Agent either upon initial issuance or upon division, exchange, substitution or transfer.

                                   Ex. 1.D-3

  3.3. Countersignature of Warrants. Each Warrant shall be manually countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Warrant Agreement) and shall not be valid for any purpose unless so countersigned. Warrants may be countersigned, however, by the Warrant Agent (or by its successor as warrant agent hereunder) and may be delivered by the Warrant Agent, notwithstanding that the persons whose manual signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance or delivery. The Warrant Agent shall, upon written instructions of the President, a Vice President, the Secretary, or an Assistant Secretary of the Company, countersign, issue and deliver Warrants entitling the Holders thereof to purchase not more than 526,316 shares of Common Stock (subject to adjustment as set forth herein) and shall countersign and deliver Warrants as otherwise provided in this Warrant Agreement.

4. Exercise of Warrants

  4.1. Manner of Exercise. From and after the Effective Date and until 5:00 p.m., ________, ____ time, on the Expiration Date, a Holder may exercise any of its Warrants, on any Business Day, for all or any part of the number of shares of Common Stock purchasable thereunder.

  In order to exercise a Warrant, in whole or in part, a Holder shall deliver to the Company at the Warrant Agent's Principal Office, (1) a written notice of such Holder's election to exercise such Warrant, which notice shall include the number of shares of Common Stock to be purchased, (2) payment of the Warrant Price for the account of the Company and (3) such Warrant. Such notice shall be substantially in the form of the Election to Purchase Form set forth on the reverse side of the form of Warrant Certificate attached as Exhibit A hereto, duly executed by such Holder or its agent or attorney. Upon receipt thereof, the Warrant Agent shall, as promptly as practicable, and in any event within five Business Days thereafter, deliver or cause to be delivered to such Holder an executed certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as such Holder shall request in the notice and shall be registered in the name of such Holder or such other name as shall be designated in such notice. A Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date such notice, together with the check or checks and such Warrant, is received by the Warrant Agent as described above and all taxes required to be paid by such Holder, if any, pursuant to Section 4.2 prior to the issuance of such shares have been paid. If any Warrant shall have been exercised in part, the Warrant Agent shall, at the time of delivery of the certificate or certificates representing Warrant Stock, deliver to the Holder a new Warrant evidencing the rights of such Holder to purchase the unpurchased shares of Common Stock called for by such Warrant, which new Warrant shall in all other respects be identical with the Warrant exercised in part, or, at the request of such Holder, appropriate notation may be made on such exercised Warrant and the same returned to such Holder. Notwithstanding any provision herein to the contrary, the Warrant Agent shall not be required to register shares in the name of any Person who acquired a Warrant (or part thereof) or any Warrant Stock otherwise than in accordance with such Warrant and this Warrant Agreement.

  Payment of the Warrant Price shall be made at the option of the Holder by certified or official bank check or any combination thereof, duly executed by such Holder or by such Holder's attorney duly authorized in writing.

  4.2. Payment of Taxes. All shares of Common Stock issuable upon the exercise of any Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable and without any preemptive rights. The Holder shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery thereof.

  4.3. Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant. Whenever any distribution of Warrants exercisable into fractional shares of

                                   Ex. 1.D-4

Common Stock would otherwise be called for, the actual distribution thereof will reflect a rounding up to the next whole number of Common Stock.

5. Transfer, Division, and Combination

  5.1. Transfer. Transfer of any Warrant and all rights hereunder, in whole or in part, shall be registered in the warrant register of the Company to be maintained for such purpose at the Warrant Agent's Principal Office, upon surrender of such Warrant at the Warrant Agent's Principal Office, together with a written assignment of such Warrant substantially in the form set forth on the reverse side of the form of Warrant Certificate attached as Exhibit A hereto duly executed by the Holder or its agent or attorney and payment of all funds sufficient to pay any taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, and subject to Section 9, the Company shall execute and the Warrant Agent shall countersign and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of such Warrant not so assigned, and the surrendered Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.

  5.2. Division and Combination. Any Warrant may be divided or combined with other Warrants upon presentation thereof at the Warrant Agent's Principal Office, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 5.1, as to any transfer which may be involved in such division or combination, the Company shall execute and the Warrant Agent shall countersign and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

  5.3. Maintenance of Books. The Warrant Agent agrees to maintain, at the Warrant Agent's Principal Office, the warrant register for the registration of warrants and the registration of transfer of the Warrants.

6. Adjustments

  The number of shares of Common Stock for which a Warrant is exercisable, and the price at which such shares may be purchased upon exercise of a Warrant, shall be subject to adjustment from time to time as set forth in this Section 6.

  6.1. Stock Dividends, Subdivisions, and Combinations. If at any time the Company shall:

    (a) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Additional Shares of Common Stock,

    (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

    (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then (i) the number of shares of Common Stock for which a Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock that a record holder of the same number of shares of Common Stock for which a Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Current Warrant Price shall be adjusted to equal (A) the Current Warrant Price multiplied by the number of shares of Common Stock for which a Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares for which a Warrant is exercisable immediately after such adjustment.

                                   Ex. 1.D-5

  6.2. Reorganization, Reclassification, Merger or Consolidation. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), and, pursuant to the terms of such reorganization, reclassification, merger or consolidation, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property"), are to be received by or distributed to the holders of Common Stock of the Company, then each Holder shall have the right thereafter to receive, upon exercise of a Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger or consolidation by a holder of the number of shares of Common Stock for which a Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger or consolidation, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant Agreement and the Warrants to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Common Stock for which a Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this
Section 6. For purposes of this Section 6.2, "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 6.2 shall similarly apply to successive reorganizations, reclassifications, mergers or consolidations.

  6.3. Certain Limitations. Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the Current Warrant Price to be less than the par value per share of Common Stock.

7. Notices to Warrant Holders

  7.1. Notice of Adjustments. Whenever the number of shares of Common Stock for which a Warrant is exercisable, or whenever the price at which a share of such Common Stock may be purchased upon exercise of the Warrants, shall be adjusted pursuant to Section 6, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the number of shares of Common Stock for which a Warrant is exercisable and describing the number and kind of any other shares of stock or Other Property for which a Warrant is exercisable, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 15.1. The Company shall keep at its office or agency designated by the Company pursuant to Section 12 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant designated by a Holder thereof.

  7.2. Notice of Corporate Action. If at any time

    (a) The Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Company) or other distribution of Additional Shares of Common Stock, or

                                   Ex. 1.D-6

    (b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to another corporation, or

    (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company,

then, in any one or more of such cases, the Company shall give to each Holder
(i) prompt written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date and time on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up takes place. Each such written notice shall be sufficiently given if addressed to such Holder at the last address of such Holder appearing on the books of the Company and delivered in accordance with Section 15.1.

8. No Impairment

  The Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement or any Warrant. Without limiting the generality of the foregoing, the Company will (1) not increase the par value of any shares of Common Stock receivable upon the exercise of a Warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value and (2) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of any Warrant.

9. Reservation and Authorization of Common Stock; Registration with or Approval of any Governmental Authority

  From and after the Effective Date, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock which shall be so issuable, when issued upon exercise of any Warrant and payment therefor in accordance with the terms of this Warrant Agreement and such Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

  Before taking any action which would cause an adjustment reducing the Current Warrant Price below the then par value, if any, of the shares of Common Stock issuable upon exercise of the Warrants, the Company shall take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Current Warrant Price.

10. Stock and Warrant Transfer Books

  The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

                                   Ex. 1.D-7

11. Loss or Mutilation

  Upon receipt by the Company and the Warrant Agent from any Holder of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of such Holder's Warrant and indemnity reasonably satisfactory to them, and in case of mutilation upon surrender and cancellation thereof, the Company will execute and the Warrant Agent will countersign and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, in the case of mutilation, no indemnity shall be required if such Warrant in identifiable form is surrendered to the Company or the Warrant Agent for cancellation.

12. Office of Company

  As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant Agreement. The Company shall initially maintain such an agency at the Warrant Agent's Principal Offices.

13. Repurchase by Company of Warrants

  13.1. Option to Repurchase Warrants. If the Daily Market Price for Common Stock has been at least 140% of the Current Warrant Price on each of the 30 consecutive Trading Days ending on the third Business Day prior to the date on which notice of the repurchase is given (the "Pricing Period"), the Company shall have the right, upon prior written notice to any Holder to repurchase from such Holder, from any source of funds legally available therefor, on the 10th day following delivery of such notice (or, if such day is not a Business Day, the next succeeding Business Day) and in the manner set forth in Section
13.2 below, each Warrant then held by such Holder for an amount equal to one dollar ($1.00) (the "Repurchase Price"); provided, however, that nothing herein shall preclude the exercise by such Holder of any portion of such Warrant exercisable at any time prior to such repurchase.

  13.2. Payment of Repurchase Price. On the date of any repurchase of Warrants pursuant to this Section 13, each Holder shall assign to Company such Holder's Warrant being repurchased, without any representation or warranty, by the surrender of such Holder's Warrant to the Company at the Warrant Agent's Principal Office against payment therefor of the Repurchase Price by check issued by the Company.

14. Warrant Agent

  14.1. Merger or Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such corporation must be eligible for appointment as a successor Warrant Agent under the provisions of Section 14.3 hereof. If at the time such successor to the Warrant Agent shall succeed to the agency created by this Warrant Agreement any of the Warrants shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrants so countersigned; and if at that time any of the Warrants shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases Warrants shall have the full force provided in the Warrants and in this Warrant Agreement. If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrants so countersigned; and if at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases such Warrants shall have the full force provided in the Warrants and in this Warrant Agreement.

                                   Ex. 1.D-8

  14.2. Certain Terms and Conditions Concerning the Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Warrant Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of Warrants, shall be bound:

    (a) Correctness of Statements. The statements contained herein and in the Warrants shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein otherwise provided.

    (b) Breach of Covenants. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Warrant Agreement or in the Warrants to be complied with specifically by the Company.

    (c) Performance of Duties. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

    (d) Reliance on Counsel. The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel provided that such counsel shall have been selected with due care.

    (e) Proof of Actions Taken. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the President, a Vice President, the Secretary or an Assistant Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Warrant Agreement in reliance upon such certificate.

    (f) Compensation. The Company agrees to pay the Warrant Agent reasonable compensation as set forth in the fee schedule attached hereto as Exhibit B for all services rendered by the Warrant Agent in the performance of its duties under this Warrant Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the performance of its duties under this Warrant Agreement, and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the performance of its duties under this Warrant Agreement except as a result of the Warrant Agent's negligence or bad faith.

    (g) Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses that may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Warrant Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

    (h) Other Transactions in Securities of the Company. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though

                                   Ex. 1.D-9
  it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

    (i) Liability of Warrant Agent. The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Warrant Agreement except for its own negligence or bad faith.

    (j) Reliance on Documents. The Warrant Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

    (k) Validity of Agreements. The Warrant Agent shall not be under any responsibility in respect of the validity of this Warrant Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature and delivery thereof); nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Stock (or other stock) to be issued pursuant to this Warrant Agreement or any Warrant, or as to whether any Warrant Stock (or other stock) will, when issued, be validly issued, fully paid and nonassessable, or as to the Warrant Price or the number or amount of Warrant Stock or other securities or other property issued upon exercise of any Warrant.

    (l) Instructions from Company. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the President, a Vice President, the Secretary or any Assistant Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or officers.

  14.3. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Warrant Agreement by giving to the Company 30 days' advance notice in writing. The Warrant Agent may be removed by like notice to the Warrant Agent from the Company. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent, then any Holder may apply to the Court for the appointment of a successor to the Warrant Agent. Pending the appointment of the successor warrant agent, the Company shall perform the duties of the Warrant Agent. Any successor warrant agent, whether appointed by the Company or the Court, shall be a bank or trust company, in good standing, incorporated under the laws of the United States of America or any state thereof and having at the time of its appointment as warrant agent a combined capital and surplus of at least $50,000,000. After appointment, the successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to file any notice provided for in this
Section 14.3, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be. In the event of such resignation or removal, the successor warrant agent shall mail, first class, to each Holder, written notice of such removal or resignation and the name and address of such successor warrant agent.

  14.4. Disposition of Proceeds on Exercise of Warrants; Inspection of Warrant Agreement. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all immediately available funds received by the Warrant Agent for the purchase of the Warrant Stock through the exercise of such Warrants. The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such complete reports of registered ownership of the Warrants and such complete records or transactions with respect to the Warrants and the shares of Common Stock as the Company may

                                  Ex. 1.D-10
request. The Warrant Agent shall also make available to the Company for inspection by the Company's agents or employees, from time to time as the Company may request, such original books of accounts and records maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur at the Warrant Agent's Principal Office. The Warrant Agent shall keep copies of this Warrant Agreement and any notices given or received hereunder available for inspection by the Company or the Holders at the Warrant Agent's Principal Office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Warrant Agreement as the Warrant Agent may request.

15. Miscellaneous

  15.1. Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant Agreement shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid or by telecopy and confirmed by telecopy answerback, addressed as follows:

    (a) If to any Holder or holder of Warrant Stock, at its last known address appearing on the warrant register of the Company maintained for such purpose.

    (b) If to the Company at

      JPS Textile Group, Inc.
      555 North Pleasantburg Drive, Suite 202
      Greenville, South Carolina 29607
      Attention: David H. Taylor
      Telecopy Number: (864) 271-9939

    (c) If to the Warrant Agent at

      [To come]

      Attention:
      Telecopy Number:

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three Business Days after the same shall have been deposited in the United States mail, whichever is earlier. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the Person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.

  15.2. Successors and Assigns. All covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

  15.3. Amendment. This Warrant Agreement and the Warrants may only be modified or amended or the provisions hereof and thereof waived with the written consent of the Company, at least 90% of the holders of the then issued and outstanding Common Stock, the Warrant Agent and the Majority Holders, provided that no Warrant may be modified or amended to reduce the number of shares of Common Stock for which such Warrant is exercisable or to increase the price at which such shares may be purchased upon exercise of such Warrant (before giving effect to any adjustment as provided herein and therein) without the prior written consent of the Holder thereof.

                                  Ex. 1.D-11

  15.4. Third-Party Beneficiaries. All covenants and provisions of this Warrant Agreement shall inure to the benefit of each holder from time to time of Common Stock.

  15.5. Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Agreement.

  15.6. Headings. The headings used in this Warrant Agreement are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant Agreement.

  15.7. Governing Law. This Warrant Agreement and the Warrants shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

  15.8. Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

  IN WITNESS WHEREOF, each of the Company and the Warrant Agent has caused this Warrant Agreement to be duly executed by its duly authorized officers as of the date first above written.

                                          JPS Textile Group, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                               , as Warrant Agent

                                          By: _________________________________
                                            Name:
                                            Title:

                                  Ex. 1.D-12

                                   EXHIBIT A

                            JPS TEXTILE GROUP, INC.

         WARRANT TO PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE,
                          OF JPS TEXTILE GROUP, INC.

--------------------------------------------------------------------------------
 WARRANT CERTIFICATE NO.:                 NUMBER OF WARRANTS:

                                          CUSIP NO. ___________
--------------------------------------------------------------------------------

                      SEE REVERSE FOR CERTAIN DEFINITIONS

  Exercisable from and after         ,     until 5:00 p.m.,         ,     time
on        ,    .

  This Warrant Certificate certifies that    , or registered assigns, is the
registered holder of the number of Warrants set forth above expiring at 5:00
p.m.,        ,    time, on        ,    or, if such date is not a business day,
the next succeeding business day (the "Warrants") to purchase Common Stock, par value $0.01 per share (the "Common Stock"), of JPS Textile Group, Inc., a Delaware corporation (the "Company"). The Common Stock issuable upon exercise of Warrants is hereinafter referred to as the "Warrant Stock." Subject to the immediately succeeding paragraph, each Warrant entitles the holder upon
exercise to purchase from the Company on or before 5:00 p.m.,        ,
time, on        ,    or, if such date is not a business day, the next
succeeding business day, one share of Common Stock, subject to adjustment as
set forth herein and in the Warrant Agreement dated as of        ,    (the
"Warrant Agreement") by and between the Company and      , a     corporation,
as warrant agent (the "Warrant Agent"), in whole or in part, at the initial purchase price of $98.76 per share, on and subject to the terms and conditions set forth herein and in the Warrant Agreement. Such purchase shall be payable in lawful money of the United States of America by certified or official bank check or any combination thereof to the order of the Warrant Agent for the account of the Company at the principal office of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement. The number of shares of Common Stock for which each Warrant is exercisable, and the price at which such shares may be purchased upon exercise of each Warrant, are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. Whenever the number of shares of Common Stock for which a Warrant is exercisable, or the price at which a share of such Common Stock may be purchased upon exercise of the Warrants, is adjusted pursuant to the Warrant Agreement, the Company shall cause to be given to each of the registered holders of the Warrants at such holders' addresses appearing on the Warrant register written notice of such adjustment by first class mail postage pre-paid.

  No Warrant may be exercised before    p.m.,         ,    time, on          ,
  , or after 5:00 p.m.,         ,   , time, on         ,    or, if such date
is not a business day, the next succeeding business day, and to the extent not exercised by such time such Warrants shall become void.

  Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse side hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

  This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

  THIS WARRANT CERTIFICATE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PROVISIONS THEREOF RELATING TO CONFLICT OF LAWS.

                                  Ex. 1.D.A-1

  IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:

(Seal)

Attest:                                   JPS Textile Group, Inc.


_____________________________________     By: _________________________________
  Name:                                     Name:
  Title: Secretary                          Title: President

                                          COUNTERSIGNED:

                                                    , as Warrant Agent

                                          By: _________________________________
                                            Name:
                                            Title:

                                          [Authorized Signature]

                                  Ex. 1.D.A-2

                   [FORM OF REVERSE OF WARRANT CERTIFICATE]

  The Warrants evidenced by this Warrant Certificate are part of a duly
authorized issue of up to 526,316 Warrants expiring at 5:00 p.m.,         ,
time, on         ,    or, if such date is not a business day, the next
succeeding business day, entitling the holder on exercise to purchase shares of Common Stock, par value $0.01 per share, of the Company, and are issued or to be issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders (the words "Holders" or "Holder" meaning the registered holders or registered holder of the Warrants). A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company.

  Warrants may be exercised at any time on and after    p.m.,         ,
time, on         ,    and on or before 5:00 p.m.,          ,    time, on
  ,    or, if such date is not a business day, the next succeeding business day. The Holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the purchase price by certified or official bank check or any combination thereof to the order of the Warrant Agent for the account of the Company and the other required documentation. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the Holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

  The Warrant Agreement provides that the number of shares of Common Stock for which each Warrant is exercisable, and the price at which such shares may be purchased upon exercise of each Warrant, are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. The Company shall not be required to issue any fractional share of Common Stock upon the exercise of any Warrant, but the Company shall round up or down to the nearest share of Common Stock as provided in the Warrant Agreement.

  Warrant Certificates, when surrendered at the office of the Warrant Agent by the registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

  Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement without charge except for any tax imposed in connection therewith.

                                  Ex. 1.D.A-3

                          [ELECTION TO PURCHASE FORM]

                [TO BE EXECUTED ONLY UPON EXERCISE OF WARRANT]

  The undersigned registered owner of this Warrant irrevocably exercises this
Warrant for the purchase of     Shares of Common Stock of JPS TEXTILE GROUP,
INC. and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant and the Warrant Agreement and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued
in the name of and delivered to       whose address is        and, if such
shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.

                                          _____________________________________
                                               (NAME OF REGISTERED OWNER)

                                          _____________________________________
                                             (SIGNATURE OF REGISTERED OWNER)

                                          _____________________________________
                                                    (STREET ADDRESS)

                                          _____________________________________
                                                (CITY) (STATE)(ZIP CODE)

NOTICE: THE SIGNATURE ON THIS ELECTION TO PURCHASE MUST CORRESPOND WITH THE
         NAME AS WRITTEN UPON THE FACE OF THE WITHIN WARRANT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

                                  Ex. 1.D.A-4

                               [ASSIGNMENT FORM]

  FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

   NAME AND ADDRESS OF ASSIGNEE                   NO. OF SHARES OF COMMON STOCK
   ----------------------------                   -----------------------------

and does hereby irrevocably constitute and appoint        attorney-in-fact to
register such transfer on the books of JPS TEXTILE GROUP, INC. maintained for the purpose, with full power of substitution in the premises.

Dated: ______________________________     Print Name: _________________________

                                          Signature: __________________________

                                          Witness: ____________________________

NOTICE: THE SIGNATURE ON THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS
         WRITTEN UPON THE FACE OF THE WITHIN WARRANT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

                                  Ex. 1.D.A-5

                                   EXHIBIT B

                                                        ,
                                AS WARRANT AGENT

                                SCHEDULE OF FEES

                                  Ex. 1.D.B-1

                                                                       EXHIBIT E
                                                                TO JOINT PLAN OF
                                                                  REORGANIZATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             NONDEBTOR SUBSIDIARIES

                             JPS Elastomerics Corp.

                       JPS Converter and Industrial Corp.

                               JPS Capital Corp.

                          International Fabrics, Inc.

                                JPS Carpet Corp.

                                 JPS Auto, Inc.

                                   Ex. 1.E-1

                                                                      EXHIBIT F
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                               JPS CAPITAL CORP.

  1. The name of the Corporation is JPS Capital Corp.

  2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 22, 1994.

  3. This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and the Stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

  4. This Restated Certificate of Incorporation shall become effective at 9:00
a.m. on      , 1997.

  5. The Corporation's Certificate of Incorporation, as heretofore amended, shall be restated and further amended so as to read in its entirety as follows:

  FIRST: The name of the Corporation is:

                               JPS CAPITAL CORP.

  SECOND: The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

  THIRD: Subject to the provisions of Article SEVENTH below, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the "DGCL").

  FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1000, all of which shares shall be Common Stock having a par value of $0.01.

  FIFTH: For purposes of Articles FIFTH through TENTH of this Restated Certificate of Incorporation, the following terms are defined as follows:

    (i) "Aggregate Accrued Interest," "Aggregate Principal Amount," "Bankruptcy Court," "Case," "Final Order," "Initial Amount," "Initial Amounts," "JPS Funded Deposit," "Maturity Date," "Redemption," and "Redemption Date" have the meanings ascribed to such terms in the Contingent Note Indenture;

    (ii) "Contingent Note Indenture" means the indenture, dated as of
  [     ], 1997, among the Corporation, JPS and [          ] as trustee (the
  "Trustee");

    (iii) "Contingent Notes" means the Corporation's Contingent Payment Notes due on the Maturity Date issued pursuant to the Contingent Note Indenture;

    (iv) "JPS" means JPS Textile Group, Inc., a Delaware corporation, and its successors;

                                   Ex. 1.F-1

    (v) "Plan of Reorganization" means the Plan of Reorganization in the reorganization of JPS under title 11 of the United States Code which has been confirmed by the Bankruptcy Court pursuant to a Final Order; and

    (vi) "Transfer" means (A) any direct or indirect, whether voluntary or involuntary, knowing or unknowing, by operation of law or otherwise, disposition of any assets or property, whether by sale, exchange, merger, consolidation, transfer, conveyance, distribution, inheritance, gift or otherwise, or (B) any consensual security interest in, pledge or assignment of, mortgage of, encumbrance upon, lien in or any other preferential arrangement with respect to, any assets or property. Notwithstanding any understandings or agreements to which a holder of the Corporation's capital stock is a party, any arrangement, the effect of which is to Transfer any or all of the rights arising from ownership of the Corporation's capital stock, shall be treated as a Transfer of such capital stock for the purposes of Article SIXTH.

  SIXTH: (a) Without the prior approval of the Bankruptcy Court pursuant to a Final Order, the Corporation shall not have the power or authority to, directly or indirectly, prohibit, restrict, delay or otherwise hinder (i) the Redemption of any and all of the Initial Amounts due under the Contingent Notes on any Redemption Date from the amount of (but only from the amount of) any JPS Funded Deposit made in connection with such Redemption, or (ii) the payment on the Maturity Date of any Aggregate Principal Amounts or Aggregate Accrued Interest then due. Notwithstanding the foregoing, nothing contained in this Restated Certificate of Incorporation shall restrict the actions taken by the Corporation or its Tax Affiliates (as defined below) in connection with the resolution of their liabilities (if any) for Taxes (as defined below).

  (b) The Corporation shall not, other than as specifically contemplated by Article SEVENTH hereof, at any time (i) declare, make, set aside funds for the payment of, or pay any dividends on shares of its capital stock, or (ii) make any distributions of cash or other property to any entity, or incur, create or cause or permit the incurrence or creation of, or suffer to exist, any consensual obligations or any liens with respect to any of its assets, or
(iii) make any Transfer of any of the assets in its possession.

  (c) The Corporation shall not, other than as specifically contemplated by Article SEVENTH hereof, at any time liquidate or dissolve or permit any Transfer, or recognize any Transfer of all or any portion of the outstanding shares of its capital stock or issue any additional shares of its capital stock to any person or entity.

  SEVENTH: (a) The Corporation shall not be permitted to engage in any activities other than (i) those actions or activities necessary or desirable to maintain its corporate existence, including the payment of all franchise taxes, fees and expenses related thereto, (ii) the payment of all costs and expenses related to the activities of the Corporation which are permitted hereunder (including, without limitation, the payment of any income taxes imposed in respect of any earnings from investments made by the Corporation),
(iii) the making of the investments specified in subsection (b) of this Article SEVENTH, (iv) the holding of assets on behalf of its Tax Affiliates (as defined below) and the application of such assets in accordance with subsection (c) of this Article SEVENTH, (v) the Redemption of Contingent Notes on each Redemption Date from the amount of the JPS Funded Deposit for such Redemption, (vi) the payment of any Aggregate Principal Amounts and Aggregate Accrued Interest due on the Maturity Date and the deposit of such amounts (at the time specified in Article 3 of the Contingent Note Indenture) with the Paying Agent referred to therein, (vii) the giving of certificates and notices, and the taking of actions, specified in the Contingent Note Indenture and the payment of any other amounts specifically stated therein to be paid by the Corporation, (viii) the hiring of, and payment to, advisors to the Corporation (including counsel, accountants and other experts), and (ix) the dissolution and winding-up of the Corporation at the time specified in paragraph (c) of this Article SEVENTH.

  (b) The Corporation shall not make any investments other than in (i) cash,
(ii) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition, have one of the two highest ratings obtainable from either Standard & Poor's

                                   Ex. 1.F-2

Corporation or Moody's Investors Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Service, Inc. shall be rating such obligations, then from such other nationally recognized rating services) and not listed in Credit Watch published by Standard & Poor's Corporation, (iv) commercial paper, other than commercial paper issued by the Corporation or any of its affiliates, which, at the time of acquisition, have a rating of at least A-1 or P-1 from either Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services), and (v) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $250,000,000.

  (c) Upon a Final Determination (as defined below) of the liability of any Tax Affiliate for any Tax (as defined below) in respect of its taxable year ended October 29, 1994, the Corporation shall provide such Tax Affiliate (or JPS, on behalf of and as agent for such Tax Affiliate and any other Tax Affiliate(s) similarly liable) with an amount equal to such liability for the sole purpose of satisfying such liability. Upon a Final Determination of the liability of each and every Tax Affiliate for any and all Taxes in respect of the taxable year ended October 29, 1994 of each and every Tax Affiliate, the Corporation shall (i) first, apply the assets held by the Corporation to satisfy its obligations (if any) pursuant to the preceding sentence, and (ii) second, after the Corporation's application of the assets held by the Corporation as provided in clause (i) above and after taking into account all costs and expenses of the Corporation, apply such assets, on the Maturity Date, to the payment of the Aggregate Principal Amounts and Aggregate Accrued Interest payable under the Contingent Note Indenture. In addition, the Corporation may provide a Tax Affiliate with funds to permit (i) any Tax Affiliate to pay any such Taxes in respect of which an assessment shall have been made and a refund is to be sought by any Tax Affiliate and (ii) any Tax Affiliate to post any bond required to stay assessment and collection of any such Taxes, whether under Section 7485 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, or any comparable provision of state or local law or otherwise; provided, however, that if there results a refund of any Taxes so paid or a remittance of any amounts posted as a bond, the Tax Affiliate shall return to the Corporation an amount equal to such refund or remittance, together with any interest actually received thereon (reduced by the amount of any Taxes payable by reason of the receipt of such interest), which amount shall continue to be held by the Corporation in furtherance of its obligations under this Article SEVENTH. After satisfying its obligations as provided in the first two sentences of this subsection (c), the Corporation shall, in accordance with the DGCL, liquidate and dissolve (whether by merger or otherwise) and distribute its remaining assets (if any) to JPS. The obligations of the Corporation pursuant to the first sentence of this subsection (c) shall be enforceable by a Tax Affiliate whose Tax liability shall have been subject to a Final Determination (as described herein).

  (d) For purposes of Article SIXTH and this Article SEVENTH:

    (i) "Tax Affiliate" means each of JPS, JPS Auto Inc. (f/k/a JPS Automotive Products Corp.), JPS Converter and Industrial Corp. and any corporation that filed or was eligible to file a consolidated, combined, or unitary tax return with any of the foregoing entities (including, without limitation, the Corporation).

    (ii) "Tax" or "Taxes" means any and all federal, state and local income taxes and franchise taxes based on income payable by any Tax Affiliate or for which any Tax Affiliate is liable (and any interest, penalties, additions to tax or other additional amounts incurred in connection with any such taxes) incurred by a Tax Affiliate for its taxable year ended October 29, 1994 in connection with the sale of the assets of JPS Auto Inc. (f/k/a JPS Automotive Products Corp.), the assets comprising the synthetic industrial fabric division of JPS Converter and Industrial Corp. and JPS's interest in Cramerton Management Corp. and such other transactions as shall have been effected pursuant to that certain Asset Purchase Agreement, dated as of May 25, 1994, in each case determined by taking into account allowed carrybacks of losses to such taxable year of any Tax Affiliate.

                                   Ex. 1.F-3

    (iii) "Final Determination" shall mean, in respect of any Tax Affiliate and as to any Tax, the final resolution of liability of such Tax Affiliate for such Tax, (A) pursuant to Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance thereof by or on behalf of the Internal Revenue Service, or by a comparable form under the laws of other jurisdictions; provided, however, that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the taxing authority to assert a further deficiency, or both, shall not constitute a Final Determination in respect of such taxable year of such Tax Affiliate; (B) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which shall have become final and unappealable; (C) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code or comparable agreements under the laws of other jurisdictions; (D) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (E) by the expiration of the applicable statute of limitation on assessment and collection of the federal income Taxes of such Tax Affiliate for its taxable year ended October 29, 1994, based on the assumptions that (x) the federal income tax return for the taxable year ended October 29, 1994 shall have been filed on
  July 15, 1995, (y) as of [   ], none of the exceptions set forth in
  Sections 6501(c) or (e) of the Internal Revenue Code of 1986, as in effect
  on [   ], shall apply and (z) for purposes of this definition, the statute of limitations on assessment and collection for any state or local income Tax or any franchise Tax based on income shall be deemed to expire at the same time as the statute of limitation on assessment and collection of the federal income Taxes of such Tax Affiliate for its taxable year ended October 29, 1994.

  EIGHTH: In furtherance and not in limitation of powers conferred by law, subject to any limitations contained elsewhere in this Restated Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any By-laws adopted by the Board of Directors may also be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

  NINTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

  (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), other than an action by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as such a director, officer, employee or agent. The indemnitee shall be indemnified and held harmless by the Corporation to the full extent authorized by the General

                                   Ex. 1.F-4

Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith. The Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

  (c) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (d) Any indemnification under this Article NINTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (A) by a majority vote of the directors who were not parties to such action, suit or proceeding (the "Disinterested Directors"), even though less than a quorum, or (B) by a committee of Disinterested Directors designated by a majority vote of such directors, even though less than a quorum or (C) if there are no Disinterested Directors or if the Disinterested Directors so direct, by independent legal counsel in a written opinion, or (D) by the stockholders.

  (e) Costs, charges and expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified by the Corporation as authorized in this Article NINTH. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director, officer, employee or agent of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

  (f) Any indemnification or advance of costs, charges and expenses under this Article NINTH shall be made promptly, and in any event within 60 days upon the written request of the director, officer, employee or agent. The right to indemnification or advances as granted by this Article NINTH shall be enforceable by the director, officer, employee or agent, as the case may be, in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in

                                   Ex. 1.F-5
part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article NINTH where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  (g) The indemnification and advancement of expenses provided by this Article NINTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article NINTH shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this Article NINTH is in effect. Any repeal or modification of this Article NINTH shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For purposes of this Article NINTH, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article NINTH, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

  (h) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article NINTH, provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

  (i) If this Article NINTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article NINTH as to all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this

                                   Ex. 1.F-6

Article NINTH to the full extent permitted by any applicable portion of this Article NINTH that shall not have been invalidated and to the full extent permitted by applicable law.

  TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred by the stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, none of the provisions of this sentence of Article TENTH or of Articles FIFTH, SIXTH, SEVENTH or NINTH of this Restated Certificate of Incorporation may be amended, altered, changed or repealed without the prior approval of the Bankruptcy Court pursuant to a Final Order (as defined in the Plan of Reorganization).

  IN WITNESS WHEREOF, JPS Capital Corp. has caused this Restated Certificate
of Incorporation to be signed by [      ], its [      ], and attested by
[      ], its [      ], this [  ] day of [    ], 1997.

                                          JPS Capital Corp.

                                          By: _________________________________
                                            Name:
                                            Title:

Attest:

By: _________________________________
  Name:
  Title:

                                   Ex. 1.F-7

                                                                      EXHIBIT G
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             AMENDED AND RESTATED

                                    BY-LAWS

                                      OF

                               JPS CAPITAL CORP.

                           (A DELAWARE CORPORATION)

                                   ARTICLE I

                                 Stockholders

  Section 1. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

  Section 2. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, and at such place within or without the State of Delaware, as shall be designated by the Board of Directors and set forth in the notice or in a duly executed waiver of notice thereof.

  Section 3. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least 25% in voting power of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, and at such place within or without the State of Delaware, as may be specified in the notice or in a duly executed waiver of notice of such meeting. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation. Only such business as is stated in the written notice of special meeting may be acted upon thereat.

                                   Ex. 1.G-1

  Section 4. Notice of Meetings. Except as otherwise provided by law, written notice of all meetings of the stockholders, stating the place, date and hour of the meeting and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. If, prior to the time of mailing, the Secretary shall have received from any stockholder entitled to vote a written request that notices intended for such stockholder are to be mailed to an address other than the address that appears on the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.

  Notice of a special meeting may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, by the Secretary of the Corporation on behalf of such person or persons. If the person or persons calling a special meeting of stockholders give notice thereof, such person or persons shall forward a copy thereof to the Secretary. Every request to the Secretary for the giving of notice of a special meeting of stockholders shall state the purpose or purposes of such meeting.

  Section 5. Waiver of Notice. Notice of any annual or special meeting of stockholders need not be given to any stockholder entitled to vote at such meeting who files a written waiver of notice with the Secretary, duly executed by the person entitled to notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice. Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except as provided by law.

  Section 6. Adjournments. When a meeting is adjourned to another date, hour or place, notice need not be given of the adjourned meeting if the date, hour and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting.

  When any meeting is convened the presiding officer may adjourn the meeting if (a) no quorum is present for the transaction of business or (b) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders (i) to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders or (ii) otherwise to exercise effectively their voting rights.

  Section 7. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

  The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

  Section 8. Quorum. Except as otherwise provided by law or the Corporation's Restated Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority in voting power of the issued and outstanding shares of the capital stock of the

                                   Ex. 1.G-2

Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority in voting power of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

  Section 9. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman's absence the Vice-Chairman, if any, or if none or in the Vice-Chairman's absence the President, if any, or if none or in the President's absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary's absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

  Section 10. Voting; Proxies; Required Vote. (a) At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Restated Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these By-laws. At all elections of directors the voting may but need not be by ballot. Except as otherwise required by law or the Restated Certificate of Incorporation, any action other than the election of directors shall be authorized by a majority in voting power of the shares present in person or represented by proxy at the meeting.

  (b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Restated Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

  (c) Where a separate vote by a class or classes, present in person or represented by proxy, is required by law or the Restated Certificate of Incorporation, the affirmative vote of the majority in voting power of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless otherwise provided in the Corporation's Restated Certificate of Incorporation.

  Section 11. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, unless required by law, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, unless required by law, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

                                   Ex. 1.G-3

                                  ARTICLE II

                              Board of Directors

  Section 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

  Section 2. Qualification; Number; Term; Remuneration. (a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall initially consist of 7 members and henceforward shall consist of not less than 3 nor more than 10 members, the exact number of which shall be fixed from time to time by action of the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase "entire Board" herein refers to the total number of directors which the Corporation would have if there were no vacancies or unfilled newly created directorships. Except as provided in Section 11 of this Article II, directors shall be elected by a plurality of the votes cast at annual meetings of stockholders, and each director so elected shall hold office as provided by the Restated Certificate of Incorporation. None of the directors need be stockholders of the Corporation.

  (b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

  (c) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

  Section 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

  Section 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

  Section 5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders' meeting is held.

  Section 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

  Section 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President, Vice-Chairman or by a majority of the directors then in office.

  Section 8. Notice of Special Meetings. A notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Directors shall be given to each director by mailing the same at least

                                   Ex. 1.G-4
two days before the special meeting, or by telegraphing or telephoning the same or by delivering the same personally not later than the day before the day of the meeting.

  Section 9. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman's absence or inability to act the President, or in the President's absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President's absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary's absence, the presiding officer may appoint any person to act as secretary.

  Section 10. Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority in voting power of the shares of stock outstanding and entitled to vote for the election of directors.

  Section 11. Vacancies. Unless otherwise provided in these By-laws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

  Section 12. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

  Section 13. Meetings by Conference Telephone, etc. Any one or more members of the Board, or of any committee thereof, may participate in a meeting of the Board, or of such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

                                  ARTICLE III

                                  Committees

  Section 1. Appointment. From time to time the Board of Directors by resolution may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

  Section 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

  Section 3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

                                   Ex. 1.G-5

  Section 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

                                  ARTICLE IV

                                   Officers

  Section 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these By-laws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person except the offices of President and Secretary.

  Section 2. Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

  Section 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board.

  Section 4. Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

  Section 5. President. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than any Vice-President, the Secretary, the Treasurer, any Assistant Secretaries or Assistant Treasurers or any officers which the Board of Directors may from time to time appoint; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

  Section 6. Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

  Section 7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

  Section 8. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

  Section 9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

                                   Ex. 1.G-6

                                   ARTICLE V

                               Books and Records

  Section 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the By-laws and by such officer or agent as shall be designated by the Board of Directors.

  Section 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder's address as it appears on the records of the Corporation.

                                  ARTICLE VI

                        Certificates Representing Stock

  Section 1. Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

  Section 2. Transfers of Stock. Upon compliance with provisions contained in the Corporation's Restated Certificate of Incorporation restricting the transfer or registration of transfer of shares of stock, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

  Section 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

  The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

  Section 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

                                   Ex. 1.G-7

                                  ARTICLE VII

                                   Dividends

  The Corporation shall not declare, make, set aside funds for the payment of, or pay any dividends on shares of its capital stock other than as specifically permitted by the Restated Certificate of Incorporation.

                                 ARTICLE VIII

                   Indemnification of Directors and Officers

  Section 1. Nature of Indemnity. (a) To the fullest extent permitted by applicable law, including the provisions of the General Corporation Law of the State of Delaware, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), other than an action by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as such a director, officer, employee or agent. The indemnitee shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith.

  (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 2. Procedure. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (A) by a majority vote of the directors who were not parties to such action, suit or proceeding (the "Disinterested Directors"), even though less than a quorum, or (B) by a committee of Disinterested Directors designated by a majority vote of such directors, even though less than a

                                   Ex. 1.G-8
quorum, or (C) if there are no Disinterested Directors or if the Disinterested Directors so direct, by independent legal counsel in a written opinion, or (D) by the stockholders.

  Section 3. Advances for Expenses. Costs, charges and expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified by the Corporation as authorized in this Article VIII. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director, officer, employee or agent of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

  Section 4. Procedure for Indemnification. Any indemnification or advance of costs, charges and expenses under this Article VIII shall be made promptly, and in any event within 60 days upon the written request of the director, officer, employee or agent. The right to indemnification or advances as granted by this Article VIII shall be enforceable by the director, officer, employee or agent, as the case may be, in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article VIII where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  Section 5. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article VIII shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this Article VIII is in effect. Any repeal or modification of this
Article VIII shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Corporation arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VIII, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a

                                   Ex. 1.G-9
director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VIII, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

  Section 6. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this
Article VIII; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

  Section 7. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VIII as to all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

                                  ARTICLE IX

                                Corporate Seal

  The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

                                   ARTICLE X

                                  Fiscal Year

  The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

                                  ARTICLE XI

                               Waiver of Notice

  Whenever notice is required to be given by these By-laws or by the Restated Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

                                  Ex. 1.G-10

                                  ARTICLE XII

              Bank Accounts, Drafts, Contracts, Activities, Etc.

  Section 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

  Section 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

  Section 3. Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

  Section 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

                                 ARTICLE XIII

                                  Amendments

  The Board of Directors shall have power to adopt, amend or repeal By-laws. By-laws adopted by the Board of Directors may be repealed or changed, and new By-laws made, by the stockholders.

                                  Ex. 1.G-11

                                                                     EXHIBIT H1
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            JPS TEXTILE GROUP, INC.
                    555 NORTH PLEASANTBURG DRIVE, SUITE 202
                       GREENVILLE, SOUTH CAROLINA 29607

                                                                  [     ], 1997

Mr. Jerry E. Hunter
111 Sanderling Drive
Greenville, South Carolina 29607

Dear Jerry:

  We are writing with respect to your employment by JPS Textile Group, Inc. (the "Company") as President and Chief Executive Officer of the Company. The Company acknowledges and recognizes the value of your experience and abilities to the Company since the beginning of your employment with the Company, and desires to continue to retain and make secure for itself such experience and abilities on the terms and subject to the conditions set forth in this agreement (the "Agreement").

  1. Employment. The Company agrees to employ you and you agree to be employed by the Company commencing on the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp., dated [INSERT DATE] (the "Effective Date") and ending on the third anniversary thereof (unless sooner terminated as hereinafter provided) (the "Employment Period"), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on the third anniversary of the Effective Date and each anniversary thereafter, the Employment Period shall automatically be extended for one additional year (the "Extended Employment Period") unless not later than the end of the Employment Period or the Extended Employment Period, as the case may be, the Company or you shall have given written notice to the other not to extend the Employment Period or any Extended Employment Period. Unless specifically provided to the contrary, the Employment Period shall be deemed to include any Extended Employment Period.

  2. Duties. (a) You shall continue to be nominated as a director of the Company, subject to your election thereto by the Board of Directors of the Company (the "Board") or the stockholders of the Company. In addition, you shall be employed as the President and Chief Executive Officer of the Company. In such capacities, you shall serve as a senior executive officer of the Company and shall have the duties and responsibilities prescribed for such positions by the By-Laws of the Company, and shall have such other duties and responsibilities as may from time to time be prescribed by the Board and are customarily performed by someone in your position, provided that such duties and responsibilities are consistent with your positions as President and Chief Executive Officer of the Company. In the performance of your duties, you shall be subject to the supervision and direction of the Board.

  (b) Subject to the terms of your employment hereunder, you shall devote such time as is reasonably necessary to the proper performance of your duties and responsibilities as President and Chief Executive Officer of the Company. You hereby represent and warrant to the Company that, except as described above, you have no obligations under any existing employment or service agreement and that your performance of the services required of you hereunder will not conflict with your other existing obligations described above.


                                  Ex. 1.H1-1

Mr. Jerry E. Hunter
[    ], 1997
Page 2

  3. Compensation.

  (a) (i) Base Salary. During the term of your employment hereunder, the Company shall pay you, and you shall accept from the Company for your services, a salary at the rate of not less than $380,000 per year (the "Base Salary"), payable in accordance with the Company's policy with respect to the compensation of executives. The Board shall annually review your performance and determine, in its sole discretion, whether or not to increase your Base Salary and, if so, the amount of such increase.

    (ii) Bonus. In addition to your Base Salary, unless you voluntarily terminate your employment for other than Good Reason (as hereinafter defined), or are terminated by the Company for Cause (as hereinafter defined), you will be eligible to participate in the 1997 Management Incentive Bonus Plan (the "1997 Bonus Plan") and receive a bonus in an amount and based upon the attainment of the performance goals specified therein. The Board shall establish a performance-based annual bonus program for senior executives of the Company including you for fiscal years after 1997 (a "Future Bonus Plan") and award you an annual bonus opportunity thereunder which is not less favorable than the opportunity provided pursuant to the 1997 Bonus Plan without restricting the discretion of the Board to set reasonable targets and criteria for such incentive compensation.

    (iii) Retention Grant. In addition to your Base Salary, you will receive on the Effective Date a cash payment in the amount of $256,274 and 32,852 shares of common stock of the Company.

    (iv) Incentive Compensation and Other Plans. During the term of your employment hereunder, you shall participate in any incentive compensation (including stock options, restricted stock and/or other long-term incentive compensation), deferred compensation, savings and retirement plans, practices, policies and programs as adopted and approved by the Board from time to time.

  (b) Reimbursement of Expenses. During your employment, you will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing your services hereunder, provided that you properly account therefor in accordance with Company policy.

  4. Vacations. During your employment, you shall be entitled to reasonable vacations from time to time in accordance with the regular procedures of the Company governing senior executives. You shall also be entitled to all paid holidays given by the Company to its senior executives.

  5. Participation in Benefit Plans; Automobile.

  (a) Benefit Plans. You shall be entitled to participate in and to receive benefits under all the Company's employee benefit plans and arrangements in effect on the date hereof, and you shall also be entitled to participate in or receive benefits under any pension or retirement plan, savings plan, or health-and-accident plan made available by the Company in the future to its senior executives and other key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and provided that you meet the eligibility requirements thereof.

  (b) Automobile. You shall be entitled to the use of an automobile supplied by the Company. If you choose to use such automobile, the cost of insurance, repair and maintenance shall be borne by the Company. If you elect not to accept a Company automobile, you shall receive an annual payment of Five Thousand Six Hundred Dollars ($5,600) in lieu of such automobile.

  6. Other Offices. You further agree to serve without additional compensation, if elected or appointed thereto, as an officer or director of any of the Company's subsidiaries or affiliates.

  7. Termination.

  (a) Death. Your employment hereunder shall terminate upon your death.

                                  Ex. 1.H1-2

Mr. Jerry E. Hunter
[    ], 1997
Page 3


  (b) Disability. In the event of your permanent disability (as hereinafter defined) during the term of your employment hereunder, the Company shall have the right, upon written notice to you, to terminate your employment hereunder, effective upon the giving of such notice. For the purposes hereof, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period of 150 consecutive days or for shorter periods aggregating 150 days during any period of twelve (12) consecutive months.

  (c) Cause. The Company may terminate your employment hereunder for "Cause." For purposes hereof, termination for "Cause" shall mean termination after:

    (i) your violation of any of the provisions of paragraph 9 hereof;

    (ii) your commission of an intentional act of fraud, embezzlement, theft or dishonesty against the Company or its affiliates;

    (iii) your conviction of (or pleading by you of nolo contendere to) any crime which constitutes a felony or misdemeanor involving moral turpitude or which might, in the reasonable opinion of the Company, cause embarrassment to the Company; or

    (iv) the gross neglect or willful failure by you to perform your duties and responsibilities in all material respects as set forth in paragraph 2 hereof, if such breach of duty is not cured within 30 days after written notice thereof to you by the Board.

For purposes of clause (iv), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

  (d) Termination by You. You may terminate your employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) any assignment to you of any duties (other than incident to a promotion) materially different than or in addition to those contemplated by, or any limitation of your powers in any respect not contemplated by, paragraph 2 hereof, provided that you first deliver written notice thereof to the Board and the Company shall have failed to cure such non-permitted assignment or limitation within thirty (30) days after receipt of such written notice, (B) a reduction in your rate of base salary or the failure to maintain incentive bonus arrangements substantially similar in earnings potential to those in effect on the Effective Date, or a material reduction in your fringe benefits or any other material failure by the Company to comply with paragraphs 3 through 5 hereof, provided that you first deliver written notice thereof to the Board and the Company shall have failed to cure such reduction or failure within thirty (30) days after receipt of such written notice, (C) your being required to relocate your principal residence from its existing location without your consent, or (D) you elect to terminate your employment no earlier than six months following a Change in Control (as hereinafter defined), provided that you first deliver written notice thereof to the Board.

    For purposes of this Agreement, a "Change in Control" means the occurrence of any one of the following events following the Effective Date (other than the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp.): (a) any person or other entity (other than any of the Company's subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (b) the sale of all or substantially all of the property or assets of the Company (other than a sale to any of the Company's subsidiaries), (c) the consolidation or merger of the Company with another corporation (other than with any of the Company's

                                  Ex. 1.H1-3

Mr. Jerry E. Hunter
[    ], 1997
Page 4

  subsidiaries or in which the Company is the surviving corporation), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the voting stock of the surviving entity immediately following the occurrence of such consolidation or merger, or
  (d) a change in the Board occurring with the result that the members of the Board on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors (other than you if you are a Director) shall be considered an Incumbent Director for purposes hereof.

  (e) Notice. Any termination by the Company pursuant to paragraphs 7(b) or 7(c) above or by you pursuant to paragraph 7(d) above shall be communicated by written Notice of Termination to the other party hereto. For the purposes hereof, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

  (f) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated by your death, the date of your death, and (ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given.

  8. Compensation Upon Termination of Employment or During Disability.

  Subject to paragraph 8(f) below:

  (a) Death. If your employment shall be terminated by reason of your death, the Company shall pay or grant, to such person as you shall designate in a notice filed with the Company, or, if no such person shall be designated, to your estate as a lump sum death benefit, (i) an amount equal to any accrued but unpaid Base Salary at the time of your death, plus an additional payment equal to your Base Salary for the period from such date through the end of the month following the month in which you die, (ii) an amount equal to any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your death occurs, and (iii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your death occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your death occurs are met. In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your death and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. This amount and these benefits shall be exclusive of and in addition to any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan maintained by the Company. Your designated beneficiary or the executor of your estate, as the case may be, shall accept the payment provided for in this paragraph 8 in full discharge and release of the Company of and from any further obligations under this Agreement.

  (b) Disability. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full Base Salary until your employment is terminated pursuant to paragraph 7(b) hereof. If your employment is terminated by the Company pursuant to paragraph 7(b), the Company shall pay to you in a lump sum payment, an amount equal to (i) any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your disability occurs; and (ii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your disability occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your disability occurs are met.

                                  Ex. 1.H1-4

Mr. Jerry E. Hunter
[    ], 1997
Page 5

In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your disability and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. During any such period and thereafter you shall continue to bear the obligations provided for in paragraph 9 below in accordance with the terms of such paragraph 9.

  (c) Cause or Other Than Good Reason. If your employment shall be terminated for Cause or you shall terminate your employment other than for Good Reason, the Company shall be discharged and released of and from any further obligations under this Agreement except for any Base Salary through the Date of Termination or the date on which you terminate your employment at the rate in effect at the time Notice of Termination is given or the date on which you terminate your employment, to the extent required by law. Thereafter you shall continue to have the obligations provided for in paragraph 9 below. Nothing contained herein shall be deemed to be a waiver by the Company of any rights that it may have against you in respect of your actions which gave rise to the termination of your employment for Cause or for any reason other than for Good Reason.

  (d) Other Than for Cause or For Good Reason. If the Company shall terminate your employment other than pursuant to paragraphs 7(b) or 7(c) hereof or if you shall terminate your employment for Good Reason, then:

    (i) The Company shall continue to pay you your Base Salary, at the rate in effect at the time that the Notice of Termination is given in accordance with paragraph 7(e) hereof, without interest through the later of (A) the third anniversary of the Effective Date and (B) one year from the Date of Termination, in accordance with normal payroll practices; provided, however, that in the event of your death prior to the expiration of payment hereunder your estate or beneficiary shall receive the remaining amount hereunder in a lump sum payment;

    (ii) The Company shall pay you an amount equal to the sum of (A) any bonus earned as of the Date of Termination under the 1997 Bonus Plan or any Future Bonus Plan for a fiscal year ending prior to the Date of Termination but not paid as of such date, (B) a pro rata portion (based on the number of days worked) of the target bonus (not in excess of fifty percent (50%) of your Base Salary) payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met) and (C) an amount equal to your target bonus (not in excess of fifty percent (50%) of your Base Salary) under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met), multiplied by (1) if the Date of Termination is during the initial three year Employment Period, the greater of (x) the number (not in excess of three) of years and fractions of years remaining in the initial three year Employment Period or (y) one or (2) if the Date of Termination is during any Extended Employment Period, one;

    (iii) You shall become fully vested in any stock options, with such options remaining exercisable for six months from the date of your termination of employment; and

    (iv) The Company shall maintain in full force and effect, for your continued benefit for twenty-four months after termination of employment, all employee benefit plans and programs providing health and/or life insurance benefits in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with comparable benefits under a mirror benefit plan. Notwithstanding the above, if you are employed by a new employer and are eligible to receive comparable coverage from such employer (including the waiver of any pre-existing condition limitation) at a comparable cost to you, you shall no longer be eligible to receive coverage under this praragraph.


                                  Ex. 1.H1-5

Mr. Jerry E. Hunter
[    ], 1997
Page 6

  (e) Pension Eligible Retirement. If during the initial three year Employment Period with the prior written consent of the Board or at any time after such Employment Period you retire and are eligible to receive an immediate benefit under the Retirement Pension Plan for Employees of JPS Textile Group, Inc., the Company shall pay to you as a lump sum payment, (i) an amount equal to any accrued but unpaid Base Salary at the time of your retirement, (ii) an amount equal to any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your retirement occurs;
(iii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your retirement occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year of your retirement occurs are met; and (iv) the Company shall maintain in full force and effect, for your continued benefit for twenty-four months after termination of employment, all employee benefit plans and programs providing health and/or life insurance benefits in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs; provided, that in the event that your participation in any such plan or program is barred, the Company shall provide you with comparable benefits under a mirror benefit plan. In addition, you shall retain any stock options vested, such vesting having been determined as a ratio the numerator of which is the time elapsed from the Effective Date through the date of your retirement and the denominator of which is three (3) years, with such options remaining exercisable for six months from the date of your retirement and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company.

  (f) Parachute Payment. Notwithstanding anything herein to the contrary, if any of the payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (such payments or benefits being hereinafter referred to as the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the payments under this paragraph 8 hereof shall be reduced (by the minimal amount necessary) so that no portion of the Total Payments is subject to the Excise Tax.

  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the "Tax Counsel") selected by the Company and reasonably acceptable by you, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

  9. Restrictive Covenants and Confidentiality; Injunctive Relief.

  (a) You agree, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under paragraph 3 hereof, that during the term of your employment, except for a termination of employment without Cause or for Good Reason, hereunder and during the further period of one (1) year after the termination of such employment, you shall not, without the prior written approval of the Board, directly or indirectly through any other person, firm or corporation:


                                  Ex. 1.H1-6

Mr. Jerry E. Hunter
[    ], 1997
Page 7

    (i) Solicit, raid, entice or induce any person, firm or corporation that presently is or at any time during the term of your employment hereunder shall be a customer of the Company, or any of its subsidiary companies, to become a customer of any other person, firm or corporation, and you shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

    (ii) Solicit, raid, entice or induce any person that presently is or at any time during the term of your employment hereunder shall be an employee of the Company, or any of its subsidiary companies, to become employed by any person, firm or corporation, and you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

    (iii) Engage, participate, make any financial investment in, or become employed by any person, firm, corporation or other business enterprise in the United States which is engaged, directly or indirectly, during the term of your employment or at the time of your termination of employment, as the case may be, which (x) derives in excess of 20% of its gross revenues from the sale of products substantially the same as the products of the Company and/or any of its subsidiary companies or (y) has substantially the same customer base for the same products as the Company and/or any of its subsidiary companies. The foregoing covenant shall not be construed to preclude you from making any investments in the securities of any company, whether or not engaged in competition with the Company and/or any of its subsidiary companies, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, you do not beneficially own securities representing more than 5% of the combined voting power of the voting securities of such company.

  (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Company's and its subsidiary companies' business methods, systems, plans and policies which you shall hereafter establish, receive or obtain as an employee of the Company or its subsidiary companies, are valuable and unique assets of the respective businesses of the Company and its subsidiary companies, you agree that, during and after the term of your employment hereunder, you shall not (otherwise than pursuant to your duties hereunder) disclose or use, without the prior written approval of the Board, any such knowledge or information pertaining to the Company or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this paragraph 9 shall not apply to information which is or shall become generally known to the public or the trade (except by reason of your breach of your obligations hereunder), information which is or shall become available in trade or other publications, information known to you prior to entering the employ of the Company, and information which you are required to disclose by law or an order of a court of competent jurisdiction (provided that prior to your disclosure of any such information you shall provide the Company with reasonable notice and a reasonable opportunity to seek a protective order to prevent such disclosure).

  (c) The provisions of paragraph 9(b) above shall survive the termination of your employment hereunder, irrespective of the reason therefor.

  (d) You acknowledge that the services to be rendered by you are of a special, unique and extraordinary character and, in connection with such services, you will have access to confidential information vital to the Company's and its subsidiary companies' businesses. By reason of this, you consent and agree that if you violate any of the provisions of this Agreement with respect to diversion of the Company's or its subsidiary companies' customers or employees, or confidentiality, the Company and its subsidiary companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement.

                                  Ex. 1.H1-7

Mr. Jerry E. Hunter
[    ], 1997
Page 8


  10. Deductions and Withholdings. The Company shall be entitled to withhold any amounts payable under this Agreement on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities.

  11. Successors; Binding Agreement.

  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall include any successor to the Company's business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

  (b) This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. Your obligations hereunder may not be delegated, and except as otherwise provided herein relating to the designation of a devisee, legatee or other designee, you may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of your rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

  12. Notice. For purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to you:

    Mr. Jerry E. Hunter
    111 Sanderling Drive
    Greenville, South Carolina 29607

  If to the Company:

    JPS Textile Group, Inc.
    555 North Pleasantburg Drive, Suite 202
    Greenville, South Carolina 29607
    Attention: Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the complete

                                  Ex. 1.H1-8

Mr. Jerry E. Hunter
[    ], 1997
Page 9

understanding between the parties with respect to your employment and supersedes any other prior oral or written agreements, arrangements or understandings between you and the Company. This Agreement amends, restates and supersedes any existing employment, retention, severance and change-in-control agreements (collectively, the "Prior Agreements") between you and the Company and/or any of its subsidiary companies upon the Effective Date, and any and all claims under or in respect of the Prior Agreements that you may have or assert shall, as of the Effective Date, be governed by, and completely satisfied and discharged in accordance with, the terms and conditions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Carolina.

  14. Arbitration. All differences, claims or matters in dispute arising out of this Agreement, the breach hereof or otherwise arising between the Company or any of its affiliates and you shall, at the election of either party, by notice to the other, be submitted to arbitration by the American Arbitration Association or its successor, in Greenville, South Carolina. Such arbitration shall be governed by the then existing rules of the American Arbitration Association and the laws of the State of South Carolina as then in effect. The expenses, including your reasonable attorneys' fees, in connection with such arbitration shall be borne by the Company.

  15. Validity; Effectiveness. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

  If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                          JPS TEXTILE GROUP, INC.

                                          By: _________________________
                                              NAME: [INSERT NAME]
                                              TITLE: [BOARD MEMBER]

ACCEPTED AND AGREED TO:

_____________________________
       Jerry E. Hunter

                                  Ex. 1.H1-9

                                                                     EXHIBIT H2
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            JPS TEXTILE GROUP, INC.
                    555 NORTH PLEASANTBURG DRIVE, SUITE 202
                       GREENVILLE, SOUTH CAROLINA 29607

                                                                  [     ], 1997

Mr. David H. Taylor
105 Holbrook Trail
Greenville, South Carolina 29605

Dear David:

  We are writing with respect to your employment by JPS Textile Group, Inc. (the "Company") as Executive Vice President--Finance and Secretary of the Company. The Company acknowledges and recognizes the value of your experience and abilities to the Company since the beginning of your employment with the Company, and desires to continue to retain and make secure for itself such experience and abilities on the terms and subject to the conditions set forth in this agreement (the "Agreement").

  1. Employment. The Company agrees to employ you and you agree to be employed by the Company commencing on the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp., dated [insert date] (the "Effective Date") and ending on the third anniversary thereof (unless sooner terminated as hereinafter provided) (the "Employment Period"), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on the third anniversary of the Effective Date and each anniversary thereafter, the Employment Period shall automatically be extended for one additional year (the "Extended Employment Period") unless not later than the end of the Employment Period or the Extended Employment Period, as the case may be, the Company or you shall have given written notice to the other not to extend the Employment Period or any Extended Employment Period. Unless specifically provided to the contrary, the Employment Period shall be deemed to include any Extended Employment Period.

  2. Duties. (a) You shall continue to be nominated as a director of the Company, subject to your election thereto by the Board of Directors of the Company (the "Board") or the stockholders of the Company. In addition, you shall be employed as the Executive Vice President--Finance and Secretary of the Company. In such capacities, you shall serve as a senior executive officer of the Company and shall have the duties and responsibilities prescribed for such positions by the By-Laws of the Company, and shall have such other duties and responsibilities as may from time to time be prescribed by the Board and are customarily performed by someone in your position, provided that such duties and responsibilities are consistent with your positions as Executive Vice President--Finance and Secretary of the Company. In the performance of your duties, you shall be subject to the supervision and direction of the Chief Executive Officer of the Company.

  (b) Subject to the terms of your employment hereunder, you shall devote such time as is reasonably necessary to the proper performance of your duties and responsibilities as Executive Vice President--Finance and Secretary of the Company. You hereby represent and warrant to the Company that, except as described above, you have no obligations under any existing employment or service agreement and that your performance of the services required of you hereunder will not conflict with your other existing obligations described above.

  3. Compensation.

  (a) (i) Base Salary. During the term of your employment hereunder, the Company shall pay you, and you shall accept from the Company for your services, a salary at the rate of not less than $225,000 per year (the "Base Salary"), payable in accordance with the Company's policy with respect to the compensation of

                                  Ex. 1.H2-1

Mr. David H. Taylor
[    ], 1997
Page 2

executives. The Board shall annually review your performance and determine, in its sole discretion, whether or not to increase your Base Salary and, if so, the amount of such increase.

    (ii) Bonus. In addition to your Base Salary, unless you voluntarily terminate your employment for other than Good Reason (as hereinafter defined), or are terminated by the Company for Cause (as hereinafter defined), you will be eligible to participate in the 1997 Management Incentive Bonus Plan (the "1997 Bonus Plan") and receive a bonus in an amount and based upon the attainment of the performance goals specified therein. The Board shall establish a performance-based annual bonus program for senior executives of the Company including you for fiscal years after 1997 (a "Future Bonus Plan") and award you an annual bonus opportunity thereunder which is not less favorable than the opportunity provided pursuant to the 1997 Bonus Plan without restricting the discretion of the Board to set reasonable targets and criteria for such incentive compensation.

    (iii) Retention Grant. In addition to your Base Salary, you will receive on the Effective Date a cash payment in the amount of $163,694 and 20,984 shares of common stock of the Company.

    (iv) Incentive Compensation and Other Plans. During the term of your employment hereunder, you shall participate in any incentive compensation (including stock options, restricted stock and/or other long-term incentive compensation), deferred compensation, savings and retirement plans, practices, policies and programs as adopted and approved by the Board from time to time.

  (b) Reimbursement of Expenses. During your employment, you will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing your services hereunder, provided that you properly account therefor in accordance with Company policy.

  4. Vacations. During your employment, you shall be entitled to reasonable vacations from time to time in accordance with the regular procedures of the Company governing senior executives. You shall also be entitled to all paid holidays given by the Company to its senior executives.

  5. Participation in Benefit Plans; Automobile.

  (a) Benefit Plans. You shall be entitled to participate in and to receive benefits under all the Company's employee benefit plans and arrangements in effect on the date hereof, and you shall also be entitled to participate in or receive benefits under any pension or retirement plan, savings plan, or health-and-accident plan made available by the Company in the future to its senior executives and other key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and provided that you meet the eligibility requirements thereof.

  (b) Automobile. You shall be entitled to the use of an automobile supplied by the Company. If you choose to use such automobile, the cost of insurance, repair and maintenance shall be borne by the Company. If you elect not to accept a Company automobile, you shall receive an annual payment of Five Thousand Six Hundred Dollars ($5,600) in lieu of such automobile.

  6. Other Offices. You further agree to serve without additional compensation, if elected or appointed thereto, as an officer or director of any of the Company's subsidiaries or affiliates.

  7. Termination.

  (a) Death. Your employment hereunder shall terminate upon your death.

  (b) Disability. In the event of your permanent disability (as hereinafter defined) during the term of your employment hereunder, the Company shall have the right, upon written notice to you, to terminate your

                                  Ex. 1.H2-2

Mr. David H. Taylor
[    ], 1997
Page 3

employment hereunder, effective upon the giving of such notice. For purposes hereof, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period of 150 consecutive days or for shorter periods aggregating 150 days during any period of twelve (12) consecutive months.

  (c) Cause. The Company may terminate your employment hereunder for "Cause." For purposes hereof, termination for "Cause" shall mean termination after:

    (i) your violation of any of the provisions of paragraph 9 hereof;

    (ii) your commission of an intentional act of fraud, embezzlement, theft or dishonesty against the Company or its affiliates;

    (iii) your conviction of (or pleading by you of nolo contendere to) any crime which constitutes a felony or misdemeanor involving moral turpitude or which might, in the reasonable opinion of the Company, cause embarrassment to the Company; or

    (iv) the gross neglect or willful failure by you to perform your duties and responsibilities in all material respects as set forth in Paragraph 2 hereof, if such breach of duty is not cured within 30 days after written notice thereof to you by the Board.

For purposes of clause (iv), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

  (d) Termination by You. You may terminate your employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) any assignment to you of any duties (other than incident to a promotion) materially different than or in addition to those contemplated by, or any limitation of your powers in any respect not contemplated by, paragraph 2 hereof, provided that you first deliver written notice thereof to the Chairman of the Board and the Company shall have failed to cure such non-permitted assignment or limitation within thirty (30) days after receipt of such written notice, (B) a reduction in your rate of base salary or the failure to maintain incentive bonus arrangements substantially similar in earnings potential to those in effect on the Effective Date, or a material reduction in your fringe benefits or any other material failure by the Company to comply with paragraphs 3 through 5 hereof, provided that you first deliver written notice thereof to the Chairman of the Board and the Company shall have failed to cure such reduction or failure within thirty (30) days after receipt of such written notice, (C) your being required to relocate your principal residence from its existing location without your consent, or (D) upon notice by the Company as set forth in paragraph 1 hereof not to extend the Employment Period.

    For purposes of this Agreement, a "Change in Control" means the occurrence of any one of the following events following the Effective Date (other than the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp.): (a) any person or other entity (other than any of the Company's subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (b) the sale of all or substantially all of the property or assets of the Company (other than a sale to any of the Company's subsidiaries), (c) the consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries or in which the Company is the surviving corporation), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the voting stock of the surviving entity immediately following the occurrence of such consolidation or merger, or (d) a

                                  Ex. 1.H2-3

Mr. David H. Taylor
[    ], 1997
Page 4

  change in the Board occurring with the result that the members of the Board on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors (other than you if you are a Director) shall be considered an Incumbent Director for purposes hereof.

  (e) Notice. Any termination by the Company pursuant to paragraphs 7(b) or 7(c) above or by you pursuant to paragraph 7(d) above shall be communicated by written Notice of Termination to the other party hereto. For the purposes hereof, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

  (f) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated by your death, the date of your death, and (ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given.

  8. Compensation Upon Termination of Employment or During Disability.

  Subject to paragraph 8(e) below:

  (a) Death. If your employment shall be terminated by reason of your death, the Company shall pay or grant, to such person as you shall designate in a notice filed with the Company, or, if no such person shall be designated, to your estate as a lump sum death benefit, (i) an amount equal to any accrued but unpaid Base Salary at the time of your death, plus an additional payment equal to your Base Salary for the period from such date through the end of the month following the month in which you die, (ii) an amount equal to any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your death occurs, and (iii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your death occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your death occurs are met. In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your death and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. This amount and these benefits shall be exclusive of and in addition to any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan maintained by the Company. Your designated beneficiary or the executor of your estate, as the case may be, shall accept the payment provided for in this paragraph 8 in full discharge and release of the Company of and from any further obligations under this Agreement.

  (b) Disability. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full Base Salary until your employment is terminated pursuant to paragraph 7(b) hereof. If your employment is terminated by the Company pursuant to paragraph 7(b), the Company shall pay to you in a lump sum payment, an amount equal to (i) any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your disability occurs; and (ii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your disability occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your disability occurs are met. In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option

                                  Ex. 1.H2-4

Mr. David H. Taylor
[    ], 1997
Page 5

plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your disability and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. During any such period and thereafter you shall continue to bear the obligations provided for in paragraph 9 below in accordance with the terms of such paragraph 9.

  (c) Cause or Other Than Good Reason. If your employment shall be terminated for Cause or you shall terminate your employment other than for Good Reason, the Company shall be discharged and released of and from any further obligations under this Agreement except for any Base Salary through the Date of Termination or the date on which you terminate your employment at the rate in effect at the time Notice of Termination is given or the date on which you terminate your employment, to the extent required by law. Thereafter you shall continue to have the obligations provided for in paragraph 9 below. Nothing contained herein shall be deemed to be a waiver by the Company of any rights that it may have against you in respect of your actions which gave rise to the termination of your employment for Cause or for any reason other than for Good Reason.

  (d) Other Than for Cause or For Good Reason. If the Company shall terminate your employment other than pursuant to paragraphs 7(b) or 7(c) hereof or if you shall terminate your employment for Good Reason, then:

    (i) The Company shall continue to pay you your Base Salary, at the rate in effect at the time that the Notice of Termination is given in accordance with paragraph 7(e) hereof, without interest through the later of (A) the third anniversary of the Effective Date and (B) one year from the Date of Termination, in accordance with normal payroll practices; provided, however, that in the event of your death prior to the expiration of payment hereunder your estate or beneficiary shall receive the remaining amount hereunder in a lump sum payment;

    (ii) The Company shall pay you an amount equal to the sum of (A) any bonus earned as of the Date of Termination under the 1997 Bonus Plan or any Future Bonus Plan for a fiscal year ending prior to the Date of Termination but not paid as of such date, (B) a pro rata portion (based on the number of days worked) of the target bonus (not in excess of fifty percent (50%) of your Base Salary) payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met) and (C) an amount equal to your target bonus (not in excess of fifty percent (50%) of your Base Salary) under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met), multiplied by (1) if the Date of Termination is during the initial three year Employment Period, the greater of (x) the number (not in excess of three) of years and fractions of years remaining in the initial three year Employment Period or (y) one or (2) if the Date of Termination is during any Extended Employment Period, one;

    (iii) You shall become fully vested in any stock options, with such options remaining exercisable for six months from the date of your termination of employment; and

    (iv) The Company shall maintain in full force and effect, for your continued benefit for twenty-four months after termination of employment, all employee benefit plans and programs providing health and/or life insurance benefits in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with comparable benefits under a mirror benefit plan. Notwithstanding the above, if you are employed by a new employer and are eligible to receive comparable coverage from such employer (including the waiver of any pre-existing condition limitation) at a comparable cost to you, you shall no longer be eligible to receive coverage under this paragraph.

                                  Ex. 1.H2-5

Mr. David H. Taylor
[    ], 1997
Page 6


  (e) Parachute Payment. Notwithstanding anything herein to the contrary, if any of the payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (such payments or benefits being hereinafter referred to as the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the payments under this paragraph 8 hereof shall be reduced (by the minimal amount necessary) so that no portion of the Total Payments is subject to the Excise Tax.

  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the "Tax Counsel") selected by the Company and reasonably acceptable by you, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

  9. Restrictive Covenants and Confidentiality; Injunctive Relief.

  (a) You agree, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under paragraph 3 hereof, that during the term of your employment, except for a termination of employment without Cause or for Good Reason, hereunder and during the further period of one (1) year after the termination of such employment, you shall not, without the prior written approval of the Board, directly or indirectly through any other person, firm or corporation:

    (i) Solicit, raid, entice or induce any person, firm or corporation that presently is or at any time during the term of your employment hereunder shall be a customer of the Company, or any of its subsidiary companies, to become a customer of any other person, firm or corporation, and you shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

    (ii) Solicit, raid, entice or induce any person that presently is or at any time during the term of your employment hereunder shall be an employee of the Company, or any of its subsidiary companies, to become employed by any person, firm or corporation, and you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

    (iii) Engage, participate, make any financial investment in, or become employed by any person, firm, corporation or other business enterprise in the United States which is engaged, directly or indirectly, during the term of your employment or at the time of your termination of employment, as the case may be, which (x) derives in excess of 20% of its gross revenues from the sale of products substantially the same as the products of the Company and/or any of its subsidiary companies or (y) has substantially the same customer base for the same products as the Company and/or any of its subsidiary companies. The foregoing covenant shall not be construed to preclude you from making any investments in the securities of any company, whether or not engaged in competition with the Company and/or any of its subsidiary companies, to the

                                  Ex. 1.H2-6

Mr. David H. Taylor
[    ], 1997
Page 7

  extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, you do not beneficially own securities representing more than 5% of the combined voting power of the voting securities of such company.

  (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Company's and its subsidiary companies' business methods, systems, plans and policies which you shall hereafter establish, receive or obtain as an employee of the Company or its subsidiary companies, are valuable and unique assets of the respective businesses of the Company and its subsidiary companies, you agree that, during and after the term of your employment hereunder, you shall not (otherwise than pursuant to your duties hereunder) disclose or use, without the prior written approval of the Board, any such knowledge or information pertaining to the Company or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this paragraph 9 shall not apply to information which is or shall become generally known to the public or the trade (except by reason of your breach of your obligations hereunder), information which is or shall become available in trade or other publications, information known to you prior to entering the employ of the Company, and information which you are required to disclose by law or an order of a court of competent jurisdiction (provided that prior to your disclosure of any such information you shall provide the Company with reasonable notice and a reasonable opportunity to seek a protective order to prevent such disclosure).

  (c) The provisions of paragraph 9(b) above shall survive the termination of your employment hereunder, irrespective of the reason therefor.

  (d) You acknowledge that the services to be rendered by you are of a special, unique and extraordinary character and, in connection with such services, you will have access to confidential information vital to the Company's and its subsidiary companies' businesses. By reason of this, you consent and agree that if you violate any of the provisions of this Agreement with respect to diversion of the Company's or its subsidiary companies' customers or employees, or confidentiality, the Company and its subsidiary companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement.

  10. Deductions and Withholdings. The Company shall be entitled to withhold any amounts payable under this Agreement on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities.

  11. Successors; Binding Agreement.

  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall include any successor to the Company's business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                                  Ex. 1.H2-7

Mr. David H. Taylor
[    ], 1997
Page 8


  (b) This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. Your obligations hereunder may not be delegated, and except as otherwise provided herein relating to the designation of a devisee, legatee or other designee, you may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of your rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

  12. Notice. For purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to you:

  Mr. David H. Taylor
  105 Holbrook Trail
  Greenville, South Carolina 29605

  If to the Company:

  JPS Textile Group, Inc.
  555 North Pleasantburg Drive, Suite 202
  Greenville, South Carolina 29607
  Attention: Chairman of the Board

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the complete understanding between the parties with respect to your employment and supersedes any other prior oral or written agreements, arrangements or understandings between you and the Company. This Agreement amends, restates and supersedes any existing employment, retention, severance and change-in-control agreements (collectively, the "Prior Agreements") between you and the Company and/or any of its subsidiary companies upon the Effective Date, and any and all claims under or in respect of the Prior Agreements that you may have or assert shall, as of the Effective Date, be governed by, and completely satisfied and discharged in accordance with, the terms and conditions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Carolina.

  14. Arbitration. All differences, claims or matters in dispute arising out of this Agreement, the breach hereof or otherwise arising between the Company or any of its affiliates and you shall, at the election of either

                                  Ex. 1.H2-8

Mr. David H. Taylor
[    ], 1997
Page 9

party, by notice to the other, be submitted to arbitration by the American Arbitration Association or its successor, in Greenville, South Carolina. Such arbitration shall be governed by the then existing rules of the American Arbitration Association and the laws of the State of South Carolina as then in effect. The expenses, including your reasonable attorneys' fees, in connection with such arbitration shall be borne by the Company.

  15. Validity; Effectiveness. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

  If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                          JPS Textile Group, Inc.

                                          By: _________________________________
                                              Name:  Jerry E. Hunter
                                              Title: Chief Executive Officer

Accepted and Agreed to:

_____________________________________
            David H. Taylor

                                  Ex. 1.H2-9

                                                                     EXHIBIT H3
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            JPS TEXTILE GROUP, INC.
                    555 NORTH PLEASANTBURG DRIVE, SUITE 202
                       GREENVILLE, SOUTH CAROLINA 29607

                                                                  [     ], 1997

Mr. Monnie L. Broome
11 Doyle Drive
Greenville, South Carolina 29615

Dear Monnie:

  We are writing with respect to your employment by JPS Textile Group, Inc. (the "Company") as Vice President--Human Resources of the Company. The Company acknowledges and recognizes the value of your experience and abilities to the Company since the beginning of your employment with the Company, and desires to continue to retain and make secure for itself such experience and abilities on the terms and subject to the conditions set forth in this agreement (the "Agreement").

  1. Employment. The Company agrees to employ you and you agree to be employed by the Company commencing on the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp., dated [insert date] (the "Effective Date") and ending on the third anniversary thereof (unless sooner terminated as hereinafter provided) (the "Employment Period"), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on the third anniversary of the Effective Date and each anniversary thereafter, the Employment Period shall automatically be extended for one additional year (the "Extended Employment Period") unless not later than the end of the Employment Period or the Extended Employment Period, as the case may be, the Company or you shall have given written notice to the other not to extend the Employment Period or any Extended Employment Period. Unless specifically provided to the contrary, Employment Period shall be deemed to include any Extended Employment Period.

  2. Duties. (a) You shall be employed as the Vice President--Human Resources of the Company. In such capacity, you shall serve as a senior executive officer of the Company and shall have the duties and responsibilities prescribed for such position by the By-Laws of the Company, and shall have such other duties and responsibilities as may from time to time be prescribed by the Board and are customarily performed by someone in your position, provided that such duties and responsibilities are consistent with your position as Vice President--Human Resources of the Company. In the performance of your duties, you shall be subject to the supervision and direction of the Chief Executive Officer of the Company.

  (b) Subject to the terms of your employment hereunder, you shall devote such time as is reasonably necessary to the proper performance of your duties and responsibilities as Vice President--Human Resources of the Company. You hereby represent and warrant to the Company that, except as described above, you have no obligations under any existing employment or service agreement and that your performance of the services required of you hereunder will not conflict with your other existing obligations described above.

  3. Compensation.
  (a) (i) Base Salary. During the term of your employment hereunder, the Company shall pay you, and you shall accept from the Company for your services, a salary at the rate of not less than $180,000 per year (the "Base Salary"), payable in accordance with the Company's policy with respect to the compensation of executives. The Board shall annually review your performance and determine, in its sole discretion, whether or not to increase your Base Salary and, if so, the amount of such increase.

                                  Ex. 1.H3-1

Mr. Monnie L. Broome
[    ], 1997
Page 2


    (ii) Bonus. In addition to your Base Salary, unless you voluntarily terminate your employment for other than Good Reason (as hereinafter defined), or are terminated by the Company for Cause (as hereinafter defined), you will be eligible to participate in the 1997 Management Incentive Bonus Plan (the "1997 Bonus Plan") and receive a bonus in an amount and based upon the attainment of the performance goals specified therein. The Board shall establish a performance-based annual bonus program for senior executives of the Company including you for fiscal years after 1997 (a "Future Bonus Plan") and award you an annual bonus opportunity thereunder which is not less favorable than the opportunity provided pursuant to the 1997 Bonus Plan without restricting the discretion of the Board to set reasonable targets and criteria for such incentive compensation.

    (iii) Retention Grant. In addition to your Base Salary, you will receive on the Effective Date a cash payment in the amount of $115,531 and 14,810 shares of common stock of the Company.

    (iv) Incentive Compensation and Other Plans. During the term of your employment hereunder, you shall participate in any incentive compensation (including stock options, restricted stock and/or other long-term incentive compensation), deferred compensation, savings and retirement plans, practices, policies and programs as adopted and approved by the Board from time to time.

  (b) Reimbursement of Expenses. During your employment, you will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing your services hereunder, provided that you properly account therefor in accordance with Company policy.

  4. Vacations. During your employment, you shall be entitled to reasonable vacations from time to time in accordance with the regular procedures of the Company governing senior executives. You shall also be entitled to all paid holidays given by the Company to its senior executives.

  5. Participation in Benefit Plans; Automobile.

  (a) Benefit Plans. You shall be entitled to participate in and to receive benefits under all the Company's employee benefit plans and arrangements in effect on the date hereof, and you shall also be entitled to participate in or receive benefits under any pension or retirement plan, savings plan, or health-and-accident plan made available by the Company in the future to its senior executives and other key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and provided that you meet the eligibility requirements thereof.

  (b) Automobile. You shall be entitled to the use of an automobile supplied by the Company. If you choose to use such automobile, the cost of insurance, repair and maintenance shall be borne by the Company. If you elect not to accept a Company automobile, you shall receive an annual payment of Five Thousand Six Hundred Dollars ($5,600) in lieu of such automobile.

  6. Other Offices. You further agree to serve without additional compensation, if elected or appointed thereto, as an officer or director of any of the Company's subsidiaries or affiliates.

  7. Termination.

  (a) Death. Your employment hereunder shall terminate upon your death.

  (b) Disability. In the event of your permanent disability (as hereinafter defined) during the term of your employment hereunder, the Company shall have the right, upon written notice to you, to terminate your employment hereunder, effective upon the giving of such notice. For purposes hereof, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders you incapable of fully

                                  Ex. 1.H3-2

Mr. Monnie L. Broome
[    ], 1997
Page 3

performing the services required of you in accordance with your obligations hereunder for a period of 150 consecutive days or for shorter periods aggregating 150 days during any period of twelve (12) consecutive months.

  (c) Cause. The Company may terminate your employment hereunder for "Cause." For purposes hereof, termination for "Cause" shall mean termination after:

    (i) your violation of any of the provisions of paragraph 9 hereof;

    (ii) your commission of an intentional act of fraud, embezzlement, theft or dishonesty against the Company or its affiliates;

    (iii) your conviction of (or pleading by you of nolo contendere to) any crime which constitutes a felony or misdemeanor involving moral turpitude or which might, in the reasonable opinion of the Company, cause embarrassment to the Company; or

    (iv) the gross neglect or willful failure by you to perform your duties and responsibilities in all material respects as set forth in paragraph 2 hereof, if such breach of duty is not cured within 30 days after written notice thereof to you by the Board.

For purposes of clause (iv), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

  (d) Termination by You. You may terminate your employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) any assignment to you of any duties (other than incident to a promotion) materially different than or in addition to those contemplated by, or any limitation of your powers in any respect not contemplated by, paragraph 2 hereof, provided that you first deliver written notice thereof to the Chairman of the Board and the Company shall have failed to cure such non-permitted assignment or limitation within thirty (30) days after receipt of such written notice, (B) a reduction in your rate of base salary or the failure to maintain incentive bonus arrangements substantially similar in earnings potential to those in effect on the Effective Date, or a material reduction in your fringe benefits or any other material failure by the Company to comply with paragraphs 3 through 5 hereof, provided that you first deliver written notice thereof to the Chairman of the Board and the Company shall have failed to cure such reduction or failure within thirty (30) days after receipt of such written notice, (C) your being required to relocate your principal residence from its existing location without your consent, or (D) upon notice by the Company as set forth in paragraph 1 hereof not to extend the Employment Period.

    For purposes of this Agreement, a "Change in Control" means the occurrence of any one of the following events following the Effective Date (other than the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp.): (a) any person or other entity (other than any of the Company's subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (b) the sale of all or substantially all of the property or assets of the Company (other than a sale to any of the Company's subsidiaries), (c) the consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries or in which the Company is the surviving corporation), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the voting stock of the surviving entity immediately following

                                  Ex. 1.H3-3

Mr. Monnie L. Broome
[    ], 1997
Page 4

  the occurrence of such consolidation or merger, or (d) a change in the Board occurring with the result that the members of the Board on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors (other than you if you are a Director) shall be considered an Incumbent Director for purposes hereof.

  (e) Notice. Any termination by the Company pursuant to paragraphs 7(b) or 7(c) above or by you pursuant to paragraph 7(d) above shall be communicated by written Notice of Termination to the other party hereto. For the purposes hereof, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

  (f) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated by your death, the date of your death, and (ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given.

  8. Compensation Upon Termination of Employment or During Disability.

  Subject to paragraph 8(e) below:

  (a) Death. If your employment shall be terminated by reason of your death, the Company shall pay or grant, to such person as you shall designate in a notice filed with the Company, or, if no such person shall be designated, to your estate as a lump sum death benefit, (i) an amount equal to any accrued but unpaid Base Salary at the time of your death, plus an additional payment equal to your Base Salary for the period from such date through the end of the month following the month in which you die, (ii) an amount equal to any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your death occurs; and (iii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your death occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your death occurs are met. In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your death and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. This amount and these benefits shall be exclusive of and in addition to any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan maintained by the Company. Your designated beneficiary or the executor of your estate, as the case may be, shall accept the payment provided for in this paragraph 8 in full discharge and release of the Company of and from any further obligations under this Agreement.

  (b) Disability. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full Base Salary until your employment is terminated pursuant to paragraph 7(b) hereof. If your employment is terminated by the Company pursuant to paragraph 7(b), the Company shall pay to you in a lump sum payment, an amount equal to (i) any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your disability occurs; and (ii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your disability occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your disability occurs are met. In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your disability and you shall receive such additional benefits as may be provided by the then existing

                                  Ex. 1.H3-4

Mr. Monnie L. Broome
[    ], 1997
Page 5

plans, programs and/or arrangements of the Company. During any such period and thereafter you shall continue to bear the obligations provided for in paragraph 9 below in accordance with the terms of such paragraph 9.

  (c) Cause or Other Than Good Reason. If your employment shall be terminated for Cause or you shall terminate your employment other than for Good Reason, the Company shall be discharged and released of and from any further obligations under this Agreement except for any Base Salary through the Date of Termination or the date on which you terminate your employment at the rate in effect at the time Notice of Termination is given or the date on which you terminate your employment, to the extent required by law. Thereafter you shall continue to have the obligations provided for in paragraph 9 below. Nothing contained herein shall be deemed to be a waiver by the Company of any rights that it may have against you in respect of your actions which gave rise to the termination of your employment for Cause or for any reason other than for Good Reason.

  (d) Other Than for Cause or For Good Reason. If the Company shall terminate your employment other than pursuant to paragraphs 7(b) or 7(c) hereof or if you shall terminate your employment for Good Reason, then:

    (i) The Company shall continue to pay you your Base Salary, at the rate in effect at the time that the Notice of Termination is given in accordance with paragraph 7(e) hereof, without interest through the later of (A) the third anniversary of the Effective Date and (B) one year from the Date of Termination, in accordance with normal payroll practices; provided, however, that in the event of your death prior to the expiration of payment hereunder your estate or beneficiary shall receive the remaining amount hereunder in a lump sum payment;

    (ii) The Company shall pay you an amount equal to the sum of (A) any bonus earned as of the Date of Termination under the 1997 Bonus Plan or any Future Bonus Plan for a fiscal year ending prior to the Date of Termination but not paid as of such date, (B) a pro rata portion (based on the number of days worked) of the target bonus (not in excess of fifty percent (50%) of your Base Salary) payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met) and (C) an amount equal to your target bonus (not in excess of fifty percent (50%) of your Base Salary) under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met), multiplied by (1) if the Date of Termination is during the initial three year Employment Period, the greater of (x) the number (not in excess of three) of years and fractions of years remaining in the initial three year Employment Period or (y) one or (2) if the Date of Termination is during any Extended Employment Period, one;

    (iii) You shall become fully vested in any stock options, with such options remaining exercisable for six months from the date of your termination of employment; and

    (iv) The Company shall maintain in full force and effect, for your continued benefit for twenty-four months after termination of employment, all employee benefit plans and programs providing health and/or life insurance benefits in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with comparable benefits under a mirror benefit plan. Notwithstanding the above, if you are employed by a new employer and are eligible to receive comparable coverage from such employer (including the waiver of any pre-existing condition limitation) at a comparable cost to you, you shall no longer be eligible to receive coverage under this paragraph.


                                  Ex. 1.H3-5

Mr. Monnie L. Broome
[    ], 1997
Page 6


  (e) Parachute Payment. Notwithstanding anything herein to the contrary, if any of the payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (such payments or benefits being hereinafter referred to as the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the payments under this paragraph 8 hereof shall be reduced (by the minimal amount necessary) so that no portion of the Total Payments is subject to the Excise Tax.

  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the "Tax Counsel") selected by the Company and reasonably acceptable by you, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

  9. Restrictive Covenants and Confidentiality; Injunctive Relief.

  (a) You agree, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under paragraph 3 hereof, that during the term of your employment, except for a termination of employment without Cause or for Good Reason, hereunder and during the further period of one (1) year after the termination of such employment, you shall not, without the prior written approval of the Board, directly or indirectly through any other person, firm or corporation:

    (i) Solicit, raid, entice or induce any person, firm or corporation that presently is or at any time during the term of your employment hereunder shall be a customer of the Company, or any of its subsidiary companies, to become a customer of any other person, firm or corporation, and you shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

    (ii) Solicit, raid, entice or induce any person that presently is or at any time during the term of your employment hereunder shall be an employee of the Company, or any of its subsidiary companies, to become employed by any person, firm or corporation, and you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

    (iii) Engage, participate, make any financial investment in, or become employed by any person, firm, corporation or other business enterprise in the United States which is engaged, directly or indirectly, during the term of your employment or at the time of your termination of employment, as the case may be, which (x) derives in excess of 20% of its gross revenues from the sale of products substantially the same as the products of the Company and/or any of its subsidiary companies or (y) has substantially the same customer base for the same products as the Company and/or any of its subsidiary companies. The foregoing covenant shall not be construed to preclude you from making any investments in the securities of any company, whether or not engaged in competition with the Company and/or any of its subsidiary companies, to the

                                  Ex. 1.H3-6

Mr. Monnie L. Broome
[    ], 1997
Page 7

  extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, you do not beneficially own securities representing more than 5% of the combined voting power of the voting securities of such company.

  (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Company's and its subsidiary companies' business methods, systems, plans and policies which you shall hereafter establish, receive or obtain as an employee of the Company or its subsidiary companies, are valuable and unique assets of the respective businesses of the Company and its subsidiary companies, you agree that, during and after the term of your employment hereunder, you shall not (otherwise than pursuant to your duties hereunder) disclose or use, without the prior written approval of the Board, any such knowledge or information pertaining to the Company or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this paragraph 9 shall not apply to information which is or shall become generally known to the public or the trade (except by reason of your breach of your obligations hereunder), information which is or shall become available in trade or other publications, information known to you prior to entering the employ of the Company, and information which you are required to disclose by law or an order of a court of competent jurisdiction (provided that prior to your disclosure of any such information you shall provide the Company with reasonable notice and a reasonable opportunity to seek a protective order to prevent such disclosure).

  (c) The provisions of paragraph 9(b) above shall survive the termination of your employment hereunder, irrespective of the reason therefor.

  (d) You acknowledge that the services to be rendered by you are of a special, unique and extraordinary character and, in connection with such services, you will have access to confidential information vital to the Company's and its subsidiary companies' businesses. By reason of this, you consent and agree that if you violate any of the provisions of this Agreement with respect to diversion of the Company's or its subsidiary companies' customers or employees, or confidentiality, the Company and its subsidiary companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement.

  10. Deductions and Withholdings. The Company shall be entitled to withhold any amounts payable under this Agreement on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities.

  11. Successors; Binding Agreement.

  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall include any successor to the Company's business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                                  Ex. 1.H3-7

Mr. Monnie L. Broome
[    ], 1997
Page 8


  (b) This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. Your obligations hereunder may not be delegated, and except as otherwise provided herein relating to the designation of a devisee, legatee or other designee, you may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of your rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

  12. Notice. For purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to you:

    Mr. Monnie L. Broome
    11 Doyle Drive
    Greenville, South Carolina 29615

  If to the Company:

    JPS Textile Group, Inc.
    555 North Pleasantburg Drive, Suite 202
    Greenville, South Carolina 29607
    Attention: Chairman of the Board

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the complete understanding between the parties with respect to your employment and supersedes any other prior oral or written agreements, arrangements or understandings between you and the Company. This Agreement amends, restates and supersedes any existing employment, retention, severance and change-in-control agreements (collectively, the "Prior Agreements") between you and the Company and/or any of its subsidiary companies upon the Effective Date, and any and all claims under or in respect of the Prior Agreements that you may have or assert shall, as of the Effective Date, be governed by, and completely satisfied and discharged in accordance with, the terms and conditions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Carolina.

  14. Arbitration. All differences, claims or matters in dispute arising out of this Agreement, the breach hereof or otherwise arising between the Company or any of its affiliates and you shall, at the election of either party, by notice to the other, be submitted to arbitration by the American Arbitration Association or its successor, in Greenville, South Carolina. Such arbitration shall be governed by the then existing rules of the American Arbitration Association and the laws of the State of South Carolina as then in effect. The expenses, including your reasonable attorneys' fees, in connection with such arbitration shall be borne by the Company.

                                  Ex. 1.H3-8

Mr. Monnie L. Broome
[    ], 1997
Page 9


  15. Validity; Effectiveness. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

  If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                          JPS TEXTILE GROUP, INC.

                                          By: _________________________________
                                              Name:  Jerry E. Hunter
                                              Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

_____________________________________
          Monnie L. Broome

                                  Ex. 1.H3-9

                                                                     EXHIBIT H4
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            JPS TEXTILE GROUP, INC.
                    555 NORTH PLEASANTBURG DRIVE, SUITE 202
                       GREENVILLE, SOUTH CAROLINA 29607

                                                                  [     ], 1997

Mr. Wm. Ellis Jackson
221 Wycliffe Drive
Greer, South Carolina 29650

Dear Ellis:

  We are writing with respect to your employment by JPS Textile Group, Inc. (the "Company") as Director of Taxes of the Company. The Company acknowledges and recognizes the value of your experience and abilities to the Company since the beginning of your employment with the Company, and desires to continue to retain and make secure for itself such experience and abilities on the terms and subject to the conditions set forth in this agreement ("the Agreement").

  1. Employment. The Company agrees to employ you and you agree to be employed by the Company commencing on the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp. dated [INSERT DATE] (the "Effective Date") and ending on the third anniversary thereof (unless sooner terminated as hereinafter provided) (the "Employment Period"), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on the third anniversary of the Effective Date and each anniversary thereafter, the Employment Period shall automatically be extended for one additional year (the "Extended Employment Period") unless not later than the end of the Employment Period or the Extended Employment Period, as the case may be, the Company or you shall have given written notice to the other not to extend the Employment Period or any Extended Employment Period. Unless specifically provided to the contrary, the Employment Period shall be deemed to include any Extended Employment Period.

  2. Duties. (a) You shall be employed as the Director of Taxes of the Company. In such capacity, you shall serve as a senior executive officer of the Company and shall have the duties and responsibilities prescribed for such position by the By-Laws of the Company, and shall have such other duties and responsibilities as may from time to time be prescribed by the Board and are customarily performed by someone in your position, provided that such duties and responsibilities are consistent with your position as Director of Taxes of the Company. In the performance of your duties, you shall be subject to the supervision and direction of the Chief Executive Officer of the Company.

  (b) Subject to the terms of your employment hereunder, you shall devote such time as is reasonably necessary to the proper performance of your duties and responsibilities as Director of Taxes of the Company. You hereby represent and warrant to the Company that, except as described above, you have no obligations under any existing employment or service agreement and that your performance of the services required of you hereunder will not conflict with your other existing obligations described above.

  3. Compensation.

  (a)(i) Base Salary. During the term of your employment hereunder, the Company shall pay you, and you shall accept from the Company for your services, a salary at the rate of not less than $103,000 per year (the "Base Salary"), payable in accordance with the Company's policy with respect to the compensation of executives. The Board shall annually review your performance and determine, in its sole discretion, whether or not to increase your Base Salary and, if so, the amount of such increase.

                                  Ex. 1.H4-1

Mr. Wm. Ellis Jackson
[    ], 1997
Page 2

    (ii) Bonus. In addition to your Base Salary, unless you voluntarily terminate your employment for other than Good Reason (as hereinafter defined), or are terminated by the Company for Cause (as hereinafter defined), you will be eligible to participate in the 1997 Management Incentive Bonus Plan (the "1997 Bonus Plan") and receive a bonus in an amount and based upon the attainment of the performance goals specified therein. The Board shall establish a performance-based annual bonus program for senior executives of the Company including you for fiscal years after 1997 (a "Future Bonus Plan") and award you an annual bonus opportunity thereunder which is not less favorable than the opportunity provided pursuant to the 1997 Bonus Plan without restricting the discretion of the Board to set reasonable targets and criteria for such incentive compensation.

    (iii) Retention Grant. In addition to your Base Salary, you will receive on the Effective Date a cash payment in the amount of $38,129 and 4,888 shares of common stock of the Company.

    (iv) Incentive Compensation and Other Plans. During the term of your employment hereunder, you shall participate in any incentive compensation (including stock options, restricted stock and/or other long-term incentive compensation), deferred compensation, savings and retirement plans, practices, policies and programs as adopted and approved by the Board from time to time.

  (b) Reimbursement of Expenses. During your employment, you will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing your services hereunder, provided that you properly account therefor in accordance with Company policy.

  4. Vacations. During your employment, you shall be entitled to reasonable vacations from time to time in accordance with the regular procedures of the Company governing senior executives. You shall also be entitled to all paid holidays given by the Company to its senior executives.

  5. Participation in Benefit Plans. You shall be entitled to participate in and to receive benefits under all the Company's employee benefit plans and arrangements in effect on the date hereof, and you shall also be entitled to participate in or receive benefits under any pension or retirement plan, savings plan, or health-and-accident plan made available by the Company in the future to its senior executives and other key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and provided that you meet the eligibility requirements thereof.

  6. Other Offices. You further agree to serve without additional compensation, if elected or appointed thereto, as an officer or director of any of the Company's subsidiaries or affiliates.

  7. Termination.

  (a) Death. Your employment hereunder shall terminate upon your death.

  (b) Disability. In the event of your permanent disability (as hereinafter defined) during the term of your employment hereunder, the Company shall have the right, upon written notice to you, to terminate your employment hereunder, effective upon the giving of such notice. For purposes hereof, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period of 150 consecutive days or for shorter periods aggregating 150 days during any period of twelve (12) consecutive months.

  (c) Cause. The Company may terminate your employment hereunder for "Cause." For purposes hereof, termination for "Cause" shall mean termination after:

    (i) your violation of any of the provisions of paragraph 9 hereof;

                                  Ex. 1.H4-2

Mr. Wm. Ellis Jackson
[    ], 1997
Page 3


    (ii) your commission of an intentional act of fraud, embezzlement, theft or dishonesty against the Company or its affiliates;

    (iii) your conviction of (or pleading by you of nolo contendere to) any crime which constitutes a felony or misdemeanor involving moral turpitude or which might, in the reasonable opinion of the Company, cause embarrassment to the Company; or

    (iv) the gross neglect or willful failure by you to perform your duties and responsibilities in all material respects as set forth in paragraph 2 hereof, if such breach of duty is not cured within 30 days after written notice thereof to you by the Board.

  For purposes of clause (iv), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

  (d) Termination by You. You may terminate your employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) any assignment to you of any duties (other than incident to a promotion) materially different than or in addition to those contemplated by, or any limitation of your powers or in any respect not contemplated by, paragraph 2 hereof, provided that you first deliver written notice thereof to the Chairman of the Board and the Company shall have failed to cure such non-permitted assignment or limitation within thirty (30) days after receipt of such written notice, (B) a reduction in your rate of base salary or the failure to maintain incentive bonus arrangements substantially similar in earnings potential to those in effect on the Effective Date, or a material reduction in your fringe benefits or any other material failure by the Company to comply with paragraphs 3 through 5 hereof, provided that you first deliver written notice thereof to the Chairman of the Board and the Company shall have failed to cure such reduction or failure within thirty (30) days after receipt of such written notice, (C) your being required to relocate your principal residence from its existing location without your consent, or (D) upon notice by the Company as set forth in paragraph 1 hereof not to extend the Employment Period.

    For purposes of this Agreement, a "Change in Control" means the occurrence of any one of the following events following the Effective Date (other than the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp.): (a) any person or other entity (other than any of the Company's subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (b) the sale of all or substantially all of the property or assets of the Company (other than a sale to any of the Company's subsidiaries), (c) the consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries or in which the Company is the surviving corporation), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the voting stock of the surviving entity immediately following the occurrence of such consolidation or merger, or (d) a change in the Board occurring with the result that the members of the Board on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors (other than you if you are a Director) shall be considered an Incumbent Director for purposes hereof.

  (e) Notice. Any termination by the Company pursuant to paragraphs 7(b) or 7(c) above or by you pursuant to paragraph 7(d) above shall be communicated by written Notice of Termination to the other party hereto. For purposes hereof, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                                  Ex. 1.H4-3

Mr. Wm. Ellis Jackson
[    ], 1997
Page 4


  (f) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated by your death, the date of your death, and (ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given.

  8. Compensation Upon Termination of Employment or During Disability.

  Subject to paragraph 8(e) below:

  (a) Death. If your employment shall be terminated by reason of your death, the Company shall pay or grant, to such person as you shall designate in a notice filed with the Company, or, if no such person shall be designated, to your estate as a lump sum death benefit, (i) an amount equal to any accrued but unpaid Base Salary at the time of your death, plus an additional payment equal to your Base Salary for the period from such date through the end of the month following the month in which you die, (ii) an amount equal to any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your death occurs; and (iii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your death occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your death occurs are met. In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your death and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. This amount and these benefits shall be exclusive of and in addition to any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan maintained by the Company. Your designated beneficiary or the executor of your estate, as the case may be, shall accept the payment provided for in this paragraph 8 in full discharge and release of the Company of and from any further obligations under this Agreement.

  (b) Disability. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full Base Salary until your employment is terminated pursuant to paragraph 7(b) hereof. If your employment is terminated by the Company pursuant to paragraph 7(b), the Company shall pay to you in a lump sum payment, an amount equal to (i) any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your disability occurs; and (ii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your disability occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your disability occurs are met. In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your disability and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. During any such period and thereafter you shall continue to bear the obligations provided for in paragraph 9 below in accordance with the terms of such paragraph 9.

  (c) Cause or Other Than Good Reason. If your employment shall be terminated for Cause or you shall terminate your employment other than for Good Reason, the Company shall be discharged and released of and from any further obligations under this Agreement except for any Base Salary through the Date of Termination or the date on which you terminate your employment at the rate in effect at the time Notice of Termination is given or the date on which you terminate your employment, to the extent required by law. Thereafter you shall continue to have the obligations provided for in paragraph 9 below. Nothing contained herein shall be deemed to be a waiver by the Company of any rights that it may have against you in respect of your actions which gave rise to the termination of your employment for Cause or for any reason other than for Good Reason.

                                  Ex. 1.H4-4

Mr. Wm. Ellis Jackson
[    ], 1997
Page 5


  (d) Other Than for Cause or For Good Reason. If the Company shall terminate your employment other than pursuant to paragraphs 7(b) or 7(c) hereof or if you shall terminate your employment for Good Reason, then:

    (i) The Company shall continue to pay you your Base Salary, at the rate in effect at the time that the Notice of Termination is given in accordance with paragraph 7(e) hereof, without interest through the later of (A) the third anniversary of the Effective Date and (B) one year from the Date of Termination, in accordance with normal payroll practices; provided, however, that in the event of your death prior to the expiration of payment hereunder your estate or beneficiary shall receive the remaining amount hereunder in a lump sum payment;

    (ii) The Company shall pay you an amount equal to the sum of (A) any bonus earned as of the Date of Termination under the 1997 Bonus Plan or any Future Bonus Plan for a fiscal year ending prior to the Date of Termination but not paid as of such date, (B) a pro rata portion (based on the number of days worked) of the target bonus (not in excess of twenty-five percent (25%) of your Base Salary) payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met) and (C) an amount equal to your target bonus (not in excess of twenty-five percent (25%) of your Base Salary) under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met), multiplied by (1) if the Date of Termination is during the initial three year Employment Period, the greater of (x) the number (not in excess of three) of years and fractions of years remaining in the initial three year Employment Period or (y) one or (2) if the Date of Termination is during any Extended Employment Period, one;

    (iii) You shall become fully vested in any stock options, with such options remaining exercisable for six months from the date of your termination of employment; and

    (iv) The Company shall maintain in full force and effect, for your continued benefit for twenty-four months after termination of employment, all employee benefit plans and programs providing health and/or life insurance benefits in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with comparable benefits under a mirror benefit plan. Notwithstanding the above, if you are employed by a new employer and are eligible to receive comparable coverage from such employer (including the waiver of any pre-existing condition limitation) at a comparable cost to you, you shall no longer be eligible to receive coverage under this paragraph.

  (e) Parachute Payment. Notwithstanding anything herein to the contrary, if any of the payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (such payments or benefits being hereinafter referred to as the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the payments under this paragraph 8 hereof shall be reduced (by the minimal amount necessary) so that no portion of the Total Payments is subject to the Excise Tax.

  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the "Tax Counsel") selected

                                  Ex. 1.H4-5

Mr. Wm. Ellis Jackson
[    ], 1997
Page 6

by the Company and reasonably acceptable by you, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of
Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and
(iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

  9. Restrictive Covenants and Confidentiality; Injunctive Relief.

  (a) You agree, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under paragraph 3 hereof, that during the term of your employment, except for a termination of employment without Cause or for Good Reason, hereunder and during the further period of one (1) year after the termination of such employment, you shall not, without the prior written approval of the Board, directly or indirectly through any other person, firm or corporation:

    (i) Solicit, raid, entice or induce any person, firm or corporation that presently is or at any time during the term of your employment hereunder shall be a customer of the Company, or any of its subsidiary companies, to become a customer of any other person, firm or corporation, and you shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

    (ii) Solicit, raid, entice or induce any person that presently is or at any time during the term of your employment hereunder shall be an employee of the Company, or any of its subsidiary companies, to become employed by any person, firm or corporation, and you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

    (iii) Engage, participate, make any financial investment in, or become employed by any person, firm, corporation or other business enterprise in the United States which is engaged, directly or indirectly, during the term of your employment or at the time of your termination of employment, as the case may be, which (x) derives in excess of 20% of its gross revenues from the sale of products substantially the same as the products of the Company and/or any of its subsidiary companies or (y) has substantially the same customer base for the same products as the Company and/or any of its subsidiary companies. The foregoing covenant shall not be construed to preclude you from making any investments in the securities of any company, whether or not engaged in competition with the Company and/or any of its subsidiary companies, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, you do not beneficially own securities representing more than 5% of the combined voting power of the voting securities of such company.

  (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Company's and its subsidiary companies' business methods, systems, plans and policies which you shall hereafter establish, receive or obtain as an employee of the Company or its subsidiary companies, are valuable and unique assets of the respective businesses of the Company and its subsidiary companies, you agree that, during and after the term of your employment hereunder, you shall not (otherwise than pursuant to your duties hereunder) disclose or use, without the prior written approval of the Board, any such knowledge or information pertaining to the Company or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this paragraph 9 shall not apply to information which is or shall become generally known to the

                                  Ex. 1.H4-6

Mr. Wm. Ellis Jackson
[    ], 1997
Page 7

public or the trade (except by reason of your breach of your obligations hereunder), information which is or shall become available in trade or other publications, information known to you prior to entering the employ of the Company, and information which you are required to disclose by law or an order of a court of competent jurisdiction (provided that prior to your disclosure of any such information you shall provide the Company with reasonable notice and a reasonable opportunity to seek a protective order to prevent such disclosure).

  (c) The provisions of paragraph 9(b) above shall survive the termination of your employment hereunder, irrespective of the reason therefor.

  (d) You acknowledge that the services to be rendered by you are of a special, unique and extraordinary character and, in connection with such services, you will have access to confidential information vital to the Company's and its subsidiary companies' businesses. By reason of this, you consent and agree that if you violate any of the provisions of this Agreement with respect to diversion of the Company's or its subsidiary companies' customers or employees, or confidentiality, the Company and its subsidiary companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement.

  10. Deductions and Withholdings. The Company shall be entitled to withhold any amounts payable under this Agreement on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities.

  11. Successors; Binding Agreement.

  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall include any successor to the Company's business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

  (b) This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. Your obligations hereunder may not be delegated and except as otherwise provided herein relating to the designation of a devisee, legatee or other designee, you may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of your rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

  12. Notice. For purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                                  Ex. 1.H4-7

Mr. Wm. Ellis Jackson
[    ], 1997
Page 8


  If to you:

    Mr. Wm. Ellis Jackson
    221 Wycliffe Drive
    Greer, South Carolina 29650

  If to the Company:

    JPS Textile Group, Inc.
    555 North Pleasantburg Drive, Suite 202
    Greenville, South Carolina 29607
    Attention: Chairman of the Board

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the complete understanding between the parties with respect to your employment and supersedes any other prior oral or written agreements, arrangements or understandings between you and the Company. This Agreement amends, restates and supersedes any existing employment, retention, severance and change-in-control agreements (collectively, the "Prior Agreements") between you and the Company and/or any of its subsidiary companies upon the Effective Date, and any and all claims under or in respect of the Prior Agreements that you may have or assert shall, as of the Effective Date, be governed by, and completely satisfied and discharged in accordance with, the terms and conditions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Carolina.

  14. Arbitration. All differences, claims or matters in dispute arising out of this Agreement, the breach hereof or otherwise arising between the Company or any of its affiliates and you shall, at the election of either party, by notice to the other, be submitted to arbitration by the American Arbitration Association or its successor, in Greenville, South Carolina. Such arbitration shall be governed by the then existing rules of the American Arbitration Association and the laws of the State of South Carolina as then in effect. The expenses, including your reasonable attorneys' fees, in connection with such arbitration shall be borne by the Company.

  15. Validity; Effectiveness. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


                                  Ex. 1.H4-8

Mr. Wm. Ellis Jackson
[    ], 1997
Page 9

  If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                          JPS Textile Group, Inc.

                                          By: _________________________________
                                              Name:  Jerry E. Hunter
                                              Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

_____________________________________
          Wm. Ellis Jackson

                                  Ex. 1.H4-9

                                                                     EXHIBIT H5
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            JPS TEXTILE GROUP, INC.
                    555 NORTH PLEASANTBURG DRIVE, SUITE 202
                       GREENVILLE, SOUTH CAROLINA 29607

                                                                  [     ], 1997

Mr. L. Allen Ollis
406 Keenan Orchard Drive
Mauldin, South Carolina 29662

Dear Allen:

  We are writing with respect to your employment by JPS Textile Group, Inc. (the "Company") as Controller of the Company. The Company acknowledges and recognizes the value of your experience and abilities to the Company since the beginning of your employment with the Company, and desires to continue to retain and make secure for itself such experience and abilities on the terms and subject to the conditions set forth in this agreement (the "Agreement").

  1. Employment. The Company agrees to employ you and you agree to be employed by the Company commencing on the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp., dated [insert date] (the "Effective Date") and ending on the third anniversary thereof (unless sooner terminated as hereinafter provided) (the "Employment Period"), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on the third anniversary of the Effective Date and each anniversary thereafter, the Employment Period shall automatically be extended for one additional year (the "Extended Employment Period") unless not later than the end of the Employment Period or the Extended Employment Period, as the case may be, the Company or you shall have given written notice to the other not to extend the Employment Period or any Extended Employment Period. Unless specifically provided to the contrary, the Employment Period shall be deemed to include any Extended Employment Period.

  2. Duties. (a) You shall be employed as the Controller of the Company. In such capacity, you shall serve as a senior executive officer of the Company and shall have the duties and responsibilities prescribed for such position by the By-Laws of the Company, and shall have such other duties and responsibilities as may from time to time be prescribed by the Board and are customarily performed by someone in your position, provided that such duties and responsibilities are consistent with your position as Controller of the Company. In the performance of your duties, you shall be subject to the supervision and direction of the Chief Executive Officer of the Company.

  (b) Subject to the terms of your employment hereunder, you shall devote such time as is reasonably necessary to the proper performance of your duties and responsibilities as Controller of the Company. You hereby represent and warrant to the Company that, except as described above, you have no obligations under any existing employment or service agreement and that your performance of the services required of you hereunder will not conflict with your other existing obligations described above.

  3. Compensation.

  (a)(i) Base Salary. During the term of your employment hereunder, the Company shall pay you, and you shall accept from the Company for your services, a salary at the rate of not less than $95,000 per year (the "Base Salary"), payable in accordance with the Company's policy with respect to the compensation of executives. The Board shall annually review your performance and determine, in its sole discretion, whether or not to increase your Base Salary and, if so, the amount of such increase.

                                  Ex. 1.H5-1

Mr. L. Allen Ollis
[    ], 1997
Page 2


    (ii) Bonus. In addition to your Base Salary, unless you voluntarily terminate your employment for other than Good Reason (as hereinafter defined), or are terminated by the Company for Cause (as hereinafter defined), you will be eligible to participate in the 1997 Management Incentive Bonus Plan (the "1997 Bonus Plan") and receive a bonus in an amount and based upon the attainment of the performance goals specified therein. The Board shall establish a performance-based annual bonus program for senior executives of the Company including you for fiscal years after 1997 (a "Future Bonus Plan") and award you an annual bonus opportunity thereunder which is not less favorable than the opportunity provided pursuant to the 1997 Bonus Plan without restricting the discretion of the Board to set reasonable targets and criteria for such incentive compensation.

    (iii) Retention Grant. In addition to your Base Salary, you will receive on the Effective Date a cash payment in the amount of $14,372 and 1,843 shares of common stock of the Company.

    (iv) Incentive Compensation and Other Plans. During the term of your employment hereunder, you shall participate in any incentive compensation (including stock options, restricted stock and/or other long-term incentive compensation), deferred compensation, savings and retirement plans, practices, policies and programs as adopted and approved by the Board from time to time.

  (b) Reimbursement of Expenses. During your employment, you will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing your services hereunder, provided that you properly account therefor in accordance with Company policy.

  4. Vacations. During your employment, you shall be entitled to reasonable vacations from time to time in accordance with the regular procedures of the Company governing senior executives. You shall also be entitled to all paid holidays given by the Company to its senior executives.

  5. Participation in Benefit Plans. You shall be entitled to participate in and to receive benefits under all the Company's employee benefit plans and arrangements in effect on the date hereof, and you shall also be entitled to participate in or receive benefits under any pension or retirement plan, savings plan, or health-and-accident plan made available by the Company in the future to its senior executives and other key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and provided that you meet the eligibility requirements thereof.

  6. Other Offices. You further agree to serve without additional compensation, if elected or appointed thereto, as an officer or director of any of the Company's subsidiaries or affiliates.

  7. Termination.

  (a) Death. Your employment hereunder shall terminate upon your death.

  (b) Disability. In the event of your permanent disability (as hereinafter defined) during the term of your employment hereunder, the Company shall have the right, upon written notice to you, to terminate your employment hereunder, effective upon the giving of such notice. For purposes hereof, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period of 150 consecutive days or for shorter periods aggregating 150 days during any period of twelve (12) consecutive months.

  (c) Cause. The Company may terminate your employment hereunder for "Cause." For purposes hereof, termination for "Cause" shall mean termination after:

    (i) your violation of any of the provisions of paragraph 9 hereof;

                                  Ex. 1.H5-2

Mr. L. Allen Ollis
[    ], 1997
Page 3


    (ii) your commission of an intentional act of fraud, embezzlement, theft or dishonesty against the Company or its affiliates;

    (iii) your conviction of (or pleading by you of nolo contendere rto) any crime which constitutes a felony or misdemeanor involving moral turpitude or which might, in the reasonable opinion of the Company, cause embarrassment to the Company; or

    (iv) the gross neglect or willful failure by you to perform your duties and responsibilities in all material respects as set forth in paragraph 2 hereof, if such breach of duty is not cured within 30 days after written notice thereof to you by the Board.

For purposes of clause (iv), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

  (d) Termination by You. You may terminate your employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) any assignment to you of any duties (other than incident to a promotion) materially different than or in addition to those contemplated by, or any limitation of your powers or in any respect not contemplated by, paragraph 2 hereof, provided that you first deliver written notice thereof to the Chairman of the Board and the Company shall have failed to cure such non-permitted assignment or limitation within thirty (30) days after receipt of such written notice, (B) a reduction in your rate of base salary or the failure to maintain incentive bonus arrangements substantially similar in earnings potential to those in effect on the Effective Date, or a material reduction in your fringe benefits or any other material failure by the Company to comply with paragraphs 3 through 5 hereof, provided that you first deliver written notice thereof to the Chairman of the Board and the Company shall have failed to cure such reduction or failure within thirty (30) days after receipt of such written notice, (C) your being required to relocate your principal residence from its existing location without your consent, or (D) upon notice by the Company as set forth in paragraph 1 hereof not to extend the Employment Period.

    For purposes of this Agreement, a "Change in Control" means the occurrence of any one of the following events following the Effective Date (other than the consummation of the Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp.): (a) any person or other entity (other than any of the Company's subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (b) the sale of all or substantially all of the property or assets of the Company (other than a sale to any of the Company's subsidiaries), (c) the consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries or in which the Company is the surviving corporation), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the voting stock of the surviving entity immediately following the occurrence of such consolidation or merger, or (d) a change in the Board occurring with the result that the members of the Board on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors (other than you if you are a Director) shall be considered an Incumbent Director for purposes hereof.

  (e) Notice. Any termination by the Company pursuant to paragraphs 7(b) or 7(c) above or by you pursuant to paragraph 7(d) above shall be communicated by written Notice of Termination to the other party

                                  Ex. 1.H5-3

Mr. L. Allen Ollis
[    ], 1997
Page 4

hereto. For the purposes hereof, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

  (f) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated by your death, the date of your death, and (ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given.

  8. Compensation Upon Termination of Employment or During Disability.

  Subject to paragraph 8(e) below:

  (a) Death. If your employment shall be terminated by reason of your death, the Company shall pay or grant, to such person as you shall designate in a notice filed with the Company, or, if no such person shall be designated, to your estate as a lump sum death benefit, (i) an amount equal to any accrued but unpaid Base Salary at the time of your death, plus an additional payment equal to your Base Salary for the period from such date through the end of the month following the month in which you die, (ii) an amount equal to any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your death occurs; and (iii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your death occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your death occurs are met. In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your death and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. This amount and these benefits shall be exclusive of and in addition to any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan maintained by the Company. Your designated beneficiary or the executor of your estate, as the case may be, shall accept the payment provided for in this paragraph 8 in full discharge and release of the Company of and from any further obligations under this Agreement.

  (b) Disability. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full Base Salary until your employment is terminated pursuant to paragraph 7(b) hereof. If your employment is terminated by the Company pursuant to paragraph 7(b), the Company shall pay to you in a lump sum payment, an amount equal to (i) any accrued but unpaid bonus under the 1997 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your disability occurs; and (ii) a pro rata portion (based on the number of days worked) of the bonus payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the year in which your disability occurs based upon the assumption that the performance goals established under the applicable program with respect to the entire year in which your disability occurs are met. In addition, you shall retain all stock options that are vested in accordance with the terms of the stock option plan and grant letter controlling such stock options, with such options remaining exercisable for six months from the date of your disability and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. During any such period and thereafter you shall continue to bear the obligations provided for in paragraph 9 below in accordance with the terms of such paragraph 9.

  (c) Cause or Other Than Good Reason. If your employment shall be terminated for Cause or you shall terminate your employment other than for Good Reason, the Company shall be discharged and released of and from any further obligations under this Agreement except for any Base Salary through the Date of Termination or the date on which you terminate your employment at the rate in effect at the time Notice of Termination is

                                  Ex. 1.H5-4

Mr. L. Allen Ollis
[    ], 1997
Page 5

given or the date on which you terminate your employment, to the extent required by law. Thereafter you shall continue to have the obligations provided for in paragraph 9 below. Nothing contained herein shall be deemed to be a waiver by the Company of any rights that it may have against you in respect of your actions which gave rise to the termination of your employment for Cause or for any reason other than for Good Reason.

  (d) Other Than for Cause or For Good Reason. If the Company shall terminate your employment other than pursuant to paragraphs 7(b) or 7(c) hereof or if you shall terminate your employment for Good Reason, then:

    (i) The Company shall continue to pay you your Base Salary, at the rate in effect at the time that the Notice of Termination is given in accordance with paragraph 7(e) hereof, without interest through the later of (A) the third anniversary of the Effective Date and (B) one-year from the Date of Termination, in accordance with normal payroll practices; provided, however, that in the event of your death prior to the expiration of payment hereunder your estate or beneficiary shall receive the remaining amount hereunder in a lump sum payment;

    (ii) The Company shall pay you an amount equal to the sum of (A) any bonus earned as of the Date of Termination under the 1997 Bonus Plan or any Future Bonus Plan for a fiscal year ending prior to the Date of Termination but not paid as of such date, (B) a pro rata portion (based on the number of days worked) of the target bonus (not in excess of twenty-five percent (25%) of your Base Salary) payable under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met) and (C) an amount equal to your target bonus (not in excess of twenty-five percent (25%) of your Base Salary) under the 1997 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met), multiplied by (1) if the Date of Termination is during the initial three year Employment Period, the greater of (x) the number (not in excess of three) of years and fractions of years remaining in the initial three year Employment Period or (y) one or (2) if the Date of Termination is during any Extended Employment Period, one;

    (iii) You shall become fully vested in any stock options, with such options remaining exercisable for six months from the date of your termination of employment; and

    (iv) The Company shall maintain in full force and effect, for your continued benefit for twenty-four months after termination of employment, all employee benefit plans and programs providing health and/or life insurance benefits in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with comparable benefits under a mirror benefit plan. Notwithstanding the above, if you are employed by a new employer and are eligible to receive comparable coverage from such employer (including the waiver of any pre-existig condition limitation) at a comparable cost to you, you shall no longer be eligible to receive coverage under this paragraph.

  (e) Parachute Payment. Notwithstanding anything herein to the contrary, if any of the payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (such payments or benefits being hereinafter referred to as the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the payments under this paragraph 8 hereof shall be reduced (by the minimal amount necessary) so that no portion of the Total Payments is subject to the Excise Tax.

                                  Ex. 1.H5-5

Mr. L. Allen Ollis
[    ], 1997
Page 6


  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the "Tax Counsel") selected by the Company and reasonably acceptable by you, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

  9. Restrictive Covenants and Confidentiality; Injunctive Relief.

  (a) You agree, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under paragraph 3 hereof, that during the term of your employment, except for a termination of employment without Cause or for Good Reason, hereunder and during the further period of one (1) year after the termination of such employment, you shall not, without the prior written approval of the Board, directly or indirectly through any other person, firm or corporation:

    (i) Solicit, raid, entice or induce any person, firm or corporation that presently is or at any time during the term of your employment hereunder shall be a customer of the Company, or any of its subsidiary companies, to become a customer of any other person, firm or corporation, and you shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

    (ii) Solicit, raid, entice or induce any person that presently is or at any time during the term of your employment hereunder shall be an employee of the Company, or any of its subsidiary companies, to become employed by any person, firm or corporation, and you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

    (iii) engage, participate, make any financial investment in, or become employed by any person, firm, corporation or other business enterprise in the United States which is engaged, directly or indirectly, during the term of your employment or at the time of your termination of employment, as the case may be, which (x) derives in excess of 20% of its gross revenues from the sale of products substantially the same as the products of the Company and/or any of its subsidiary companies or (y) has substantially the same customer base for the same products as the Company and/or any of its subsidiary companies. The foregoing covenant shall not be construed to preclude you from making any investments in the securities of any company, whether or not engaged in competition with the Company and/or any of its subsidiary companies, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, you do not beneficially own securities representing more than 5% of the combined voting power of the voting securities of such company.

  (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Company's and its subsidiary companies' business methods, systems, plans and policies which you shall hereafter establish, receive or obtain as an employee of the Company or its subsidiary companies, are valuable and unique assets of the respective businesses of the Company and its subsidiary companies, you agree that, during and after the term of your employment hereunder, you shall not (otherwise than pursuant to your duties hereunder) disclose or use, without the prior written approval of the Board, any

                                  Ex. 1.H5-6

Mr. L. Allen Ollis
[    ], 1997
Page 7

such knowledge or information pertaining to the Company or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this paragraph 9 shall not apply to information which is or shall become generally known to the public or the trade (except by reason of your breach of your obligations hereunder), information which is or shall become available in trade or other publications, information known to you prior to entering the employ of the Company, and information which you are required to disclose by law or an order of a court of competent jurisdiction (provided that prior to your disclosure of any such information you shall provide the Company with reasonable notice and a reasonable opportunity to seek a protective order to prevent such disclosure).

  (c) The provisions of paragraph 9(b) above shall survive the termination of your employment hereunder, irrespective of the reason therefor.

  (d) You acknowledge that the services to be rendered by you are of a special, unique and extraordinary character and, in connection with such services, you will have access to confidential information vital to the Company's and its subsidiary companies' businesses. By reason of this, you consent and agree that if you violate any of the provisions of this Agreement with respect to diversion of the Company's or its subsidiary companies' customers or employees, or confidentiality, the Company and its subsidiary companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement.

  10. Deductions and Withholdings. The Company shall be entitled to withhold any amounts payable under this Agreement on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities.

  11. Successors; Binding Agreement.

  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall include any successor to the Company's business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

  (b) This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. Your obligations hereunder may not be delegated, and except as otherwise provided herein relating to the designation of a devisee, legatee or other designee, you may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of your rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.


                                  Ex. 1.H5-7

Mr. L. Allen Ollis
[    ], 1997
Page 8

  12. Notice. For purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to you:

    Mr. L. Allen Ollis
    406 Keenan Orchard Drive
    Mauldin, South Carolina 29662

  If to the Company:

    JPS Textile Group, Inc.
    555 North Pleasantburg Drive, Suite 202
    Greenville, South Carolina 29607
    Attention: Chairman of the Board

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the complete understanding between the parties with respect to your employment and supersedes any other prior oral or written agreements, arrangements or understandings between you and the Company. This Agreement amends, restates and supersedes any existing employment, retention, severance and change-in-control agreements (collectively, the "Prior Agreements") between you and the Company and/or any of its subsidiary companies upon the Effective Date, and any and all claims under or in respect of the Prior Agreements that you may have or assert shall, as of the Effective Date, be governed by, and completely satisfied and discharged in accordance with, the terms and conditions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Carolina.

  14. Arbitration. All differences, claims or matters in dispute arising out of this Agreement, the breach hereof or otherwise arising between the Company or any of its affiliates and you shall, at the election of either party, by notice to the other, be submitted to arbitration by the American Arbitration Association or its successor, in Greenville, South Carolina. Such arbitration shall be governed by the then existing rules of the American Arbitration Association and the laws of the State of South Carolina as then in effect. The expenses, including your reasonable attorneys' fees, in connection with such arbitration shall be borne by the Company.

  15. Validity; Effectiveness. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


                                  Ex. 1.H5-8

Mr. L. Allen Ollis
[    ], 1997
Page 9

  If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                          JPS Textile Group, Inc.

                                          By: _________________________________
                                              Name:Jerry E. Hunter
                                              Title:Chief Executive Officer

ACCEPTED AND AGREED TO:

_______________________________________
            L. Allen Ollis

                                  Ex. 1.H5-9

                                                                       EXHIBIT I
                                                                TO JOINT PLAN OF
                                                                  REORGANIZATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          DIRECTORS OF REORGANIZED JPS

                     Chairman:   Jerry E. Hunter

                     Directors:  Robert J. Capozzi

                                 Jeffrey S. Deutschman

                                 Nicholas P. DiPaolo

                                 Michael L. Fulbright

                                 John M. Sullivan, Jr.

                                 David H. Taylor



                                   Ex. 1.I-1

                                                                      EXHIBIT J
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            JPS TEXTILE GROUP, INC.
                 1997 INCENTIVE AND CAPITAL ACCUMULATION PLAN

  1. Purpose. The JPS Textile Group, Inc. 1997 Incentive and Capital Accumulation Plan (the "Plan") is intended to align the interests of the Company's key employees and non-employee directors to those of its stockholders. The Incentive Plan is also intended to provide incentives which will attract, retain and motivate highly competent persons as key employees of JPS Textile Group, Inc. (the "Company") and of any subsidiary corporation now existing or hereafter formed or acquired, by providing them opportunities to acquire shares of the common stock, par value $1.00 per share, of the Company ("Common Stock") or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined below) described herein.

  2. Administration.

  (a) The Plan will be administered by a committee of the Board of Directors of the Company (the "Board") or a subcommittee of a committee of the Board (which may be the Company's Compensation Committee), appointed by the Board from among its members (the "Committee"), and shall be comprised solely of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) unless otherwise determined by the Board of Directors, "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits (as defined below) granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board of Directors, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's bad faith, gross negligence or willful misconduct.

  (b) The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees or non-employee directors have benefitted from the Plan, as determined by the Committee.

  3. Participants. Participants will consist of such key employees and non-employee directors of the Company and any subsidiary corporation of the Company as the Committee in its sole discretion determines to be in a position to impact the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once

                                   Ex. 1.J-1
designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

  4. Type of Benefits; Vesting. Benefits under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards, and (e) Stock Units (each as described below, and collectively, the "Benefits"). Stock Awards, Performance Awards, and Stock Units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 11 hereof. Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve (the "Agreements"); provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

  To the extent not otherwise provided for in a participant's Agreement and subject to provisions and limitations to the contrary contained herein, at the Committee's discretion, Benefits may vest based upon the achievement of performance-related goals, elapsed time or a combination of the achievement of performance-related goals and elapsed time.

  5. Common Stock Available Under the Plan. The aggregate number of shares of Common Stock that may be subject to Benefits, including Stock Options, granted under this Plan shall be 853,485 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 12 hereof. The maximum number of shares of Common Stock with respect to which Benefits may be granted or measured to any individual participant under the Plan during the term of the Plan shall not exceed 853,485, provided, however, that the maximum number of shares of Common Stock with respect to which Stock Options and Stock Appreciation Rights may be granted to an individual participant under the Plan during the term of the Plan shall not exceed 325,000 (in each case, subject to adjustments made in accordance with Section 12 hereof). Other than those shares of Common Stock subject to Benefits that are cancelled or terminated as a result of the Committee's exercise of its discretion with respect to Performance-Based Awards as provided for in Section 11 hereof, any shares of Common Stock subject to a Stock Option or Stock Appreciation Right which for any reason is cancelled or terminated without having been exercised, any shares subject to Stock Awards, Performance Awards or Stock Units which are forfeited, any shares subject to Performance Awards settled in cash or any shares delivered to the Company as part or full payment for the exercise of a Stock Option or Stock Appreciation Right shall again be available for Benefits under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Benefits but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Benefits (including the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights) that may be granted to any individual participant under the Plan.

  6. Stock Options. Stock Options will consist of awards from the Company that will enable the holder to purchase a specific number of shares of Common Stock, at set terms and at a fixed purchase price. Stock Options may be "incentive stock options" ("Incentive Stock Options"), within the meaning of
Section 422 of the Code, or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

    (a) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant; provided, however, subject to subsection (d) below, that the per-share exercise price shall not be less than 100% of the Fair Market Value (as defined below) of the Common Stock on the date the option is granted.

    (b) Payment of Exercise Price. The option exercise price may be paid in cash or, in the discretion of the Committee determined at the date of grant, by the delivery of shares of Common Stock of the Company

                                   Ex. 1.J-2
  then owned by the participant, by delivering to the Company an executed promissory note (or such other form of indebtedness) on such terms and conditions as the Committee shall determine in its sole discretion at the date of grant, or by a combination of these methods. In the discretion of the Committee determined at the date of grant, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, where, upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.

    (c) Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option agreement at the date of grant.

    (d) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are employees of the Company or any subsidiary corporation of the Company at the date of grant. The aggregate market value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any subsidiary corporation of the Company, unless the option price is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option. Notwithstanding anything to the contrary contained herein, no Incentive Stock Option may be exercised later than ten years after the date it is granted. In addition, no Incentive Stock Option shall be issued to a participant in tandem with a Nonqualified Stock Option.

  7. Stock Appreciation Rights. The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of, and without relation to, options. A Stock Appreciation Right means a right to receive a payment, in cash, Common Stock or a combination thereof, in an amount equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall be no less than the Fair Market Value), of such shares of Common Stock on the date the right is granted, all as determined by the Committee. Each Stock Appreciation Right shall be subject to such terms and conditions as the Committee shall impose from time to time.

  8. Stock Awards. The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor as additional compensation for services to the Company. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to re-acquire such shares for no consideration upon termination of the participant's employment or directorship

                                   Ex. 1.J-3
within specified periods, and may constitute Performance-Based Awards, as described below. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares. The participant may elect to defer, or the Committee may require or permit the deferral of, the receipt of Stock Awards upon such terms as the Committee deems appropriate.

  9. Performance Awards.

  (a) Performance Awards may be granted to participants at any time and from time to time, as shall be determined by the Committee. Performance Awards may, as determined by the Committee in its sole discretion, constitute Performance-Based Awards. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant. Such Performance Awards may be in the form of shares of Common Stock or Stock Units. Performance Awards may be awarded as short-term or long-term incentives. With respect to those Performance Awards that are intended to constitute Performance-Based Awards, the Committee shall set performance targets at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the participants, and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance.

  (b) With respect to those Performance Awards that are not intended to constitute Performance-Based Awards, the Committee shall have the authority at any time to make adjustments to performance targets for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

  (c) Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The participant may elect to defer, or the Committee may require or permit the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

  10. Stock Units.

  (a) The Committee may, in its discretion, grant Stock Units to participants hereunder. Stock Units may, as determined by the Committee in its sole discretion, constitute Performance-Based Awards. The Committee shall determine the criteria for the vesting of Stock Units. A Stock Unit granted by the Committee shall provide payment in shares of Common Stock at such time as the award agreement shall specify. Shares of Common Stock issued pursuant to this
Section 10 may be issued with or without other payments therefor as may be required by applicable law or such other consideration as may be determined by the Committee. The Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right (as defined below).

  (b) Upon vesting of a Stock Unit, unless the Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment under subsection (c) below, shares of Common Stock representing the Stock Units shall be distributed to the participant unless the Committee provides for the payment of the Stock Units in cash or partly in cash and partly in shares of Common Stock equal to the value of the shares of Common Stock which would otherwise be distributed to the participant.

  (c) Prior to the year with respect to which a Stock Unit may vest, the participant may elect not to receive Common Stock upon the vesting of such Stock Unit and for the Company to continue to maintain the Stock Unit on its books of account. In such event, the value of a Stock Unit shall be payable in shares of Common Stock pursuant to the agreement of deferral.


                                   Ex. 1.J-4

  (d) A "Stock Unit" means a notational account representing one share of Common Stock. A "Dividend Equivalent Right" means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units.

  11. Performance-Based Awards. Certain Benefits granted under the Plan may be granted in a manner such that the Benefits qualify for the performance-based compensation exemption of Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards are to be based upon one or more of the following factors: net sales, pre-tax income before allocation of corporate overhead and bonus, budget, earnings per share, net income, return on stockholders' equity, return on assets, appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company, market share, gross profits, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and comparisons with various stock market indices, reductions in costs or any combination of the foregoing. With respect to Performance-Based Awards, (i) the Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed) and (ii) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied. With respect to any Benefits intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Committee may reduce or eliminate the number of shares of Common Stock or cash granted or the number of shares of Common Stock vested upon the attainment of such performance goal.

  12. Adjustment Provisions; Change in Control.

  (a) If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Appreciation Right such that each such Stock Option and Stock Appreciation Right shall thereafter be exercisable for such securities, cash and/or other property as the holder of such Stock Option or Stock Appreciation Right would have had immediately after such change or distribution had such Stock Option or Stock Appreciation Right been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of participants' rights under the Plan, the Committee will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the exercisability and vesting pensions of such Benefits, the number and kind of shares subject to outstanding Benefits, the exercise price applicable to outstanding Benefits, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Benefits. Appropriate adjustments may also be made by the Committee in the terms of any Benefits under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods. In addition, other than with respect to Stock Options, Stock Appreciation Rights and other awards intended to constitute Performance-Based Awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, (i) any adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an incentive stock option for purposes of Section 422 of the Code.

                                   Ex. 1.J-5

  (b) In the event of a Change in Control (as defined below), the Committee, in its discretion, may take such actions as it deems appropriate with respect to outstanding Benefits, including, without limitation, accelerating the exercisability or vesting of such Benefits.

  The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Stock Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

  For purposes of this Section 12(b), unless otherwise provided for in a participant's Agreement, a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

    (A) Any person or other entity (other than any of the Company's subsidiaries), including any person as defined in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company; or

    (B) A change in the Board occurring with the result that the members of the Board on the date of consummation of the confirmed Joint Plan of Reorganization of the Company and its wholly owned subsidiary JPS Capital Corp. under Chapter 11 of the Bankruptcy Code (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof; or

    (C) The sale of all or substantially all of the property or assets of the Company (other than a sale to any of the Company's subsidiaries); or

    (D) The consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries or in which the Company is the surviving corporation), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the voting stock of the surviving entity immediately following the occurrence of such consolidation or merger.

  13. Transferability. Each Benefit granted under the Plan to a participant (other than a Benefit that is no longer subject to any restrictions, including vesting, and that has been exercised or otherwise is wholly-owned by a participant) shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant's lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in such option or right at the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit other than an Incentive Stock Option may permit the transferability of a Benefit by a participant solely to the participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons.

  14. Other Provisions. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines, at the date of grant, appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, for the installment exercise of Stock Appreciation Rights, to assist the participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other

                                   Ex. 1.J-6
disposition of, Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of Benefits in the event of a change in control of the Company, for the payment of the value of Benefits to participants in the event of a change in control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant's employment or directorship in addition to those specifically provided for under the Plan.

  15. Fair Market Value. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price of the Company's Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Company's Common Stock is readily tradeable on a national securities exchange or other market system, and if the Company's Common Stock is not readily tradeable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Stock of the Company.

  16. Withholding. All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

  17. Tenure. A participant's right, if any, to continue to serve the Company as a director, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

  18. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

  19. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

  20. Duration, Amendment and Termination. No Benefit shall be granted more than ten years after the Effective Date; provided, however, that the terms and conditions applicable to any Benefit granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no action authorized by this Section 20 shall reduce the amount of any existing Benefit or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (i) increase the total number

                                   Ex. 1.J-7
of shares which may be issued under the Plan or the maximum number of shares with respect to Stock Options, Stock Appreciation Rights and other Benefits that may be granted to any individual under the Plan or (ii) modify the requirements as to eligibility for Benefits under the Plan; provided, however, that no amendment may be made without approval of the stockholders of the Company if the amendment will disqualify any Incentive Stock Options granted hereunder.

  21. Governing Law. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

  22. Effective Date. (a) The Plan shall be effective on the date on which it is adopted by the Board (the "Effective Date") without further corporate action by the Board or any of its subsidiaries or the holders of Common Stock. The Committee shall not grant any Benefits under the Plan until the date of consummation of the confirmed Joint Plan of Reorganization of the Company and its wholly owned subsidiary, JPS Capital Corp., under chapter 11 of the Bankruptcy Code.

  (b) This Plan shall terminate on the ten-year anniversary of the Effective Date (unless sooner terminated by the Committee).

                                   Ex. 1.J-8

                                                                      EXHIBIT K
                                                               TO JOINT PLAN OF
                                                                 REORGANIZATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  REGISTRATION RIGHTS AGREEMENT, dated as of      , 1997, by and among JPS
TEXTILE GROUP, INC., a Delaware corporation (the "Company"), and the parties listed on Annex A hereto (the "Initial Holders").

  This Agreement is being entered into pursuant to Article IV of the Joint Plan of Reorganization of the Company and JPS Capital Corp. under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization"). The Plan of Reorganization provides for the issuance of Common Stock (as hereinafter defined).

  The parties hereto desire to provide certain registration rights to the Initial Holders with respect to the shares of Common Stock.

  Accordingly, the parties hereto agree as follows:

1. Definitions

  As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

  "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

  "Common Stock" means any shares of Common Stock, par value $.01 per share, of the Company now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, or in exchange for, shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include a reference to the comparable section, if any, of any such similar Federal statute.

  "Holder" means a registered holder of Registrable Common Stock.

  "Initial Holders" has the meaning assigned to it in the preamble hereof.

  "Material Disclosure Event" means any pending or imminent event relating to the Company which, based on (i) the good faith, reasonable opinion of the Board of Directors of the Company and (ii) the advice of competent outside counsel to the Board of Directors of the Company, (x) requires disclosure of material, non-public information relating to such event in the Shelf Registration so that such registration statement would not be materially misleading, (y) is otherwise not required to be publicly disclosed at that time (e.g., on Form 8-K or Form 10-Q) under applicable federal or state securities laws, and (z) if publicly disclosed at the time of such event, would have a material adverse effect on the business and financial condition of the Company.

  "Other Holder" means any person or entity to whom the Company has granted or does grant registration rights.

  "Other Holder Registrable Common Stock" means the shares of Common Stock held by any Other Holder.

  "Person" means a corporation, an association, a partnership, an organization, a business, a trust, an individual, or any other entity or organization, including a government or political subdivision or an instrumentality or agency thereof.

  "Registrable Common Stock" means (i) the shares of Common Stock issued to an Initial Holder pursuant to the Plan of Reorganization or (ii) any Common Stock issued with respect to the Common Stock referred to in

                                   Ex. 1.K-1
clause (i) hereof by way of a stock dividend, stock split or reverse stock split or in connection with a combination of shares, recapitalization, merger, consolidation or otherwise. As to any particular Registrable Common Stock, such securities shall cease to be Registrable Common Stock when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require the registration under the Securities Act, or (iv) they shall have ceased to be outstanding.

  "Registration Expenses" means all expenses incident to the registration and disposition of the Registrable Common Stock pursuant to Section 2 hereof, including, without limitation, all registration, filing and applicable national securities exchange fees; all fees and expenses of complying with state securities or blue sky laws (including fees and disbursements of counsel to the underwriters or the Holders in connection with "blue sky" qualification of the Registrable Common Stock and determination of their eligibility for investment under the laws of the various jurisdictions); all duplicating and printing expenses; all messenger and delivery expenses; the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of "cold comfort" letters or, in connection with a registration pursuant to Section 2.3 only, any special audits required by, or incident to, such registration; all fees and disbursements of underwriters (other than underwriting discounts and commissions); all transfer taxes; and the reasonable fees and expenses of one counsel to the Holders; provided, however, that Registration Expenses shall exclude and the Holders shall pay underwriting discounts and commissions in respect of the Registrable Common Stock being registered.

  "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such similar federal statute.

2. Shelf Registration; Registration Under Securities Act, Etc.

  2.1 Shelf Registration

  Within 5 days following the date hereof, the Company shall file with the Commission, at the Company's expense, a "shelf" registration statement on any appropriate form pursuant to Rule 415 under the Securities Act covering all Registrable Common Stock (the "Shelf Registration"). The Company shall use its reasonable commercial efforts to have the Shelf Registration declared effective as promptly as practicable after such filing (but not later than 65 days after the date hereof) and to keep the Shelf Registration continuously effective three years following the date on which the Shelf Registration is declared effective (subject to Suspension Periods (as hereinafter defined) and extensions coincident with the length of such Suspension Periods) (the "Shelf Registration Period"). The Company shall, to the extent necessary, supplement or amend the Shelf Registration (in each case, at the Company's expense) to keep the Shelf Registration effective during the Shelf Registration Period. The Company further agrees to supplement or amend any Shelf Registration, as required by the registration form utilized by the Company, by the instructions applicable to such registration form or by the Securities Act or the rules and regulations thereunder or as reasonably requested by any Holder. The Company shall furnish to the Holders copies, in substantially the form proposed to be used and/or filed, of any such supplement or amendment at least 30 days prior to its being used and/or filed with the Commission. The Company hereby consents to the use (in compliance with applicable law) of the prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Common Stock in connection with the offering and sale of the Registrable Common Stock covered by the prospectus or any amendment or supplement thereto. The Company shall pay all Registration Expenses incurred in connection with the Shelf Registration, whether or not it becomes effective. In no event shall the Shelf Registration include securities other than Registrable Common Stock, unless the Holders of all Registrable Common Stock consent to such inclusion. Nothing herein shall obligate the Company to incur or pay for fees and disbursements of underwriters in connection with a distribution under the Shelf Registration.


                                   Ex. 1.K-2

  For purposes hereof, "Suspension Period" shall mean a period of time commencing on the date on which the Company provides notice that the Shelf Registration is no longer effective, that the prospectus included in the Shelf Registration no longer complies with the requirements therefor prescribed by
Section 10(a) of the Securities Act, or there is a Material Disclosure Event and the Board of Directors of the Company has elected (in its good faith reasonable judgment) to require the suspension of the sale by the Holder of Registrable Common Stock pursuant to the Shelf Registration, and shall end on the date when the Holder either receives copies of the supplemented or amended prospectus contemplated by Section 2.4(g) or such earlier time that the Holder is otherwise advised in writing by the Company that use of the prospectus may be resumed. The Holder agrees that it will not sell any Registrable Common Stock pursuant to the Shelf Registration during any Suspension Period. The Company agrees (i) that the Company will use its best efforts to ensure that there is not more than one Suspension Period in any 12-month period, (ii) to cause each Suspension Period to end as soon as reasonably practicable and
(iii) that no Suspension Period shall exceed 30 consecutive days. The Company further agrees that no other holder of any shares of the Company's capital stock will be permitted to sell any such shares of the Company's capital stock pursuant to a registration statement during a Suspension Period. If one or more Suspension Periods occur, the Shelf Registration Period shall be extended by such number of days coincident with the aggregate number of days included in all Suspension Periods.

  2.2 Registration on Request

    (a) Request

  Subject to the provisions of Section 2.2(h) below, (i) if the Shelf Registration remains continuously effective during the Shelf Registration Period in accordance with the terms hereof, at any time or from time to time after the expiration of the Shelf Registration Period and until the fifth anniversary hereof, or (ii) if for any reason the Shelf Registration does not become effective within 65 days after the date hereof or ceases to be effective at any time prior to the expiration of the Shelf Registration Period, at any time or from time to time after the date which is 65 days from the date hereof (if the Shelf Registration fails to become effective) or the date on which the Shelf Registration ceases to be effective, as the case may be, and until the fifth anniversary hereof, the Holders, individually and jointly, of more than 10% of issued and outstanding shares of Common Stock (the "Initiating Holders") shall have the right to require the Company to effect the registration under the Securities Act of all or part of the Registrable Common Stock held by such Initiating Holders, by delivering a written request therefor to the Company specifying the number of shares of Registrable Common Stock and the intended method of distribution. The Company shall promptly give written notice of such requested registration to all other Holders, and thereupon the Company shall, as expeditiously as possible, use its best efforts to (A) effect the registration under the Securities Act (including by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested in such request and if the Company is then eligible to use such a registration) of the Registrable Common Stock which the Company has been so requested to register by the Initiating Holders, and all other Registrable Common Stock which the Company has been requested to register by any other Holder (together with the Initiating Holders, the "Selling Holders") by written request given to the Company within 10 days after the giving of written notice by the Company, all to the extent necessary to permit distribution in accordance with the intended method of distribution set forth in the written request or requests delivered by the Selling Holders, and (B) if requested by the Selling Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

    (b) Registration of Other Securities

  Whenever the Company shall effect a registration pursuant to this Section 2.2, no securities (other than Registrable Common Stock) shall be included among the securities covered by such registration (i) if, in connection with an underwritten offering by any Selling Holders of Registrable Common Stock, the managing underwriter of such offering shall have advised the Company and the Selling Holders in writing that the inclusion of such other securities would adversely affect such offering or (ii), if such offering is not an underwritten offering, unless the Selling Holders of not less than 5% of the Registrable Common Stock to be covered by such registration shall have consented (which consent shall not be unreasonably withheld or delayed) in writing to the inclusion of such other securities.

                                   Ex. 1.K-3

    (c) Registration Statement Form

  Registrations under this Section 2.2 shall be on such appropriate registration form of the Commission as shall be selected by the Company and as shall be reasonably acceptable to the Selling Holders. The Company agrees to include in any such registration statement all information which, in the opinion of counsel to the Selling Holders and counsel to the Company, is required to be included.

    (d) Expenses

  The Company shall pay all Registration Expenses in connection with any registration requested pursuant to this Section 2.2.

    (e) Effective Registration Statement

  A registration requested pursuant to this Section 2.2 shall not be deemed to have been effected (including for purposes of paragraph (h) of this Section 2.2) (i) unless a registration statement with respect thereto has become effective and has been kept continuously effective for a period of at least 120 days (or such shorter period which shall terminate when all the Registrable Common Stock covered by such registration statement have been sold pursuant thereto), (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Selling Holders and has not thereafter become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied for any reason not attributable to the Selling Holders or waived.

    (f) Selection of Underwriters

  The underwriters of each underwritten offering of the Registrable Common Stock to be registered shall be selected by the Selling Holders and shall be reasonably satisfactory to the Company.

    (g) Priority in Requested Registration

  If the managing underwriter of any underwritten offering shall advise the Company in writing (with a copy to each Selling Holder) that, in its opinion, the number of shares of Registrable Common Stock requested to be included in such registration exceeds the number of shares which can be sold in such offering within a price range acceptable to the Selling Holders of Registrable Common Stock, the Company will include in such registration that number of shares of Registrable Common Stock which the Company is so advised can be sold in such offering. The Registrable Common Stock requested to be included in such registration shall be reduced pro rata among the Selling Holders requesting such registration of Registrable Common Stock on the basis of the percentage of Registrable Common Stock of such Selling Holders requesting such registration. In connection with any such registration to which this Section 2.2(g) is applicable, no securities other than Registrable Common Stock shall be covered by such registration.

    (h) Limitations on Registration on Request

  Notwithstanding anything to the contrary contained herein, the registration rights granted to the Holders in Section 2.2(a) are subject to the following limitations: (i) the Holders shall be entitled to require the Company to, and the Company shall be required to, effect no more than three registrations pursuant to Section 2.2(a)(i) hereof and no more than four registrations pursuant to Section 2.2(a)(ii) hereof, (ii) the Company shall not be required to effect a registration pursuant to Section 2.2(a) if, with respect thereto, the managing underwriter, the Commission, the Securities Act or the rules and regulations thereunder, or the form on which the registration statement is to be filed, would require the conduct of an audit other than the regular audit conducted by the Company at the end of its fiscal year, but rather the filing may be delayed until the completion of such regular audit (unless the Holders agree to pay the expenses of the Company in connection with such an audit other than the regular audit) and (iii) the Holders shall not be entitled to require the Company to, and the Company shall not be required to, effect a registration pursuant to Section 2.2(a) within three (3) months following the effective date of another registration pursuant to Section 2.2(a).


                                   Ex. 1.K-4

    (i) Postponement

  The Company shall be entitled once in any 12-month period to postpone for a reasonable period of time (but not exceeding 45 days) (the "Postponement Period") the filing of any registration statement required to be prepared and filed by it pursuant to this Section 2.2 if the Company determines, in its reasonable judgment, that such registration and offering would materially interfere with any material financing, corporate reorganization or other material transaction involving the Company or any subsidiary, or would require premature disclosure thereof, and promptly gives the Selling Holders written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the anticipated delay. If the Company shall so postpone the filing of a registration statement, the Selling Holders of not less than 50% of the shares of Registrable Common Stock to be registered shall have the right to withdraw the request for registration in respect of the Registrable Common Stock by giving written notice to the Company at any time and, in the event of any such withdrawal, such request shall not be counted for purposes of the requests for registration to which the Holders are entitled pursuant to this Section 2.2.

  2.3 Incidental Registration

    (a) Right to Include Registrable Common Stock

  If the Company at any time prior to the expiration of the Holders' right to request the registration of Registrable Common Stock pursuant to Section 2.2(a) hereof proposes to register any of its securities under the Securities Act by registration on Form S-1, S-2 or S-3 or any successor or similar form(s) (except registrations on such Form or similar form(s) solely for registration of securities in connection with an employee stock option, stock purchase, stock bonus or similar plan, pursuant to a dividend reinvestment plan, pursuant to a merger, exchange, offer or transaction of the type specified in Rule 145(a) under the Securities Act or pursuant to a "shelf" registration), whether or not for sale for its own account, it will each such time give prompt written notice to the Holders of its intention to do so and of the Holders' rights under this Section 2.3 and the Holders shall be entitled to include, subject to the provisions of this Agreement, Registrable Common Stock on the same terms and conditions (if any) as apply to other comparable securities of the Company sold in connection with such registration. Upon the written request of any Holder (a "Requesting Holder"), specifying the maximum number of shares of Registrable Common Stock intended to be disposed of by such Requesting Holder, made as promptly as practicable and in any event within 15 days after the receipt of any such notice, the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Common Stock which the Company has been so requested to register by the Requesting Holders; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company shall give written notice of such determination and its reasons therefor to the Holders and (i) in the case of a determination not to register, shall be relieved of its obligation under this Section 2.3 to register any Registrable Common Stock in connection with such registration (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holders to request that such registration be effected as a registration under
Section 2.2, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Common Stock, for the same period as the delay in registering such other securities. No registration effected under this Section 2.3 shall relieve the Company of its obligation to effect any registration upon request under Section 2.2. The Company will pay all Registration Expenses in connection with any registration of Registrable Common Stock requested pursuant to this Section 2.3.

    (b) Right to Withdraw

  Any Requesting Holder shall have the right to withdraw its request for inclusion of Registrable Common Stock in any registration statement pursuant to this Section 2.3 at any time by giving written notice to the Company of its request to withdraw.

    (c) Priority in Incidental Registrations

  If the managing underwriter of any underwritten offering shall inform the Company by letter of its opinion that the number of shares of Registrable Common Stock and Other Holder Registrable Common Stock when

                                   Ex. 1.K-5
added to the number of other securities to be offered in such registration, would materially adversely affect such offering, then the Company shall include in such registration that number of shares of Registrable Common Stock and Other Holder Registrable Common Stock which the Company is so advised by the managing underwriter can be sold in (or during the time of) such offering without materially adversely affecting such offering in the following order of priority:

    First: the holder or holders of securities (including the Company in the case of a primary offering) originally requesting such registration shall be entitled to participate in accordance with the relative priorities, if any, that shall exist among them; and then

    Second: the holder or holders of Registrable Common Stock shall be entitled to participate in such offering, pro rata among themselves in accordance with the number of shares of Registrable Common Stock which each such holder shall have requested be registered; and then

    Third: all other holders (including the Company, if such registration shall have been originally requested by a person other than the Company) of securities having the right to include shares of Common Stock in such registration shall be entitled to participate pro rata in accordance with the number of shares proposed to be registered by them.

    (d) Plan of Distribution

  Any participation by the Holders in a registration by the Company shall be in accordance with the Company's plan of distribution.

  2.4 Registration Procedures

  If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Common Stock under the Securities Act as provided in Sections 2.1, 2.2 and 2.3 hereof, the Company shall as expeditiously as possible:

    (a) prepare and file with the Commission as soon as practicable the requisite registration statement to effect such registration (and shall include all financial statements required by the Commission to be filed therewith) and thereafter use its best efforts to cause such registration statement to become effective; provided, however, that before filing such registration statement (including all exhibits) or any amendment or supplement thereto or comparable statements under securities or blue sky laws of any jurisdiction, the Company shall furnish such documents to each Holder selling Registrable Common Stock covered by such registration statement and each underwriter, if any, participating in the offering of the Registrable Common Stock and their respective counsel, which documents will be subject to the review and comments of each such Holder, each underwriter and their respective counsel; and provided further, that (i) as to registration pursuant to Section 2.1 or 2.2 hereof, the Company may discontinue any registration of its securities which are not Registrable Common Stock and (ii) as to registration pursuant to Section 2.3 hereof, the Company may discontinue any registration of its securities, in each case, at any time prior to the effective date of the registration statement relating thereto;

    (b) notify each Holder selling Registrable Common Stock covered by such registration statement of the Commission's requests for amending or supplementing the registration statement and the prospectus, and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Common Stock covered by such registration statement for such period as shall be required for the disposition of all of such Registrable Common Stock in accordance with the intended method of distribution thereof; provided that, except with respect to the Shelf Registration and any other such registration statement filed pursuant to Rule 415 under the Securities Act, such period need not exceed 120 days;

    (c) furnish, without charge, to each Holder selling Registrable Common Stock covered by such registration statement and each underwriter such number of conformed copies of such registration statement

                                   Ex. 1.K-6
  and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such Holders and such underwriters may reasonably request;

    (d) use its best efforts (i) to register or qualify all Registrable Common Stock and other securities covered by such registration statement under such securities or blue sky laws of such States of the United States of America where an exemption is not available and as any Holder or Holders selling Registrable Common Stock covered by such registration statement or any managing underwriter shall reasonably request, (ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect, and (iii) to take any other action which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the securities to be sold by such Holder or Holders; provided, however, that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified;

    (e) use its best efforts to cause all Registrable Common Stock covered by such registration statement to be registered with or approved by such other Federal or state governmental agencies or authorities as may be necessary in the opinion of counsel to the Company and counsel to any Holder or Holders selling Registrable Common Stock covered by such registration statement to consummate the disposition of such Registrable Common Stock;

    (f) furnish to each Holder selling Registrable Common Stock covered by such registration statement and each underwriter, if any, participating in the offering of the securities covered by such registration statement, a signed counterpart of (i) an opinion of counsel for the Company, and (ii) a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' comfort letters delivered to the underwriters in underwritten public offerings of securities (and dated the dates such opinions and comfort letters are customarily dated) and, in the case of the legal opinion, such other legal matters, and, in the case of the accountants' comfort letter, such other financial matters, as such Holder or Holders, or the underwriters, may reasonably request;

    (g) immediately notify the Holders selling Registrable Common Stock covered by such registration statement and each managing underwriter, if any, participating in the offering of the securities covered by such registration statement (i) when such registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to such registration statement has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission for amendments or supplements to such registration statement or the prospectus related thereto or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Common Stock for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose; and (v) at any time when a prospectus relating thereto is required to be delivered under the Securities Act or, in the case of the Shelf Registration, at any time during the Shelf Registration Period, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and in the case of this clause (v), at the request of any Holder or Holders selling Registrable Common Stock covered by such registration statement promptly prepare and

                                   Ex. 1.K-7
  furnish to such Holder or Holders and each managing underwriter, if any, participating in the offering of the Registrable Common Stock, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

    (h) otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and promptly furnish to the Holders a copy of any amendment or supplement to such registration statement or prospectus;

    (i) cause to be maintained a transfer agent and registrar (which, in each case, may be the Company) for the Common Stock from and after the date of such registration;

    (j) use its commercially reasonable efforts to cause all Registrable Common Stock covered by such registration statement to be quoted on the National Market System ("National Market System") of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") within the meaning of Rule 11Aa2-1 of the Commission if the quoting of such Registrable Common Stock is then permitted under NASDAQ rules; or (ii) if no similar securities of the Company are then so quoted, use its best efforts to (x) secure designation of all such Registrable Common Stock as a NASDAQ National Market System security or (y) failing that, cause all such Registrable Common Stock to be listed on a national securities exchange or (z) failing that, to secure NASDAQ authorization for such shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such shares with the National Association of Securities Dealers, Inc.;

    (k) deliver promptly to counsel to the Holders selling Registrable Common Stock covered by such registration statement and each underwriter, if any, participating in the offering of the Registrable Common Stock, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to such registration statement;

    (l) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement;

    (m) provide a CUSIP number for all Registrable Common Stock, no later than the effective date of the registration statement;

    (n) make available its employees and personnel and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company's businesses) in their marketing of Registrable Common Stock; and

    (o) in the case of a Shelf Registration, upon the occurrence of any event or the discovery of any facts, each as contemplated by Section 2.4(g)(v) hereof, use its best efforts to prepare a supplement or post-effective amendment to the registration statement or the related prospectus or any document incorporated therein by reference or file any other required documents so that, thereafter, such prospectus will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Company may require the Holders selling Registrable Common Stock covered by such registration statement to furnish the Company such information regarding the Holders and the distribution of the Registrable Common Stock as the Company may from time to time reasonably request in writing. In the event of a registration effected pursuant to Section 2.1, 2.2(a) or 2.3(a) hereof, if a Holder fails to provide such information and the failure by such Holder to furnish such information would prevent or unreasonably delay the registration statement relating to such registration from being declared effective by the Commission, the Company may exclude such Holder's

                                   Ex. 1.K-8

Registrable Common Stock from such registration, which right of the Company shall, in the case of a registration effected pursuant to Section 2.1 or 2.2(a) hereof, be subject to the consent of the Holders of not less than 50% of the shares of Registrable Common Stock to be included in such registration (other than such Holder's Registrable Common Stock).

  The Holders agree that upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (g)(iii) or (v) of this Section 2.4, each of the Holders will discontinue its disposition of Registrable Common Stock pursuant to the registration statement relating to such Registrable Common Stock until, in the case of paragraph (g)(v) of this
Section 2.4, its receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (g)(v) of this Section 2.4 and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in its possession, of the prospectus relating to such Registrable Common Stock current at the time of receipt of such notice. If the disposition by the Holders of their securities is discontinued pursuant to the foregoing sentence, the Company shall extend the period of effectiveness of the registration statement by the number of days during the period from and including the date of the giving of notice to and including the date when the Holders shall have received copies of the supplemented or amended prospectus contemplated by paragraph (g)(v) of this Section 2.4; and, if the Company shall not so extend such period, the Holders' request pursuant to which such registration statement was filed shall not be counted for purposes of the requests for registration to which the Holders are entitled pursuant to Section 2.2 hereof.

  2.5 Underwritten Offerings

    (a) Requested Underwritten Offerings

  If requested by the underwriters for any underwritten offering by the Selling Holders pursuant to a registration requested under Section 2.1 or 2.2, the Company shall enter into a customary underwriting agreement with such underwriter or underwriters. Such underwriting agreement shall be reasonably satisfactory in form and substance to the Selling Holders and shall contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, such customary provisions relating to indemnification and contribution by the Company. The Selling Holders shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Selling Holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Selling Holders. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its ownership of and title to the Registrable Common Stock, and its intended method of distribution; and any liability of any Selling Holder to any underwriter or other Person under such underwriting agreement shall be limited to liability arising from misstatements in or omissions from its representations and warranties and shall be limited to an amount equal to the net proceeds that it derives from such registration.

    (b) Incidental Underwritten Offerings

  In the case of a registration pursuant to Section 2.3 hereof, if the Company shall have determined to enter into any underwriting agreements in connection therewith, all of the Requesting Holders' Registrable Common Stock to be included in such registration shall be subject to such underwriting agreements. The Requesting Holders may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Requesting Holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Requesting Holders. No Requesting Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Requesting Holder, its ownership of and title to the Registrable Common Stock, and its intended method of

                                   Ex. 1.K-9
distribution; and any liability of any Requesting Holder to any underwriter or other Person under such underwriting agreement shall be limited to liability arising from misstatements in or omissions from its representations and warranties and shall be limited to an amount equal to the net proceeds that it derives from such registration.

  2.6 Preparation; Reasonable Investigation

  In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the participating Holders, their underwriters, if any, and their respective counsel, accountants and other representatives and agents the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and, to the extent practicable, each amendment thereof or supplement thereto, and give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and employees and the independent public accountants who have certified its financial statements, and supply all other information reasonably requested by each of them, as shall be necessary or appropriate, in the opinion of the participating Holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

  2.7 Indemnification

    (a) Indemnification by the Company

  The Company agrees that in the event of any registration of any securities of the Company under the Securities Act, the Company shall, and hereby does, indemnify and hold harmless each Holder, its respective directors, officers, partners, agents and affiliates and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities, joint or several, to which such Holder or any such director, officer, partner, agent or affiliate or underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities, joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof), arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company shall reimburse such Holder and each such director, officer, partner, agent or affiliate, underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of the Holders or underwriter, as the case may be, specifically stating that it is for use in the preparation thereof; and provided, further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Common Stock or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Common Stock to such Person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force regardless of any investigation made by or on behalf of either Holder

                                  Ex. 1.K-10
or any such director, officer, partner, agent or affiliate or controlling Person and shall survive the transfer of such securities by such Holder.

    (b) Indemnification by the Holders

  As a condition to including any Registrable Common Stock in any registration statement, the Company shall have received an undertaking reasonably satisfactory to it from each Holder so including any Registrable Common Stock to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.7) the Company, and each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, but only to the extent such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Holder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided, however, that the liability of such indemnifying party under this Section 2.7(b) shall be limited to the amount of net proceeds received by such indemnifying party in the offering giving rise to such liability. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such Holder.

    (c) Notices of Claims, Etc.

  Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subsections of this Section 2.7, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section 2.7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice, and shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under this Section 2.7. In case any such action or proceeding is brought against an indemnified party, the indemnifying party shall be entitled to participate therein and, unless in the opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action or proceeding include both the indemnified party and the indemnifying party and if in the opinion of outside counsel to the indemnified party there may be legal defenses available to such indemnified party and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to defend such action or proceeding on behalf of such indemnified party or parties and the indemnifying party shall be obligated to pay the fees and expenses of such separate counsel or counsels. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation (unless the proviso in the preceding sentence shall be applicable). No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent which shall not be unreasonably withheld. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                                  Ex. 1.K-11

    (d) Contribution

  If the indemnification provided for in this Section 2.7 shall for any reason be held by a court to be unavailable to an indemnified party under subsection
(a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under subsection (a) or (b) hereof, the indemnified party and the indemnifying party under subsection (a) or (b) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and the indemnified party on the other, which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or if the allocation provided in this clause (ii) provides a greater amount to the indemnified party than clause (i) above, in such proportion as shall be appropriate to reflect not only the relative fault but also the relative benefits received by the indemnifying party and the indemnified party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.7(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentence of this Section 2.7(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders' obligations to contribute as provided in this subsection (d) are several and not joint and shall be in proportion to the relative value of their respective Registrable Common Stock covered by such registration statement. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld. Notwithstanding anything in this subsection (d) to the contrary, no indemnifying party (other than the Company) shall be required to contribute any amount in excess of the net proceeds received by such party from the sale of the Registrable Common Stock in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate.

    (e) Other Indemnification

  Indemnification and contribution similar to that specified in the preceding subsections of this Section 2.7 (with appropriate modifications) shall be given by the Company and the Holders with respect to any required registration or other qualification of securities under any federal, state or blue sky law or regulation of any governmental authority other than the Securities Act. The indemnification agreements contained in this Section 2.7 shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the transfer of any of the Registrable Common Stock by any of the Holders.

    (f) Indemnification Payments

  The indemnification and contribution required by this Section 2.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred; provided, however, that such periodic payments shall only be made upon delivery to the indemnifying party of an agreement by the indemnified party to repay the amounts advanced to the extent it is ultimately determined that the indemnified party is not entitled to indemnification pursuant to this Section 2.7 or otherwise. The parties hereto agree that for each of them such agreement shall be deemed to be contained herein.

  2.8 Limitation on Sale of Securities

  If any registration of Registrable Common Stock or Other Holder Registrable Common Stock shall be in connection with an underwritten public offering, each of the Holders or the Other Holders, as the case may be, and the Company agrees (x) not to effect any public sale or distribution of any issue of the same class or series as the Registrable Common Stock or Other Holder Registrable Common Stock being registered in an

                                  Ex. 1.K-12
underwritten public offering (other than pursuant to an employee stock option, stock purchase or similar plan, pursuant to a dividend reinvestment plan, pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act), any securities of the Company similar to any such issue or any securities of the Company or of any security convertible into or exchangeable or exercisable for any such issue of the Company during the 15 days prior to, and during the 45 day period (or such longer period, not in excess of 90 days, as may be reasonably requested by the underwriter of such offering) beginning on the effective date of such registration statement (except as part of such registration) and (y) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the period referred to in the foregoing clause (x), including any sale pursuant to Rule 144 under the Securities Act (except as part of such registration, if permitted).

  2.9 No Required Sale

  Nothing in this Agreement shall be deemed to create an independent obligation on the part of any of the Holders to sell any Registrable Common Stock pursuant to any effective registration statement.

3. Rule 144

  The Company shall take all actions reasonably necessary to enable holders of Registrable Common Stock to sell such securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144, or (b) any similar rule or regulation hereafter adopted by the Commission including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed by the Exchange Act. Upon the request of any Holder, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

4. Amendments and Waivers

  This Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the Holders of not less than 50% of the shares of Registrable Common Stock and the Company.

5. Adjustments

  In the event of any change in the capitalization of the Company as a result of any stock split, stock dividend, reverse split, combination, recapitalization, merger, consolidation, or otherwise, the provisions of this Agreement shall be appropriately adjusted.

6. Notice

  All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been given when received by the party to whom such notice is to be given at its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

    (a) If to any Holder, the address of such Holder set forth on Annex A attached hereto;

    (b) If to the Company, to it at:

      JPS Textile Group, Inc.
      555 North Pleasantburg Drive, Suite 202
      Greenville, South Carolina 29607
      Attn: David H. Taylor

7. Assignment

  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Company.

                                  Ex. 1.K-13

Any Holder may, at its election, at any time or from time to time, assign its rights under this Agreement, in whole or in part, to any transferee of Registrable Common Stock.

8. Remedies

  The parties hereto agree that money damages or any other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required. In any action or proceeding brought to enforce any provision of this Agreement (including the indemnification provisions thereof), the successful party shall be entitled to recover reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

9. No Inconsistent Agreements

  The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof, other than any customary lock-up agreement with the underwriters in connection with any registration and offering by the Company of its securities to the public (an "Offering") effected hereunder, pursuant to which the Company shall agree not to register for sale, and the Company shall agree not to sell or otherwise dispose of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, as applicable, for a specified period following such Offering. The Company hereby represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with any other agreements to which the Company is a party or by which it is bound. The Company further agrees that if any other registration rights agreement entered into after the date of this Agreement with respect to any of its securities contains terms which are more favorable to, or less restrictive on, the other party thereto than the terms and conditions contained in this Agreement are (insofar as they are applicable) to the Holders, then the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or the Holders so that the Holders shall be entitled to the benefit of any such more favorable or less restrictive terms or conditions.

10. Headings

  Headings of the sections and paragraphs of this Agreement are for convenience only and shall be given no substantive or interpretive effect whatsoever.

11. Governing Law; Jurisdiction

  (a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

  (b) Each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of the federal courts and courts of the state of New York situated in New York County, New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby agrees that service of process in any such action, suit or proceeding against the other party with respect to this Agreement may be made upon it in any manner permitted by the laws of New York or the federal laws of the United States.

12. Counterparts

  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

13. Invalidity of Provision

  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability

                                  Ex. 1.K-14
of this Agreement, including that provision, in any other jurisdiction. If any restriction or provision of this Agreement is held unreasonable, unlawful or unenforceable in any respect, such restriction or provision shall be interpreted, revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

14. Further Assurances

  Each party hereto shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

15. Entire Agreement; Effectiveness

  This Agreement and the other writings referred to herein or delivered in connection herewith contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

                                  Ex. 1.K-15

  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                          JPS Textile Group, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          [INITIAL HOLDERS]

                                          [___________________________________]

                                          By: _________________________________
                                            Name:
                                            Title:

                                          [___________________________________]

                                          By: _________________________________
                                            Name:
                                            Title:

                                          [___________________________________]

                                          By: _________________________________
                                            Name:
                                            Title:

                                          [___________________________________]

                                          By: _________________________________
                                            Name:
                                            Title:

                                  Ex. 1.K-16

                                    ANNEX A

                                  Ex. 1.K.A-17

                                                                       EXHIBIT L
                                                                TO JOINT PLAN OF
                                                                  REORGANIZATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               REJECTED CONTRACTS

  1. Management Agreement, dated as of April 2, 1991, between Odyssey Investors, Inc. and JPS.

                                   Ex. 1.L-1

                                                                       EXHIBIT M
                                                                TO JOINT PLAN OF
                                                                  REORGANIZATION
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              EXISTING AGREEMENTS

   1. Service Agreement, dated May 31, 1993, among Hewitt, Coleman & Associates, Inc., JPS, JPS Carpet Corp., JPS Automotive Products Corp., JPS Elastromerics Corp., and JPS Converter and Industrial Corp.

   2. Agreement, dated May 31, 1993, among American Yarn Spinners Self-Insurers Fund, JPS, JPS Carpet Corp., JPS Automotive Products Corp., JPS Elastromerics Corp., and JPS Converter and Industrial Corp.

   3. Lease Agreement, dated August 20, 1989, between Financial Enterprises III (as successor to First Greenville Joint Venture) and JPS, as amended October 1993 and executed by JPS on December 1, 1993, and as amended October 23, 1996./1/

   4. Certificate of Appointment of American Stock Transfer & Trust Company as Transfer Agent and Registrar, dated July 8, 1996, between American Stock Transfer & Trust Company and JPS.

   5. Master Agreement for Treasury Management Accounts and Services, dated as of June 1, 1993, between Nationsbank and JPS.

   6. Retention Agreement, dated April 10, 1996, between Houlihan Lokey Howard & Zukin and JPS.

   7. Letter Agreement, dated May 8, 1996, between The Blackstone Group L.P. and JPS, and Indemnification Agreement, dated May 8, 1996, between The Blackstone Group L.P. and JPS.

   8. Engagement Letter Agreement, dated October 30, 1996, among Fried, Frank, Harris, Shriver & Jacobson, Magten Asset Management Corp., Merrill Lynch, Pierce, Fenner & Smith, Inc., CS First Boston, and JPS, as amended November 22, 1996.

   9. Letter Agreement, dated May 21, 1997, between The Altman Group, Inc. and JPS.

  10. Letter Agreement, dated March 27, 1997, between American Appraisal Associates and JPS.

  11. Maintenance Agreement, dated September 1, 1996, between Lanier Worldwide, Inc. and JPS.

  12. Equipment Agreement, dated October 14, 1988, between Lucent Technologies Inc. (as assignee of AT&T) and JPS.

  13. Service Agreement, dated August 5, 1993, between Modern Office Machines and JPS.

  14. Renewal of Service, dated April 16, 1996, between Xerox Corporation and
JPS.

  15. License Agreement, dated as of July 18, 1988, between Sysgen, Inc. and
JPS.

  16. Master Lease Agreement, dated May 25, 1990, among Equipment Credit Services, Inc. (as successor to LB Credit Corporation), JPS, and JPS Converter and Industrial Corp., as amended on May 25, 1990.

  17. Sublease Agreement, dated as of June 28, 1994, between JPS, JPS Converter and Industrial Corp., and JPS Automotive Products Corp.

  18. Consent to Sublease, dated June 2, 1994, between Equipment Credit Services, Inc., JPS, and JPS Converter and Industrial Corp.

________
1. In May 1997, the property leased under this agreement was sold to Koger Equity Inc.

                                   Ex. 1.M-1

  19. Postage Meter Rental Agreement, dated May 23, 1988, between Pitney Bowes and JPS.

  20. Trademark License Agreement, dated May 9, 1988, between J.P. Stevens & Co., Inc. and JPS.

  21. Asset Purchase Agreement, dated April 24, 1988, among J.P. Stevens & Co., Inc., West Point-Pepperell, Inc., STN Holdings Inc., Magnolia Partners, L.P., Odyssey Partners, JPS Holding Corp., and JPS (and all agreements and obligations assumed thereunder, including, without limitation, those agreements with J.P. Stevens & Co., Inc. listed herein).

  22. Omnibus Real Estate Closing Agreement, dated May 9, 1988, among J.P. Stevens & Co., Inc., West Point-Pepperell Inc., JPS Acquisition Corp., JPS Acquisition Carpet Corp., JPS Acquisition Automotive Products Corp., JPS Acquisition Industrial Fabrics Corp., JPS Acquisition Converter and Yarn Corp., and JPS Acquisition Elastomerics Corp.

  23. Asset Transfer Agreement, Promissory Note, and Warrant, dated as of November 16, 1995, among JPS, JPS Carpet Corp., Gulistan Holdings Inc., and Gulistan Carpet Inc.

  24. Agreement of Assignment and Assumption (under Term Lease Master Agreement), dated April 3, 1996, among IBM Credit Corporation, JPS, and Gulistan Carpet Inc.

  25. Term Lease Master Agreement, dated August 3, 1988, between IBM Credit Corporation and JPS.

  26. Master Lease Agreement, dated August 26, 1988, between Southern Bell Advanced Systems, JPS, and JPS Elastomerics Corp., as amended October 13, 1988.

  27. Master Lease Agreement, dated August 26, 1988, between Southern Bell Advanced Systems, JPS, and JPS Converter and Industrial Corp., as amended October 13, 1988.

  28. Renewal of Service, dated August 16, 1993, between Southern Bell and
JPS.

  29. Letter of Election for Digital ESSX Service (Digital ESSX Term Payment
Plan), dated August 19, 1993, between Southern Bell Telephone and Telegraph Company and JPS.

  30. Sprint Business Sense Term Plan/Usage Agreement, dated April 12, 1996, between Sprint and JPS.

  31. Cellular Service Order, dated July 9, 1996, between Bell Atlantic NYNEX Mobile and JPS.

  32. Cellular Service Order, dated August 13, 1996, between Bell Atlantic NYNEX Mobile and JPS.

  33. Maintenance Agreement, dated as of January 31, 1995, between Racal-Datacom, Inc. and JPS.

  34. Transfer of Lease, dated as of June 28, 1994, between WestPoint Stevens, Inc. and JPS.

  35. General Agreement of Indemnity, dated April 25, 1996, between Employers Mutual Casualty Company, Illinois EMCASCO Insurance Company, EMCASCO Insurance Company, Dakota Fire Insurance Company, Union Mutual Insurance Company of Providence, American Liberty Insurance Company, JPS Elastomerics Corp., and JPS.

  36. Agreement Appointing Brinson Trust Company as Investment Manager Under the JPS Textile Group, Inc. Master Trust Agreement, dated October 23, 1992, between the Named Fiduciary for JPS and Brinson Trust Company.

  37. Master Trust Agreement, effective as of June 1, 1991, between Mellon Bank, N.A. and JPS.

                                   Ex. 1.M-2

  38. Custodial Services Agreement, effective as of June 1, 1991, between AEGON Life Insurance Company (as successor to Mutual Life Insurance Company of New York) on behalf of Separate Account Textile and Mellon Bank, N.A., and Authorization of Separate Account Textile Custodial and Investment Fees, dated September 4, 1991, between JPS and Mellon Bank, N.A.

  39. Investment Management Agreement, effective June 1, 1991, between AEGON Life Insurance Company (as successor to Mutual Life Insurance Company of New
York) and Mellon Bank, N.A.

  40. Agreement, dated April 1, 1990, between AEGON Life Insurance Company (as successor to Mutual Life Insurance Company of New York) and the Trustees or Successor Trustees of the JPS Textile Group, Inc. Master Retirement Trust.

  41. Memorandum of Understanding, effective April 1, 1990, among AEGON Life Insurance Company (as successor to Mutual Life Insurance Company of New York), JPS, and the Trustees or Successor Trustees of the JPS Textile Group, Inc. Master Retirement Trust.

  42. Investment Management Agreement, dated as of September 22, 1994, between TCW Asset Management Company and JPS.

  43. Investment Management Agreement, dated as of September 30, 1994, between National Asset Management Corporation and JPS.

  44. Investment Counsel Agreement for Employee Benefit Plans, dated as of May 26, 1995, between Loomis, Sayles & Company, L.P., and JPS.

  45. Letter Agreement, effective August 31, 1990, between State Street Bank and Trust Company and Pension Committee of the Retirement Pension Fund for Salaried Employees of JPS and Pension Committee of the Retirement Fund for Hourly Employees of JPS.

  46. Trust Agreement, dated as of December 31, 1993, between Fidelity Management Trust Company and JPS, as amended June 1, 1994, October 1, 1994, November 20, 1995, and January 1, 1997.

  47. Asset Purchase Agreement, dated as of May 25, 1994, among Foamex International Inc., JPS, JPS Auto, Inc., JPS Converter and Industrial Corp., and JPS Automotive Products Corp.

  48. Lease Agreement, dated as of August 3, 1984, between The Bank of New York and J.P. Stevens & Co., Inc.

  49. Participation Agreement, dated as of August 3, 1984, among The Bank of New York, The Equitable Life Assurance Society of the United States, and J.P. Stevens & Co., Inc.

  50. Tax Indemnity Agreement, dated as of August 3, 1984, between The Bank of New York and J.P. Stevens & Co., Inc.

  51. Asset Purchase Agreement, dated September 30, 1996, between Elastomer Technologies Group, Inc. and JPS Elastomerics Corp.

  52. Trademark Agreement, dated September 30, 1996, between Elastomer Technologies Group, Inc. and JPS.

  53. Workers' Compensation and Employers' Liability Deductible Reimbursement and Security Agreement, dated as of June 1, 1995, between Zurich Insurance Company and JPS, as amended June 1, 1995.

  54. Incurred Loss Retrospective Premium Agreement, dated as of June 1, 1995, between Zurich Insurance Company and JPS, as amended June 1, 1995.

                                   Ex. 1.M-3

  55. Workers' Compensation and Employers Liability Insurance Policy, No. WC 8343937-00, between Zurich Insurance Company and JPS.

  56. Workers' Compensation and Employers Liability Insurance Policy, No. WC 8343938-00, between American Guarantee and Liability Insurance Company and JPS.

  57. Specific Excess and Aggregate Excess Workers' Compensation and Employers Liability Indemnity Policy, No. 4764-SA-SC, between Midwest Employers Casualty Company and JPS, extended by Binder dated May 23, 1997.

  58. Workers' Compensation Insurance Policy, Nos. WC UOO9530 and WC UOO9531, between Zurich Insurance Company and JPS.

  59. Workers' Compensation Insurance Policy (Retrospective Program), Nos. WC2-651-004084-028, WC2-651-004084-088, and WC1-651-004084-018, between
Liberty Mutual and JPS.

  60. Workers' Compensation Insurance Policy (Retrospective Program), Nos. WC2-651-004084-029, WC2-651-004084-089, WC2-651-004084-080, between Liberty
Mutual and JPS.

  61. Workers' Compensation and Employers Liability Insurance Policy (Retrospective Program), Nos. WC2-651-004084-020 and WC2-651-004084-110,
between Liberty Mutual and JPS.

  62. Commercial General Liability Insurance Policy, No. GLO8343942-00, between Zurich Insurance Company and JPS, extended by Binder No. 18273.

  63. Automobile Liability Insurance Policy, No. BAP 8343939-00, between Zurich Insurance Company and JPS.

  64. Business Automobile Insurance Policy, No. MA 8343940-00, between Zurich Insurance Company and JPS.

  65. Commercial Auto Insurance Policy, No. TAP 8343941-00, between Zurich Insurance Company and JPS.

  66. Umbrella Liability Insurance Policy, No. UMB8799671, between American Alliance Insurance Co. and JPS, extended by Binder No. 18281.

  67. Excess Third Party Liability Insurance Policy, No. CXU157336384, between Continental Insurance Company and JPS, extended by Binder No. 18284.

  68. Excess Liability Insurance Policy, No. EXX9889315-00, between American National Fire Ins. Co. and JPS.

  69. Medical Professional Liability Insurance Policy, No. EMO6689874, between St. Paul Fire & Marine Insurance Company and JPS.

  70. International Liability Insurance Policy, Binder No. 17696, between Federal Insurance Co. and JPS.

  71. Property Insurance Policy, No. 31363668, between Industrial Risk Insurers and JPS, extended by Binder No. 011777.

  72. Crime Insurance Policy, No. B248 44 62, between Reliance Insurance Company and JPS, extended by Binder No. 54501.

  73. Directors' and Officers' Liability Insurance Policy Including Company Reimbursement, No. NSP210768, between AESIC and JPS.

                                   Ex. 1.M-4

  74. Excess Directors and Officers Liability and Company Reimbursement Policy, No. GU5840509, between Gulf Underwriters Insurance Co. and JPS.

  75. General Liability Insurance Policy (Retrospective Program), No. RG1-651-004084-048, between Liberty Mutual and JPS.

  76. General Liability Insurance Policy (Retrospective Program), No. RG1-651-004084-049, between Liberty Mutual and JPS.

  77. General Liability Insurance Policy (Retrospective Program), No. RG1-651-004084-040, between Liberty Mutual and JPS.

  78. Registration Rights Agreement, dated as of April 2, 1991, among JPS and the Holders of JPS's Senior Secured Notes due June 1, 1995, the Holders of the 10.85% Notes, the Holders of the 10.25% Notes, the Holders of the 7% Subordinated Debentures, the Holders of the Old Senior Preferred Stock, and the Holders of the Old Class A Common Stock.

  79. 1997 Incentive and Capital Accumulation Plan.

  80. Contingent Terminal Liability Minimum Premium Agreement, effective November 1, 1992, between JPS and Provident Life and Accident Insurance Company.

  81. Letter Agreement, dated August 21, 1996, between JPS and Kekst and Company, Incorporated.

  82. Administrative Services Agreement, effective November 1, 1992, between JPS and Provident Life and Accident Insurance Company, as amended from time to time.

  83. Death, Dismemberment, or Specific Losses and Total Disability Insurance Policy, No. GTA 7034, between JPS and Commercial Life Insurance Company.

  84. Group Long Term Disability Insurance Policy Nonparticipating, No 336415, between JPS and UNUM Life Insurance Company of America.

  85. Master Lease Agreement, dated as of December 28, 1995, between JPS Elastomerics Corp. and El Camino Resources, Ltd.

  86. Master Lease Agreement, dated as of December 28, 1995, between JPS Converter & Industrial Corp. and El Camino Resources, Ltd.

  87. Stop-Loss Coverage Agreement, No. M-4455L, between JPS and Provident Life and Accident Insurance Company.

  88. 1997 Management Incentive Bonus Plan.

                                   Ex. 1.M-5

                                                                      EXHIBIT 4

                 BOARD OF DIRECTORS, MANAGEMENT COMPENSATION,
                  AND RELATED INFORMATION FOR REORGANIZED JPS

             Composition of Board of Directors of Reorganized JPS:

  The Board of Directors of Reorganized JPS initially will be comprised of the following seven members:

CHAIRMAN

  Jerry E. Hunter. For a description of Mr. Hunter's recent business experience, see Item 10 "Directors and Executive Officers of the Registrant" set forth in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.

DIRECTORS

  Robert J. Capozzi. Mr. Capozzi is a Managing Director of Magten Asset Management Corp., an investment advisory firm established in 1978. Mr. Capozzi has been with Magten since 1986. Currently, Mr. Capozzi serves as a member of the Board of Directors of Magten Offshore Fund Ltd.

  Jeffrey S. Deutschman. Mr. Deutschman is a private investor and merchant banker. From 1992 to 1995, he was a Managing Director with Aurora Capital Partners, L.P. Prior to that, he was a Managing Director and principal of Deutschman Clayton & Company. Mr. Deutschman has been Co-Chairman of the Board of Directors of The Cherokee Group, a designer, manufacturer, and marketer of casual apparel, and an officer and director of Fair Holdings Corporation and Fair Lanes, Inc., a manager and operator of bowling centers.

  Nicholas P. DiPaolo. In May 1997, Mr. DiPaolo retired as Chairman of the Board, President and Chief Executive Officer of Salant Corporation, a diversified apparel company listed on the New York Stock Exchange. He held those positions since March 1991. Prior to that, Mr. DiPaolo served as President and Chief Operating Officer of Salant Corporation since June 1988. From 1985 to 1988, Mr. DiPaolo served as President and Chief Operating Officer of Manhattan Industries, which was merged into Salant Corporation in 1988. Prior to that he was Chairman and Chief Executive Officer of the Villager, a women's sportswear company, from 1979 to 1984. Mr. DiPaolo has served on the Board of Directors of Manhattan Far East, a trading company based in Hong Kong. He is also a member of the Board of Directors of the American Apparel Manufacturers Association and other industry associations.

  Michael L. Fulbright. Mr. Fulbright has served as President and Chief Executive Officer of The Bibb Company, a diversified textile company, since September 1996. Prior to that, he served as President of the Denim Division of Cone Mills, Inc. from December 1994 to August 1996. Prior to that, Mr. Fulbright was employed with Springs Industries, serving as President of the Greige Manufacturing Division from August 1992 to November 1994, as President of Wamsutta/Pacific Home Products from July 1986 to July 1992, and as Executive Vice President of Wamsutta/Pacific Home Products from December 1985 to July 1986. Prior to that, Mr. Fulbright has been employed by M. Lowenstein Corporation and WestPoint Pepperell.

  John M. Sullivan, Jr. Mr. Sullivan has served as President of American Silk Mills Corp. since 1985, as President and Chief Executive Officer of Gerli & Co., Inc. since 1987, as President of International Silk Association (USA), N.Y., N.Y. since 1988, and as Co-Chairman Home Furnishings Committee, I.S.A., Lyons France, since 1995. From 1987 to 1991, Mr. Sullivan served as President of Cheney Brothers Inc. Prior to that, he served as Executive Vice President (Merchandising, Marketing & Sales) of Gerli & Co., Inc. from 1984 to 1987. Prior to that, Mr. Sullivan served as President of A.H. Rice Company Inc., Pittsfield, Massachusetts from 1982 to 1989, as Vice President of Marketing and Sales for Gerli & Co., Inc. from 1979-1982, and as Sales Manager of American Silk Mills Corp. from 1974 to 1979.

  David H. Taylor. For a description of Mr. Taylor's recent business experience, see Item 10 "Directors and Executive Officers of the Registrant" set forth in the Annual Report on Form 10-K annexed as Exhibit 2 to this Disclosure Statement.


                                    Ex. 4-1

  Compensation of Directors of Reorganized JPS:

  Each director who is not an employee of Reorganized JPS will be paid $20,000 annually for his services as a director, $1,200 for attendance at each meeting of the Board of Directors and each committee meeting which does not occur in conjunction with a directors' meeting, and $1,000 annually for his or her services as the chairman of any committee. In addition, each non-employee director will receive on the Effective Date a grant of options to purchase 25,000 shares of New Common Stock at an exercise price based on the per share price of the New Common Stock as of the Effective Date. With respect to the options granted to each non-employee director on the Effective Date, options to purchase 5,000 shares of New Common Stock will vest on the Effective Date and with respect to the balance of the options so granted, options to purchase 5,000 shares of New Common Stock will vest on each of the first, second, third and fourth anniversaries of the Effective Date. In addition, each non-employee director appointed subsequent to the Effective Date will receive on the date such director is appointed (the "Appointment Date") a grant of options to purchase 25,000 shares of New Common Stock at an exercise price based on the per share price of the New Common Stock as of the Appointment Date. With respect to the options granted to each non-employee director appointed subsequent to the Effective Date, options to purchase 5,000 shares of New Common Stock will vest on the applicable Appointment Date and with respect to the balance of the options so granted, options to purchase 5,000 shares of New Common Stock will vest on each of the first, second, third and fourth anniversaries of such Appointment Date.

  In addition, non-employee directors are eligible to participate in the Incentive Plan. Under the terms of the Incentive Plan, no grants may be made until the Effective Date has occurred.

  Identity and Compensation of Executive Officers of Reorganized JPS and members of the Management Group:

                                                                 POST-EFFECTIVE
                                                                  DATE ANNUAL
  NAME                AGE   POSITION                              BASE SALARY
-------------------------------------------------------------------------------
  Jerry E. Hunter      60   President & CEO                         $380,000
  David H. Taylor      42   Executive V.P. Finance & Secretary      $225,000
  Monnie L. Broome     55   V.P. Human Resources                    $180,000
  Wm. Ellis Jackson    40   Director of Taxes                       $103,000
  L. Allen Ollis       37   Controller                              $ 95,000

  In addition, JPS's 1997 Management Incentive Bonus Plan, which will continue in effect post-Effective Date, provides incentives for key management employees of JPS and its subsidiaries based upon the financial performance of the Company. The plan is designed to provide incentives to maximize operating earnings while minimizing the net assets required to generate those earnings. Targets are set for operating earnings (defined as EBITDA before bonus expense and restructuring and reorganization expenses) and net assets employed (defined as average total assets less average current liabilities other than debt-related liabilities such as accrued interest) for each fiscal year. If actual operating earnings and net assets employed are equal to the targets, a targeted bonus is paid to each participant. To the extent actual operating earnings are greater than the target, amounts in excess of the targeted bonus are paid to each participant. Likewise, operating earnings lower than target result in a bonus payment that is less than the targeted bonus. A participant's bonus is reduced to zero if actual operating earnings are 80% of target or less. The operating earnings target is adjusted up or down by 12.5% of the excess or deficiency of actual net assets employed compared to the target for net assets employed. For fiscal 1997, the target for operating earnings is $44,341,000 and the target for net assets employed is $250,000,000. For each $1,000,000 in actual operating earnings in excess of the target (as adjusted for any difference in net assets as described above), the aggregate amount of bonuses for the members of the Management Group would increase by $30,000. There is no maximum bonus under the plan. The targeted bonus expressed as a percentage of base salary as of the beginning of the fiscal year for each member of the Management Group is as follows: Jerry E.

                                    Ex. 4-2

Hunter: 50% ($180,000); David H. Taylor: 50% ($104,500); Monnie L. Broome: 50%
($83,100); Wm. Ellis Jackson: 25% ($24,625); and L. Allen Ollis: 25%
($22,500). Based on the projected 1997 operating earnings, the actual bonuses for the individuals listed above are expected to be approximately 90% of the targeted bonuses. An employee is eligible for a pro rata share of the targeted bonus if employment is terminated during the fiscal year for death, disability, retirement with notice acceptable to JPS, or job elimination; an employee is not eligible for any part of the targeted bonus if employment is terminated during the fiscal year for cause or upon resignation. Similar incentive bonus plan arrangements are established for the members of the management of each of JPS's operating subsidiaries.

                                    Ex. 4-3